     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 2001


                                                      REGISTRATION NO. 333-63560

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                                  NESTOR, INC.

             (Exact name of Registrant as specified in its charter)

             DELAWARE                              7372                             13-3163744
    (State or jurisdiction of          (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)            Identification Number)

                              ONE RICHMOND SQUARE
                         PROVIDENCE, RHODE ISLAND 02906
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                   DAVID FOX
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  NESTOR, INC.
                              ONE RICHMOND SQUARE
                         PROVIDENCE, RHODE ISLAND 02906
                                 (401) 331-9640
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                                    COPY TO:

                              JOEL M. HANDEL, ESQ.
                             Baer Marks & Upham LLP
                                805 Third Avenue
                               New York, NY 10022
                                 (212) 702-5700

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger of Nestor Merger Sub Corp., a wholly owned subsidiary of Nestor, Inc., with and into Nestor Traffic Systems, Inc. as described in the Agreement and Plan of Merger and as described in the enclosed Joint Proxy Statement/Prospectus.

                            ------------------------

    If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 TO THE STOCKHOLDERS OF NESTOR, INC. AND NESTOR
                             TRAFFIC SYSTEMS, INC.
                 A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

    The boards of directors of Nestor, Inc., or "Nestor," and Nestor Traffic Systems, Inc., or "NTS," have agreed to merge our two companies. In the proposed merger, Nestor Merger Sub Corp., a wholly owned subsidiary of Nestor, will be merged with and into NTS, a 34.62%-owned affiliate of Nestor, and NTS stockholders (except for Nestor, whose 900,000 shares of NTS common stock will be automatically cancelled without any consideration therefor) will receive
9.1655668 shares of Nestor common stock for each share of NTS common stock they own. As a result of the proposed merger, NTS will become a wholly owned subsidiary of Nestor. Upon completion of the merger, the combined company will realize the proceeds of up to an $8 million cash investment made by NTS Investors, LLC in exchange for up to a 33.34% equity interest in Nestor pursuant to the terms of a Secured Note Agreement, as more fully described in the accompanying joint proxy statement/prospectus. In addition, we believe the proposed merger is in the best interests of the stockholders of Nestor and NTS and that the combined company will be able to create more stockholder value than the companies individually could achieve.

    Nestor will hold an annual meeting of its stockholders at which it will ask its stockholders to consider and vote upon the following proposals: (I) approve the issuance of Nestor common stock to the NTS stockholders in connection with the merger agreement and to NTS Investors, LLC in connection with the Secured Note Agreement; (II) elect nine directors of Nestor for a term of one year and until their successors are elected and qualified; (III) consider and vote upon an amendment to Nestor's certificate of incorporation that will increase the number of authorized shares of Nestor common stock from 30 million to 100 million; (IV) approve Nestor's Amended and Restated 1997 Incentive Stock Option Plan to increase, among other things, the number of shares of Nestor common stock available for option grants from 1 million to 5 million;
(V) approve Nestor's Amended and Restated Incentive Stock Option Plan; and
(VI) ratify the selection of Ernst & Young LLP as independent auditors for Nestor for the year ending December 31, 2001. Implementation of Proposals I, II, III, IV and V are conditioned upon, and will become effective only upon the closing of, the merger. Approval of Proposal VI is not conditioned upon the effectiveness of the merger and will therefore be effective, if approved, whether or not Proposals I, II, III, IV and V are approved by the Nestor stockholders. The Nestor board of directors has approved each of the six proposals.

    NTS will hold a special meeting of its stockholders at which time it will ask its stockholders to (I) approve the adoption of the merger agreement, and
(II) approve an amendment to NTS's 1999 Incentive Stock Option Plan to increase the number of shares of NTS common stock available for option grants from 200,000 to 400,000. Nestor owns 900,000 shares of NTS common stock, representing approximately 34.62% of the issued and outstanding shares of NTS common stock. Nestor has informed NTS that it intends to vote its shares in favor of the merger and the amendment to NTS's 1999 Incentive Stock Option Plan. The NTS board of directors has approved the merger agreement and the amendment to the NTS 1999 Incentive Stock Option Plan.


    Nestor's common stock is quoted on the Nasdaq OTC Bulletin Board under the symbol "NEST," and on August 3, 2001, the closing price of Nestor's common stock was $1.15 per share.


    Information about the merger and the other matters to be considered at the Nestor annual meeting and the NTS special meeting is contained in this joint proxy statement/prospectus. WE URGE YOU TO CAREFULLY READ THE ATTACHED DOCUMENT, INCLUDING THE SECTION DESCRIBING RISK FACTORS THAT BEGINS ON PAGE 23.

    The dates, times and places of the annual and special meetings are as follows:


Nestor, Inc.                           Nestor Traffic Systems, Inc.
September 12, 2001 at 11:00 a.m.       September 12, 2001 at 9:30 a.m.
The Gatehouse Restaurant               The Gatehouse Restaurant
  (River Room)                           (River Room)
Four Richmond Square                   Four Richmond Square
Providence, Rhode Island 02906         Providence, Rhode Island 02906



    The record date for determination of stockholders entitled to vote at the meetings is the close of business on July 16, 2001.



    Your vote is very important, regardless of the number of shares you own. WHETHER OR NOT YOU PLAN TO ATTEND THE NESTOR ANNUAL MEETING OR THE NTS SPECIAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT YOUR APPLICABLE MEETING. IF A STOCKHOLDER DOES NOT VOTE, IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE ADOPTION OF THE PROPOSALS PRESENTED HEREIN. WHETHER YOU ARE A NESTOR STOCKHOLDER OR AN NTS STOCKHOLDER, PLEASE SEND IN YOUR PROXY BEFORE SEPTEMBER 5, 2001.


    We strongly support this combination of our companies and join with our boards of directors in recommending that you vote in favor of the merger.

     CHARLES ELBAUM                           ALAN M. WIENER
     Charles Elbaum                           Alan M. Wiener
     Co-Chairman of the Board of              Chairman of the Board of Directors
/s/  Directors Nestor, Inc.              /s/  Nestor Traffic Systems, Inc.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


    This joint proxy statement/prospectus is dated August 6, 2001, and is first being mailed to the stockholders of Nestor and NTS on or about August 13, 2001.


                             ADDITIONAL INFORMATION


    This joint proxy statement/prospectus incorporates important business and financial information about Nestor and NTS from other documents that are not included in or delivered with this joint proxy statement/prospectus. THIS INFORMATION IS AVAILABLE TO YOU WITHOUT CHARGE UPON YOUR WRITTEN OR ORAL REQUEST. YOU CAN OBTAIN THESE DOCUMENTS THROUGH THE SECURITIES AND EXCHANGE COMMISSION WEBSITE AT HTTP://WWW.SEC.GOV. ALTERNATIVELY, YOU MAY REQUEST THEM IN WRITING OR BY TELEPHONE, NO LATER THAN SEPTEMBER 5, 2001, FROM THE FOLLOWING
ADDRESS:


          IF YOU ARE A NESTOR STOCKHOLDER OR NTS
           STOCKHOLDER:
           NESTOR, INC.
           ONE RICHMOND SQUARE
           PROVIDENCE, RHODE ISLAND 02906
           (401) 331-9640
           ATTENTION: NIGEL P. HEBBORN
           E-MAIL: HEBBORN@NESTOR.COM

                                  NESTOR, INC.
                              ONE RICHMOND SQUARE
                         PROVIDENCE, RHODE ISLAND 02906
                                 (401) 331-9640

                            ------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 12, 2001


                            ------------------------

To the Stockholders of Nestor, Inc.:


    NOTICE IS HEREBY GIVEN that an annual meeting of the stockholders of Nestor, Inc., a Delaware corporation, will be held at THE GATEHOUSE RESTAURANT (River Room), Four Richmond Square, Providence, Rhode Island on September 12, 2001, at 11:00 a.m., local time. The following proposals, if adopted at the annual meeting, will be implemented only if the merger is consummated:


     I. To approve the issuance of shares of Nestor common stock to: (a) NTS stockholders in connection with the merger agreement (other than Nestor, whose 900,000 shares of NTS common stock will be automatically cancelled without any consideration therefor); and (b) NTS Investors, LLC in connection with the Secured Note Agreement (as more fully described in the joint proxy statement/prospectus accompanying this notice), pursuant to which Nestor will realize the proceeds of an investment by NTS Investors, LLC of up to $8 million in exchange for 16,757,368 shares, or 33.34%, of Nestor common stock.

    II. To approve the election of nine directors of Nestor for a term of one year and until their successors are elected and qualified.

    III. To approve the amendment to Nestor's certificate of incorporation to increase the number of authorized shares of Nestor common stock from 30 million to 100 million.

    IV. To approve Nestor's 1997 Amended and Restated Incentive Stock Option Plan to increase the number of shares of Nestor common stock available for option grants from 1 million to 5 million, and other items.

     V. To approve Nestor's Amended and Restated Incentive Stock Option Plan.

    The following proposals, if adopted at the annual meeting, will be implemented regardless of whether the merger is consummated:

    VI. To ratify the selection of Ernst & Young LLP as independent auditors for Nestor for the year ending December 31, 2001.

   VII. To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Stockholders of record as of the close of business on July 16, 2001 may vote at the Nestor annual meeting.

                                                             By Order of the Board of Directors
                                                             Herbert S. Meeker
                                                             SECRETARY


Providence, Rhode Island
August 6, 2001


ALL NESTOR STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY NESTOR STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

                          NESTOR TRAFFIC SYSTEMS, INC.
                              ONE RICHMOND SQUARE
                         PROVIDENCE, RHODE ISLAND 02906
                                 (401) 331-9640

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 12, 2001


                            ------------------------

To the Stockholders of Nestor Traffic Systems, Inc.:


    NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Nestor Traffic Systems, Inc., a Delaware corporation, will be held at THE GATEHOUSE RESTAURANT (River Room), Four Richmond Square, Providence Rhode Island, on September 12, 2001, at 9:30 a.m., local time, for the following purposes:



     I. To approve the Agreement and Plan of Merger, dated as of June 14, 2001, by and among Nestor, Inc., Nestor Merger Sub Corp. and Nestor Traffic Systems, Inc., pursuant to which Nestor Merger Sub Corp., a wholly owned subsidiary of Nestor, will be merged with and into Nestor Traffic Systems, Inc. A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice.


    II. To approve an amendment to NTS's 1999 Incentive Stock Option Plan to increase the number of shares of NTS common stock available for option grants from 200,000 to 400,000.

    III. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

    Nestor, Inc., which owns 34.62% of the outstanding shares of Nestor Traffic Systems, Inc., has already agreed to vote in favor of adopting the merger agreement and the amendment to the NTS 1999 Incentive Stock Option Plan. Stockholders of record as of the close of business on July 16, 2001 may vote at the special meeting.

                                          By Order of the Board of Directors
                                          Herbert S. Meeker
                                          SECRETARY


Providence, Rhode Island
August 6, 2001


ALL NTS STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY NTS STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      1
SUMMARY.....................................................      5
    Parties To The Merger...................................      5
    Nestor, Inc.............................................      5
    Nestor Traffic Systems, Inc.............................      6
    Nestor Merger Sub Corp..................................      6
    The Merger and Transactions with NTS Investors, LLC.....      6
    Transaction With ACI Worldwide, Inc.....................      7
    Transaction With Retail Decisions, Inc..................      7
    Transaction With Electric Data Systems Corporation......
    The Nestor Annual Meeting...............................      8
    The NTS Special Meeting.................................      9
    Record Dates; Votes Required............................      9
    Recommendations of the Boards of Directors..............      9
    Opinion of Nestor's Financial Advisor...................      9
    Dissenter's Rights......................................     10
    Interests of Directors and Executive Officers in the
    Merger..................................................     10
    Accounting Treatment of the Merger......................     10
    Stock Ownership Following The Merger....................     10
    NTS Voting Trust Agreement..............................     10
    Board of Directors and Management of Nestor Following
    the Merger..............................................     10
    Stockholders' Agreement.................................     11
    Board of Directors and Management of NTS Following the
    Merger..................................................     11
    Conditions to Completion of the Merger..................     11
    Termination of the Merger Agreement.....................     11
    Market Prices and Dividends.............................     12
SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED
  FINANCIAL DATA............................................     13
    Selected Historical Consolidated Financial Data of
    Nestor..................................................     13
    Selected Historical Financial Data of NTS...............     14
    Selected Unaudited Pro Forma Consolidated Financial
    Data....................................................     15
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.......     16
    Nestor, Inc. and Subsidiaries Unaudited Pro Forma
     Consolidated Balance Sheet at March 31, 2001...........     17
    Nestor, Inc. and Subsidiaries Unaudited Pro Forma
     Statement of Consolidated Operations--Quarter Ended
     March 31, 2001.........................................     18
    Nestor, Inc. and Subsidiaries Unaudited Pro Forma
     Statement of Consolidated Operations--Year Ended
     December 31, 2000......................................     19
    Notes to Unaudited Pro Forma Consolidated Financial
    Statements..............................................     20
    Unaudited Comparative Per Share Data....................     22
RISK FACTORS................................................     23

                                                                PAGE
                                                              --------
RISKS RELATING TO NESTOR'S PROPOSED MERGER WITH NTS.........     23
RISKS RELATED TO OUR COMBINED BUSINESS AND OPERATIONS AFTER
  THE MERGER................................................     24
RISKS RELATED TO THE BUSINESS OF NESTORCOMMERCE.............     27
RISKS RELATED TO NTS'S BUSINESS.............................     28
RISKS RELATED TO NESTOR'S COMMON STOCK......................     30
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION...............................................     32
THE NESTOR ANNUAL MEETING...................................     33
    Joint Proxy Statement/Prospectus........................     33
    Date, Time and Place of the Annual Meeting..............     33
    Purpose of the Annual Meeting...........................     33
    Record Date for the Annual Meeting......................     33
    Vote Required...........................................     34
    Adjournment Or Postponement.............................     34
    Proxies.................................................     34
    Solicitation of Proxies.................................     35
THE NTS SPECIAL MEETING.....................................     36
    Joint Proxy Statement/Prospectus........................     36
    Date, Time and Place of the Special Meeting.............     36
    Purpose of the Special Meeting..........................     36
    Record Date for the Special Meeting.....................     36
    Vote Required...........................................     36
    Adjournment Or Postponement.............................     37
    Proxies.................................................     37
    Solicitation of Proxies.................................     38
PROPOSAL NUMBER ONE FOR NESTOR STOCKHOLDERS--APPROVAL OF
  ISSUANCE OF NESTOR COMMON STOCK IN CONNECTION WITH THE
  MERGER AND PROPOSAL NUMBER ONE FOR NTS
  STOCKHOLDERS--APPROVAL OF THE MERGER AGREEMENT............     39
THE MERGER..................................................     39
    What You Will Receive in the Merger.....................     39
    Secured Note Agreement..................................     39
    Nestor's Reasons for the Merger; Recommendations of
    Nestor's Board of Directors.............................     40
    NTS's Reasons for the Merger; Recommendation of the NTS
    Board of Directors......................................     41
    Opinion of Financial Advisor............................     43
    Interests of Directors and Executive Officers in the
    Merger..................................................     49
    Stock Ownership Following The Merger....................     50
    NTS Voting Trust Agreement..............................     50
    Board Of Directors And Management of Nestor Following
    The Merger..............................................     50
    Stockholders' Agreement.................................     50
    Board of Directors and Management of NTS Following the
    Merger..................................................     52
    Material United States Federal Income Tax Consequences
    of the Merger...........................................     52
    Accounting Treatment of the Merger......................     53

                                                                PAGE
                                                              --------
    Regulatory Approvals....................................     53
    Surrender of NTS Stock Certificates.....................     53
    Treatment of Stock Options and Other Rights.............     53
    Restrictions on Sales of Shares of Affiliates of Nestor
    and NTS.................................................     55
    Appraisal Rights of Dissenting Stockholders of NTS......     55
    The Merger Agreement....................................     58
INFORMATION ABOUT NESTOR, INC...............................     63
    General.................................................     63
    Background..............................................     63
    Neural-network Technology...............................     65
    Research and Development Activities of Nestor...........     66
    Market for Nestor's Common Stock and Related Security
    Holder Matters..........................................     66
    Dividend Policy.........................................     66
    Patents.................................................     66
    Competition.............................................     67
    Employees...............................................     68
    Properties..............................................     68
    Legal Proceedings.......................................     68
NESTOR, INC. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............     69
    Liquidity and Capital Resources as of March 31, 2001....     69
    Quarterly Results of Operations--Analysis of the Three
    Months Ended March 31, 2001 and
      2000..................................................     70
    Year-End Results of Operations--Analysis of the Years
    Ended December 31, 2000 and 1999........................     71
    Year-End Results of Operations--Analysis of the Years
    Ended December 31, 1999 and 1998........................     73
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF NESTOR, INC.................................     77
INFORMATION ABOUT NESTOR MERGER SUB CORP....................     79
INFORMATION ABOUT NESTOR TRAFFIC SYSTEMS, INC...............     80
    Business................................................     80
    License Agreement with Nestor...........................     82
    Services Agreement with Electronic Data Systems
    Corporation (EDS).......................................     82
    Outstanding Stock; No Public Trading Market.............     82
    Dividend Policy.........................................     83
    Patents.................................................     83
    Competition.............................................     83
    Research and Development Activities of NTS..............     83
    Contracts with Governmental Entities....................     84
    Employees...............................................     84
    Properties..............................................     84
    Legal Proceedings.......................................     84
NESTOR TRAFFIC SYSTEMS, INC. MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS................................................     85

                                                                PAGE
                                                              --------
    Liquidity and Capital Resources as of March 31, 2001....     85
    Quarterly Results of Operations--Analysis of the Three
    Months Ended March 31, 2001 and
      2000..................................................     86
    Year-End Results of Operations--Analysis of the Years
    Ended December 31, 2000 and 1999........................     87
    Year-End Results of Operations--Analysis of the Years
    Ended December 31, 1999 and 1998........................     89
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF NESTOR TRAFFIC SYSTEMS, INC.................     91
MANAGEMENT OF NESTOR FOLLOWING THE MERGER...................     93
    Committees and Meetings of the Board of Directors.......     96
    Executive Compensation..................................     96
    Option Grants In Year Ended December 31, 2000...........     98
    Aggregated Option Exercises In Last Fiscal Year and
    Fiscal Year-End Option Values...........................     99
    Director Compensation...................................     99
    Employment Agreements...................................     99
    Compensation Committee Interlocks and Insider
    Participation...........................................     99
    Stock Option Plans......................................    100
    Management Compensation Committee Report................    100
    Audit Committee Report..................................    101
    Comparative Performance of Nestor.......................    102
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............    103
DESCRIPTION OF NESTOR CAPITAL STOCK.........................    105
    General.................................................    105
    Description of Nestor Common Stock......................    105
    Description of Series B Convertible Preferred Stock.....    105
COMPARISON OF STOCKHOLDER RIGHTS............................    106
    Capitalization..........................................    106
    Voting Rights...........................................    106
    Number and Election of Directors........................    107
    Vacancies on the Board of Directors and Removal of
    Directors...............................................    107
    Amendments to the Certificate of Incorporation..........    107
    Amendments to By-Laws...................................    107
    Action by Written Consent...............................    107
    Ability To Call Special Meetings........................    107
    Limitation of Personal Liability of Directors and
    Officers................................................    108
    Indemnification of Directors and Officers...............    108
    State Anti-Takeover Statutes............................    109
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY
  NESTOR'S STOCKHOLDERS PROPOSAL NUMBER TWO--ELECTION OF
  DIRECTORS.................................................    110
PROPOSAL NUMBER THREE--APPROVAL OF THE AMENDMENT TO NESTOR'S
  CERTIFICATE OF INCORPORATION TO INCREASE NESTOR'S
  AUTHORIZED CAPITAL STOCK..................................    110
    General.................................................    110
    Principal Effects of the Increase in the Authorized
    Capital Stock...........................................    111

                                                                PAGE
                                                              --------
PROPOSAL NUMBER FOUR--APPROVAL OF THE NESTOR 1997 INCENTIVE
  STOCK OPTION PLAN (AS AMENDED AND RESTATED IN 2001).......    111
PROPOSAL NUMBER FIVE--APPROVAL OF THE NESTOR INCENTIVE STOCK
  OPTION PLAN (AS AMENDED AND RESTATED IN 2001).............    115
PROPOSAL NUMBER SIX--RATIFICATION OF APPOINTMENT OF
  INDEPENDENT AUDITORS......................................    119
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY NTS'S
  STOCKHOLDERS..............................................    120
PROPOSAL NUMBER TWO--APPROVAL OF AMENDMENT TO THE NTS 1999
  INCENTIVE STOCK OPTION PLAN...............................    120
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE
  ACT.......................................................    123
LEGAL MATTERS...............................................    123
EXPERTS.....................................................    123
STOCKHOLDER PROPOSALS.......................................    123
WHERE YOU CAN FIND MORE INFORMATION.........................    124



ANNEXES TO JOINT PROXY STATEMENT/PROSPECTUS:
ANNEX A        -- Agreement and Plan of Merger................................   A-1
ANNEX B        -- Form of Stockholders' Agreement.............................   B-1
ANNEX C        -- Amended and Restated Certificate of Incorporation of Nestor,   C-1
                  Inc.........................................................
ANNEX D        -- Opinion of Aramar Capital Group, LLC........................   D-1
ANNEX E        -- Section 262 of the Delaware General Corporation Law            E-1
                  Regarding Dissenters' Rights................................
ANNEX F        -- Charter of Nestor, Inc. Audit Committee.....................   F-1
ANNEX G        -- Nestor, Inc. Amended and Restated 1997 Incentive Stock         G-1
                  Option Plan.................................................
ANNEX H        -- Nestor, Inc. Amended and Restated Incentive Stock Option       H-1
                  Plan........................................................
ANNEX I        -- Nestor Traffic Systems, Inc. Amended 1999 Incentive Stock      I-1
                  Option Plan.................................................
ANNEX J        -- Index to Financial Statements...............................   J-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE NESTOR AND NTS PROPOSING THE MERGER?

A: We are proposing the merger because we believe it is in the best interests of the stockholders of Nestor and NTS. Upon completion of the merger, the combined company will realize the proceeds of up to an $8 million investment made by NTS Investors, LLC in exchange for a 33.34% equity interest in Nestor on a fully diluted basis pursuant to the terms of a Secured Note Agreement (as more fully described herein). In addition, we believe that the combined company will be better able to develop and improve its technologies, be capable of attracting financing under acceptable terms and be able to achieve overall maximization of market timing and penetration.

Q: WHY IS NESTOR PROPOSING THE AMENDMENT TO ITS CERTIFICATE OF INCORPORATION?

A: The principal objective of the increase in Nestor's authorized common stock is to provide for a sufficient number of shares of Nestor common stock for issuance (i) to the NTS stockholders in connection with the merger agreement, (ii) to NTS Investors, LLC in connection with the Secured Note Agreement, and (iii) to facilitate the issuance of shares of Nestor common stock in the future upon the exercise of options or warrants or for other purposes determined by Nestor's board of directors to be in the best interest of Nestor and its stockholders.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: Nestor stockholders will keep their Nestor shares, which will remain outstanding following the merger.

    NTS stockholders will receive 9.1655668 shares of Nestor common stock for each share of NTS stock they own, except for Nestor, whose 900,000 NTS shares will automatically be cancelled without any consideration therefor.

Q: WHAT STOCKHOLDER APPROVALS ARE NEEDED?

A: For Nestor, the affirmative vote of the holders of a majority of the outstanding shares of Nestor common stock and Nestor Series B Convertible Preferred Stock, voting as a group (provided that a quorum is present), is required to approve: (i) the issuance of Nestor common stock to the NTS stockholders in connection with the merger agreement and to NTS Investors, LLC in connection with the Secured Note Agreement; (ii) elect nine directors of Nestor; (iii) approve the amendment to Nestor's certificate of incorporation; (iv) approve Nestor's Amended and Restated 1997 Incentive Stock Option Plan and Nestor's Amended and Restated Incentive Stock Option Plan; and (v) ratify the selection of Ernst & Young LLP as independent auditors for Nestor for the year ending December 31, 2001. Each holder of Nestor common stock and Series B Convertible Preferred Stock is entitled to one vote per share.

    For NTS, the affirmative vote of the holders of a majority of the outstanding shares of NTS common stock (provided that a quorum is present) is required to (i) adopt the merger agreement and (ii) approve the amendment to the NTS 1999 Incentive Stock Option Plan. Each holder of NTS common stock is entitled to one vote per share. Nestor, which owns 34.62% of the outstanding shares of NTS, has already agreed to vote in favor of adopting the merger agreement and the approval of the amendment to the NTS 1999 Incentive Stock Option Plan.

Q: WHEN AND WHERE ARE THE STOCKHOLDER MEETINGS?


A: Nestor's annual meeting will take place on September 12, 2001 at The
    Gatehouse Restaurant (River Room), Four Richmond Square, Providence, Rhode Island at 11:00 a.m. local time. NTS's


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    special meeting will take place on September 12, 2001 at The Gatehouse
    Restaurant (River Room), Four Richmond Square, Providence, Rhode Island at 9:30 a.m. local time.


Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: We expect that, if the merger is completed, neither Nestor nor NTS stockholders will recognize gain or loss for United States federal income tax purposes. The tax consequences to you will depend upon your own situation. However, we strongly encourage you to consult your own tax advisor to determine your particular tax consequences.


    For a more complete description of the tax consequences of the merger, see the section entitled "The Merger--Material United States Federal Income Tax Consequences of the Merger," which begins on page 52 of this joint proxy statement/prospectus.


Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this joint proxy statement/ prospectus, please respond by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage paid envelope as soon as possible so that your shares may be represented at your meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER OR BANK, WILL MY BROKER OR
    BANK VOTE MY SHARES FOR ME?


A: Your broker or bank will vote your shares held by them in "street name" ONLY if you provide instructions to them on how to vote. You should follow the directions your broker or bank provides. Shares of Nestor or NTS capital stock that are not voted because a stockholder does not properly instruct its broker or bank will be counted as votes against the adoption of the merger agreement and the other related matters that are described in this joint proxy statement/prospectus unless you appear in person at your meeting, with a proxy from your broker or bank, and vote in favor of the merger and the other related matters.


Q: WHAT IF I DON'T VOTE?

A: If you are a Nestor stockholder and you fail to respond, it will have the same effect as a vote against the proposals presented by the Nestor board for your consideration at the Nestor annual meeting. If you are an NTS stockholder and you fail to respond, it will have the same effect as a vote against the proposals presented by the NTS board for your consideration at the NTS special meeting.

    If you are a Nestor stockholder and you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals presented by the Nestor board for your consideration at the Nestor annual meeting.

    If you are an NTS stockholder and you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals presented by the NTS board for your consideration at the NTS special meeting.

    If you are a Nestor stockholder and you respond and indicate that you are abstaining from voting, your proxy will have the same effect as a vote against the proposals presented by the Nestor board for your consideration at the Nestor annual meeting.

    If you are an NTS stockholder and you respond and indicate that you are abstaining from voting, your proxy will have the same effect as a vote against the proposals presented by the NTS board for your consideration at the NTS special meeting.

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Q: CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at your annual or special meeting. You can do this in one of three ways.

    First, you can revoke your proxy.

    Second, you can submit a new proxy.

    If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of Nestor or NTS, as appropriate, before your annual or special meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

    Third, you can attend your annual or special meeting, as the case may be, and vote in person, thereby revoking your proxy.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If you are an NTS stockholder, you will receive written instructions from Nestor after the merger is completed on how to exchange your stock certificates for Nestor shares. Please do not send in your stock certificates with your proxy. If you are a Nestor stockholder, you will keep your existing shares, which will remain outstanding following the merger.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A: We are working to obtain all necessary stockholder and regulatory approvals and complete the merger as quickly as possible. We expect to complete the merger by September 14, 2001.


Q: DO I HAVE DISSENTER'S RIGHTS?

A: If you are an NTS stockholder, you have dissenter's rights with respect to the merger if you comply with the procedures specified in the Delaware General Corporation Law. Nestor stockholders do not have dissenter's rights with respect to the merger. NTS stockholders who exercise dissenter's rights will not be entitled to receive any shares of Nestor common stock in the merger (unless they withdraw their request for dissenter's rights).


    The procedures that must be followed in order to exercise dissenter's rights are described on page 55 of this joint proxy statement/prospectus. The relevant provisions of Delaware law are reprinted in Annex E. NTS stockholders who fail to follow these procedures will lose their right to dissent.


Q: WHAT IS THE PURPOSE OF THIS JOINT PROXY STATEMENT/PROSPECTUS?

A: This document serves as both a joint proxy statement of Nestor and NTS and as a prospectus of Nestor. As a joint proxy statement, it is being provided by NTS to its stockholders because the NTS board of directors is soliciting the affirmative vote of its stockholders to the adoption of the merger agreement and the approval of the amendment to the NTS 1999 Incentive Stock Option Plan. It is being provided by Nestor to its stockholders because Nestor's board of directors is soliciting the affirmative vote of its stockholders for the issuance of shares of Nestor common stock to the NTS stockholders in connection with the merger agreement and to NTS Investors, LLC in connection with the Secured Note Agreement, the election of the nine board nominees, the amendment to Nestor's certificate of incorporation, the approval of Nestor's Amended and Restated 1997 Incentive Stock Option Plan and Nestor's Amended and Restated Incentive Stock Option Plan, and the selection of
    Ernst & Young LLP as independent auditors of Nestor for the year ending December 31, 2001. As a prospectus, it is being provided by Nestor to holders of NTS common stock because Nestor is offering shares of its common stock in exchange for shares of NTS common stock if the merger is completed.

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Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger, any other proposal or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact:

Nestor, Inc.
                              One Richmond Square
                              Providence, Rhode Island 02906
                              Attention: Nigel P. Hebborn
                              (401) 331-9640
                              e-mail: hebborn@nestor.com

                                    SUMMARY


    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS WE REFER YOU TO FOR A MORE COMPLETE UNDERSTANDING OF THE MATTERS BEING CONSIDERED AT THE NESTOR ANNUAL MEETING AND THE NTS SPECIAL MEETING. IN ADDITION, WE INCORPORATE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT NESTOR AND NTS FROM OTHER DOCUMENTS THAT ARE NOT INCLUDED IN OR DELIVERED WITH THIS JOINT PROXY STATEMENT/PROSPECTUS. YOU MAY OBTAIN THESE DOCUMENTS WITHOUT CHARGE BY FOLLOWING THE INSTRUCTIONS IN THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" THAT BEGINS ON PAGE 124. EACH ITEM IN THIS SUMMARY INCLUDES A PAGE REFERENCE DIRECTING YOU TO A MORE COMPLETE DESCRIPTION OF THAT ITEM.


PARTIES TO THE MERGER

NESTOR, INC. (SEE PAGE 63)
One Richmond Square
Providence, Rhode Island 02906
(401) 331-9640

    Nestor, Inc., licenses its patented intelligent software solutions for decision and data-mining applications in real-time environments. Nestor products employ proprietary neural network predictive models to convert existing data and business experiences into meaningful recommendations and actions. Nestor has designed and developed high-value software products that can bring additional value through proprietary software and information-management knowledge; and, to a lesser degree, Nestor has designed hardware components that enhanced the performance of its software products. Nestor, through its resellers Applied Communications, Inc. ("ACI"), Retail Decisions, Inc. (ReD), National Computer Systems, Inc. ("NCS"), and Nestor Traffic Systems, Inc. ("NTS"), offers products in the following categories: Risk Management Systems; Customer Relationship Management Systems ("CRM"); Intelligent Charter Recognition Systems ("ICR"); and intelligent traffic-management systems. Nestor products and services include application-software solutions, adaptive decision models, implementation, training, consulting, and engineering support services.

    Nestor's PRISM-Registered Trademark- fraud detection solutions help financial institutions detect and prevent fraudulent payments, manage merchant risks and identify illicit account usage (money laundering). The fraud detection products are used by many of the world's largest financial institutions and represented approximately 94% of Nestor's 2000 revenues.

    Nestor's eCLIPSE-Registered Trademark- CRM application is a comprehensive enterprise-wide customer marketing solution. The product allows businesses to use customer information from all channels (web, call center, direct mail) to develop personalized marketing campaigns. Products in the CRM group represented less than 5% of Nestor's 2000 revenues.

    Nestor's ICR applications increase productivity in document image-processing applications. Royalties from the ICR business represented less than 5% of Nestor's 2000 revenues.

    In 2001, Nestor ceased direct product development, sales and support in the fields of fraud detection, financial risk management, and CRM. Through license agreements entered into with ACI on February 1, 2001, and with ReD on May 18, 2001, co-exclusive development, sales and support rights were granted to these resellers in fraud and risk management; and non-exclusive rights in the field of CRM were granted to ReD. In addition, all expenses associated with development, support and selling these products were transferred to these parties.

    Exclusive rights in the field of traffic-management solutions were granted to NTS on January 1, 1997; and non-exclusive rights in the field of ICR are held by NCS.

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
NESTOR TRAFFIC SYSTEMS, INC. (SEE PAGE 80)
One Richmond Square
Providence, Rhode Island 02906
(401) 331-9640

    Nestor Traffic Systems, Inc., or NTS, which is 34.62% owned by Nestor, is an emerging leader in providing innovative, video-based monitoring systems and services for traffic management and safety. NTS incorporates its patented pattern-recognition technologies into intelligent, real-time solutions that promote traffic efficiency, intersection safety, and railway grade crossing monitoring and safety. NTS has developed and marketed
CrossingGuard-Registered Trademark-, Rail CrossingGuard-Registered Trademark- and TrafficVision-Registered Trademark-. These products are a combination of Nestor-developed software and modular hardware components that provide monitoring for traffic-data collection, control of traffic flows, enforcement and emergency response. These products are flexible and can be configured to a wide range of road configurations, including open roads and intersections.

    CrossingGuard-Registered Trademark- combines advanced video-detection technology with roadside video cameras to provide intersection monitoring for red light violation enforcement and improved intersection safety. This digital video solution is more effective, more efficient and provides more functionality than traditional wet-film systems.

    Rail CrossingGuard-Registered Trademark- is an intelligent video-based solution that offers a suite of capabilities for monitoring crossing activity, identifying risks, controlling crossing signalization and, where the law permits, automating the enforcement of grade crossing violations. Rail CrossingGuard-Registered Trademark- collects the operational data that is critical to assessing grade crossing risk and making well informed, safety-enhancing decisions.

    TrafficVision-Registered Trademark- uses video cameras to monitor traffic flow and to send traffic data to a central traffic operations center. Replacing short-life, high-maintenance, road-embedded copper-loop technologies from the 1950's, TrafficVision-Registered Trademark- is a non-intrusive sensor system for traffic management. TrafficVision-Registered Trademark- uses Nestor's proprietary high-speed image-processing technology to analyze video content to sense and monitor traffic on highways, roadways, and intersections in real-time.

    Nestor has granted an exclusive license to NTS for application of its technology in the field of traffic management applications. For fiscal 2000, NTS paid Nestor a royalty of 5% of gross profit (gross revenues less third-party costs of sales) realized from products using the technology covered by the license. The royalty increased to 10% as of January 1, 2001. The license requires minimum annual royalties to retain exclusive rights of $125,000 in 2001, increasing to $1.0 million per year beginning in 2005.

NESTOR MERGER SUB CORP. (SEE PAGE 79)
One Richmond Square
Providence, Rhode Island 02906
(401) 331-9640

    Nestor Merger Sub Corp., a Delaware corporation, is a newly formed, wholly owned subsidiary of Nestor organized for the sole purpose of effecting the merger. Upon the completion of the merger, Nestor Merger Sub Corp. will be merged with and into NTS and NTS will act as an operating subsidiary of Nestor following the merger. Nestor Merger Sub Corp. has not conducted any prior business.

THE MERGER AND TRANSACTIONS WITH NTS INVESTORS, LLC (SEE PAGE 39)


    The primary reason for the merger is to consummate an equity investment in NTS of $8,000,000 pursuant to the terms and conditions of a Secured Note Agreement dated as of January 9, 2001 among NTS Investors, LLC, or NTS Investors, as lender and NTS, as borrower, which was acknowledged and accepted by Nestor with respect to its undertakings thereunder. See "The Merger--Secured Note Agreement" on page 39 for a description of the Secured Note Agreement. To date, NTS Investors has invested approximately $4,000,000 in NTS under the Secured Note Agreement. As a condition to the completion of the merger, NTS Investors will increase its investment in NTS from $4,000,000 to an aggregate amount of at least $7,500,000 and potentially up to a maximum of $8,000,000 and the Secured Note Agreement will be terminated and the note will be cancelled, together in exchange for, assuming the full $8,000,000 investment, 16,757,368 shares of Nestor common stock, which represents 33.34% of the total of Nestor's post-merger issued and outstanding common stock on a fully diluted basis (except for certain stock purchase warrants and employee stock options outstanding on the date of the consummation of the merger--See "The Merger--Secured Note Agreement" on page 39). These shares will be issued to NTS Investors upon consummation of the merger. NTS Investors will also have the right to purchase (a) one half of the number of shares of Nestor common stock purchased by certain directors of Nestor, and (b) one million shares of Nestor common stock, all as described in "The Merger--Secured Note Agreement" on page 39. The proceeds of the additional investment will be used primarily to develop the business of NTS. On the same basis, the present stockholders of Nestor will hold 35.66% and the present stockholders of NTS will hold 31% of Nestor's post-merger issued and outstanding shares.


    If the merger is not consummated on or before December 31, 2001, NTS Investors may, at its option, either: (i) convert the secured note into a 25% equity interest in NTS, or (ii) invest an additional amount of at least $3,750,000 or up to $4,000,000 in NTS and convert the secured note into either a 48% or 50% equity interest in NTS on a fully diluted basis (except for certain stock purchase warrants and employee stock options outstanding on the date of the consummation of the merger--See "The Merger--Secured Note Agreement" on page
39), which will have a substantial dilutive effect on holders of shares of NTS common stock, including, but not limited to, Nestor.

    Nestor and NTS have entered into a merger agreement that provides for the merger of Nestor Merger Sub Corp. with and into NTS. Upon consummation of the merger, the separate corporate existence of Nestor Merger Sub Corp. will cease, and NTS will continue as the surviving corporation of the merger. Stockholders of NTS (except for Nestor, whose 900,000 shares of NTS common stock will be automatically cancelled without any consideration therefor) will become stockholders of Nestor, and each share of NTS common stock will be exchanged for
9.1655668 shares of Nestor common stock for a total of 15,581,234 Nestor common shares. We urge you to read carefully the entire merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

TRANSACTION WITH ACI WORLDWIDE, INC.

    On February 1, 2001, Nestor entered into a new non-exclusive license agreement with Applied Communications, Inc. ("ACI"). Pursuant to the new license agreement, ACI has been granted the right to integrate and distribute all of Nestor's PRISM-Registered Trademark- and fraud detection products throughout ACI's worldwide sales and support network. ACI has paid $1.1 million to Nestor in 2001, and is required to make guaranteed minimum royalty payments during the first year in an amount of approximately $500,000. The license requires the payment of a 15% royalty starting on February 1, 2002, but no further guaranteed minimum royalty payments will be required. This agreement replaces the license agreement signed with ACI on April 18, 1997. Additionally, ACI hired twelve of Nestor's engineering, modeling, and customer support employees and assumed responsibility for product enhancements, installation, modeling and support for ACI licensees.

TRANSACTION WITH RETAIL DECISIONS, INC.

    On May 18, 2001, Nestor entered into a license agreement with Retail Decisions, Inc. ("ReD") in which Nestor granted to ReD: (i) an exclusive (other than ACI), perpetual, fully-paid, world-wide license to exploit the current versions and any improvements and modifications (existing on May 18,

2001) of those products marketed by Nestor known as eCLIPSE-Registered Trademark- CRM, PRISM-Registered Trademark-, PRISM-Registered Trademark- Credit, PRISM-Registered Trademark- Debit, PRISM-Registered Trademark- Merchant, PRISM-Registered Trademark- Money Laundering, PRISM-Registered Trademark- Analysis Review Systems, PRISM-Registered Trademark- Modelers Workbench, and PRISM-Registered Trademark-Private Label solely for use in the exclusive field of use, as defined herein; and (ii) a non-exclusive, perpetual, fully-paid, world-wide license to exploit the Nestor Technology solely for use in the non-exclusive field of use, as defined herein. The exclusive field of use means a use in connection with fraud detection or risk management, but in each case only in connection with electronic payments, financial transaction systems, card systems, retail, banking, financial services, telecommunications, wireless communications, insurance, e-commerce, mobile commerce, television commerce and the card-not-present applications or businesses, and any successor to any of the foregoing. The non-exclusive field of use means a use in connection with customer relationship management, but only in connection with electronic payments, financial transaction systems, card systems, retail, banking, financial services, telecommunications, wireless communications, insurance, e-commerce, mobile commerce, television commerce and the card-not-present applications or businesses, and any successor to any of the foregoing.

    Additionally, Nestor transferred to ReD certain assets that were supportive of the technology licensed thereunder. The assets transferred to ReD by Nestor include all of the right, title and interest of Nestor in certain equipment, license agreements and trademark rights, including "PRISM." To support its newly acquired license, ReD has hired 13 of Nestor's employees, including Sushmito Ghosh, formerly the President of the Nestor Commerce Division.


    ReD has paid $1,800,000 to Nestor under the License Agreement, but Nestor has agreed, for certain services, to pay ReD $968,000, of which $500,000 was paid on June 30, 2001, $250,000 is due on or before September 30, 2001, and $218,000 is due on or before December 31, 2001. No ongoing revenues are expected to be realized from ReD.



TRANSACTION WITH ELECTRONIC DATA SYSTEMS CORPORATION



    On June 28, 2001, NTS entered into a $6 million Master Lease Purchase Agreement with Electronic Data Systems Corporation ("EDS"), pursuant to which EDS agreed to lease to NTS up to a total of 116 of NTS's video-based traffic-signal monitoring systems, together with all services and facilities to be furnished by or on behalf of NTS for the installation, completion and achievement of operational status of such systems (the "EDS Agreement"). Pursuant to the EDS Agreement, EDS shall, when directed by NTS upon the satisfactory completion of certain conditions: (i) acquire each system (or advance NTS the funds to acquire such system) directly from the manufacturer or supplier of such system at a cost of $53,053 per system, and (ii) lease such system to NTS in accordance with the terms and conditions set forth in the EDS Agreement. EDS currently offers complete back-office citation processing and management services on behalf of NTS and its customers for CrossingGuard installations. See "Services Agreement with Electronic Data Systems Corporation" on page 82.


THE NESTOR ANNUAL MEETING (SEE PAGE 33)


    An annual meeting of the stockholders of Nestor will be held at The Gatehouse Restaurant (River Room), Four Richmond Square, Providence, Rhode Island on September 12, 2001 starting at 11:00 a.m. local time. At the Nestor annual meeting, Nestor's stockholders will be asked to approve: (i) the issuance of Nestor common stock to the NTS stockholders in connection with the merger agreement and to NTS Investors, LLC in connection with the Secured Note Agreement; (ii) the election of the nine board nominees; (iii) the amendment to Nestor's certificate of incorporation; (iv) the approval of Nestor's Amended and Restated 1997 Incentive Stock Option Plan; (v) the approval of Nestor's Amended and Restated Incentive Stock Option Plan; and (vi) the selection of Ernst & Young LLP as independent auditors of Nestor for the year ending December 31, 2001.


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THE NTS SPECIAL MEETING (SEE PAGE 36)


    A special meeting of the stockholders of NTS will be held at The Gatehouse Restaurant (River Room), Four Richmond Square, Providence, Rhode Island on September 12, 2001, starting at 9:30 a.m. local time. At the NTS special meeting, NTS's stockholders will be asked to (i) adopt the merger agreement, and
(ii) approve the amendment to NTS's 1999 Incentive Stock Option Plan.


RECORD DATES; VOTES REQUIRED (SEE PAGES 33, 34 AND 36)


    NESTOR ANNUAL MEETING. You may vote at the Nestor annual meeting if you owned shares of Nestor common stock or Series B Convertible Preferred Stock at the close of business on July 16, 2001. On that date there were 17,813,799 shares of Nestor common stock and 235,000 Series B Convertible Preferred Stock outstanding and entitled to vote, approximately 7,672,833 (43%) of which were owned and entitled to be voted by Nestor directors and executive officers and affiliates of Nestor.


    You can cast one vote for each share of Nestor common stock or Series B Convertible Preferred Stock you own. The consent of a majority of the outstanding shares of Nestor common stock and Series B Convertible Preferred Stock entitled to vote as a group is required for approval of each of the proposals presented by the Nestor board for your consideration at the Nestor annual meeting.


    NTS SPECIAL MEETING. You may vote at the NTS special meeting if you owned shares of NTS stock at the close of business on July 16, 2001. On that date there were 2,599,975 shares of NTS stock outstanding, 1,135,625 (43.67%) of which were owned and entitled to be voted by NTS directors and executive officers and affiliates of NTS, and 900,000 (34.62%) of which were owned by Nestor.


    You can cast one vote for each share of NTS common stock you own. The affirmative vote of a majority of the outstanding shares of NTS common stock is required for adoption of the merger agreement and approval of the amendment to the NTS 1999 Stock Option Plan by the NTS stockholders. Nestor, which owns 34.62% of the outstanding NTS common stock, has already agreed to vote in favor of the adoption of the merger agreement and approval of the amendment to the NTS 1999 Stock Option Plan.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS (SEE PAGES 40 AND 41)

    NESTOR. The Nestor board of directors has determined that the issuance of Nestor common stock in connection with the merger, the election of the nine board nominees, the amendments to Nestor's certificate of incorporation, the approval of Nestor's Amended and Restated 1997 Incentive Stock Option Plan, the approval of Nestor's Amended and Restated Incentive Stock Option Plan, and the selection of Ernst & Young as independent auditors are fair to and in the best interests of Nestor and its stockholders and recommends that Nestor stockholders vote FOR the proposals listed above.

    NTS. The NTS board of directors has determined that the merger and each of the transactions contemplated in the merger agreement are fair to and in the best interests of NTS and its stockholders and recommends that the NTS stockholders vote FOR the adoption of the merger agreement and approval of the amendment to the NTS 1999 Stock Option Plan.

OPINION OF NESTOR'S FINANCIAL ADVISOR (SEE PAGE 43)

    In deciding to approve the merger, the Nestor board of directors considered the opinion of its financial advisor, Aramar Capital Group, LLC, that, as of May 31, 2001, and subject to and based on the qualifications and assumptions set forth in such opinion, the consideration (as defined in the opinion) to be paid by Nestor in the merger was fair, from a financial point of view, to Nestor. The full text of this opinion is attached as Annex D to this joint proxy statement/prospectus. Nestor urges its stockholders to read this opinion in its entirety.

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DISSENTER'S RIGHTS (SEE PAGE 55)

    Stockholders of NTS who comply with the procedures specified in Section 262 of the Delaware General Corporation Law are entitled to dissenter's rights. The full text of this section is attached as Annex E to this joint proxy statement/prospectus.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PAGE 49)


    Three of the directors of Nestor are also directors of NTS and two are stockholders of NTS. Some of the directors and executive officers of NTS have interests in the merger that are different from, or are in addition to, the interests of stockholders of NTS. These interests include the continuation of and appointment to senior management positions at Nestor following the merger, rights under stock-based benefit programs and awards and the right to continued indemnification and insurance coverage by Nestor for acts or omissions occurring prior to the merger. The board of directors of NTS considered these interests when deciding to approve the merger.


ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 53)

    The merger will be accounted for as an acquisition of NTS by Nestor, and will therefore be recorded using the purchase method of accounting.


STOCK OWNERSHIP FOLLOWING THE MERGER (SEE PAGE 50)



    Based upon the number of outstanding shares of Nestor common stock and NTS common stock as of the record dates established for the meetings, assuming that:
(i) no cash is paid in lieu of fractional shares and without regard to options or warrants to purchase, or securities convertible into, Nestor common stock or NTS common stock, and (ii) the conversion of the $4,000,000 Secured Convertible Note of NTS held by NTS Investors LLC and their additional maximum investment of $4,000,000, approximately 50,262,000 shares of Nestor common stock will be outstanding upon consummation of the merger, of which approximately
(i) 15,580,000 shares (or 31%) will be held by former NTS stockholders,
(ii) 16,757,000 (or 33.34%) shares will be held by NTS Investors, LLC, and
(iii) 17,923,000 (or 35.66%) shares will be held by present Nestor stockholders.


NTS VOTING TRUST AGREEMENT (SEE PAGE 50)

    Robert M. Carroll, The Robert M. Carroll Family Trust, David Fox, Michael T. Glier, Robert E. Koe, Douglas L. Reilly, Susan A. Bosworth, The Alan and Nancy Wiener Trust, Alvin Siteman and the Hirsch Family Trust (together, the "Depositors") and Robert M. Carroll, as Trustee, have entered into a Voting Trust Agreement, dated as of March 25, 1999, and as amended from time to time, pursuant to which the Depositors agreed to deposit with the Trustee certificates representing 1,412,475 shares of NTS common stock. The Voting Trust Agreement will automatically terminate upon the effectiveness of the registration statement that includes this joint proxy statement/prospectus.

BOARD OF DIRECTORS AND MANAGEMENT OF NESTOR FOLLOWING THE MERGER (SEE PAGE 50
  AND PAGE 93)

    The Nestor board of directors currently consists of eight members. Upon consummation of the merger and approval of Proposal III described in this joint proxy statement/prospectus on page 110, the Nestor board of directors will consist of nine members. Leon Cooper, Charles Elbaum, Bruce W. Schnitzer and David Fox, all current directors of Nestor, will remain on the Nestor board. Sam Albert, Jeffrey Harvey, Thomas Hill and Herbert S. Meeker, each currently a director of Nestor, have agreed to resign as of the effective time of the merger in order to facilitate the merger. If the merger is consummated, Alan M. Wiener and Robert M. Carroll, currently directors of NTS, along with Alvin Siteman, David Polak, and Steven Emerson will be appointed to the Nestor board of directors to fill the vacancies created by the resignations of Messrs. Albert, Harvey, Hill and Meeker. Messrs. Polak,

Emerson and Fox are the designees of NTS Investors, LLC. See "The
Merger--Secured Note Agreement" on page 39.

    Following the merger, the following persons will serve in the following management capacities of Nestor:

David Fox.................................  President and Chief Executive Officer

Nigel P. Hebborn..........................  Executive Vice President and Chief Financial
                                            Officer

Michael T. Glier..........................  Senior Vice President--Operations & Engineering

Douglas L. Reilly.........................  Senior Vice President--Strategic Analysis &
                                            Technology

Zev Fogel.................................  Vice President--Business Development

Robert Kerr...............................  Vice President--Administration

Mark Laird................................  Vice President--Engineering

Herbert S. Meeker.........................  Secretary

STOCKHOLDERS' AGREEMENT (SEE PAGE 50)

    In connection with the merger, Nestor will enter into a Stockholders' Agreement with NTS Investors, LLC, Alan Wiener, Alvin Siteman and Robert Carroll, pursuant to which these stockholders have the right, from and after the effective time of the merger, to designate individuals to serve as directors of Nestor. The Stockholders' Agreement shall terminate upon the earlier to occur of: (i) four years after the effective date of the merger; or (ii) the date on which NTS Investors, LLC (and its affiliates) own less than five percent of Nestor's outstanding stock; provided that the Stockholders' Agreement shall terminate with respect to any stockholder who is a party when such stockholder and/or his affiliates no longer own any shares of Nestor common stock. The form of the Stockholders' Agreement is attached as Annex B to this joint proxy statement/prospectus.

BOARD OF DIRECTORS AND MANAGEMENT OF NTS FOLLOWING THE MERGER (SEE PAGE 52)

    Bruce W. Schnitzer, Alan M. Wiener, David Polak, and David Fox will be the initial directors of NTS following the completion of the merger. The officers of NTS following the completion of the merger will be the same individuals serving in such capacity as the officers of Nestor following the completion of the merger.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 58)

    The merger will not be completed unless certain conditions are satisfied or waived by Nestor and NTS including, but not limited to, the completion of the full amount of the funding under the Secured Note Agreement and the delivery of documentation evidencing the termination thereof and the approval of Proposals I through V by the Nestor stockholders and the approval of Proposals I and II by the NTS stockholders.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 59)

    The merger agreement may be terminated by the mutual written consent of the Nestor board of directors and the NTS board of directors. Either of us may also terminate the merger agreement in an number of circumstances, in which case the merger will not be completed. Breaches of the merger agreement, withdrawal by either of our boards of directors of their respective recommendations that their stockholders adopt the merger agreement and the failure of the Nestor stockholders to approve

Proposals I through V or the failure of the NTS stockholders to approve the merger agreement are some of the factors that could permit either of us to terminate the merger agreement.

MARKET PRICES AND DIVIDENDS


    Nestor's common stock trades on the Nasdaq OTC Bulletin Board under the symbol "NEST." The closing price of Nestor common stock at the close of the regular trading session on January 8, 2001, the last trading day before our public announcement of the merger was $.50, and August 3, 2001, was $1.15. Since NTS is a private company, it has no trading securities and we cannot compute comparative per share market price information.


    The following table sets forth the high and low sales prices for Nestor common stock. Nestor has never declared cash dividends on its common stock. On January 2, 1986, the Company paid a 100% stock dividend to holders of its common stock as of December 22, 1985. The prices are as reported on the Nasdaq OTC Bulletin Board, based on published financial sources.


                                                                    NESTOR
                                                                 COMMON STOCK
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
CALENDAR QUARTERS

1999
  First Quarter.............................................  $  1.09    $  0.43
  Second Quarter............................................     1.06       0.75
  Third Quarter.............................................     1.00       0.78
  Fourth Quarter............................................     1.98       0.78

2000
  First Quarter.............................................  $  5.75    $  0.69
  Second Quarter............................................     4.25       1.50
  Third Quarter.............................................     2.31       1.88
  Fourth Quarter............................................     2.00       0.27

2001
  First Quarter.............................................  $  0.97    $  0.41
  Second Quarter............................................     1.80       0.75
  Third Quarter (through August 3, 2001)....................     1.40       0.96



    We urge you to obtain current market quotations. The exchange ratio is fixed in the merger agreement and neither Nestor nor NTS has the right to terminate the merger agreement based on changes in Nestor's stock price. THE MARKET VALUE OF THE NESTOR COMMON STOCK THAT NTS STOCKHOLDERS RECEIVE IN THE MERGER MAY VARY SIGNIFICANTLY FROM THE PRICES SHOWN IN THE TABLE ABOVE.

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                          CONSOLIDATED FINANCIAL DATA

    The following financial information is to aid you in your analysis of the financial aspects of the merger. The following tables present selected historical consolidated financial data of Nestor, selected historical consolidated financial data of NTS and selected unaudited pro forma consolidated financial data reflecting the merger.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NESTOR

    You should read the following selected historical financial information of Nestor in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this joint proxy statement/prospectus. The following selected data as of and for each of the years ended June 30, 1996, December 31, 1997, 1998, 1999 and 2000, and the six-month period ended
December 31, 1996 have been derived from Nestor's audited financial statements. The following selected data as of and for each of the three-month periods ended March 31, 2000 and 2001 have been derived from Nestor's unaudited interim financial statements included elsewhere in this joint proxy statement/prospectus. In management's opinion, the unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. Nestor's historical results are not necessarily indicative of Nestor's results for future periods.

                                                   SIX MONTHS
                                     YEAR ENDED      ENDED                    YEARS ENDED DECEMBER 31,
                                      JUNE 30,    DECEMBER 31,   ---------------------------------------------------
                                        1996          1996          1997         1998          1999         2000
                                     ----------   ------------   ----------   -----------   ----------   -----------
OPERATING DATA:
Revenues:
  Software licensing...............  $2,825,600   $   526,353    $4,390,479   $ 1,352,071   $3,872,016   $ 2,537,511
  Engineering services.............  2,378,135        605,776     1,055,459       746,007    1,242,763     1,114,911
  Tangible product sales...........    257,845         63,775       235,138       143,298           --            --
                                     ----------   -----------    ----------   -----------   ----------   -----------
    Total revenues.................  5,461,580      1,195,904     5,681,076     2,241,376    5,114,779     3,652,422
Expenses:
  Engineering services.............  1,833,531        922,325     1,151,147     2,066,558    1,023,046       966,681
  Tangible product costs...........     32,189          8,978       134,305        54,010           --            --
  Research and development.........    823,000        294,136     1,498,181     2,112,746      920,918     1,247,205
  Selling and marketing............  1,764,585        457,281     1,986,340     1,831,697    1,218,476     1,493,968
  General and administrative.......  1,035,535        432,301     1,207,088     1,413,340    1,209,888     1,493,345
                                     ----------   -----------    ----------   -----------   ----------   -----------
    Total operating expenses.......  5,488,840      2,115,021     5,977,061     7,478,351    4,372,328     5,201,199
                                     ----------   -----------    ----------   -----------   ----------   -----------
Income (loss) from operations......    (27,260)      (919,117)     (295,985)   (5,236,975)     742,451    (1,548,777)
Other income (expense) - net.......     39,950        (16,220)       31,321       (26,178)     (97,386)     (106,675)
                                     ----------   -----------    ----------   -----------   ----------   -----------
Income (loss) before income taxes
  (benefit) and investment loss....     12,690       (935,337)     (264,664)   (5,263,153)     645,065    (1,655,452)
Income taxes.......................         --             --        30,000            --           --            --
Loss from investment in
  affiliate........................         --             --            --            --   (1,481,889)   (1,339,122)
                                     ----------   -----------    ----------   -----------   ----------   -----------
Net income (loss)..................     12,690       (935,337)     (294,664)   (5,263,153)    (836,824)   (2,994,574)
Dividends accrued on preferred
  stock............................    261,210        201,094       447,191       151,396           --            --
                                     ----------   -----------    ----------   -----------   ----------   -----------
Net loss available for common
  stock............................  $(248,520)   $(1,136,431)   $ (741,855)  $(5,414,549)  $ (836,824)  $(2,994,574)
                                     ==========   ===========    ==========   ===========   ==========   ===========
Income (loss) per share, basic and
  diluted..........................  $   (0.03)   $     (0.13)   $    (0.08)  $     (0.36)  $    (0.05)  $     (0.17)
                                     ==========   ===========    ==========   ===========   ==========   ===========
Shares used in computing loss per
  share:
Basic..............................  7,847,510      8,689,031     9,243,508    15,249,932   17,844,327    17,901,602
Diluted............................  7,847,510      8,689,031     9,243,508    15,249,932   17,844,327    17,901,602

                                           THREE MONTHS
                                         ENDED MARCH 31,
                                               2001
                                     ------------------------
                                        2000          2001
                                     -----------   ----------
OPERATING DATA:
Revenues:
  Software licensing...............  $   823,656   $1,635,242
  Engineering services.............      375,643       69,564
  Tangible product sales...........           --           --
                                     -----------   ----------
    Total revenues.................    1,199,299    1,704,806
Expenses:
  Engineering services.............      288,382       66,745
  Tangible product costs...........           --           --
  Research and development.........      327,594      283,111
  Selling and marketing............      376,189      306,566
  General and administrative.......      530,904      114,125
                                     -----------   ----------
    Total operating expenses.......    1,523,069      770,547
                                     -----------   ----------
Income (loss) from operations......     (323,770)     934,259
Other income (expense) - net.......      (23,656)     (35,102)
                                     -----------   ----------
Income (loss) before income taxes
  (benefit) and investment loss....     (347,426)     899,157
Income taxes.......................           --           --
Loss from investment in
  affiliate........................     (390,178)     (81,100)
                                     -----------   ----------
Net income (loss)..................     (737,604)     818,057
Dividends accrued on preferred
  stock............................           --           --
                                     -----------   ----------
Net loss available for common
  stock............................  $  (737,604)  $  818,057
                                     ===========   ==========
Income (loss) per share, basic and
  diluted..........................  $     (0.04)  $     0.05
                                     ===========   ==========
Shares used in computing loss per
  share:
Basic..............................   17,863,031   17,923,782
Diluted............................   17,863,031   18,097,255

                                                                   DECEMBER 31,
                                                              -----------------------   MARCH 31,
                                                                 1999         2000         2001
                                                              ----------   ----------   ----------
Balance Sheet Data:
Accounts receivable, net....................................  $  984,318   $  693,555   $  906,682
Unbilled contract revenue:
  Current...................................................  $1,200,484   $1,260,884   $  825,907
  Long term.................................................  $1,965,532   $2,036,896   $  753,148
Total assets................................................  $6,773,905   $4,922,703   $3,554,356
Current liabilities.........................................  $2,504,615   $2,718,243   $1,788,215
Long term deferred income...................................  $1,965,532   $2,036,896   $  753,148
Total stockholders' equity..................................  $2,303,758   $  167,564   $1,012,993

                   SELECTED HISTORICAL FINANCIAL DATA OF NTS

    You should read the following selected historical financial information of NTS in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this joint proxy statement/prospectus. The following selected data as of and for each of the years ended December 31, 1999 and 2000 have been derived from NTS's audited financial statements, which includes an explanatory paragraph that describes an uncertainty about Nestor's or NTS's ability to continue as a going concern. The following selected data for each of the three-month periods ended March 31, 2000 and 2001 have been derived from NTS's unaudited interim financial statements included elsewhere in this joint proxy statement/ prospectus. The following selected financial data for each of the years ended December 31, 1997 and 1998 have been derived from data underlying the Nestor, Inc. historical statements when NTS operations were a separate subsidiary of Nestor, Inc. These results are included in the historical financial results of Nestor, Inc. reported for the respective years. In management's opinion, the unaudited quarterly financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. NTS's historical results are not necessarily indicative of the results to be expected for future periods.

                                                                                                            THREE MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,                         MARCH 31,
                                                 -----------------------------------------------------   ------------------------
                                                    1997          1998          1999          2000          2000         2001
                                                 -----------   -----------   -----------   -----------   ----------   -----------
OPERATING DATA:
Revenues:
  Lease and service fees.......................  $     1,151   $     2,110   $    18,474   $    79,295   $   19,903   $    19,605
  Product sales and engineering services.......      327,345       232,415       148,959       793,856      156,335       153,035
                                                 -----------   -----------   -----------   -----------   ----------   -----------
      Total revenues...........................      328,496       234,525       167,433       873,151      176,238       172,640
Expenses:
  Engineering services.........................      265,638       266,929       675,315     1,691,489      303,504       613,003
  Product costs................................       90,193        54,010        36,644       681,742      197,032       119,720
  Research and development.....................      586,210       860,020       905,880       714,812      131,349       287,952
  Selling and marketing........................      513,348       536,158       717,004       695,943      182,194       166,675
  General and administrative...................      364,225       451,339       321,456       640,926      307,981       197,260
                                                 -----------   -----------   -----------   -----------   ----------   -----------
      Total operating expenses.................    1,819,615     2,168,456     2,656,299     4,424,912    1,122,060     1,384,610
                                                 -----------   -----------   -----------   -----------   ----------   -----------
Loss from operations...........................   (1,491,119)   (1,933,932)   (2,488,866)   (3,551,761)    (945,822)   (1,211,970)
Other income (expense) - net...................           --            --        36,333        38,815       13,718       (36,314)
                                                 -----------   -----------   -----------   -----------   ----------   -----------
Net loss.......................................  $(1,491,119)  $(1,933,932)  $(2,452,533)  $(3,512,946)  $ (932,104)  $(1,248,284)
                                                 ===========   ===========   ===========   ===========   ==========   ===========
Loss per share, basic and diluted..............  $       N/A   $       N/A   $     (1.14)  $     (1.49)  $    (0.43)  $     (0.48)
                                                 ===========   ===========   ===========   ===========   ==========   ===========
Shares used in computing loss per share:
  Basic and diluted............................          N/A           N/A     2,150,000     2,356,238    2,150,000     2,599,975

                                                                  DECEMBER 31,
                                                              ---------------------    MARCH 31,
                                                                 1999        2000        2001
                                                              ----------   --------   -----------
BALANCE SHEET DATA:
Current assets..............................................  $2,125,602   $465,919   $ 2,585,707
Noncurrent assets...........................................  $  295,958   $693,672   $   875,817
Other current liabilities...................................  $  723,781   $925,333   $   475,551
Total stockholders' equity (deficit)........................  $1,697,779   $234,258   $(1,014,026)

            SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following selected unaudited pro forma consolidated operating and balance sheet data of Nestor are derived from the unaudited pro forma consolidated financial statements contained herein. This information should be read in conjunction with the audited financial statements of Nestor and NTS, the selected historical consolidated financial data and the unaudited pro forma consolidated financial information included elsewhere in this joint proxy statement/prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated as of the dates indicated in Note 1 below, nor is it necessarily indicative of the future operating results or financial position of the combined companies.

                                                                 YEAR ENDED       QUARTER ENDED
                                                              DECEMBER 31, 2000   MARCH 31, 2001
                                                              -----------------   --------------
Operating Data (Note 1):
  Revenues, net.............................................     $ 4,516,000       $ 1,877,000
  Operating expenses, excluding amortization................       9,616,000         2,155,000
  Amortization..............................................       2,142,000           535,000
                                                                 -----------       -----------
  Operating loss............................................      (7,242,000)         (813,000)
  Other expense, net........................................         (68,000)           (6,000)
                                                                 -----------       -----------
  Net loss..................................................     $(7,310,000)      $  (819,000)
                                                                 ===========       ===========

Basic and diluted loss per common share (Note 2)............     $     (0.15)      $     (0.02)

Basic and diluted common shares outstanding (Note 2)........      50,240,204        50,262,384

                                                                                  MARCH 31, 2001
                                                                                  --------------
Balance Sheet Data (Note 1):
  Cash and cash equivalents.................................                       $ 6,670,000
  Working capital...........................................                       $ 6,539,000
  Intangible assets.........................................                       $10,709,000
  Total assets..............................................                       $21,513,000
  Long-term debt............................................                       $        --
  Stockholders' equity:
    Common stock............................................                       $   500,000
    Convertible preferred stock.............................                           235,000
    Warrants and options....................................                         2,475,000
    Additional paid-in capital..............................                        42,902,000
    Accumulated deficit.....................................                       (27,704,000)
                                                                                   -----------
  Total stockholders' equity................................                       $18,408,000
                                                                                   ===========

------------------------

Note 1: The 2000 pro forma consolidated operating data includes the operating results of Nestor and NTS as if the merger and additional equity investment occurred on January 1, 2000. The quarter ended March 31, 2001 pro forma consolidated operating data includes the operating results of Nestor and NTS as if the merger and additional equity investment occurred on January 1, 2001. The March 31, 2001 pro forma consolidated balance sheet data includes the financial position of Nestor and NTS as if the merger and additional equity investment occurred on March 31, 2001. See notes to unaudited pro forma consolidated financial statements.

Note 2: Basic and diluted loss per common share, as well as the basic and diluted common shares outstanding, were computed as described in the notes to the unaudited pro forma consolidated financial statements.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    The unaudited pro forma consolidated statements of operations for the year ended December 31, 2000 and quarter ended March 31, 2001 give effect to the acquisition of all of the outstanding common stock of NTS and additional equity investment as if they had occurred on January 1, 2000 and January 1, 2001, respectively. The unaudited pro forma consolidated balance sheet as of March 31, 2001 gives effect to the acquisition of NTS and additional equity investment as if they had occurred on March 31, 2001 based on the purchase method of accounting.

    Nestor believes the accounting used for the pro forma adjustments provides a reasonable basis on which to present the unaudited pro forma consolidated financial statements. The pro forma adjustments do not include any synergies expected to be derived from the merger or any adjustments related to reduced revenues and expenses resulting from the ACI and ReD transactions. The pro forma consolidated statements of operations and financial position are unaudited and were derived by adjusting the historical consolidated financial statements of Nestor and NTS. The unaudited pro forma consolidated financial statements are provided for informational purposes only and should not be construed to be indicative of Nestor's consolidated financial position or results of operations had the transaction been consummated on the dates assumed and do not project Nestor's consolidated financial position or results of operations for any future date or period.

    The unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the Nestor historical consolidated financial statements and notes thereto included elsewhere in this joint proxy statement/prospectus.

                         NESTOR, INC. AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               AT MARCH 31, 2001

                                                  HISTORICAL
                                          ---------------------------          PRO FORMA            PRO FORMA
                                             NESTOR          NTS              ADJUSTMENTS          CONSOLIDATED
                                          ------------   ------------         ------------         ------------
ASSETS
Current assets:
Cash and cash equivalents...............  $    594,582   $  2,141,451         $  4,000,000 (a)     $  6,670,170
                                                                                   (65,863)(b)
Accounts receivable.....................       906,682         37,823                   --              944,505
Unbilled contract revenue...............       825,907         53,010                   --              878,917
Inventory...............................            --        140,872                   --              140,872
Other current assets....................        43,134        212,551                   --              255,685
                                          ------------   ------------         ------------         ------------
Total current assets....................     2,370,305      2,585,707            3,934,137            8,890,149

Long term unbilled contract revenue.....       753,148             --                   --              753,148
Investment in leased equipment..........            --        601,079                   --              601,079
Property and equipment..................       160,680        185,044                   --              345,724
Excess of purchase price over net assets
  acquired..............................            --             --           10,709,174 (d)       10,709,174
Deferred merger costs...................       146,388             --             (146,388)(d)               --
Other assets............................       123,835         89,694                   --              213,529
                                          ------------   ------------         ------------         ------------
Total assets............................  $  3,554,356   $  3,461,524         $ 14,496,923         $ 21,512,803
                                          ============   ============         ============         ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit/Note payable.............  $    384,788   $  4,000,000         $ (4,000,000)(a)     $    384,788
Accounts payable........................       858,441        466,552              (65,863)(b)        1,412,742
                                                                                   153,612 (d)
Deferred income.........................       544,986          8,998                   --              553,984
                                          ------------   ------------         ------------         ------------
Total current liabilities...............     1,788,215      4,475,550           (3,912,251)           2,351,514
Long-term deferred income...............       753,148             --                   --              753,148
Stockholders' equity:
Preferred stock.........................       235,000             --                   --              235,000
Common stock............................       176,894         26,000              167,573 (a)          500,279
                                                                                   (26,000)(c)
                                                                                   155,812 (c)
Warrant and options.....................       870,055         24,600              (24,600)(c)        2,474,586
                                                                                 1,604,531 (d)
Additional paid in capital..............    27,434,870      9,574,771            7,832,427 (a)       42,902,102
                                                                                (9,574,771)(c)
                                                                                (1,169,838)(c)
                                                                                 8,804,643 (d)
Retained deficit........................   (27,703,826)   (10,639,397)          10,639,397 (c)      (27,703,826)
                                          ------------   ------------         ------------         ------------
Total stockholders' equity..............     1,012,993     (1,014,026)          18,409,174           18,408,141
                                          ------------   ------------         ------------         ------------
Total liabilities and stockholders'
  equity................................  $  3,554,356   $  3,461,524         $ 14,496,923         $ 21,512,803
                                          ============   ============         ============         ============

      See notes to unaudited pro forma consolidated financial statements.

                         NESTOR, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA STATEMENT OF CONSOLIDATED OPERATIONS
                          QUARTER ENDED MARCH 31, 2001

                                                     HISTORICAL
                                              ------------------------    PRO FORMA           PRO FORMA
                                                NESTOR         NTS       ADJUSTMENTS         CONSOLIDATED
                                              ----------   -----------   -----------         ------------
Revenues:
  Software licensing........................  $1,635,242   $        --                        $1,635,242
  Engineering fees..........................      69,564            --                            69,564
  Lease and service fees....................          --        19,605                            19,605
  Tangible product sales....................          --       153,035                           153,035
                                              ----------   -----------   -----------          ----------
  Total revenues............................   1,704,806       172,640                         1,877,446
                                              ----------   -----------   -----------          ----------
Operating costs and expenses:
  Tangible product costs....................          --       119,720                           119,720
  Engineering services......................      66,745       287,952                           354,697
  Research and development..................     283,111       613,003                           896,114
  Selling and marketing.....................     306,566       166,675                           473,241
  General and administrative................     114,125       197,260                           311,385
  Amortization of intangible assets,........          --            --   $   535,459 (e)         535,459
                                              ----------   -----------   -----------          ----------
  Total operating expenses..................     770,547     1,384,610       535,459           2,690,616
  Income (loss) from operations.............     934,259    (1,211,970)     (535,459)           (813,170)
  Other expense.............................     (35,102)      (36,314)       65,863 (b)          (5,553)
  Income tax expense........................          --            --            --                  --
  Loss from investment in affiliate.........     (81,100)           --        81,100 (f)              --
                                              ----------   -----------   -----------          ----------
  Net income (loss).........................  $  818,057   $(1,248,284)  $  (388,496)         $ (818,723)
                                              ==========   ===========   ===========          ==========
  Basic income (loss) per common share......  $     0.05   $     (0.48)  $        --          $    (0.02)
                                              ==========   ===========   ===========          ==========
  Diluted income (loss) per common share....  $     0.05   $     (0.48)  $        --          $    (0.02)
                                              ==========   ===========   ===========          ==========
  Basic common shares outstanding...........  17,923,782     2,599,975    16,757,368 (a)      50,262,384
                                                                          (2,599,975)(c)
                                                                          15,581,234 (c)
  Diluted common shares outstanding.........  18,097,255     2,599,975    16,757,368 (a)      50,262,384
                                                                          (2,599,975)(c)
                                                                          15,581,234 (c)

      See notes to unaudited pro forma consolidated financial statements.

'

                         NESTOR, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA STATEMENT OF CONSOLIDATED OPERATIONS

                          YEAR ENDED DECEMBER 31, 2000

                                                 HISTORICAL
                                          -------------------------    PRO FORMA         PRO FORMA
                                            NESTOR          NTS       ADJUSTMENTS       CONSOLIDATED
                                          -----------   -----------   -----------       ------------
Revenues:

  Software licensing....................  $ 2,537,511   $        --   $    (9,548)(f)   $ 2,527,963

  Engineering fees......................    1,114,911            --            --         1,114,911

  Lease and service fees................           --        79,295            --            79,295

  Tangible product sales................           --       793,856            --           793,856
                                          -----------   -----------   -----------       -----------

    Total revenues......................    3,652,422       873,151        (9,548)        4,516,025

Operating costs and expenses:

  Tangible product costs................           --       681,742            --           681,742

  Engineering services..................      966,681     1,691,489        (9,548)(f)     2,648,622

  Research and development..............    1,247,205       714,812            --         1,962,017

  Selling and marketing.................    1,493,968       695,943            --         2,189,911

  General and administrative............    1,493,345       640,926            --         2,134,271

  Amortization of intangible assets,....           --            --     2,141,835 (e)     2,141,835
                                          -----------   -----------   -----------       -----------

    Total operating expenses............    5,201,199     4,424,912     2,132,287        11,758,398
                                          -----------   -----------   -----------       -----------

Loss from operations....................   (1,548,777)   (3,551,761)   (2,141,835)       (7,242,373)

Other income (expense)..................     (106,675)       38,815            --           (67,860)

Income tax expense......................           --            --            --                --
                                          -----------   -----------   -----------       -----------

Loss from investment in affiliate.......   (1,339,122)           --     1,339,122 (f)            --
                                          -----------   -----------   -----------       -----------

Net loss................................  $(2,994,574)  $(3,512,946)  $  (802,713)      $(7,310,233)
                                          ===========   ===========   ===========       ===========

Basic and diluted loss per common
  share.................................  $     (0.17)  $     (1.49)  $        --       $     (0.15)
                                          ===========   ===========   ===========       ===========

Basic and diluted common shares
  outstanding...........................   17,901,602     2,356,238    16,757,368 (a)    50,240,204

                                                                       (2,356,238)(c)

                                                                       15,581,234 (c)

      See notes to unaudited pro forma consolidated financial statements.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    For purposes of these pro forma consolidated financial statements, Nestor has calculated the value of total purchase consideration based on common shares to be issued in order to consummate the acquisition of NTS to be approximately $10,709,000 (before consideration of the additional $8,000,000 equity for approximately 16,757,000 shares of Nestor common stock). Nestor has assumed that it will issue 9.1655668 shares of Nestor common stock for each share of NTS stock. Under the terms of the arrangement, stockholders of NTS will receive approximately 15,581,000 shares of Nestor common stock. Nestor has assumed that the value of its shares of common stock to be issued will be $.50 per share, based on the weighted-average market values for the two days prior to the acquisition announcement date. In addition, upon the execution of the merger agreement, certain options previously granted to NTS employees and directors will become fully vested immediately and become exercisable for a limited period of time up to the effective date of the merger and, to the extent not exercised, will be reissued as Nestor options.

    Nestor will replace outstanding options to purchase shares of NTS common stock held by certain individuals with options to purchase shares of Nestor common stock. The Nestor stock options will have the same terms and conditions as the NTS stock options, except that the number of options and their exercise price will be adjusted based on the exchange ratio (9.1655668 to 1) used to consummate the merger. The following assumptions were used regarding the Nestor options to be issued based on the outstanding NTS options at May 31, 2001.

                                                                      WEIGHTED-AVERAGE
                                                       NUMBER OF      EXERCISE PRICE OF
                                   ORIGINAL NUMBER   NESTOR OPTIONS    NESTOR OPTIONS
                                   OF NTS OPTIONS     TO BE ISSUED      TO BE ISSUED
                                   ---------------   --------------   -----------------
Vested...........................      104,160           954,678           $  .55
Unvested.........................      194,640         1,783,973           $  .55
                                       -------         ---------           ------
Total............................      298,800         2,738,651           $  .55
                                       =======         =========           ======

The estimated fair value of the fully vested and unvested options to be issued is approximately $1,605,000. This value was determined using a Black Scholes pricing model based on the following weighted-average assumptions:

    Risk free interest rate of 5.09%

    Volatility of 1.009

    Expected term of 10 years;

    Expected dividend yield of 0%; and

    Value of Nestor common stock of $.50 per share for NTS options granted prior
to the acquisition         announcement date and closing market price thereafter

The following is a summary of the calculation of the purchase price, as described above, as well as the allocation of the purchase price to the fair value of the net assets acquired:

Value of shares of Nestor common stock to be issued to
  consummate the acquisition................................  $ 7,790,617
Value of shares to be issued in connection with options as a
  result of the merger......................................    1,604,531
Acquisition costs...........................................      300,000
                                                              -----------
Total purchase price........................................    9,695,148
Plus:  Net NTS liabilities assumed by Nestor................    1,014,026
                                                              -----------
Excess of purchase price over net assets acquired...........  $10,709,174
                                                              ===========

Nestor's management determined that the utilization of NTS's historical net operating losses was not likely. Therefore, no deferred tax assets have been recorded in connection with the merger.

    The purchase price has been allocated based on management's best estimate of the fair value of assets acquired and the liabilities assumed based on the historical financial statements of NTS as of March 31, 2001. The excess purchase price over the fair value of net assets acquired has been allocated to goodwill. This adjustment is based upon preliminary estimates to reflect the allocation of purchase consideration to the acquired assets and liabilities of NTS. The final allocation of the purchase consideration will be determined after the completion of the merger and will be based on a comprehensive final evaluation of the fair values and useful lives of NTS's tangible assets acquired, identifiable intangible assets and liabilities assumed at the time of the merger. The final determination may result in asset and liability fair values that are different than the preliminary estimates of these amounts. For purposes of purchase price allocation, it has been assumed that the fair value of deferred revenues approximates NTS's historical carrying value. At the merger date, the fair value of NTS's deferred revenues will represent the fair value of the contractual performance obligation based upon the nature of the activities to be performed and related costs to be incurred. The adjustment to the historical carrying value, if any, is not expected to have a material impact on Nestor's financial position or results of operations.

        (a) To convert $4,000,000 note along with $4,000,000 additional investment into 16,757,368 shares (33.34%) of Nestor common stock.

        (b) To eliminate accrued interest through March 31, 2001 associated with the $4,000,000 note, which, for pro forma purposes, was assumed to have been converted. Accrued interest reduces the $4,000,000 additional investment contemplated upon consummation of the merger.

        (c) To eliminate NTS equity accounts and convert NTS common stock into 15,581,234 shares of Nestor common stock.

        (d) To record excess of purchase price over net assets acquired and accrue additional estimated merger costs.

        (e) To adjust amortization expense based on the estimated excess of purchase price over net assets acquired related to the merger. This excess is assumed to be amortized over an estimated useful life of five years. Nestor believes that a five-year life is responsive to the rapid rate of change in the industry and is consistent with other recent mergers of a comparable nature. The final allocation of purchase price may result in amortization expense that is different than this preliminary estimate. (Note: This adjustment does not reflect any changes related to amortization of goodwill that may be appropriate based on new accounting guidance in this area.)

        (f) To eliminate the intercompany transactions and equity accounting for the investment in NTS.

                      UNAUDITED COMPARATIVE PER SHARE DATA

    The following table summarizes per share information for Nestor and NTS on a historical, pro forma consolidated and equivalent pro forma consolidated basis. The following information should be read in conjunction with the audited consolidated financial statements of Nestor and NTS, the unaudited interim consolidated financial statements of Nestor and NTS, the selected historical consolidated financial data and the unaudited pro forma consolidated financial statements included elsewhere herein. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger and additional equity investment had been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies.

    The historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period. The pro forma consolidated loss per share is computed by dividing the pro forma loss per share by the pro forma weighted average number of shares outstanding. The pro forma consolidated book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of common shares outstanding at the end of the period which includes (i) 15,581,234 shares to be issued as a result of the merger (using an exchange ratio of 9.1655668), based on NTS shares outstanding of 1,699,975, and (ii) 16,757,368 shares to be issued to NTS Investors LLC in consideration of the $8,000,000 investment. The NTS equivalent unaudited pro forma consolidated per share amounts are calculated by multiplying the Nestor pro forma consolidated per share amounts by the exchange ratio of 9.1655668 provided under the terms of the merger agreement. You should read the information below in conjunction with the financial statements and accompanying notes that are included in this joint proxy statement/prospectus and with the unaudited pro forma consolidated financial data included under "Selected Unaudited Pro Forma Consolidated Financial Statements."

                                                                 YEAR ENDED       QUARTER ENDED
                                                              DECEMBER 31, 2000   MARCH 31, 2001
                                                              -----------------   --------------
NESTOR, INC.:
Net income (loss) basic and diluted per share:
  Historical................................................       $(0.17)             $ 0.05
  Pro forma.................................................       $(0.15)             $(0.02)
Book value per share:
  Historical................................................       $ 0.01              $ 0.06
  Pro forma.................................................          N/A              $ 0.37

NESTOR TRAFFIC SYSTEMS, INC.:
Net loss basic and diluted per share:
  Historical................................................       $(1.49)             $(0.48)
  Equivalent pro forma......................................       $(1.33)             $(0.15)
Book value per share:
  Historical................................................       $ 0.10              $(0.39)
  Equivalent pro forma......................................          N/A              $ 3.37

                                  RISK FACTORS

    THE MERGER INVOLVES A HIGH DEGREE OF RISK. BY VOTING IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, NTS STOCKHOLDERS WILL BE CHOOSING TO INVEST IN NESTOR COMMON STOCK. AN INVESTMENT IN NESTOR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS, BOTH NESTOR AND NTS STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO VOTE FOR THE MERGER. IN ADDITION, IF THE MERGER IS NOT COMPLETED, HOLDERS OF NTS STOCK MAY FACE ADDITIONAL RISKS WHICH ARE SPECIFIED BELOW UNDER "RISKS RELATED TO NTS'S BUSINESS." ANY OF THE FOLLOWING RISKS COULD SERIOUSLY HARM NESTOR'S OR NTS'S BUSINESS AND FINANCIAL RESULTS AND CAUSE THE VALUE OF NESTOR'S OR NTS'S SECURITIES TO DECLINE WHICH, IN TURN, COULD CAUSE YOU TO LOSE ALL OR PART OF YOUR INVESTMENT IN NESTOR.

RISKS RELATING TO NESTOR'S PROPOSED MERGER WITH NTS

THE MARKET VALUE OF SHARES OF NESTOR COMMON STOCK THAT NTS STOCKHOLDERS RECEIVE IN THE MERGER WILL VARY AS A RESULT OF THE FIXED EXCHANGE RATIO AND POSSIBLE STOCK PRICE FLUCTUATIONS.

    The exchange ratio is a fixed ratio that will not be adjusted as a result of any increase or decrease in the price of shares of Nestor common stock. The price of shares of Nestor common stock at the time the merger is completed may be higher or lower than their price on the date of this document or on the date of the stockholders' meetings. Changes in the business, operations or prospects of Nestor or NTS, market assessments of the benefits of the merger and of the likelihood that the merger will be completed, regulatory considerations, general market and economic conditions, or other factors may affect the prices of shares of Nestor common stock. Most of these factors are beyond our control.

    Because the merger will be completed only after the meetings of our respective stockholders are held, there is no way to be sure that the price of the shares of Nestor common stock now, or on the date of the meetings, will be indicative of its price at the time the merger is completed. We urge you to obtain current market quotations for shares of Nestor common stock.

OFFICERS AND DIRECTORS OF NTS HAVE DIFFERENT INTERESTS FROM YOURS.


    Some of the officers and directors of NTS have certain interests in the merger and participate in certain arrangements that give them interests in the merger that are different from your interests. Three directors of Nestor are also directors of NTS and two are substantial stockholders of NTS. See "Interests of Directors and Executive Officers in the Merger" on page 49. Nestor and NTS stockholders should consider these interests in connection with their vote on the merger, including whether their interests may have influenced those directors and officers to recommend or support the merger.


NESTOR STOCKHOLDERS WILL INCUR SUBSTANTIAL DILUTION OF THEIR INTERESTS UPON CONSUMMATION OF THE MERGER.

    Pursuant to the terms and conditions of the Secured Note Agreement, NTS Investors, LLC will acquire 16,757,368 shares of our issued and outstanding common stock, or a 33.34% equity interest on a fully diluted basis and NTS stockholders will receive 15,581,234 shares of Nestor (a 31% equity interest) in exchange for their NTS common shares, upon consummation of the merger. The issuance of these additional shares will cause you to experience substantial dilution of your interest in Nestor following the effective date of the merger. See "The Merger--Secured Note Agreement" on page 39 for a complete description of the Secured Note Agreement. In addition, as a result of the transactions contemplated by the merger agreement and Secured Note Agreement, the exercise price to be paid by Wand/Nestor Investments, L.P. and Transaction System Architects, Inc. in connection with warrants to purchase an aggregate of 4,999,040 shares of our common stock will be reduced. See "Certain Relationships and Related Transactions" on page 103.

NTS STOCKHOLDERS WILL INCUR SUBSTANTIAL DILUTION OF THEIR INTERESTS IN NTS IF THE MERGER IS NOT CONSUMMATED.

    In the event the merger is not consummated for any reason on or before December 31, 2001, NTS Investors, LLC, the lender under the Secured Note Agreement, has the option to invest an additional $4,000,000 in NTS and convert the note into up to a fifty percent equity interest in NTS on a fully diluted basis. This conversion would cause the current stockholders of NTS to experience substantial dilution of their interests in NTS. See "The Merger--Secured Note Agreement" on page 39 for a complete description of the Secured Note Agreement.

RISKS RELATED TO OUR COMBINED BUSINESS AND OPERATIONS AFTER THE MERGER

    The risks discussed below are applicable to our business following the effective time of the merger including NTS, which will be a wholly owned subsidiary of Nestor following the merger. See "Information About Nestor, Inc." on page 63 and "Information About Nestor Traffic Systems, Inc." on page 80.

WE HAVE HAD A HISTORY OF LOSSES AND MAY INCUR LOSSES IN THE FUTURE.

    We have a history of net losses. For the years ended December 31, 2000, 1999, 1998 and 1997, our net losses have been approximately $2,994,000, $837,000, $5,263,000 and $295,000, respectively. We expect to incur continuing losses for the foreseeable future due to significant research and development, marketing and general and administrative expenses, which losses could be substantial. As a result, we will need to generate significantly higher revenue to achieve profitability, which we may be unable to do. Even if we do achieve profitability, we may not be able to sustain or increase our profitability in the future.

WE WILL NEED ADDITIONAL FINANCING, WHICH MAY BE DIFFICULT TO OBTAIN AND MAY RESTRICT OUR OPERATIONS AND DILUTE YOUR OWNERSHIP INTEREST.

    We will need to raise additional funds in the future to fund our operations, to expand or enhance our products and services or to respond to competitive pressures or perceived opportunities. We cannot make any assurance that additional financing will be available on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, our business and financial results may suffer.

    If we raise additional funds by issuing equity securities, further dilution to our then existing stockholders will result and the terms of the financing may adversely affect the holdings or the rights of such stockholders. In addition, the terms and conditions of debt financing may result in restrictions on our operations. We could be required to seek funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products which we would otherwise pursue on our own.

FLUCTUATIONS IN OUR RESULTS OF OPERATIONS MAKE IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE AND MAY RESULT IN VOLATILITY IN THE MARKET PRICE OF OUR COMMON STOCK.

    Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future. Most of our expenses are fixed in the short-term, and we may not be able to reduce spending quickly if our revenue is lower than expected. In addition, our ability to forecast revenue is limited. As a result, our operating results are volatile and difficult to predict and you should not rely on the results of one quarter as an indication of future performance. Factors that may cause our operating results to fluctuate include the risks discussed in this section as well as:

    - costs related to customization of our products and services;

    - the planned expansion of our operations, including opening new offices, and the amount and timing of expenditures related to this expansion;

    - announcements or introductions of new products and services by our competitors;

    - software defects and other product quality problems;

    - the discretionary nature of our clients' purchasing and budgetary cycles;

    - the varying size, timing, and contractual terms of orders for our products and services; and

    - the mix of revenue from our products and services.

    It is likely that in some future quarters our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock could fall significantly.

IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, OUR OPERATIONS WOULD BE DISRUPTED AND OUR BUSINESS WOULD BE HARMED.

    We believe that the hiring and retaining of qualified individuals at all levels in our organization will be essential to our ability to sustain and manage growth successfully. Competition for highly qualified technical personnel is intense and we may not be successful in attracting and retaining the necessary personnel, which may limit the rate at which we can develop products and generate sales. We will be particularly dependent on the efforts and abilities of our senior management personnel. The departure of any of our senior management members or other key personnel could harm our business. Merger activities can be accompanied or followed by the departure of key personnel, which can compound the difficulty of integrating the operations of the parties to the proposed merger.

OUR SALES CYCLES VARY SIGNIFICANTLY WHICH MAKES IT DIFFICULT TO PLAN OUR EXPENSES AND FORECAST OUR RESULTS.

    Our sales cycles typically range from six to twelve months or more. It is therefore difficult to predict the quarter in which a particular sale will occur and to plan our expenses accordingly. The period between our initial contact with potential clients and their licensing of our products and services varies due to several factors, including:

    - the complex nature of our products and services;

    - our clients' budget cycles;

    - approval processes at municipalities and other government entities;

    - our clients' internal evaluation and approval requirements; and

    - our clients' delays of licensing due to announcements or planned introductions of new products or services by our competitors.

    Any delay or failure to complete sales in a particular quarter could reduce our revenue in that quarter, as well as subsequent quarters over which revenue or the license would likely be recognized. If our sales cycles unexpectedly lengthen in general or for one or more large engagements, it would delay our receipt of the related revenue. If we were to experience a delay of several weeks or longer on a large engagement, it could harm our ability to meet our forecasts for a given quarter.

OUR NEW PRODUCTS MIGHT NOT ACHIEVE MARKET ACCEPTANCE.

    The market for our products is still emerging. The rate at which businesses and government entities have adopted our products has varied significantly by market and by product within each market, and we expect to continue to experience variations in the degree to which our products are accepted. Our ability to grow will depend on the extent to which our potential customers accept our products. This acceptance may be limited by:

    - The failure of prospective customers to conclude that adaptive or pattern-recognition solutions are valuable and should be acquired and used;

    - The reluctance of our prospective customers to replace their existing solutions with our products;

    - Marketing efforts of our competitors; and

    - The emergence of new technologies that could cause our products to be less competitive or obsolete.

    Because the market for our products is still in a relatively early stage of development, we cannot assess the size of the market accurately, and we have limited insight into trends that may emerge and affect our business. For example, we may have difficulty in predicting customer needs, in developing products that could address those needs and in establishing a distribution strategy for these products. We may also have difficulties in predicting the competitive environment that will develop.

OUR INTELLECTUAL PROPERTY MIGHT NOT BE PROTECTIBLE, AND, IF WE FAIL TO PROTECT AND PRESERVE OUR INTELLECTUAL PROPERTY, WE MAY LOSE AN IMPORTANT COMPETITIVE ADVANTAGE.

    We rely on a combination of copyright, trademark, patent, and trade-secret laws, employee and third-party nondisclosure agreements, and other arrangements to protect our proprietary rights. Despite these precautions, it may be possible for unauthorized third parties to copy our products or obtain and use information that we regard as proprietary to create products that compete against ours. In addition, some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our licensed programs may be unenforceable under the laws of certain jurisdictions and foreign countries. In addition, the laws of some countries do not protect proprietary rights to the same extent as do the laws of the United States. To the extent that we increase our international activities, our exposure to unauthorized copying and use of our products and proprietary information will increase. The scope of United States patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Because some patent applications in the United States are not publicly disclosed until the patent is issued or 18 months after the filing date, applications may exist that would relate to Nestor and NTS products and that are not publicly accessible. Moreover, a patent search has not been performed in an attempt to identify patents applicable to the business of Nestor and/or NTS and, even if such a search were conducted, all patents applicable to the business might not be located.

WE ARE AT RISK OF CLAIMS THAT OUR PRODUCTS OR SERVICES INFRINGE THE PROPRIETARY RIGHTS OF OTHERS.

    Given our ongoing efforts to develop and market new technologies and products, we may from time to time be served with claims from third parties asserting that our products or technologies infringe their intellectual property rights. If, as a result of any claims, we were precluded from using technologies or intellectual property rights, licenses to the disputed third-party technology or intellectual property rights might not be available on reasonable commercial terms, or at all. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation, either as plaintiff or defendant, could result in significant expense and divert the efforts of our technical and management personnel from productive tasks, whether or not litigation is resolved in our favor. An adverse ruling in any litigation might require us to pay substantial damages, to discontinue our use and sale of infringing products and to expend significant resources in order to develop non-infringing technology or obtain licenses to infringing technology. A court might also invalidate our patents, trademarks or other proprietary rights. A successful claim against us, coupled with our failure to develop or license a substitute technology, could cause our business, financial condition and results of operations to be adversely affected. As the number of software products increases and the functionality of these products further overlaps, we believe that our risk of infringement claims will increase.

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IF WE ARE UNABLE TO SAFEGUARD THE INTEGRITY, SECURITY AND PRIVACY OF OUR DATA OR
OUR CLIENTS' DATA, OUR REVENUE MAY DECLINE, OUR BUSINESS COULD BE DISRUPTED AND WE MAY BE SUED.

    We need to preserve and protect our data and our clients' data against loss, corruption and misappropriation caused by system failures and unauthorized access. We could be subject to liability claims by individuals whose data resides in our databases for misuse of personal information, including unauthorized marketing purposes. These claims could result in costly litigation. Periodically, we have experienced minor systems errors and interruptions, including Internet disruptions, which we believe may occur periodically in the future. A party who is able to circumvent our security measures could misappropriate or destroy proprietary information or cause interruptions in our operations. We may be required to make significant expenditures to protect against systems failures or security breaches or to alleviate problems caused by any failures or breaches. Any failure that causes the loss or corruption of, or unauthorized access to, this data could reduce client satisfaction, expose us to liability and, if significant, could cause our revenue to decline.

RISKS RELATED TO THE BUSINESS OF NESTORCOMMERCE

    The risks discussed below are applicable to only the business and operations of our NestorCommerce division, which comprises both our PRISM-Registered Trademark-and CampaignOne-Registered Trademark- enterprise risk management systems and our eCLIPSE-Registered Trademark- customer relationship management services. See "Information About Nestor, Inc." on page 63.

DOWNTURNS IN THE BANKING INDUSTRY COULD HARM OUR BUSINESS AND ADVERSELY AFFECT OUR REVENUES.


    The business of our major licensee, ACI Worldwide, Inc., is concentrated in the banking industry, making our royalty revenues susceptible to a downturn in that industry. For example, a decrease in bank spending for software and related services could result in a smaller overall market for fraud detection products and services. Furthermore, banks are continuing to consolidate, decreasing the overall potential number of buyers for these products and services. These factors, as well as others negatively affecting the banking industry, could have a material adverse effect on our financial condition and results of operations.


A DECLINE IN THE PRICE OF, DEMAND FOR, OR MARKET ACCEPTANCE OF OUR PRISM CREDIT, PRISM DEBIT, PRISM MONEY-LAUNDERING AND PRISM MERCHANT PRODUCTS WOULD SERIOUSLY HARM OUR BUSINESS.

    We have derived a substantial majority of our total revenues from licensing our PRISM family of software products and providing services and maintenance related to those products. Our future results from these products will depend upon the continued ability of our licensee, ACI Worldwide, Inc., to market and distribute the PRISM-Registered Trademark- products and on the continued market acceptance of PRISM-Registered Trademark- products and ACI's related services. Any reduction in demand for, or increase in competition with respect to, PRISM-Registered Trademark- products would have a material adverse effect on our financial condition and results of operations.

OUR REVENUES MAY DECLINE BECAUSE OF THE TERMS AND CONDITIONS OF OUR LICENSE AGREEMENT WITH ACI WORLDWIDE, INC. TO MARKET OUR FRAUD DETECTION PRODUCTS.

    Pursuant to the license agreement entered into on February 1, 2001 with ACI Worldwide, Inc., we granted to ACI a non-exclusive, perpetual worldwide license to market software products in the field of fraud detection (including money laundering). Prior to entering into this license agreement, ACI was the principal distributor of our fraud detection products and as such accounted for approximately 63% of our gross revenues during the fiscal year ended
December 31, 2000.

    While we will realize a reduction in expenses resulting primarily from a transfer of employees to ACI, there can be no assurance that the royalty revenues we receive under the license will continue at the same volume as in prior years. The failure of ACI to continue to generate additional royalty

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income under the license agreement may have a negative impact on our revenues and results of operations.

RISKS RELATED TO NTS'S BUSINESS

    The risks discussed below are applicable to only the business and operations of NTS. See "Information about Nestor Traffic Systems, Inc." on page 80.

WE FACE SUBSTANTIAL COMPETITION, WHICH MAY RESULT IN OTHERS DEVELOPING PRODUCTS AND SERVICES MORE SUCCESSFULLY THAN WE DO.

    Many applications software vendors offer products that are directly competitive with CrossingGuard-Registered Trademark- and our other products. Many of our current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than we do. Current and potential competitors may establish cooperative relationships with one another or with third parties to compete more effectively against us. It is also possible that new competitors may emerge and acquire market share.

OUR FINANCIAL RESULTS WILL DEPEND SIGNIFICANTLY ON OUR ABILITY TO CONTINUALLY DEVELOP PRODUCTS AND TECHNOLOGIES.

    The markets for which our products and technologies are designed are intensely competitive and are characterized by short product lifecycles, rapidly changing technology and evolving industry standards. As a result, our financial performance will depend to a significant extent on our ability to successfully develop and enhance our products. Because of the rapidly changing technologies in the businesses in which we operate, we believe that significant expenditures for research and development will continue to be required in the future. To succeed in these businesses, we must anticipate the features and functionality that customers will demand. We must then incorporate those features and functionality into products that meet the design requirements of our customers. The success of our product introductions will depend on several factors, including:

    - Proper product definition;

    - Timely completion and introduction of enhanced product designs;

    - The ability of subcontractors and component manufacturers to effectively design and implement the manufacture of new or enhanced products and technologies;

    - The quality of our products and technologies;

    - Product and technology performance as compared to competitors' products and technologies;

    - Market acceptance of the company's products; and

    - Competitive pricing of products, services and technologies.

    We must successfully identify product and service opportunities and develop and bring our products and technologies to market in a timely manner. We have in the past experienced delays in completing the development or the introduction of new products. Our failure to successfully develop and introduce new or enhanced products and technologies or to achieve market acceptance for such products and technologies may materially harm our business and financial performance.

WE MAY NOT BE ABLE TO OBTAIN ADEQUATE ADDITIONAL CAPITAL ON ACCEPTABLE TERMS, OR AT ALL.

    We must raise capital through debt and/or equity financing for our operations. If adequate funds are not available on acceptable terms, our ability to continue as a going concern will be adversely affected. We may need to raise capital to:

    - maintain current operations;

    - fulfill current and future contracts;

    - support our expansion into other states, cities, and municipalities, as well as internationally;

    - respond to competitive pressures; and

    - acquire complementary businesses or technologies, should such opportunities arise.

    Necessary funding may not be available on terms acceptable to us, or at all. If adequate funds are not available on acceptable terms, our ability to develop or enhance our products and services to take advantage of future opportunities or respond to competitive pressures would be significantly limited. This limitation could harm our business, operating results and financial condition.

THE FAILURE OF OUR SUPPLIERS TO DELIVER COMPONENTS, EQUIPMENT AND MATERIALS IN SUFFICIENT QUANTITIES AND IN A TIMELY MANNER COULD ADVERSELY AFFECT OUR BUSINESS.

    Our business employs a wide variety of components, equipment and materials from a limited number of suppliers. To date, we have found that the components, equipment and materials necessary for the development, testing, production and delivery of our products and services have sometimes not been available in the quantities or at the times we have required. Although we make every effort to assure alternative sources are available if the need arises, our failure to procure components, equipment and materials in particular quantities or at a particular time may result in delays in meeting our customer's needs, which could have a negative effect on our revenues and results of operations.

OUR FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO SECURE AND MAINTAIN FUTURE CONTRACTS WITH GOVERNMENT AGENCIES.

    We have contracts with government agencies, which accounted for 100% of our net revenues in 2000. Many of these contracts are subject to annual review and renewal by the government, and may be terminated at any time on short notice. Each government contract, option and extension is only valid if the government appropriates enough funds for expenditure on such contracts, options or extensions. Accordingly, we might fail to derive any revenue from sales of software to government agencies in any given future period. If government agencies fail to renew or terminate any of these contracts, it would adversely affect our business and results of operations.

WE ARE SUBJECT TO POTENTIAL PRODUCT LIABILITY CLAIMS THAT COULD RESULT IN COSTLY AND TIME-CONSUMING LITIGATION.

    Although our license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. Any product liability claim brought against us, even if unsuccessful, would likely be time-consuming and costly, and potential liabilities could exceed our available insurance coverage.

THE FAILURE OF GOVERNMENTS TO AUTHORIZE THE TICKETING OF MOTORISTS BY MAIL MAY HINDER OUR GROWTH AND HARM OUR BUSINESS.

    To date, fourteen states authorize law enforcement agencies to send summonses to traffic violators through the mail. It is uncertain at this time which additional states, if any, will authorize the use of the mail to prosecute traffic violators or if there will be other changes in the states that currently allow the practice. We could be subject to differing and inconsistent laws and regulations with respect to the services we offer. If that were to happen, we may find it necessary to eliminate, modify or cancel components of our services that could result in additional development costs and the possible loss of revenue. We cannot predict whether future legislative changes or other changes in the fourteen states or other states, in the administration of traffic enforcement programs, will have an adverse effect on our business.

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RISKS RELATED TO NESTOR'S COMMON STOCK

    THE MARKET PRICE OF NESTOR'S COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER.

    The market price of Nestor's common stock may decline as a result of the merger if the:

    - perceived benefits of the merger are not achieved as rapidly or to the extent anticipated by securities analysts or investors;

    - effect of the merger on the combined entity's financial results is not consistent with the expectations of securities analysts or investors; or

    - integration of Nestor and NTS is unsuccessful.

OUR COMMON STOCK PRICE IS VOLATILE AND MAY DECLINE IN THE FUTURE.

    The market price of our common stock has fluctuated significantly and may be affected by our operating results, changes in our business, changes in the industries in which we conduct business, and general market and economic conditions which are beyond our control. In addition, the stock markets in general have recently experienced extreme price and volume fluctuations. These fluctuations have affected stock prices of many companies without regard to their specific operating performance. These market fluctuations may make it difficult for shareholders to sell their shares at a price equal to or above the price at which the shares were purchased. In addition, if our results of operations are below the expectations of market analysts and investors, the market price of our common stock could be adversely affected.

OUR BOARD OF DIRECTORS CAN, WITHOUT STOCKHOLDER APPROVAL, CAUSE PREFERRED STOCK TO BE ISSUED ON TERMS THAT ADVERSELY AFFECT COMMON STOCKHOLDERS.

    Under our certificate of incorporation, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. If the board causes any preferred stock to be issued, the rights of the holders of our common stock would be adversely affected. The board's ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We have no current plans to issue shares of preferred stock. In addition, Section 203 of the Delaware General Corporation Law restricts business combinations with any "interested stockholder" as defined by the statute. The statute may have the effect of delaying, deferring or preventing a change in control of our company.

OUR DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS EXERCISE SIGNIFICANT CONTROL OVER THE BUSINESS AND AFFAIRS OF NESTOR.

    Following the consummation of the merger, our directors, officers, and principal stockholders who own greater than 5% of the outstanding common stock, and entities affiliated with them, will beneficially own approximately 49.52% of our common stock. These stockholders, acting together, will be able to exert substantial influence over all matter requiring approval by our stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, or impeding a merger, consolidation, takeover or business combination even if the transaction might be beneficial to our stockholders.

THE PRICE OF OUR COMMON STOCK MAY DECLINE BECAUSE A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK WILL BE AVAILABLE FOR TRADING IN THE PUBLIC MARKET FOLLOWING THE MERGER.


    Availability of additional shares of our common stock after the merger could depress the price of our common stock. A substantial amount of additional common stock will be available for trading in the public market as a result of the merger. The additional stock in the market may cause the price of our common stock to decline. In addition, if our stockholders sell substantial numbers of stock of our common stock in the public market following consummation of the merger, the market price of our common stock could fall. These sales might also make it more difficult for us to sell equity or equity related securities at a time and price that we would deem appropriate. Immediately after the merger, there will be approximately 50,262,000 shares of our common stock outstanding. All of the stock issued to NTS stockholders in the merger will be freely tradeable without restrictions or further registration under the Securities Act of 1933, unless shares of such stock are (i) subject to standstill agreements or similar restrictions, or
(ii) held by any Nestor "affiliate" or any "affiliate" of NTS prior to the merger, as that term is defined under the Securities Act of 1933, as amended. The term "affiliate" would generally include directors and executive officers of NTS.


OUR COMMON STOCK TRADES ON THE OTC BULLETIN BOARD AND MAY BE SUBJECT TO THE SEC'S "PENNY STOCK" RULES.


    Our stockholders may find it difficult to buy, sell and obtain pricing information, as well as news coverage about our common stock because it is traded on the OTC Bulletin Board. Being traded on the OTC Bulletin Board, rather than on a national securities exchange, may lessen investors' interest in our securities generally and materially adversely affect the trading market and prices for those securities and its ability to issue additional securities or to secure additional financing. The price of our common stock could make it more difficult for shareholders to sell their shares. Our common stock will be subject to Rule 15g-9 under the Securities Exchange Act of 1934 as long as its price is less than $5.00 per share. The closing price on August 3, 2001 was $1.15.


    A low stock price could also cause our common stock to become subject to the SEC's "penny stock" rules and the Securities Enforcement and Penny Stock Reform Act of 1990. The penny stock rules impose additional sales practice requirements on broker-dealers who sell penny stock securities to people who are not established customers or accredited investors. For example, the broker must make a special suitability determination for the buyer and the buyer must be given written consent before the sale. The rules also require that the broker-dealer:

    - send buyers an SEC-prepared disclosure schedule before completing the sale, disclose the broker's commissions and current quotations for the security;

    - disclose whether the broker-dealer is the sole market maker for the penny stock and, if so, the broker's control over the market; and

    - send monthly statements disclosing recent price information held in the customer's account and information on the limited market in penny stocks.

    These additional burdens may discourage broker-dealers from effecting transactions in Nestor's common stock. Thus, if our common stock were to fall within the definition of a penny stock, our liquidity could be reduced, and there could be an adverse effect on the trading market in its common stock.

WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, DIVIDENDS AND THEREFORE, UNLESS OUR COMMON STOCK APPRECIATES IN VALUE, OUR INVESTORS MAY NOT BENEFIT FROM HOLDING OUR COMMON STOCK.


    We have not paid any cash dividends since inception. We do not anticipate paying any cash dividends in the foreseeable future. As a result, our investors will not be able to benefit from owning our common stock unless the market price of our common stock becomes greater than the basis that these investors have in their shares.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

    This joint proxy statement/prospectus contains certain forward-looking statements within the meaning of federal securities laws concerning Nestor's and NTS's operations, economic performance, and financial condition. These statements are based upon a number of assumptions and estimates which are inherently subject to uncertainties and contingencies, many of which are beyond Nestor's or NTS's control, and reflect future business decisions which are subject to change. Some of these assumptions may not materialize and unanticipated events may occur which can affect the results of Nestor or NTS. Important factors that could cause the actual results of Nestor or NTS to differ from their respective expectations are discussed in more detail in this prospectus under the caption "Risk Factors" on page 23. When considering these forward-looking statements you should keep in mind the risk factors and other cautionary statements contained in this prospectus. These forward-looking statements are made as of the date of this joint proxy statement/prospectus and Nestor and NTS assume no obligation to update them.

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                           THE NESTOR ANNUAL MEETING

JOINT PROXY STATEMENT/PROSPECTUS

    This joint proxy statement/prospectus is being furnished to Nestor stockholders in connection with the solicitation of proxies by Nestor's board of directors for the annual meeting of Nestor's stockholders.


    This joint proxy statement/prospectus is first being furnished to Nestor stockholders on or about August 13, 2001.


DATE, TIME AND PLACE OF THE ANNUAL MEETING

    The Nestor annual meeting is scheduled to be held as follows:


          September 12, 2001
           11:00 a.m., local time
           The Gatehouse Restaurant (River Room)
           Four Richmond Square
           Providence, Rhode Island 02906


PURPOSE OF THE ANNUAL MEETING

    At the Nestor annual meeting, Nestor's stockholders will be asked to:

    - consider and vote upon a proposal to approve the issuance of shares of Nestor common stock to the NTS stockholders in connection with the merger agreement and to NTS Investors, LLC in connection with the Secured Note Agreement;

    - consider and vote upon a proposal to elect nine directors of Nestor for a term of one year and until their successors are duly elected and qualified;

    - consider and vote upon a proposal to amend Nestor's certificate of incorporation to increase the number of authorized shares of Nestor common stock from 30 million to 100 million;

    - consider and vote upon a proposal to approve Nestor's Amended and Restated 1997 Incentive Stock Option Plan to, among other things, increase the number of shares of Nestor common stock available for option grants from 1 million to 5 million;

    - consider and vote upon a proposal to approve Nestor's Amended and Restated Incentive Stock Option Plan;

    All of the above proposals will become effective only if the merger is effective.

    - consider and vote upon a proposal to ratify the selection of Ernst & Young LLP as independent auditors of Nestor for the year ending December 31, 2001; and

    - transact any other business that properly comes before the Nestor annual meeting or any adjournment or postponement of the Nestor annual meeting.

RECORD DATE FOR THE ANNUAL MEETING


    The board of directors of Nestor has fixed the close of business on July 16, 2001, as the record date for determination of stockholders entitled to notice of and to vote at the annual meeting of stockholders. On the record date, there were 17,813,799 shares of Nestor common stock outstanding, held by approximately 408 holders of record and 235,000 shares of Series B Convertible Preferred Stock outstanding, held by approximately 15 holders of record.

VOTE REQUIRED

    A majority of the outstanding shares of Nestor common stock and Series B Convertible Preferred Stock must be represented, either in person or by proxy, as a group, to constitute a quorum at the Nestor annual meeting. The affirmative vote of the holders of a majority of the outstanding shares of Nestor common stock and Series B Convertible Preferred Stock outstanding as of the record date is required to adopt each proposal being considered at the annual meeting. At the Nestor annual meeting each share of Nestor capital stock eligible to vote is entitled to one vote on all matters properly submitted to the Nestor stockholders.


    As of the record date, Nestor directors and executive officers and their affiliates owned and were entitled to vote 43% of the outstanding shares of Nestor capital stock.


ADJOURNMENT OR POSTPONEMENT

    The Nestor annual meeting may be adjourned or postponed in order to permit further solicitation of proxies.

PROXIES

    All shares of Nestor capital stock represented by properly executed proxies or voting instructions received before or at Nestor's annual meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly executed proxy card or voting instruction, the shares will be voted FOR: (i) the issuance of Nestor common stock to the NTS stockholders in connection with the merger agreement and to NTS Investors, LLC in connection with the Secured Note Agreement; (ii) the election of nine directors of Nestor; (iii) the amendment to Nestor's certificate of incorporation; (iv) the approval of Nestor's Amended and Restated 1997 Incentive Stock Option Plan; (v) the approval of Nestor's Amended and Restated Incentive Stock Option Plan, and (vi) the ratification of the selection of independent auditors of Nestor. We urge you to mark each applicable box on the proxy card or voting instruction to indicate how to vote your shares.

    If you return a properly executed proxy card or voting instructions and have abstained from voting on a particular matter, your Nestor capital stock represented by the proxy or voting instructions will be considered present at the annual meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of that matter. If your shares are held in an account at a brokerage firm or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of that matter. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

    Because approval of the matters expected to be voted on at the Nestor annual meeting requires the affirmative vote of a majority of the outstanding shares of Nestor capital stock eligible to vote, abstentions, failures to vote and broker non-votes will have the same effect as a vote against the particular matter.

    Nestor does not expect that any matters other than those stated in the notice will be brought before its annual meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless you withhold authority to do so on the proxy card.

    The persons named as proxies may vote for one or more adjournments of the Nestor annual meeting to permit further solicitations in favor of the proposals to be submitted at the meeting. However, no proxy that is voted against any of the proposals described in this joint proxy statement/ prospectus will be voted in favor of an adjournment.

    You may revoke your proxy at any time before it is voted by:

    - filing a revocation of proxy with the Secretary of Nestor, One Richmond Square, Providence, Rhode Island 02906;

    - granting a subsequently dated proxy; or

    - appearing in person and voting at the Nestor annual meeting if you are a holder of record.

    Attendance at the Nestor annual meeting will not in and of itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

    The accompanying proxy is being solicited on behalf of Nestor's board of directors. In addition to mailing the proxy materials, solicitations may be made in person or by telephone or telegraph by directors, officers or regular employees of Nestor, none of whom will receive additional compensation in connection with such solicitation. The expense of the solicitation of proxies for the Nestor annual meeting will be borne by Nestor. Nestor will request banks, brokers and other nominees to forward proxy materials to beneficial owners of Nestor common stock and Series B Convertible Preferred Stock held by them and will reimburse such banks, brokers and other nominees for their reasonable out-of-pocket expenses in doing so.

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                            THE NTS SPECIAL MEETING

JOINT PROXY STATEMENT/PROSPECTUS

    This joint proxy statement/prospectus is being furnished to NTS stockholders in connection with the solicitation of proxies by NTS's board of directors in connection with NTS's special meeting of its stockholders.


    This joint proxy statement/prospectus is first being furnished to NTS stockholders on or about August 13, 2001.


DATE, TIME AND PLACE OF THE SPECIAL MEETING

    The NTS special meeting is scheduled to be held as follows:


               September 12, 2001
               9:30 a.m., local time
               The Gatehouse Restaurant (River Room)
               Four Richmond Square
               Providence, Rhode Island 02906


PURPOSE OF THE SPECIAL MEETING

    At the NTS special meeting, NTS's stockholders will be asked to:

    - consider and vote upon a proposal to adopt the merger agreement;

    - consider and vote upon an amendment to NTS's 1999 Incentive Stock Option Plan to increase the number of shares of NTS common stock available for option grants from 200,000 to 400,000; and

    - transact any other business that properly comes before the NTS special meeting or any adjournment or postponement of the NTS special meeting.

RECORD DATE FOR THE SPECIAL MEETING

    The board of directors of NTS has fixed the close of business on July 16, 2001, as the record date for determination of stockholders entitled to notice of and to vote at the special meeting of stockholders. On the record date, there were 2,599,975 shares of NTS common stock outstanding, held by approximately 31 holders of record, including 900,000 shares of NTS common stock held by Nestor, Inc.

VOTE REQUIRED

    A majority of the outstanding shares of NTS common stock must be represented, either in person or by proxy, to constitute a quorum at the NTS special meeting. The affirmative vote of the holders of a majority of the outstanding shares of NTS common stock outstanding as of the record date is required to adopt the merger agreement and approve the amendment to the NTS 1999 Incentive Stock Option Plan. At the NTS special meeting each share of NTS common stock is entitled to one vote on all matters properly submitted to the NTS stockholders.


    As of the record date, NTS directors and executive officers and their affiliates owned and were entitled to vote 43.67% of the outstanding shares of NTS common stock. Holders of approximately 78.515% of the outstanding shares of NTS common stock have already agreed to vote in favor of adopting the merger agreement. These holders include Nestor, which holds approximately 34.62% of NTS common stock and the officers and directors of NTS, who hold approximately 43.89% of NTS common stock. In addition, 1,412,475 shares, or 54.33%, of NTS's common stock, which includes

1,025,525 shares held by NTS directors and executive officers and their affiliates, are subject to the terms, provisions and conditions of the NTS Voting Trust Agreement. See "NTS Voting Trust Agreement" on page 50.


ADJOURNMENT OR POSTPONEMENT

    The NTS special meeting may be adjourned or postponed in order to permit further solicitation of proxies.

PROXIES

    All shares of NTS common stock represented by properly executed proxies or voting instructions received before or at NTS's special meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly executed proxy card or voting instruction, the shares will be voted FOR the adoption of the merger agreement and the amendment to the NTS 1999 Incentive Stock Option Plan. We urge you to mark each applicable box on the proxy card or voting instruction to indicate how to vote your shares.

    If you return a properly executed proxy card or voting instructions and have abstained from voting on a particular matter, your NTS stock represented by the proxy or voting instructions will be considered present at the meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of that matter. If your shares are held in an account at a brokerage firm or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of that matter. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

    Because approval of the matters expected to be voted on at the NTS special meeting requires the affirmative vote of a majority of the outstanding shares of NTS common stock, abstentions, failures to vote and broker non-votes will have the same effect as a vote against the particular matter.


    NTS does not expect that any matter other than the adoption of the merger agreement and the amendment to NTS's 1999 Incentive Stock Option Plan will be brought before its special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless you withhold authority to do so on the proxy card.


    The persons named as proxies may vote for one or more adjournments of the NTS special meeting to permit further solicitations in favor of the proposals to be submitted at the meeting. However, no proxy that is voted against the proposal described in this joint proxy statement/prospectus will be voted in favor of an adjournment.

    You may revoke your proxy at any time before it is voted by:

    - filing a revocation of proxy with the Secretary of NTS, One Richmond Square, Providence, Rhode Island 02906;

    - granting a subsequently dated proxy; or

    - appearing in person and voting at the NTS special meeting if you are a holder of record.

    Attendance at the NTS special meeting will not in and of itself constitute revocation of a proxy.

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SOLICITATION OF PROXIES

    The accompanying proxy is being solicited on behalf of the NTS's board of directors. In addition to mailing the proxy materials, solicitations may be made in person or by telephone or telegraph by directors, officers or regular employees of NTS, none of whom will receive additional compensation in connection with such solicitation. The expense of the solicitation of proxies for the special meeting will be borne by NTS. NTS will request banks, brokers and other nominees to forward proxy materials to beneficial owners of NTS common stock held by them and will reimburse such banks, brokers and other nominees for their reasonable out-of-pocket expenses in doing so.

    You should not send in any stock certificates with your proxy card. A transmittal letter with instructions for the surrender of stock certificates will be mailed to NTS stockholders as soon as practicable after completion of the merger.

                  PROPOSAL NUMBER ONE FOR NESTOR STOCKHOLDERS-
                  APPROVAL OF ISSUANCE OF NESTOR COMMON STOCK
                         IN CONNECTION WITH THE MERGER
                                      AND
                   PROPOSAL NUMBER ONE FOR NTS STOCKHOLDERS-
                        APPROVAL OF THE MERGER AGREEMENT
                                   THE MERGER


    THIS SECTION OF THE JOINT PROXY STATEMENT/PROSPECTUS DESCRIBES MATERIAL ASPECTS OF THE PROPOSED MERGER, INCLUDING THE MERGER AGREEMENT. WHILE WE BELIEVE THAT THE DESCRIPTION COVERS THE MATERIAL TERMS OF THE MERGER, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS WE REFER YOU TO FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER. IN ADDITION, WE INCORPORATE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT NESTOR IN THIS JOINT PROXY STATEMENT/PROSPECTUS BY REFERENCE. YOU MAY OBTAIN THE INFORMATION INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS WITHOUT CHARGE BY FOLLOWING THE INSTRUCTIONS IN THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" THAT BEGINS ON PAGE 124 OF THIS JOINT PROXY STATEMENT/PROSPECTUS.


WHAT YOU WILL RECEIVE IN THE MERGER

    At the effective time of the merger, Nestor Merger Sub Corp. will merge with and into NTS. The separate corporate existence of Nestor Merger Sub Corp. will cease and NTS will be the surviving corporation in the merger and will become a wholly owned subsidiary of Nestor.

    In the merger, each outstanding share of NTS common stock (other than the 900,000 shares of NTS common stock owned by Nestor, which will be automatically cancelled without any consideration therefor) will be converted into 9.1655668 shares of common stock of Nestor. No fractional shares of Nestor common stock will be issued; any fractional shares will be eliminated.

    There will be no change in the shares of Nestor common stock outstanding before the merger; they will continue to be outstanding.

SECURED NOTE AGREEMENT

    ADDITIONAL EQUITY INTEREST. On January 9, 2001, Nestor and NTS entered into a Secured Note Agreement with NTS Investors, LLC or NTS Investors, a Delaware limited liability company, pursuant to which NTS Investors initially agreed to loan NTS up to $4,000,000 payable on December 31, 2001 together with interest at the rate of 8% per year. NTS is required to use the proceeds of the loan for its own working capital purposes, except that NTS may make certain specified payments to Nestor.


    Pursuant to the Secured Note Agreement, the parties agreed to take all of the steps necessary to effect a merger or other similar transaction between Nestor and NTS. Upon consummation of the merger, NTS Investors will increase its investment in NTS to an aggregate amount of at least $7,500,000 or up to a maximum of $8,000,000, and in exchange for such maximum additional funding, NTS Investors will acquire 33.34% of the issued and outstanding common stock of Nestor on a fully diluted basis, except for (a) certain common stock purchase warrants issued to Wand/Nestor Investments L.P., Transactions Systems Architects, Inc. and others, which in the aggregate are equal to approximately 5,000,000 warrants (the "Outstanding Warrants"), and (b) employee stock options outstanding on the date of the consummation of the merger (See "The Merger--Treatment of Stock Options and Other Rights" on page 53). The parties further agreed that, with respect to options or warrants issued to, or for the benefit of, non-employee members of the board of directors of either Nestor or NTS, Alan M. Wiener, Herbert S. Meeker and Robert M. Carroll outstanding at the effective time of the merger, and the Outstanding Warrants (collectively, the "Stock Rights"), NTS Investors shall have the right: (i) to purchase for cash (or such other consideration as is being paid for the exercise of such Stock Rights), at the same exercise price at which such Stock Right has been exercised, such number of additional shares of Nestor common stock, equal to one-half of the number of shares of Nestor common stock into which such Stock Right has been converted or exchanged, as the case may be; and (ii) to purchase, for a period terminating on the third anniversary of the effective time of the merger, one million shares of Nestor common stock at a per share exercise price of $1.28 in accordance with the terms of that certain Investor's Agreement, by and between Nestor and Nestor Investors, LLC to be entered into upon the closing of the transactions contemplated in the merger agreement.


    Concurrently with the consummation of the merger and the issuance of the shares of Nestor common stock to NTS Investors, the Secured Note Agreement will be cancelled and the entire unpaid principal amount of the Secured Note Agreement and all accrued interest thereon shall be credited against the amount of the additional funding being provided to NTS. Therefore, as a result of the merger, NTS will realize a total cash investment of at least $7,500,000 or up to $8,000,000 and NTS Investors will own 33.34% of Nestor on a fully diluted basis as set forth herein. Except as set forth in the prior paragraph, NTS Investors will not have any right to acquire any additional Nestor shares.

    BOARD REPRESENTATION. Upon consummation of the merger, the parties have agreed that the Nestor board of directors shall consist of nine members, of which NTS Investors has the right to designate three members. NTS Investors has determined that David Polak, Steven Emerson and David Fox will be its initial designees to the Nestor board. See "Management of Nestor Following the Merger" on page 93 and "Proposal Number Two--Election of Directors" on page 110.

    CONVERSION OF SECURED NOTE. If the merger is not consummated on or before December 31, 2001, NTS Investors may, at its option, either: (i) convert the secured note into a 25% equity interest in NTS, or (ii) invest an additional amount of at least $3,750,000 or up to $4,000,000 in NTS and convert the secured note into either a 48% or 50% equity interest in NTS on a fully diluted basis as set forth above, which will have a substantial dilutive effect on holders of shares of NTS common stock, including, but not limited to, Nestor.

NESTOR'S REASONS FOR THE MERGER; RECOMMENDATIONS OF NESTOR'S BOARD OF DIRECTORS

    At a meeting held on June 14, 2001, the board of directors of Nestor concluded that the merger and each of the transactions contemplated in the merger agreement were in the best interests of Nestor and its stockholders and determined to recommend that the stockholders vote in favor of the issuance of Nestor common stock in connection with the merger agreement.

    The decision of the board of directors of Nestor was based upon several potential benefits of the merger, including the following:

    - the realization of the proceeds of an investment by NTS Investors, LLC of up to $8 million pursuant to the Secured Note Agreement;

    - the expectation that no tax gain or loss will be recognized by Nestor, NTS or Nestor Merger Sub Corp. as a result of the merger (See "Material United States Federal Income Tax Consequences of the Merger" on page 52).

    In its evaluation of the merger, Nestor's board of directors considered several factors, including, but not limited to, the following:

    - historical information concerning Nestor's and NTS's respective businesses, financial performance and condition, operations, technology and management, including reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company;

    - Nestor management's view of the financial condition, results of operations and businesses of Nestor and NTS before and after giving effect to the merger;

    - current financial market conditions and historical market prices, volatility and trading information of Nestor;

    - the opinion of Aramar Capital Group, LLC, as more fully described in "Opinion of Aramar Capital Group, LLC," that, as of the date of such opinion and based upon the assumptions made, matters considered and limits of review described therein, the consideration to be paid by Nestor pursuant to the merger agreement is fair from a financial point of view to Nestor;

    - the belief that the terms of the merger agreement are reasonable; and

    - reports from management as to the results of its due diligence investigation of NTS.

    The Nestor board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

    - the possibility that the merger may not be consummated in the event the NTS stockholders do not approve the merger;

    - the effect that the negative operating cash flow of NTS will have on the financial condition of Nestor;

    - the effect of the public announcement of the merger on the price of Nestor's common stock; and

    - other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

    The Nestor board concluded however, that, on balance, the potential benefits to Nestor and its stockholders of the merger outweighed the risks associated with the merger.


    It should be noted that three directors of Nestor are also directors of NTS, of which two are also stockholders of NTS.


    The discussion of the information and factors considered by the Nestor board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the Nestor board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. Furthermore, individual directors may have given different weights to different reasons.

    After careful consideration, the Nestor board of directors has, in the exercise of its best business judgment, determined the merger to be fair to and in the best interests of the Nestor stockholders. NESTOR'S BOARD OF DIRECTORS RECOMMENDS THAT THE NESTOR STOCKHOLDERS VOTE "FOR" THE ISSUANCE OF SHARES OF NESTOR COMMON STOCK TO THE NTS STOCKHOLDERS AND TO NTS INVESTORS, LLC IN CONNECTION WITH THE MERGER.

NTS'S REASONS FOR THE MERGER; RECOMMENDATION OF THE NTS BOARD OF DIRECTORS

    The NTS board of directors has determined that the merger and each of the transactions contemplated in the merger agreement are fair to and in the best interests of NTS and its stockholders.

    At a meeting held on June 14, 2001, the NTS board of directors, considered the financial, legal and other terms of the merger. The decision of the NTS board of directors to adopt the merger agreement and to approve the merger and each of the transactions contemplated in the merger agreement, and its conclusion that the merger and each of the transactions contemplated in the merger agreement are fair to and in the best interest of NTS and its stockholders, was based on several potential benefits of the merger and involved the consideration of a number of factors, including the following:

    - the realization of the proceeds of an investment by NTS Investors, LLC of up to $8 million pursuant to the Secured Note Agreement;

    - the opportunity to allow NTS to become part of a larger, public organization with a potential increase in the availability of capital-raising opportunities;

    - the opportunity for NTS's stockholders to participate in the potential growth of the surviving corporation after the merger;

    - the exchange ratio in the merger and the implied per share price, which compared favorably to transactions comparable to the merger, and a discounted cash flow, according to a number of applicable valuation methodologies including an analysis of companies comparable to NTS;

    - the view of NTS's management of the financial condition, the competitive position and prospects, the results of operations and the businesses of Nestor and NTS before and after giving effect to the merger, and the determination of NTS's board of directors of the merger's effect on stockholder value;

    - the belief that the terms of the merger agreement were reasonable; and

    - the structure of the merger, which permits NTS stockholders to exchange their NTS common stock for Nestor common stock on a tax-free basis.

    The decision of NTS's board of directors was the result of its careful consideration of a range of strategic alternatives in the pursuit of a long-term business strategy for NTS. The NTS board's primary consideration was to identify and secure the alternative that would provide the best strategic fit for NTS and to provide long-term value to NTS's stockholders. The NTS board also reviewed:

    - historical information concerning Nestor's and NTS's respective businesses, financial performance and condition, operations, technology and management;

    - the terms and conditions of the merger agreement;

    The NTS board also considered a number of potentially negative factors in its deliberations concerning the merger, including:

    - the volatility of the market value of Nestor common stock, including the risk that the announcement of the merger would have an adverse effect on the market price of Nestor common stock;


    - Nestor had an operating loss before income taxes and investment loss of approximately $1,655,000 for the fiscal year ended December 31, 2000;


    - the risk that, because the share exchange ratio would not be adjusted for changes in the market price of the common stock of Nestor, the per share value of the consideration to be received by the NTS stockholders might be significantly less than the price per share implied by the exchange ratio immediately prior to the announcement of the merger to the public;

    - the risk that the merger might not be consummated in the event that Nestor's stockholders do not approve the issuance of shares in connection with the merger;

    - the potential loss of revenues and business opportunities for NTS as a result of confusion in the marketplace arising out of the announcement of the merger to the public, and the possible exploitation of such confusion by the competitors of Nestor and NTS;

    - the possibility of management disruption associated with the merger and with the integration of the companies' operations; and

    - the other applicable risks described in this joint proxy statement/prospectus under "Risk Factors" on page 23.

    The NTS board of directors, however, concluded that, on balance, the merger's potential benefits to NTS and its stockholders outweighed the associated risks. The above discussion of the information and facts considered by NTS's board of directors is not intended to be exhaustive. In view of the variety of factors to be considered in connection with its evaluation of the merger, the NTS board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific facts considered in reaching its decision. Furthermore, individual directors may have given different weights to different reasons.

    Following careful and thorough consideration, the NTS board of directors has, in the exercise of its best business judgment, determined that the merger is fair to and in the best interests of NTS and its stockholders. THE NTS BOARD OF DIRECTORS RECOMMENDS THAT THE NTS STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.


OPINION OF NESTOR'S FINANCIAL ADVISOR


    Before entering into the Agreement, Nestor approached Aramar Capital Group, LLC ("Aramar") to render a fairness opinion (the "Opinion"), from a financial point of view, with respect to the consideration to be paid by Nestor in the proposed merger. In subsequent discussions between Aramar and Nestor, the nature and scope of the Opinion Aramar would be engaged to render was considered. Pursuant to an engagement letter dated February 2, 2001, Nestor engaged Aramar to render an opinion as to whether or not the Consideration (defined below) to be paid by Nestor in the proposed merger was fair, from a financial point of view, to Nestor. "Consideration" means only the shares of Nestor common stock to be issued in the merger to those persons or entities who actually own shares of common stock of NTS or hold options and warrants of NTS as of the date of the Opinion. Notwithstanding the foregoing, the Opinion does not relate in any way to, or address the fairness (from a financial point of view or otherwise) of, the consideration to be received in connection with the merger by NTS Investors in connection with the Secured Note Agreement, including but not limited to the shares of Nestor common stock to be issued to NTS Investors or other rights and benefits available to NTS Investors pursuant to the Secured Note Agreement before, after or as a result of the merger.

    When Aramar was engaged, the definitive merger agreement had not yet been negotiated. Accordingly, as the merger negotiations progressed, Nestor provided to Aramar revised drafts of the merger agreement reflecting the progress of negotiations. In May, 2001, management of Nestor believed that its merger negotiations with NTS were substantially completed. A special meeting of the board of directors of Nestor was scheduled in order to continue the board's consideration of the proposed Transaction and, if appropriate, to take actions authorizing the merger and the other transactions incidental to it. The board of directors wished to have available to it at that special meeting the Opinion Aramar was engaged to render. Accordingly, Nestor asked Aramar to provide its Opinion based on the April 3, 2001 draft of the merger agreement (the "Draft Merger Agreement").

    On May 31, 2001, Aramar delivered to the Nestor board of directors its written Opinion that, as of that date and based on the assumptions made, the matters considered and the limitations on the review undertaken summarized in the Opinion, the Consideration to be paid by Nestor under and pursuant to the Draft Merger Agreement was fair, from a financial point of view, to Nestor. The full text of the Opinion, which sets forth, among other things, a summary of the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex D and is incorporated in this joint proxy statement/prospectus by reference. Nestor stockholders are urged to read the Opinion in its entirety.

    The Opinion was prepared for the benefit and use solely by the Nestor board of directors in connection with its evaluation of the transactions contemplated by the Agreement and does not constitute a recommendation to shareholders of Nestor on any matter whatsoever, including as to how they should vote, or take any other action, with respect to the proposed merger or any other proposals being submitted to them. The Opinion does not address the relative merits of the proposed merger and the other business strategies that the Nestor board of directors has considered or may be considering or could consider or the underlying business decision of the Nestor board of directors to proceed with the proposed merger.

    Aramar was not authorized to, and did not, solicit third party indications of interest in acquiring all or part of NTS, of which Aramar has been advised by Nestor that Nestor owned 34.62% of NTS prior to the merger, and Aramar was not asked to consider, and its Opinion does not address, the consideration Nestor might receive from the sale of NTS to a third party purchaser, the relative merits of the merger as compared to any alternative business strategies that might exist for Nestor or the effect of any other transaction in which Nestor or NTS might engage. Aramar's Opinion necessarily is based upon information available to Aramar and financial, market and other conditions and circumstances existing and disclosed to Aramar, as of the date of the Opinion.

    The summary of the Opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Opinion. In connection with the preparation of the Opinion, Aramar has, among other things:

    - reviewed the financial terms of the Agreement;

    - reviewed and analyzed certain business and financial information with respect to Nestor and NTS, including financial forecasts prepared by the management of Nestor and NTS (Nestor's and NTS's managements have advised Aramar that such information provided to Aramar is the most recent information developed or reviewed by Nestor and NTS and that management has not changed its position with respect to such information);

    - held discussions with certain members of the management of Nestor and NTS concerning their respective businesses, operations and prospects, and visited certain Nestor and NTS facilities;

    - conducted interviews with certain customers of NTS;

    - reviewed Nestor's and NTS's business plans dated February 2001 and financial forecasts for and as developed by Nestor and NTS (Nestor's and NTS's managements have advised Aramar that such information provided is the most recent information developed or reviewed by Nestor and NTS and that management has not changed its position with respect to such information);

    - reviewed Nestor's Annual Reports on Form 10-K for the fiscal year ended June 30, 1996 and the calendar years 1997, 1998, 1999 and 2000, and Nestor's Quarterly Report on Form 10-Q for the period ended March 31, 2001;

    - reviewed NTS's historical financial information as presented in Nestor's Annual Report on Form 10-K and as presented by NTS's management;

    - reviewed the price and trading history of the Nestor's common stock; and

    - reviewed certain publicly available information provided to Aramar by Nestor and NTS regarding the industries in which Nestor and NTS compete.

    In addition, Nestor has advised Aramar that on January 29, 2001 NTS granted options to purchase 80,000 shares of NTS common stock at a purchase price of $5.00 per share. Aramar has assumed that the purchase price of these options was not intended to equal the fair market value of a share of NTS common stock on the date of grant.

    In its review and analysis, and in arriving at its opinion, Aramar assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the managements of Nestor and

NTS) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of such information. Aramar relied upon the assurances of the managements of Nestor and NTS that they were not aware of any facts that would make such information inaccurate or misleading. Aramar did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Nestor or NTS, nor was Aramar furnished with any such evaluation or appraisal. Furthermore, Aramar assumed (in reliance upon Nestor's representations to Aramar to such effect and in reliance upon an opinion of Nestor's patent counsel to such effect relating to an allegation of infringement made with respect to one of Nestor's patents) that all patents and other intellectual property used in the business of NTS are valid and enforceable by Nestor and/or NTS, as applicable, and that none of such patents and intellectual property infringes on any rights of any third party.

    With respect to the financial forecasts referred to above, Aramar has assumed, upon the advice of Nestor and NTS, that they have been reasonably prepared on bases reflecting the best available good faith estimate and judgment of the management of Nestor and NTS as to the future financial performance of Nestor and NTS, and that Nestor and NTS will perform substantially in accordance with such forecasts. Aramar assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based.

    In addition, Aramar assumed:

    - that the merger will be completed upon the terms and conditions set forth in the Draft Merger Agreement without material alteration or waiver thereof; and


    - that the license agreement that Nestor signed on May 18, 2001 with Retail Decisions, Inc. will be performed without any waiver of or modification to any of its material terms and conditions and, based on representations by management of Nestor, that the effective date of the license agreement with Retail Decisions, Inc. will be as of May 1, 2001; and


    - that the historical financial statements of each of Nestor and NTS reviewed by it have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

    Aramar relied as to all legal matters relevant to rendering its Opinion on the advice of its legal counsel. The Opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to Aramar as of, the date of the Opinion. Although developments following the date of the Opinion may affect the Opinion, Aramar is not required to, and will not, conduct any investigation to bring new facts or information to light after rendering its Opinion. Aramar expresses no additional opinions, including with respect to any other arrangement entered into in connection with the Agreement, any tax or other consequences that might result from the merger or the price at which the shares of Nestor common stock that are issued in connection with the merger may be traded in the future.

    The following is a brief summary of certain analyses performed by Aramar and reviewed with the board of directors of Nestor in connection with the delivery by Aramar of its written Opinion to the board of directors of Nestor. The results of the valuation methods summarized below (except for the Relative Discounted Cash Flow Analysis) were compared to the Consideration to be paid by Nestor in connection with its merger with NTS. Based on the Draft Merger Agreement and information provided to Aramar by Nestor, Nestor will issue 18,257,580 shares of Nestor common stock to the NTS shareholders. The 18,257,580 shares are comprised of 15,581,234 shares of Nestor common stock to be issued to the NTS shareholders and 2,676,346 shares of Nestor common stock to be issued for options and warrants of NTS (all of which options and warrants are in the money as of the date of the Opinion, based on the Exchange Ratio) which will be outstanding at the time of the Merger. The Consideration was calculated by multiplying the 18,257,580 shares by Nestor's closing price of $1.51 per share on May 30, 2001, for a total of $27,568,945.

    DISCOUNTED CASH FLOW ANALYSIS

    The Discounted Cash Flow Analysis derives implied equity values based on the present value of future net cash flows. For purposes of the NTS Discounted Cash Flow Analysis, Aramar included cash to be received by NTS from the exercise of options and warrants. Aramar analyzed cash flows derived from projections for NTS that were developed by the NTS's management and reviewed and commented on by Aramar and subsequently reviewed by management. In addition, Aramar calculated a weighted average cost of capital ("WACC") for NTS. Aramar assumed a closing date for the merger of August 31, 2001, and has discounted all relevant cash flows and the terminal value (as described below) back to the assumed closing date.

    For purposes of this analysis, annual free cash flow equals delivered net income, plus depreciation, less capital expenditures, less the change in working capital, less capital lease finance costs. In the last year of the analysis, Aramar derived a hypothetical value of NTS at the end of the projection period, or terminal value. Aramar calculated the terminal value based on a multiple of EBITDA plus cash and cash equivalents less capitalized lease obligations at the end of the projection period. To determine an exit multiple, Aramar first looked to find meaningful acquisition or market multiples. Aramar was unable to find market or acquisition multiples it deemed relevant for use as an exit multiple for Nestor or NTS, for reasons more fully described below. Because the terminal multiple method is essentially a perpetuity of the final cash flow, Aramar used the inverse of the rates it used for the discounted cash flow analysis to determine an exit multiple range.

    RELATIVE DISCOUNTED CASH FLOW ANALYSIS

    The Relative Discounted Cash Flow Analysis employs the same valuation methodology as in the Discounted Cash Flow Analysis section. However, this analysis focuses on the relative discounted cash flow valuations of the prospective acquiring and acquired entities in comparison to the prospective relative ownership positions of the stockholders of the two entities after the merger.

    Aramar analyzed cash flows derived from projections for Nestor and NTS that were developed by the companies' respective management and reviewed and commented on by Aramar and subsequently reviewed by management. In addition, Aramar calculated a WACC for Nestor and NTS and performed the analysis described above the Discounted Cash Flow Analysis section.

    MARKET MULTIPLES ANALYSIS

    The Market Multiples Analysis determines the implied public market value of the entity being valued based on the multiples derived by dividing comparable public company valuations by certain measures of operating performance such as sales, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), net income, the median projected earnings per share as developed by certain research analysts and net book value. Comparable public company multiples may provide a proxy for perceived market value, since they are based on the market's valuation of comparable companies and industry prospects.

    For comparable public companies, various mean and median common stock trading multiples would be derived. Sales, EBITDA and EBIT multiples are based on total enterprise value divided by each financial measure, respectively. Total enterprise value is defined as the market value of common stock, plus total debt, less cash and cash equivalents. Total enterprise value is essentially the value of a company assuming an unleveraged capital structure. The remaining multiples would be derived by dividing the market value of the common stock in the aggregate, or per share as appropriate, by net income, projected net income and net book value.

    Unleveraged implied equity valuations based upon sales, EBITDA and EBIT are calculated by multiplying an entity's sales, EBITDA and EBIT by the valuation multiples of sales, EBITDA and

EBIT derived from the comparable company analysis. From this product, total debt is subtracted, and cash and cash equivalents are added to derive the unlevered equity value. For valuations based on net income, projected net income and book value, the entity's respective measures of operating performance would be multiplied by the appropriate median multiples to arrive at implied equity values.

    In its attempt to find appropriate comparable companies for NTS in this valuation, Aramar examined businesses that have government agencies as their primary clients, businesses that own patented technologies, businesses that have developed neural network and/or artificial intelligence systems, companies that employ pattern recognition and data mining businesses. Aramar was unable to find public companies that it deemed directly comparable to NTS or that provided applicable data. In its attempt to find appropriate comparable companies for Nestor in this valuation, Aramar examined businesses that own patented technologies, businesses that have developed neural network and/or artificial intelligence systems, companies that employ pattern recognition, data mining businesses and fraud detection businesses. Aramar was unable to find public companies that it deemed directly comparable to Nestor or that provided applicable data. For this reason, Aramar did not employ this analysis.

    ACQUISITION MULTIPLES ANALYSIS

    This analysis applies a similar methodology as the Market Multiples Analysis, but relies upon multiples derived from merger and acquisition transactions involving comparable companies. Aramar researched comparable merger and acquisition transactions to derive various median multiples. These include sales, EBITDA, EBIT, net income and book value multiples. Sales, EBITDA and EBIT multiples are based on total enterprise value divided by each financial measure, respectively. The remaining multiples are derived by dividing the equity value by the appropriate financial item. Equity value equals the amount paid for the target's equity. Total enterprise value equals equity value, plus the target's total debt, less cash and cash equivalents.

    Implied equity valuations for an entity based on sales, EBITDA and EBIT are calculated by multiplying its sales, EBITDA and EBIT by the median sales, EBITDA and EBIT multiples derived in the analysis, then subtracting total debt and adding cash and cash equivalents. For valuations based on net income and net book value, the entity's respective values are multiplied by the appropriate median multiples to arrive at equity value.

    Aramar was unable to find transactions it considered directly comparable to Nestor or NTS or that provided applicable data. For this reason, Aramar did not employ this analysis.

    DEBT CAPACITY ANALYSIS

    The Debt Capacity Analysis derives an unleveraged equity value based on the amount a financial buyer could reasonably expect to pay for a company using the maximum assumed amount of debt financing and equity to the extent leveraged buyout returns can be obtained. The analysis determines equity values based on operating projections and general assumptions, while considering current market conditions. Capital structures are constructed that meet the current risk/return requirements of senior and subordinated lenders as well as private equity investors. Capital structures are derived by assuming certain minimum EBITDA-to-interest coverage ratios. This test generally is required by lenders to be calculated based on the acquired company's last 12 months' operating performance. Because both Nestor and NTS were unprofitable in 2000, and because NTS has a limited operating history, Aramar did not employ this analysis.

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
    NET BOOK VALUE ANALYSIS

    Another approach to determine value is the Net Book Value Analysis. However, as with most companies, the intrinsic value both for Nestor and NTS largely is a function of their ability to generate cash flow rather than their book or liquidation value. Therefore, Aramar did not employ this analysis.

    CONCLUSION

    On the basis of the Discounted Cash Flow Analysis and the Relative Discounted Cash Flow Analysis, and subject to the foregoing, it is Aramar's opinion that the Consideration to be paid by Nestor in the proposed merger pursuant to the merger agreement is fair, from a financial point of view, to Nestor as of the date of the Opinion.

    While the foregoing summary describes certain analyses and factors that Aramar deemed material in its presentation to the Nestor board of directors, it is not a comprehensive description of all analyses and factors considered by Aramar. The preparation of a fairness opinion is a complex process that involves various determinations as to the appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Aramar believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Opinion.

    The conclusions reached by Aramar are based on analyses and factors taken as a whole and also on application of Aramar's professionals' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Aramar therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analyses that it performed. The analyses performed by Aramar are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business may actually be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of Nestor common stock may be traded at any future time.

    The engagement letter (the "Engagement Letter") dated February 2, 2001 between Aramar and Nestor provides that, for its services, Aramar is entitled to receive a fee of $65,000, one-half of which has been paid and the other half of which was to have been paid upon the delivery of the Opinion, but which is not contingent upon the consummation of the merger or the outcome of Aramar's Opinion. Nestor also has agreed to reimburse Aramar for certain of its out-of-pocket expenses, including legal fees, and to indemnify and hold harmless Aramar and its current and future affiliates, control persons, directors, officers, employees and agents (each an "Indemnified Person") from and against all losses, claims, damages, liabilities, costs or expenses, including those from any threatened or pending investigation, action, proceeding or dispute whether or not Aramar or any such other Indemnified Person is a party to such investigation, action, proceeding or dispute, arising out of Aramar's entering into or performing services under the Engagement Letter, or arising out of any matter referred to in the Engagement Letter. The terms of the fee arrangement with Aramar, which Nestor and Aramar believe are customary for transactions of this nature, were negotiated at arm's length between Nestor and Aramar, and the Nestor board of directors was aware of such fee arrangements.

    Aramar was retained based on the significant experience of its professionals in acting as financial advisors in connection with mergers and acquisitions and in securities valuations generally. Aramar provides investment banking services. It is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, financings and valuations for corporate and other purposes. Aramar has consented to the disclosure in this joint proxy statement/prospectus relating to its fairness opinion and the analysis underlying its opinion.

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
INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER


    NTS OFFICERS AND DIRECTORS. In considering the recommendation of the board of directors of NTS to vote for the proposal to adopt the merger agreement, stockholders of NTS should be aware that certain officers and directors of NTS have interests in the merger that differ from those of NTS stockholders and which are described below. Three directors of NTS are also directors of Nestor, and two of these directors are also substantial stockholders of NTS. The NTS board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining its recommendation to the stockholders of NTS that they vote to adopt the merger agreement.


    - David Fox, a member of the board of directors and President of NTS, is the President, Chief Executive Officer and a director of Nestor. Mr. Fox owns 159,573 shares of NTS common stock and holds options for the purchase of 52,000 shares of NTS common stock. Mr. Fox owns 360,400 shares of Nestor common stock and holds options to purchase 463,745 shares of Nestor common stock.

    - Nigel P. Hebborn is Executive Vice President and Chief Financial Officer of both NTS and Nestor. Mr. Hebborn holds options for the purchase of 15,000 shares of NTS common stock. Mr. Hebborn owns 7,000 shares of Nestor common stock and holds options to purchase 120,000 shares of Nestor common stock.

    - Herbert S. Meeker, a member of the board of directors and the secretary of NTS is a member of the board of directors and is the secretary of Nestor. Mr. Meeker owns 44,450 shares of NTS common stock and holds options for the purchase of 15,000 shares of NTS common stock. Mr. Meeker owns 223,113 shares of Nestor common stock and holds options to purchase 65,000 shares of Nestor common stock.


    - Leon N. Cooper, a director of Nestor, is also a director of NTS.


    - Michael Glier is a Senior Vice President-Operations and Engineering of NTS. Mr. Glier owns 30,206 shares of NTS common stock and holds options for the purchase of 15,000 shares of NTS common stock. Mr. Glier holds options for the purchase of 118,500 shares of Nestor common stock.

    - Douglas L. Reilly is the Senior Vice President-Strategic Analysis & Technology of both NTS and Nestor. Mr. Reilly owns 21,656 shares of NTS common stock and holds options for the purchase of 15,000 shares of NTS common stock. Mr. Reilly owns 70,011 shares of Nestor common stock and holds options for the purchase of 220,000 shares of Nestor common stock.

    NTS EMPLOYEE AND DIRECTOR STOCK OPTIONS. See "The Merger--Treatment of Stock Options and Other Rights" on page 53.

    INDEMNIFICATION AND INSURANCE.  See "The Merger--The Merger
Agreement--Indemnification" on page 61.

    At the effective time of the merger, Nestor will enter into indemnification agreements with each member of the board of directors pursuant to which Nestor will agree to indemnify each of its and the surviving corporation's directors and officers in the event that any such individual is a party or threatened to be made a party to any action, suit or proceeding by reason of the fact that he is a director of Nestor or NTS. In addition, Nestor and NTS maintain a Directors and Officers insurance policy providing for a $2,000,000 aggregate coverage.

STOCK OWNERSHIP FOLLOWING THE MERGER

    Based upon the number of outstanding shares of Nestor common stock and NTS common stock as of the record dates established for the special meetings, without regard to options or warrants to purchase, or securities convertible into, either Nestor common stock or NTS common stock, approximately 50,262,000 shares of Nestor common stock will be outstanding upon consummation of the merger, of which approximately (i) 15,580,000 shares (or 31%) will be held by former NTS stockholders (not including Nestor, whose 900,000 shares of NTS Common Stock will be automatically cancelled without any consideration therefor), (ii) 16,757,000 (or 33.34%) shares will be held by NTS Investors, LLC, and (iii) 17,923,000 (or 35.66%) shares will be held by Nestor stockholders. For a description of the Secured Note Agreement, see "The Merger--Secured Note Agreement" on page 39.

NTS VOTING TRUST AGREEMENT

    Robert M. Carroll, The Robert M. Carroll Family Trust, David Fox, Michael T. Glier, Robert E. Koe, Douglas L. Reilly, Susan A. Bosworth, The Alan and Nancy Wiener Trust, Alvin Siteman, and the Hirsch Family Trust (together, the "Depositors") and Robert M. Carroll, as trustee, have entered into a Voting Trust Agreement, dated as of March 25, 1999, and as amended from time to time, pursuant to which the Depositors agreed to deposit with the Trustee certificates representing 1,412,475 shares of NTS common stock. Pursuant to this agreement, the trustee shall (i) promptly notify the Depositors of any issue that is placed before the NTS stockholders, and (ii) vote the shares held in trust only as from time to time directed by Depositors holding a majority in interest of the shares placed in trust under the agreement. The Voting Trust Agreement will automatically terminate upon the effectiveness of the registration statement that includes this joint proxy statement/prospectus.

BOARD OF DIRECTORS AND MANAGEMENT OF NESTOR FOLLOWING THE MERGER

    Upon consummation of the merger and approval of Proposal II described in this joint proxy statement/prospectus on page 110, the Nestor board of directors will consist of nine members. Leon N. Cooper, Charles Elbaum, Bruce W. Schnitzer and David Fox, all current directors of Nestor, will remain on the Nestor board. Sam Albert, Jeffrey Harvey, Thomas Hill, and Herbert S. Meeker, current directors of Nestor, have agreed to resign as of the effective time of the merger in order to facilitate the merger. If the merger is consummated, Alan M. Wiener and Robert M. Carroll, who are current directors of NTS, along with Alvin Siteman, David Polak, and Steven Emerson, will be appointed to the Nestor board of directors. Messrs. Polak, Emerson and Fox are the designees of NTS Investors, LLC. See "The Merger--Secured Note Agreement" on page 39.

    Following the merger, the following persons will serve in the following management capacities of Nestor:

David Fox.........................  President and Chief Executive Officer
Nigel P. Hebborn..................  Executive Vice President and Chief Financial
                                    Officer
Michael T. Glier..................  Senior Vice President--Operations & Engineering
Douglas L. Reilly.................  Senior Vice President--Strategic Analysis &
                                    Technology
Zev Fogel.........................  Vice President--Business Development
Robert Kerr.......................  Vice President--Administration
Mark Laird........................  Vice President--Engineering
Herbert S. Meeker.................  Secretary

STOCKHOLDERS' AGREEMENT

    BOARD DESIGNATION. In connection with the merger, Nestor will enter into a Stockholders' Agreement with NTS Investors, LLC, Alan M. Wiener, Alvin Siteman and Robert M. Carroll, pursuant to which these stockholders have the right, from and after the effective time of the merger, to designate individuals to serve as directors of Nestor in accordance with the following:

    - NTS Investors shall be entitled to designate one-third of the members of Nestor's board of directors as long as NTS Investors and its affiliates own at least 25% of Nestor's outstanding common stock;

    - NTS Investors shall be entitled to designate two-ninths of the members of Nestor's board of directors if NTS Investors and its affiliates own less than 25% but more than 15% of Nestor's common stock;

    - NTS Investors shall be entitled to designate one-ninth of the members of Nestor's board of directors if NTS Investors and its affiliates own less than 15% but more than 5% of Nestor's common stock;

    - Alan M. Wiener shall be entitled to designate one member of the Nestor board of directors as long as Mr. Wiener and his affiliates own at least 90% of the aggregate number of shares of Nestor common stock to be issued to Mr. Wiener pursuant to the merger in the event that the Nestor board of directors consists of nine members;

    - Alvin Siteman shall be entitled to designate one member of the Nestor board of directors as long as Mr. Siteman and his affiliates own at least 90% of the aggregate number of shares of Nestor common stock to be issued to Mr. Siteman pursuant to the merger in the event that the Nestor board of directors consists of nine members; and

    - Robert M. Carroll shall be entitled to designate one member of the Nestor board of directors as long as Mr. Carroll and his affiliates own at least 90% of the aggregate number of shares of Nestor common stock to be issued to Mr. Carroll pursuant to the merger in the event that the Nestor board of directors consists of nine members.


    The parties also agreed that if the Nestor board of directors is enlarged beyond nine members, each of NTS Investors, Messrs. Wiener, Siteman and Carroll shall be given the right to designate an additional number of directors proportionate to the number of directors each of them had previously designated. Wand/Nestor Investments L.P. ("Wand") will continue to maintain its right to propose two candidates for election to the Nestor board pursuant to the Securities Purchase Agreement, dated as of March 7, 1986, which right Wand has waived with respect to one candidate for 2001. Transaction Systems Architects Inc., or TSAI, will continue to maintain its right to propose one candidate for election to the Nestor, pursuant to the Securities Purchase Agreement between Nestor and TSAI dated April 28, 1998, which right TSAI has waived with respect to 2001.


    REMOVAL OF DIRECTORS. Any director designated and elected pursuant to the Stockholders Agreement may only be removed by the board of directors for cause. In such event or in the event that any director for any reason ceases to serve as a member of the board of directors during such director's term of office, the resulting vacancy shall be filled by an individual recommended by either NTS Investors, Messrs. Wiener, Siteman or Carroll, as applicable, subject to the approval of the board of directors consistent with its fiduciary duties to Nestor's stockholders.

    COVENANT TO VOTE. The parties to the Stockholders' Agreement agreed to vote all shares of common stock owned or held of record by each of them at all annual or special meetings in favor of, or to take all actions by written consent in lieu of such a meeting, necessary to ensure: (i) the election as members of the board of directors of those individuals so designated by each of NTS Investors, Messrs. Wiener, Siteman and Carroll in accordance with and to otherwise effect the intent of the provisions of the Stockholders Agreement; and (ii) that Nestor maintains a nine (9) member board of directors. In addition, the parties to the Stockholders Agreement agreed to vote the shares of common stock owned or held of record by each of them or over which such stockholder has voting control upon any other matters arising under the Stockholders Agreement submitted to the vote of Nestor's stockholders in a manner so as to implement the terms of the Stockholders Agreement.

    TERM. The Stockholders' Agreement shall terminate upon the earlier to occur of: (i) four years after the effective date of the merger; or (ii) the date on which NTS Investors, LLC (and its affiliates) own less than five percent of Nestor's outstanding stock; provided that the Stockholders' Agreement shall terminate with respect to any stockholder who is a party when such stockholder and/or his affiliates no longer own any shares of Nestor common stock. The form of the Stockholders' Agreement is attached as Annex B to this joint proxy statement/prospectus.

BOARD OF DIRECTORS AND MANAGEMENT OF NTS FOLLOWING THE MERGER

    Bruce W. Schnitzer, Alan M. Wiener, David Polak, and David Fox will be the initial directors of NTS following the completion of the merger. The officers of NTS following the completion of the merger will be the same individuals serving in such capacity as the officers of Nestor following the completion of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following is a summary of certain Federal income tax consequences of the merger to the holders of NTS common stock that exchange such stock for Nestor common stock pursuant to the merger. This summary addresses only NTS stockholders who hold their NTS common stock as a capital asset and will hold Nestor common stock received in exchange therefor as a capital asset. This summary does not address all Federal income tax considerations that may be relevant to particular NTS stockholders in light of their individual circumstances or to NTS stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, or NTS stockholders who hold NTS common stock as part of a straddle, hedge, or conversion transaction, or to stockholders who acquired their NTS common stock pursuant to the exercise of employee stock options or otherwise as compensation. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended ("Code"), applicable treasury regulations, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed in this summary.

    No rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters discussed herein. There can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the tax consequences set forth below. Each NTS stockholder is urged to consult his or her tax advisor regarding the Federal, state, local, and foreign income and other tax considerations arising out of the merger in light of such stockholder's own personal circumstances.

    Based upon the assumption that the merger of Nestor Merger Sub with and into NTS is consummated and that each issued and outstanding share of NTS common stock (other than the shares of NTS common stock issued and outstanding and owned by Nestor, which shall be automatically cancelled without any consideration) will be converted solely into shares of Nestor common stock and upon the representation from Nestor that no other consideration will be received by any holder of NTS common stock, the merger will qualify as a reorganization as defined in Section 368(a)(1)(B) of the Code. Accordingly, a holder of NTS common stock whose shares of NTS common stock are exchanged in the merger for Nestor common stock will not recognize gain or loss. The aggregate tax basis of Nestor common stock received by such holders will be equal to the aggregate tax basis of the NTS common stock exchanged therefor, and the holding period of Nestor common stock received will include the holding period of the NTS common stock exchanged therefor. No gain or loss will be recognized by NTS, Nestor or Nestor Merger Sub as a result of the merger.

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
ACCOUNTING TREATMENT OF THE MERGER

    The merger will be accounted for as an acquisition of NTS by Nestor, and will therefore be recorded using the purchase method of accounting.

    Under the purchase method of accounting, Nestor will add NTS's assets and liabilities to its own at their fair market value, and any premium paid over the above the fair market value of NTS's net assets will be reflected as goodwill on Nestor's balance sheet and may be in the future, when the good will is no longer considered a valuable asset, written off against Nestor's future earnings.

REGULATORY APPROVALS

    Except for filing a certificate of merger in Delaware and except for compliance with federal and state securities laws, neither Nestor nor NTS is aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with, or approval that must be obtained, in connection with the merger.

SURRENDER OF NTS STOCK CERTIFICATES

    After the merger, each stock certificate previously representing shares of NTS common stock (other than certificates issued and outstanding and owned by Nestor, which are being automatically cancelled without any consideration therefor and certificates for shares as to which appraisal rights have been duly demanded) will automatically, with no further action by the NTS stockholders, represent the right to receive 9.1655668 shares of Nestor common stock. Promptly after the merger, Nestor will mail a letter of transmittal with instructions to each applicable holder of record of NTS common stock outstanding immediately prior to completion of the merger for use in exchanging, by book-entry transfer or otherwise, stock certificates formerly representing shares of NTS common stock for stock certificates representing shares of Nestor common stock. No stock certificates should be surrendered by any NTS stockholder until the holder has received the letter of transmittal and instructions from Nestor. Nestor stockholders will keep their current stock certificates, as the merger does not require surrender of Nestor stock certificates.

TREATMENT OF STOCK OPTIONS AND OTHER RIGHTS

    STOCK OPTIONS. Effective on June 14, 2001, all outstanding stock options under the Nestor Traffic Systems, Inc. 1999 Incentive Stock Option Plan (the "NTS Stock Option Plan") became fully exercisable. Such options will remain fully exercisable until immediately before the effective time of the merger, provided that such full exercisability shall be subject to the condition subsequent that the merger shall have occurred and no payment with respect to options under the NTS Stock Option Plan that became fully exercisable pursuant to the merger agreement shall be accepted by Nestor until immediately prior to the effective time of the merger and any exercise of such options shall be effective immediately prior to the effective time of the merger. In addition, all of the options granted pursuant to the 1997 Nestor Incentive Stock Option Plan shall become fully exercisable (even if not previously exercisable) for a period of sixty days following the consummation of the merger. Notwithstanding the foregoing, certain shareholders, officers and highly compensated employees of Nestor and of NTS who would be "disqualified individuals" of Nestor or NTS under the golden parachute provisions of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") have agreed to waive their rights to exercise such options that became exercisable solely on account of the transactions contemplated by the merger.

    The NTS board of directors and the Nestor board of directors have adopted appropriate resolutions and, prior to the effective time of the merger, will take all other actions necessary to provide that at the effective time of the merger, all the outstanding stock options under the NTS Stock Option Plan which have not been exercised (the "NTS Stock Options") will be assumed by Nestor and automatically converted into new options to purchase Nestor common stock.

    The number of shares of Nestor common stock underlying each new stock option will be equal to the product of (x) the number of shares of NTS common stock remaining subject (immediately before the effective time of the merger) to the original NTS Stock Option and (y) 9.1655668. However, any fractional share of Nestor common stock will be eliminated.

    The exercise price of each new stock option will be equal to the exercise price per share under the NTS Stock Option Plan divided by 9.1655668. However, the exercise price will be rounded up to the nearest tenth of a cent. However, if an individual exercises new stock options and the aggregate consideration required to exercise such options is not a whole number, the aggregate consideration required to be paid to Nestor by such individual in order to exercise such options will be rounded up to the nearest cent.

    On and after the effective time of the merger, each new stock option will be exercisable and will vest upon, and will otherwise be subject to, the same terms and conditions as were applicable to the NTS Stock Option immediately prior to the merger, without regard to acceleration of the exercisability of any options because of Sections 15 or 16 of the NTS Stock Option Plan and the merger agreement. This means that the same vesting schedule that applied at the time of grant of the original NTS Stock Options will apply to the corresponding new option. However, with regard to each such new stock option, any references to NTS will be deemed, as appropriate, to include Nestor. Each new stock option will be intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended or a non-qualified option, whichever was applicable to the original NTS Stock Option.

    In addition, the NTS board of directors will take all actions necessary to assure that all persons holding outstanding NTS Stock Options will be notified of the foregoing provisions as soon as practicable after the date the merger agreement was signed.

    NTS will take all actions so that following the effective time of the merger, no holder of an NTS Stock Option or any participant in any stock option, stock appreciation, performance unit or similar plan, agreement or arrangement of NTS will have any right thereunder to acquire capital stock of NTS or the surviving corporation of the merger. NTS will take all actions so that, as of the effective time of the merger, neither NTS nor the surviving corporation of the merger is or will be bound by any NTS stock options, or other options, warrants, rights or agreements which entitle any person to own any capital stock of NTS or the surviving corporation of the merger or to receive any payment in respect thereof.

    Unless the new stock options are registered pursuant to an effective registration statement at the effective time of the merger, as soon as practicable following the effective time of the merger, Nestor will prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering shares of Nestor common stock at least equal to the number of shares subject to the new stock options. Any such registration statement will be kept effective (and the current status of the initial offering prospectus or prospectuses required thereby will be maintained) for at least as long as any new stock options remain outstanding.

    WARRANTS.

    The NTS board of directors and the Nestor board of directors have adopted appropriate resolutions and, prior to the effective time of the merger, will take all other actions necessary to provide that all unexercised warrants of NTS which are outstanding at the effective time of the merger will be assumed by Nestor and automatically converted into warrants to acquire Nestor common stock (the "New Warrants").

    The number of shares of Nestor common stock underlying each New Warrant will be equal to the product of (x) the number of shares of NTS common stock subject to the original NTS warrant and (y) 9.1655668. However, any fractional share of Nestor common stock will be eliminated.

    The per share exercise price of each New Warrant will be equal to the exercise price per share of NTS common stock underlying each original NTS warrant divided by 9.1655668. However, the exercise price will be rounded up to the nearest tenth of a cent.

    Nestor has authorized and reserved a number of shares of Nestor common stock sufficient for issuance upon exercise of options or warrants as described herein, including, without limitation 2,811,996 shares of Nestor common stock to the former holders of NTS Stock Options and 91,656 shares of Nestor common stock to First Albany Corporation upon exercise of its warrant to acquire shares of NTS common stock.

RESTRICTIONS ON SALES OF SHARES OF AFFILIATES OF NESTOR AND NTS

    The shares of Nestor common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any person who is deemed to be an "affiliate" of NTS at the time of its special meeting. This joint proxy statement/prospectus does not cover re-sales of Nestor common stock by affiliates of Nestor and NTS.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS OF NTS

    If the merger is consummated, a holder of record of NTS stock on the date of making a demand for appraisal, as described below, will be entitled to have those shares appraised by the Delaware Court of Chancery under Section 262 of the Delaware corporation statute and to receive payment from NTS for the "fair value" of those shares instead of the consideration provided for in the merger agreement. In order to be eligible to receive this payment from NTS, however, a stockholder must (1) continue to hold his, her or its shares through the time of the merger and (2) strictly comply with the procedures discussed under
Section 262.

    This joint proxy statement/prospectus is being sent to all holders of record of NTS stock and constitutes notice pursuant to Section 262(d)(2) of the appraisal rights available to those holders under Section 262. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES IN SECTION 262. FAILURE TO FOLLOW ANY OF THESE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS UNDER SECTION 262. THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL PROVISIONS OF SECTION 262. The following summary is not a complete statement of Section 262 of the Delaware corporation statute, and is qualified in its entirety by reference to Section 262, which is incorporated herein by reference, together with any amendments to the laws that may be adopted after the date of this joint proxy statement/prospectus. A copy of Section 262 is attached as Annex E to this joint proxy statement/prospectus.

    NOTICE REQUIREMENTS. Under Section 262, where a merger is accomplished pursuant to Section 251 of the Delaware General Corporation Law, either before or within 10 days after the effective date of the merger, NTS must notify each stockholder of NTS entitled to appraisal rights of the merger and that appraisal rights are available to the stockholder and include in each notice a copy of
Section 262. This joint proxy statement/prospectus constitutes the notice of appraisal rights to the record holders of NTS common stock.

    DEMAND FOR APPRAISAL. Only a record holder of shares of NTS stock on the date of making a written demand for appraisal who continuously holds those shares through the time of the merger is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as that holder's name appears on the holder's stock certificates representing shares of NTS stock. If NTS stock is owned of record in a fiduciary capacity by a trustee, guardian or custodian, the demand should be made in that capacity. If NTS stock is owned of record by more than one

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person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record.

    An authorized agent, including an agent for one or more joint owners, may execute the demand for appraisal for a holder of record; that agent, however, must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares. If a stockholder holds shares of NTS stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. A record holder such as a broker, fiduciary, depository or other nominee who holds shares of NTS stock as a nominee for more than one beneficial owner, some of whom desire to demand appraisal, may exercise appraisal rights on behalf of those beneficial owners with respect to the shares of NTS stock, held for those beneficial owners. In that case, the written demand for appraisal should state the number of shares of NTS stock covered by it. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of NTS stock held in the name of the record owner.

    In order to exercise appraisal rights, a stockholder must, within twenty days after the date of mailing of this joint proxy statement/prospectus, demand in writing from NTS, as the surviving corporation, an appraisal of his, her or its shares of NTS common stock. Such demand will be sufficient if it reasonably informs NTS of (i) the identity and mailing address of the stockholder,
(ii) the number of shares of NTS common stock owned by such stockholder, and
(iii) that the stockholder intends to demand an appraisal of the fair value of his, her or its shares of NTS common stock. Failure to make such demand on or before the expiration of such twenty-day period will foreclose a stockholder's rights to appraisal. Stockholders should not expect to receive any additional notice with respect to the deadline for demanding appraisal rights. All demands should be delivered to Nestor Traffic Systems, Inc, Attention: Nigel P. Hebborn, One Richmond Square, Providence, Rhode Island 02906, (401) 331-9640.

    BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF APPRAISAL RIGHTS WITHIN TWENTY DAYS OF THE MAILING DATE OF THE NOTICE.

    FILING OF PETITION. Within 120 days after the effective date of the merger, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from NTS a statement setting forth the aggregate number of shares of common stock not voting in favor of the merger and with respect to which demands for appraisal were received by NTS and the number of holders of such shares. NTS must mail this statement within 10 days after it receives the written request or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

    Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with the requirements of
Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of NTS stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on Nestor. If no petition is filed by either Nestor or any dissenting shareholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease.

    Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation is under no obligation to, and has no present intention to, take any action in this regard. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action

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with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE STOCKHOLDER'S RIGHT TO AN APPRAISAL TO CEASE.

    HEARING IN CHANCERY COURT. If a petition for an appraisal is filed in a timely manner, at the hearing on the petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of NTS stock owned by those stockholders. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. The court will determine the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, to be paid, if any, upon the fair value. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable.

    Although NTS believes that the consideration to be received by its stockholders for their shares of NTS common stock is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the court and stockholders should recognize that such an appraisal could result in a determination of a value that is higher or lower than, or the same as, the merger consideration. Moreover, Nestor does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of
Section 262, the "fair value" of a share of NTS common stock is less than the merger consideration.

    DETERMINATION OF FAIR VALUE. In determining "fair value," the Delaware Court is required to take into account all relevant factors. In WEINBERGER V. UOP, INC., ET AL., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.


    Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In CEDE & CO. V. TECHNICOLOR, INC., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In WEINBERGER, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."


    EXPENSES. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney's fees and the fees and expenses of experts) be charged pro rata against the value of all shares of NTS stock entitled to appraisal. In the absence of a court determination or assessment, each party bears its own expenses.

    NO RIGHT TO VOTE OR RECEIVE DIVIDENDS. Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the merger, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the NTS stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the merger.

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    WITHDRAWAL.  A stockholder may withdraw a demand for appraisal and accept the Nestor common stock at any time within 60 days after the effective date of the merger, or thereafter may withdraw a demand for appraisal with the written approval of Nestor. Notwithstanding the foregoing, if an appraisal proceeding is properly instituted, it may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the Court of Chancery's deeming the terms to be just. If, after the merger, a holder of NTS stock who had demanded appraisal for his shares fails to perfect or loses his right to appraisal, those shares will be treated as if they were converted into Nestor common stock at the time of the merger.

    IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DELAWARE CORPORATE LAW, ANY NTS STOCKHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT A LEGAL ADVISOR.

THE MERGER AGREEMENT

    This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached hereto as Annex A to this joint proxy statement/prospectus. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

    GENERAL. The merger agreement provides that at the effective time of the merger, Nestor Merger Sub Corp., a wholly owned subsidiary of Nestor, will merge with and into NTS. NTS will be the surviving corporation of the merger and will become a wholly owned subsidiary of Nestor. The separate corporate existence of Nestor Merger Sub Corp. will terminate at the effective time of the merger.

    CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. The certificate of incorporation of NTS will remain the certificate of incorporation of NTS after the merger. The bylaws of NTS will remain the bylaws of NTS after the merger.

    COMPLETION OF THE MERGER. The merger will be completed when we file a certificate of merger with the Delaware Secretary of State. Subject to the approval of Proposals I, II, III, IV and V by the Nestor stockholders and Proposals I and II by the NTS stockholders, we will file the certificate of merger as soon as practicable after the satisfaction or waiver of the closing conditions in the merger agreement, which are described below.


    We expect to complete the merger by September 14, 2001.


    CONDITIONS TO COMPLETION OF THE MERGER.

    We may not complete the merger unless the following conditions are satisfied or, where permitted, waived:

    - the completion of the balance of the funding under the Secured Note Agreement and the delivery of documentation evidencing the termination thereof;

    - the merger agreement must be adopted by the holders of a majority of the outstanding shares of NTS entitled to vote at the NTS special meeting;

    - the holders of a majority of the outstanding shares of Nestor entitled to vote at the Nestor annual meeting must approve the issuance of shares of Nestor common stock to the NTS stockholders in connection with the merger agreement and to NTS Investors, LLC in connection with the merger agreement and the Secured Note Agreement;

    - the holders of a majority of the outstanding shares of Nestor entitled to vote at the Nestor annual meeting must approve the election of the nine board nominees;

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    - an amendment to Nestor's certificate of incorporation increasing the authorized number of shares of Nestor's common stock must be approved by the holders of a majority of the outstanding shares of Nestor entitled to vote at the Nestor annual meeting;

    - Nestor's Amended and Restated 1997 Incentive Stock Option Plan which, among other things, increases the number of shares of Nestor common stock available for option grants from 1 million to 5 million, must be approved by the holders of a majority of the outstanding shares of Nestor entitled to vote at the Nestor annual meeting;

    - no legal prohibition to completion of the merger may be in effect;

    - the board of directors of Nestor shall have received a satisfactory opinion as to the fairness of the terms of the merger from a financial point of view;

    - our respective representations and warranties in the merger agreement must be true and correct in all material respects;

    - we must have complied in all material respects with our respective covenants in the merger agreement;

    - NTS shall not have received appraisal demands in respect of 5% or more of the outstanding NTS common stock;

    - the registration statement filed by Nestor which includes this joint proxy statement/prospectus shall have been declared effective by the SEC and is not subject to any stop order or proceedings seeking a stop order; and

    - there shall have been no event or events which have occurred which, individually or in the aggregate, would be materially adverse to the business, results of operations or condition (financial or otherwise), liabilities or regulatory status of Nestor or NTS.

    NO ALTERNATIVE TRANSACTIONS. The merger agreement contains provisions prohibiting NTS from seeking an alternative transaction to the merger. Under these provisions, NTS and its directors, officers, employees, agents or other representatives agreed that they will not, directly or indirectly, except to the extent required by the fiduciary duties of the NTS board, participate in any discussions or negotiations regarding, or provide information concerning NTS or the merger agreement to any corporation, partnership, person, or other entity or group (other than Nestor and Nestor Merger Sub Corp.) in connection with an acquisition transaction (as defined below).

    For purposes of the merger agreement, the term "acquisition transaction" means any acquisition of any capital stock, other securities or assets of NTS, or its affiliates, including pursuant to any merger, consolidation, liquidation, dissolution, reorganization, tender offer, exchange offer, business combination, recapitalization or similar transaction involving NTS.

    Subject to the exercise of applicable fiduciary duties as advised by counsel, NTS will promptly communicate to Nestor and Nestor Merger Sub Corp. if any discussions or negotiations are initiated, any inquiry or proposal is made or any information is requested with respect to an acquisition transaction.

    TERMINATION. The parties may terminate the merger agreement at any time prior to the completion of the merger by the mutual written consent of the Nestor board and the NTS board. Either party may also terminate the merger agreement if:

    - NTS's stockholders fail to approve the merger agreement or Nestor's stockholders fail to approve the issuance of Nestor common stock to the NTS stockholders in connection with the merger agreement and to NTS Investors, LLC in connection with the merger agreement and the Secured Note Agreement, the appointment of the nine directors of Nestor, the increase in the number of authorized shares of Nestor common stock, and the increase in the number of shares

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      available for issuance under Nestor's 1997 Incentive Stock Option Plan, or if the merger is not completed on or before December 31, 2001 because of the failure of a condition precedent that is applicable to both Nestor and NTS, except that this termination right is not available to a party if the failure of such condition precedent results primarily from that party's breach of the merger agreement; or

    - a court of competent jurisdiction or governmental entity issues an order or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger, and the order, ruling or other action has become final and nonappealable.

    Nestor may terminate the merger agreement if:

    - NTS materially breaches any of its representations, warranties or agreements in the merger agreement, and such breach is not cured or is not curable by the earlier of the satisfaction of the conditions to the merger set forth in the merger agreement or the 15th day after notice of such breach was given; or

    - if the NTS Board (a) withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Nestor,
      (b) recommends to the NTS stockholders any proposal with respect to a tender offer, merger, consolidation, share exchange or similar transaction involving NTS, other than the merger, or (c) resolves to do any of the foregoing.

        In addition, NTS may terminate the merger agreement if:

    - Nestor materially breaches any of its representations, warranties or agreements in the merger agreement, and such breach is not cured or is not curable by the earlier of the satisfaction of the conditions to the merger set forth in the merger agreement or the 15th day after notice of such breach was given; or

    - if the Nestor Board (a) withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to NTS,
      (b) recommends to the Nestor stockholders any proposal with respect to a tender offer, merger, consolidation, share exchange or similar transaction involving Nestor or any of its subsidiaries, in lieu of the merger, or
      (c) resolves to do any of the foregoing.

    CONDUCT OF BUSINESS PENDING THE MERGER. Under the merger agreement, NTS has agreed to various specific restrictions relating to the conduct of its business before the completion of the merger.

    NTS has agreed that, pending completion of the merger, without the prior consent of Nestor, it will not:

    - issue, sell, pledge, dispose of, encumber, or authorize any shares of NTS stock, or any options (other than in the ordinary course of business of NTS), warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, of any other ownership interest, other than shares pursuant to options granted prior to the date hereof and exercised in accordance with their terms, as in effect prior to such date;

    - amend or propose to amend its certificate of incorporation or by-laws;

    - split, combine or reclassify any outstanding shares of NTS stock;

    - declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to NTS stock;

    - redeem, purchase or otherwise acquire any shares of NTS stock, except in the performance of its obligations under existing employee plans;

    - acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

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    - sell, pledge, dispose of, encumber, or authorize or propose the sale, pledge or description of any material assets of NTS;

    - incur any material indebtedness for borrowed money other than in the ordinary course consistent with past practice;

    - make or commit to any capital expenditure or make or commit to make aggregate capital expenditures other than in the ordinary course of business of NTS or as contemplated by the planned expansion of the business of NTS without first notifying Nestor;

    - take any action other than pursuant to existing contracts (none of which actions shall be unreasonable or unusual) to grant any severance or termination pay (otherwise than pursuant to policies of NTS in effect on the date hereof) or to increase benefits payable under its severance or termination pay policies in effect on the date hereof;

    - make any payments (except in the ordinary course of business and in amounts and in a manner consistent with past practice or pursuant to disclosed contracts) to any employee of, or independent contractor or consultant to, NTS, increase the compensation payable to NTS's officers or employees, except for increases in the ordinary course, consistent with past practice, in salaries or wages of employees of NTS who are not officers of NTS;

    - enter into any new employee plan, any new employment or consulting agreement, grant or establish any new awards under such plan or agreement, or adopt or otherwise amend any of the foregoing otherwise than in the ordinary course consistent with past practice;

    - make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

    - settle or compromise any pending or threatened suit, action or claim against NTS or any of its directors by any stockholder of NTS relating to the merger, or the merger agreement, or voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the merger;

    - adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the merger); or

    - take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described above or any action which would make any of the representations or warranties of NTS contained in the merger agreement untrue or incorrect as of the date when made if such action had then been taken, or would result in any of the conditions set forth in the merger agreement not being satisfied.

    ADDITIONAL AGREEMENTS. Each party to the merger agreement has agreed to cooperate with the others and to use their reasonable efforts to take all actions necessary to complete the merger as soon as practicable including, but not limited to, obtain in a timely manner all waivers, permits, consents, approvals, and to effect all filings and notices with or to third parties or governmental entities that are, in the opinion of the parties, necessary or desirable for the consummation of the transactions contemplated by the merger agreement and the fulfillment of the conditions to the merger.

    INDEMNIFICATION. After the merger, Nestor shall indemnify, defend and hold harmless the present and former officers and directors of NTS against all losses, expenses, claims, damages or liabilities (including attorney's fees, fines, judgments and amounts paid in settlement) arising out of actions or omissions occurring on or prior to the effective time of the merger to the fullest extent permitted or required under Delaware law, the certificate of incorporation and the bylaws of NTS in effect at the time the merger agreement is signed, including provisions relating to advances of expenses incurred in the defense of any action or suit.

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    AMENDMENT, EXTENSION AND WAIVER.  The parties may amend the merger agreement by action taken or authorized by their respective boards of directors or a duly authorized committee thereof, at any time before or after the stockholders of NTS and Nestor approve the merger. All amendments to the merger agreement must be made by an instrument in writing signed on behalf of all the parties.

    At any time prior to the effective time of the merger, the parties may, by action taken by their respective boards of directors or duly authorized committees thereof,

    - extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

    - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

    - waive compliance with any of the agreements of the other parties hereto or conditions to its own obligations herein; provided that any such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, or be deemed, or constitute, a waiver of any other provision of the merger agreement.

    FEES AND EXPENSES. If the merger is consummated, the surviving corporation will pay all fees and expenses incurred in connection with the merger including, without limitation, the reasonable attorneys' fees and expenses of counsel to NTS Investors, LLC up to a maximum of $25,000. If the merger is not consummated, each party shall bear its respective fees and expenses.

    REPRESENTATIONS AND WARRANTIES. The merger agreement contains customary and generally reciprocal representations and warranties by each of the parties relating to, among other things:

    - corporate organization and organizational documents;

    - capital structure;

    - authorization and enforceability;

    - absence of conflicts and consents;

    - compliance with applicable laws;

    - the preparation of financial statements;

    - information supplied in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

    - absence of specified changes or events;

    - legal proceedings;

    - material contracts;

    - intellectual property;

    - absence of undisclosed liabilities;

    - title to personal property;

    - employee benefits;

    - taxes and tax returns;

    - labor matters;

    - properties and leases;

    - product liability;

    - environmental matters; and

    - board approval of the merger.

    In addition, Nestor has provided a representation and warranty relating to the opinion of its financial advisor.

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                         INFORMATION ABOUT NESTOR, INC.

GENERAL

    Nestor, Inc., licenses its patented intelligent software solutions for decision and data-mining applications in real-time environments. Nestor products employ proprietary neural network predictive models to convert existing data and business experiences into meaningful recommendations and actions. Nestor has designed and developed high-value software products that can bring additional value through proprietary software and information-management knowledge; and, to a lesser degree, Nestor has designed hardware components that enhanced the performance of its software products. Nestor, through its partners Applied Communications, Inc. ("ACI"), Retail Decisions, Inc., ("ReD"), National Computer Systems, Inc. ("NCS"), and Nestor Traffic Systems, Inc. ("NTS"), offers products in the following categories: Risk Management Systems; Customer Relationship Management Systems ("CRM"); Intelligent Charter Recognition Systems ("ICR"); and intelligent traffic-management systems. Nestor products and services include application-software solutions, adaptive decision models, implementation, training, consulting, and engineering support services.

    Nestor's PRISM(-Registered Trademark-) fraud detection solutions help financial institutions detect and prevent fraudulent payments, manage merchant risks and identify illicit account usage (money laundering). The fraud detection products are used by many of the world's largest financial institutions and represented approximately 94% of Nestor's 2000 revenues.

    Nestor's eCLIPSE(-Registered Trademark-) CRM application is a comprehensive enterprise-wide customer marketing solution. The product allows businesses to use customer information from all channels (web, call center, direct mail) to develop personalized marketing campaigns. Products in the CRM group represented less than 5% of Nestor's 2000 revenues.

    Nestor's ICR applications increase productivity in document image-processing applications. Royalties from the ICR business represented less than 5% of Nestor's 2000 revenues.

    Exclusive rights in the field of traffic-management solutions were granted to NTS on January 1, 1997; and non-exclusive rights in the field of ICR are held by NCS.

BACKGROUND

    Nestor was incorporated under the laws of the State of Delaware on March 21, 1983, in order to exploit, develop and succeed to certain patent rights and know-how relating to the Nestor Learning System-TM-("NLS"), which Nestor acquired in 1983 from its predecessor Nestor Associates, a limited partnership. NLS is an adaptive or self-organizing software system, commonly referred to as a neural network, which is capable of extracting the salient features of input patterns without being told what features to look for and of subsequently recognizing similar patterns identified by such features. Thus, NLS can be said to learn from its experience.


    On January 1, 1997, Nestor, Inc. formed two wholly-owned subsidiaries:
Nestor Traffic Systems, Inc. and Nestor Interactive, Inc. ("Interactive"). NTS develops and markets the TrafficVision-Registered Trademark-, CrossingGuard-Registered Trademark-, and the Rail
CrossingGuard-Registered Trademark- product lines. Nestor now owns a 34.6% interest in NTS and uses equity accounting to account for the investment. Interactive developed InterSite, an Internet personalization solution, but this subsidiary has been inactive since November 1998.



    On April 18, 1997, Nestor expanded its non-exclusive original 1996 license agreement with ACI, a subsidiary of Transaction Systems Architects, Inc. ("TSAI"). The expanded license granted to ACI the right throughout the world to integrate and distribute all of the PRISM-Registered Trademark- products. ACI provides authorization, transaction processing, and other software to more than 2,300 customers in 79 countries throughout the world. Nestor receives royalties based on PRISM-Registered Trademark- and other product licensing, engineering and ongoing use fees received by ACI from ACI sublicenses. In April 1998, ACI's parent company, TSAI entered into a Stock Purchase Agreement with Nestor. TSAI purchased 2.5 million


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shares of common stock for $5,000,000 and obtained a warrant to purchase an additional 2,500,000 common shares for $7,500,000. The warrant expires on March 1, 2002. Additionally, TSAI provided a $1,000,000 Line of Credit at the prime interest rate plus 1%, which matured on March 1, 2001. As of December 31, 2000, Nestor had advances against the line totaling $425,000. This balance was repaid in full in May, 2001.


    On February 1, 2001, Nestor entered into a new non-exclusive license agreement with ACI. Pursuant to the new license agreement, ACI has been granted the right to integrate and distribute all of Nestor's
PRISM-Registered Trademark- and fraud detection products throughout ACI's worldwide sales and support network. ACI paid $1.1 million to Nestor in 2001, and is required to make guaranteed minimum royalty payments during the first year in an amount of approximately $500,000. The license requires the payment of a 15% royalty starting on February 1, 2002, but no further guaranteed minimum royalty payments will be required. This agreement replaces the license agreement signed with ACI on April 18, 1997. Additionally, ACI hired twelve of Nestor's engineering, modeling, and customer support employees and assumed responsibility for product enhancements, installation, modeling and support for ACI licensees.


    On May 18, 2001, Nestor entered into a license agreement with ReD in which Nestor granted to ReD: (i) an exclusive (other than ACI), perpetual, fully-paid, world-wide license to exploit the current versions and any improvements and modifications (existing on May 18, 2001) of those products marketed by Nestor known as eCLIPSE-Registered Trademark- CRM, PRISM-Registered Trademark-, PRISM-Registered Trademark- Credit, PRISM-Registered Trademark- Debit, PRISM-Registered Trademark- Merchant, PRISM-Registered Trademark- Money Laundering, PRISM-Registered Trademark-Analysis Review Systems,
PRISM-Registered Trademark- Modelers Workbench, and PRISM-Registered Trademark-Private Label solely for use in the exclusive field of use, as defined herein; and (ii) a non-exclusive, perpetual, fully-paid, world-wide license to exploit the Nestor Technology solely for use in the non-exclusive field of use, as defined herein. The exclusive field of use means a use in connection with fraud detection or risk management, but in each case only in connection with electronic payments, financial transaction systems, card systems, retail, banking, financial services, telecommunications, wireless communications, insurance, e-commerce, mobile commerce, television commerce and the card-not-present applications or businesses, and any successor to any of the foregoing. The non-exclusive field of use means a use in connection with customer relationship management, but only in connection with electronic payments, financial transaction systems, card systems, retail, banking, financial services, telecommunications, wireless communications, insurance, e-commerce, mobile commerce, television commerce and the card-not-present applications or businesses, and any successor to any of the foregoing.


    Additionally, Nestor transferred to ReD certain assets that were supportive of the technology licensed. The assets transferred to ReD by Nestor include all of the right, title and interest of Nestor in certain equipment, license agreements and trademark rights, including "PRISM-Registered Trademark-." To support its newly acquired license, ReD has hired 13 of Nestor's employees, including Sushmito Ghosh, formerly the President of the Nestor Commerce Division.


    ReD has paid $1,800,000 to Nestor under the License Agreement, but Nestor has agreed, for certain services, to pay ReD $968,000, of which $500,000 was paid on June 30, 2001, $250,000 is due on or before September 30, 2001 and $218,000 is due on or before December 31, 2001. No on-going revenues are expected to be realized from ReD.


    TOTAL SYSTEM SERVICES, INC. During 1996, Nestor designed and installed a fraud detection system for Total System Services, Inc. ("Total"), a major provider of card processing services for financial institutions. Total provides PRISM-Registered Trademark- fraud detection services to its customers along with the other transaction processing services. Nestor receives fees based upon the number of transactions that are scored for Total's customers by PRISM-Registered Trademark-. This license was assigned to ReD under the License Agreement in May 2001.

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    CSK CORPORATION  On June 13, 1996, Nestor executed a nonexclusive
PRISM-Registered Trademark- Reseller Agreement with CSK Corporation to market, install, maintain, train and support the PRISM-Registered Trademark- product in Japan. The agreement was for an initial term of two years and is being renewed annually. This license was assigned to ReD under the License Agreement in May 2001.

    In 2001, Nestor ceased direct product development, sales and support in the fields of fraud detection, financial risk management, and CRM. All expenses associated with development, support and selling these products were transferred to Nestor's partners, ACI and ReD.


    On June 11, 1996, Nestor entered into an exclusive Licensing Agreement and an Asset Purchase Agreement with NCS, transferring the development, production, and marketing rights of Nestor's ICR products to NCS. In June 1998, NCS did not meet its minimum royalty for the license year and forfeited exclusive rights. NCS continues to market the ICR products on a non-exclusive basis.


    Exclusive rights in the field of traffic-management solutions were granted to NTS on January 1, 1997.

NEURAL-NETWORK TECHNOLOGY

    Nestor's technology deals with the problem of pattern recognition within complex data. When presented with a pattern of information, it can be valuable to identify that pattern, whether it is a pattern of fraudulent credit card use, customer buying behavior, handwritten characters, vehicles in a traffic flow, or others. Several methods currently exist to address the problem of processing information in order to recognize a pattern in the information. Included among these are "expert" systems of rules, statistical analysis, image processing and neural networks. Nestor's products may combine all of these methods to optimize pattern recognition capabilities.


    Neural-networks simulate a virtual network of interconnected units, processing data in parallel, and communicating with each other at high speeds. A trained neural-network receives input and then outputs a response: either "unrecognized", "recognized", or "not sure". Exceeding the capability of if-then-else conditional rules, the power of the neural-networks is in their ability to accurately recognize patterns in multi-dimensional non- linear input, such as attempting to recognize characters from a scanned handwritten sample, which is ill-defined, affected by "noise", or blatantly unusual (i.e. overly large or small, or containing skewed characters). Nestor, as the result of extensive research, has created a proprietary neural-network technology referred to as the Restricted Coulomb Energy Model-TM- ("RCE"), which has been granted five patents.



    The RCE model has many unique features. It has rapid learning from sparse data and fast processing speeds. It has been demonstrated that the RCE will learn to recognize patterns orders of magnitude faster than a typical public domain neural-network such as Back Propagation ("BP"). RCE has the ability to add new features or classes without the need to retrain and re-engineer the complete system. For example, using BP, experts must re-engineer and completely retrain the entire system if new features or classes are added. Re-engineering and retraining is impractical for many real-world applications. RCE is a dynamic configuration of the network so that it can scale and configure itself to accommodate the complexity of a problem and make the most efficient use of available hardware. With BP, one must precisely engineer the number of neurons in order to use the technology, and a stable solution is not guaranteed.



    Nestor has also been granted a seventh patent for a multi-unit system referred to as the Nestor Learning System-TM- ("NLS"), which is ideally suited for many real-world pattern recognition applications. The NLS has a patented hierarchical, multi-network system for better control and accuracy. This approach is analogous to the way the human neural-network is believed to function. Nestor believes that the rapid model development and operational flexibility afforded by its technology provides a competitive advantage in the development of intelligent-decision software solutions.


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RESEARCH AND DEVELOPMENT ACTIVITIES OF NESTOR

    Nestor continues to develop and improve its technologies and products and to develop new technologies and products. Nestor intends to pursue new and enhanced technologies and products. Nestor attempts to locate external resources to assist in funding the costs of developing new technologies or products, but may bear all of such costs internally.

    Nestor's research is almost entirely applied research intended to develop solutions to specific pattern-recognition problems. This research has resulted in various patents and patents pending relating to improvements to Nestor's basic technology (see "Information about Nestor, Inc.--Patents," see below). Nestor has six applications pending in the United States as of May 31, 2001, primarily in the area of traffic management. These improvements are incorporated into Nestor's products where applicable.

    The market for Nestor's products may be impacted by changing technologies. Nestor's success will depend upon its ability to maintain and enhance its current products and develop new products in a timely and cost-effective manner that meets changing market conditions. There can be no assurance that Nestor will be able to develop and market on a timely basis, if at all, product enhancements or new products that respond to changing market conditions or that will be accepted by customers. Any failure by Nestor to anticipate or to respond adequately to changing market conditions, or any significant delays in product development or introduction could have a material adverse effect on Nestor's business, financial condition and results of operations.


    Nestor expended in the years ended December 31, 2000, 1999, and 1998, respectively, $1,247,000, $921,000, and $2,112,000, in support of the various aspects of Nestor-sponsored research and development. Expenses in 1998 include $860,000 from NTS operations which are not consolidated in 2000 and 1999.


MARKET FOR NESTOR'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

    Nestor's common stock was first offered to the public in December 1983 and is traded on the Nasdaq OTC Bulletin Board under the symbol "NEST."


    As at July 16, 2001, the number of holders of record of the issued and outstanding common stock of Nestor was 408, which includes brokers who hold shares for approximately 1,686 beneficial holders.


DIVIDEND POLICY


    Nestor has not paid any cash dividends with respect to its common stock since formation. On January 2, 1986, Nestor paid a 100% stock dividend to holders of record of its common stock as of December 31, 1985.


PATENTS


    Nestor has continually sought and obtained patent protection for its proprietary neural networks and other systems, which have as a principal feature pattern recognition. Nestor's RCE neural network exhibits rapid learning and minimizes the internal connections needed for its functioning. Nestor believes that these capabilities make Nestor's technology uniquely suited to applications that require field trainability or self-modification to adapt to new or changing patterns in the data. Nestor's patents also cover multiple-neural-network systems, which enable the company to develop products that combine high accuracy with high processing speeds.


    Nestor owns seven United States patents and twelve corresponding foreign patents issued in three countries and Europe. In addition, there are six applications pending in the United States, and three corresponding foreign applications pending, as of May 31, 2001. A pending United States application

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pertaining to Nestor's Traffic Vision technology may be subject to certain government rights. On April 25, 2001, Nestor received a Notice of Allowance for its patent application number 09/444,942 entitled "Traffic Light Collision Avoidance System." Nestor expects the patent to issue within several months.

    Nestor believes that all seven of its United States patents, and all twelve of its corresponding foreign patents, are material to its and its affiliates business. These United States patents expire at various times from 2006 to 2019. The corresponding foreign patents expire at various times through 2007. The following table lists Nestor's material United States patents:

PATENT NO.                                     TITLE                            DATE OF ISSUE      EXPIRATION
----------              ----------------------------------------------------  ------------------   ----------
4,760,604......         Parallel, Multi-unit, Adaptive, Nonlinear Pattern     July 26, 1988           2006
                        Class Separator and Identifier

4,897,811......         N-Dimensional Coulomb Neural Network Which Provides   January 30, 1990        2008
                        for Cumulative Learning of Internal Representations

4,958,375......         Parallel, Multi-unit, Adaptive Pattern                September 18, 1990      2009
                        Classification System Using Inter-unit Correlations
                        And An Intra-class Separator Methodology

5,054,093......         Parallel, Multi-unit, Adaptive, Nonlinear Pattern     October 1, 1991         2008
                        Class Separator and Identifier

5,479,574......         Method and Apparatus for Adaptive Classification      December 26, 1995       2013

5,701,398......         Adaptive Classifier Having Multiple Sub Networks      December 23, 1997       2014

6,188,329......         Integrated Traffic Light Violation Citation           February 13, 2001       2019
                        Generation and Court Date Scheduling System

COMPETITION

    In the field of fraud-detection and risk-assessment systems, Nestor's partners encounter competition from a number of sources, including (i) other software companies, (ii) companies' internal MIS departments, and (iii) network and service providers. In the fraud-detection market, Nestor has experienced competition from Fair, Isaac & Co., HNC Software, Inc., IBM, MasterCard Corporation, NeuralTech Inc., Neuralware, Inc., Visa International and others. Nestor's fraud detection product also competes against other methods of preventing credit-card fraud, such as card-activation programs, credit cards that contain the cardholder's photograph, smart cards and other card authorization techniques. The introduction of these and other new technologies will result in increased competition for Nestor's products.

    In the field of customer relationship management systems, ReD faces competition from a number of sources, including commodity-software providers, traditional database vendors, and vertical solution providers. The first two groups include such companies as Microsoft, Netscape, IBM and Oracle. Companies providing vertical solutions include Acxiom, Experian, Harte- Hanks, BroadVision, Cyber Dialogue, Engage Technologies, Net Perceptions, Vignette, and HNC Software and others.

    Most of Nestor's competitors have significantly greater financial, marketing and other resources than Nestor. As a result, they may be able to respond more quickly to new or emerging technologies or to devote greater resources to the development, promotion and sale of their products than Nestor. Competitive pressures faced by Nestor and its partners may materially adversely affect Nestor's business, financial condition and results of operations.

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EMPLOYEES

    On February 1, 2001, twelve employees were transferred to ACI; and on May 18, 2001, thirteen employees were transferred to ReD. As of May 31, 2001, Nestor had nine full-time employees in management, finance and support. All employees are located in the United States. None of Nestor's employees are represented by a labor union. Nestor has experienced no work stoppages and believes its employee relationships are generally good. Nestor's success depends to a significant degree upon the continued employment of Nestor's key personnel. Accordingly, the loss of any key personnel could have a materially adverse effect on Nestor's business, financial condition and results of operations. No employee currently has an employment contract in place with Nestor. Nestor believes its future success will depend upon its ability to attract and retain industry-skilled managerial, engineering, software development and sales personnel, for whom the competition is intense. In the past, Nestor has experienced difficulty in recruiting a sufficient number of qualified engineering and sales people. In addition, competitors may attempt to recruit Nestor's key employees. There can be no assurance that Nestor will be successful in attracting, assimilating and retaining such qualified personnel, and the failure to attract, assimilate and retain key personnel could have a materially adverse effect on Nestor's business, financial condition and results of operations.

PROPERTIES

    Nestor leases office facilities, consisting of approximately 13,000 square feet, located at One Richmond Square, Providence, Rhode Island 02906 for which the annual base rental is $195,000. Nestor believes these facilities will be adequate to serve its needs in the foreseeable future. Portions of this facility are subleased to NTS, ACI and ReD, on a month-to-month basis, for approximately $12,000, $13,000 and $14,000, respectively, per month, including telephone, utilities and other facilities related expenses. The sublease with ACI ended in May 2001, and the sublease with ReD is expected to end by November 2001.

LEGAL PROCEEDINGS


    On October 6, 1998, HNC Software Corp. ("HNC"), a significant competitor of the Company's in the field of financial services, obtained a patent entitled "Fraud Detection Using Predictive Modeling" and began advising prospective customers of the Company of the patent. Upon review of the patent and consideration of prior actions taken by HNC, the Company initiated a lawsuit against HNC in the United States District Court in Providence, RI on
November 25, 1998 alleging violation of Sections 1 and 2 of the Sherman Act (antitrust), violation of the Rhode Island Antitrust Act, patent invalidity, and infringement of Nestor's patents (infringement claims withdrawn January 10, 2000). The suit sought various damages, including lost profits and treble damages. On June 15, 1999, HNC answered the lawsuit denying the allegations, bringing a counterclaim alleging infringement of the above described patent by the Company, and seeking a declaration of invalidity and unenforceability of one of the Company's patents. On the same day, HNC brought suit in San Diego, CA against ACI and its parent TSAI alleging various causes of action including patent infringement of the above described patent by the Company's PRISM-Registered Trademark- product which ACI markets. In April 2000, HNC, ACI and its parent agreed to dismiss the California lawsuit. ACI has requested that the Company provide indemnification for approximately $850,000 of its legal counsel costs pursuant to the PRISM-Registered Trademark- License Agreement then in effect between ACI and Nestor. Nestor is disputing the indemnification claim and does not believe it is obligated to reimburse these costs and has not accrued any reserves against the claim.


    On January 17, 2001, HNC and Nestor agreed to settle the case. Nestor agreed to drop their claims in return for HNC agreeing not to enforce, or threaten to enforce, their patent against Nestor or its customers and partners.

                                  NESTOR, INC.
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    You should read the following discussion together with the financial statements and related notes of Nestor appearing elsewhere in this joint proxy statement/prospectus. This joint proxy statement/ prospectus contains forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause Nestor's actual results to differ materially from those indicated by such forward-looking statements. See "Cautionary Statement Concerning Forward-Looking Information" on page 32.

LIQUIDITY AND CAPITAL RESOURCES AS OF MARCH 31, 2001

    CASH POSITION AND WORKING CAPITAL

    Nestor had consolidated cash and cash equivalents of approximately $595,000 at March 31, 2001, as compared with $150,000 at December 31, 2000. At March 31, 2001, Nestor had working capital of $582,000 as compared with a working capital deficit of $200,000 at December 31, 2000.

    Nestor's net worth at March 31, 2001 was $1,013,000, as compared with a net worth of $168,000 at December 31, 2000. The increase in net worth results primarily from the net operating profit reported in the current period.


    On March 24, 2000, Nestor entered into a $1,000,000 Line of Credit Agreement with Transaction Systems Architects, Inc. ("TSAI"). The loan is secured by the royalty streams and other fees produced by Nestor's license agreements with Financial Solutions Division customers. Principal payments were scheduled in twelve equal monthly installments beginning March 1, 2001. The line was repaid in full on May 18, 2001 with proceeds from the Retail Decisions, Inc. license agreement.



    In January 2001, NTS secured an $8 million equity investment commitment from an independent investment group, with $4 million advanced as a loan in contemplation of the final merger. The full equity investment is subject to completion of the proposed merger between Nestor and NTS. The merger is subject to certain conditions including a fairness opinion of the transaction by a qualified investment company and approval by the boards of Nestor and NTS.


    Management believes that Nestor's liquid assets at March 31, 2001, coupled with the proceeds from the Retail Decision, Inc. license in May 2001 and the reduction in operating expenses realized in 2001, are sufficient to meet Nestor's anticipated cash requirements through the year ending December 31, 2001.

    DEFERRED INCOME

    Most of Nestor's ACI related licenses provided for a minimum monthly license fee over the term of the respective license. Under the new ACI arrangement, minimum royalties on these customers apply. Nestor defers recognition of these amounts over the customer license term. Total deferred income was $1,298,000 at March 31, 2001 as compared with $3,343,000 at December 31, 2000, reflecting the difference between the license rate and the royalty rate.

    FUTURE COMMITMENTS

    Nestor has no material commitments for capital expenditures although management expects that Nestor may make future commitments for the purchase of additional computing and related equipment.

    INFLATION

    Management believes that the rate of inflation in recent years has not had a material effect on Nestor's operations.

QUARTERLY RESULTS OF OPERATIONS

ANALYSIS OF THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000

    For the quarter ended March 31, 2001, Nestor realized consolidated revenues totaling $1,705,000 and expenses of $771,000, which resulted in consolidated operating income for the quarter of $934,000. Nestor reported consolidated net income of $818,000 for the current quarter after allowance for a $81,000 loss from its investment in NTS. In the corresponding quarter of the prior year, consolidated revenues and expenses totaled $1,199,000 and $1,523,000, respectively, producing a loss from operations of $324,000; and after allowance for loss from investment in affiliate of $390,000, Nestor reported a net loss of $738,000.

    REVENUES

    During the quarter ended March 31, 2001, consolidated revenues increased 42% to $1,705,000 from $1,199,000 in the quarter ended March 31, 2000.

    SOFTWARE LICENSING

    Total product-licensing revenues were $1,635,000 in the quarter ended
March 31, 2001, a 98% increase over $824,000 reported in the same quarter of the prior year.

    The increase in revenues from the prior-year is attributable to the $1,104,000 source code license realized from ACI, and related royalties, offset in part by the decrease in monthly software license fees received from ACI as a result of the termination of the former ACI agreement effective February 1, 2001.

    ENGINEERING SERVICES

    During the quarter ended March 31, 2001, revenues from engineering contracts decreased 81% to $70,000 from $376,000 in the corresponding quarter of the prior year.

    Engineering revenues decreased since installation, customization, and modeling services are no longer provided to ACI customers under the new ACI agreement. See related decrease in engineering and research and development expenses discussed below.

    OPERATING EXPENSES

    Total operating expenses amounted to $771,000 in the quarter ended
March 31, 2001, a decrease of $752,000 (49%) from total operating costs of $1,523,000 in the corresponding quarter of the prior year. The primary reasons for the decrease include the transfer of personnel to ACI effective February 1, 2001 and the settlement of HNC litigation in January 2001 with the elimination of associated legal expenses.

    ENGINEERING SERVICES

    Costs related to engineering services totaled $67,000 in the quarter ended March 31, 2001, as compared to $288,000 in the corresponding quarter of the prior year and reflect the associated decrease in revenues in the respective periods. The decrease, coupled with the decrease in research and development expenses reflects the decrease in expenses associated with the ACI arrangement.

    RESEARCH AND DEVELOPMENT

    Research and development expenses totaled $283,000 in the quarter ended March 31, 2001, as compared with $328,000 in the year-earlier period. See Engineering Services above for explanation.

    SELLING AND MARKETING

    Selling and marketing costs totaled $307,000 in the quarter ended March 31, 2001, as compared with $376,000 in the corresponding quarter of the prior year, a decrease of 18%. The decrease reflects primarily the non-recurrence of an unusual bad debt expense in the fiscal 2000 quarter.

    GENERAL AND ADMINISTRATIVE

    General and administrative expenses totaled $114,000 in the quarter ended March 31, 2001, as compared with $531,000 in the corresponding quarter of the prior year, representing a decrease of 78%. The decrease reflects a net $353,000 decrease in legal expenses primarily related to the settlement of the Nestor vs. HNC Software lawsuit in January 2001. Other increases include savings from the reduction in direct advertising and related expenses in the quarter.

    LOSS FROM INVESTMENT IN AFFILIATE

    During March and November 1999, NTS sold, in the aggregate, common stock interests totaling 58% of its equity. In June 2001, NTS sold additional common stock equity reducing Nestor's equity position in NTS to 34.6%.

    As a result, Nestor's interests in NTS during fiscal 2000 and 2001 are accounted for under the equity method of accounting. Nestor reported a loss from investment in NTS of $81,000 in the quarter ended March 31, 2001, representing 35% of NTS's actual net loss in the quarter of $1,248,000 limited to the carrying value of its investment in NTS. In the quarter ended March 31, 2000, Nestor reported a loss from investment in affiliate of $390,000 representing 42% of NTS's actual net loss in the prior year quarter of $932,000.

    NET LOSS PER SHARE

    During the quarter ended March 31, 2001, Nestor reported net income of $818,000, or $.05 per share as compared with a net loss of $738,000, or $.04 per share in the corresponding period of the prior year. During the quarter ended March 31, 2001, there were outstanding 17,924,000 basic and 18,097,000 diluted shares of common stock as compared with 17,863,000 basic and diluted shares during the corresponding quarter of the previous year.

YEAR-END RESULTS OF OPERATIONS

ANALYSIS OF THE YEARS ENDED DECEMBER 31, 2000 AND 1999

    In the year ended December 31, 2000, Nestor realized a 40% decrease in revenues compared to the prior calendar year. Expenses increased 19% in 2000 resulting in an operating loss of $1,549,000 when compared to an operating profit of $742,000 in the prior year. Revenues from our distribution partners, ACI and CSK, were down in 2000, as were revenues from direct sales efforts.

    REVENUES

    Nestor's revenues arise from licensing of its products and technology and from contract engineering and modeling services, which are discussed separately below. During the year ended December 31, 2000, revenues decreased $1,463,000 to $3,652,000 from $5,115,000 in the prior calendar year. Customers held off committing to new software integration projects in 2000 in part resulting from the effects of the millennium change and perceived software issues.

    SOFTWARE LICENSING

    Product-licensing revenues totaled $2,537,000 in 2000, as compared with $3,872,000 in 1999. The decrease in these revenues reflects a decrease in initial license fees realized from new PRISM-Registered Trademark- products of $900,000 as thirteen new licenses were realized in 1999 as compared to eight in 2000, and a decrease in monthly use fees of $360,000 resulting from licenses sold or terminated that were not fully offset by the new licenses coming on-line in 2000.

    ENGINEERING SERVICES


    Engineering revenues totaled $1,115,000 in 2000, as compared with $1,243,000 in 1999. These revenues relate to new license installations and customer-funded modifications of Nestor's PRISM-Registered Trademark- products. The decrease is related to the drop in new PRISM-Registered Trademark- licenses, and the associated installation work, noted in "Software Licensing" above, offset in part by modeling and customization work in 2000 from 1999 licenses.


    OPERATING EXPENSES

    Total operating expenses--consisting of engineering, research and development, selling and marketing, and general and administrative expenses--amounted to $5,201,000 in the year ended December 31, 2000, an increase of $829,000 over total operating costs of $4,372,000 in the prior year.

    ENGINEERING SERVICES

    Costs related to engineering services totaled $967,000 in 2000, as compared with $1,023,000 in 1999. The decrease in these costs reflects related decrease in engineering revenues realized in 2000.

    RESEARCH AND DEVELOPMENT

    Research and development expenses totaled $1,247,000 in the year ended December 31, 2000 as compared with $921,000 in the prior year. The increase in such costs reflects the net of increased investment in product development in all of Nestor's product lines in the current year, including
PRISM-Registered Trademark- V6.0 shipped in the fourth quarter of 2000, development of eCLIPSE-Registered Trademark-, and development of PRISM-Registered Trademark- eFraud during 2000.

    SELLING AND MARKETING

    Selling and marketing costs increased $276,000 to $1,494,000 in the year ended December 31, 2000, from $1,218,000 in the prior year. The increase in selling costs in the year reflects, primarily, an increase in staffing for the development and support of partner and direct customer relationships for the licensing of the PRISM-Registered Trademark- products.

    GENERAL AND ADMINISTRATIVE

    General and administrative expenses totaled $1,493,000 in 2000, as compared with $1,210,000 in the previous year. General and administrative costs for the year ended December 2000 reflect increased legal expenses related to the lawsuit initiated against a competitor in November 1998, settled in January 2001.

    OTHER EXPENSE

    For 2000, net other expense was $107,000, as compared with net other expense of $97,000 in the year-earlier period. In 2000, other expense was comprised primarily of $106,000 of amortization expense related to the assigned value of warrants outstanding and being amortized over their remaining life.

    LOSS FROM INVESTMENT IN AFFILIATE

    During 2000, Nestor's affiliate, NTS, sold additional common stock interests reducing Nestor's equity interest in the affiliate to 34.6%. Nestor's interests in NTS are accounted for under the equity method of accounting in 2000 and 1999. As a result of Nestor's equity interest in NTS, Nestor reported a loss from investment in affiliate of $1,339,000 in 2000, representing 34.6% of NTS's actual net loss in 2000 of $3,513,000, and Nestor reported $1,482,000 in 1999, representing 49% of NTS's actual net loss in 1999 of $2,453,000 reflecting varying ownership percentages during 1999. NTS continues to be a development stage company, incurring costs of raising capital, research and development, establishing supplies and production processes, and sales and marketing. During 1998, NTS was included in Nestor's consolidated financial results and reported a net loss of $1,934,000.

    INVESTMENT IN PRODUCT DEVELOPMENT AND MARKETING

    With the exception of $80,000 related to a custom
PRISM-Registered Trademark- installation at December 31, 1998, Nestor has not capitalized any expenses relating to the development or marketing of its products.

    NET INCOME

    During 2000, Nestor experienced a loss of $2,995,000, as compared with a loss of $1,289,000 in the prior year. For the year ended December 31, 2000, loss per share available for common stock was $0.17 per share, as compared with a loss per share of $0.05 in the corresponding period of the prior fiscal year. For the year ended December 31, 2000, there was outstanding a weighted average of 17,901,602 shares, as compared to 17,844,327 shares in the year-earlier period.

YEAR-END RESULTS OF OPERATIONS

ANALYSIS OF THE YEARS ENDED DECEMBER 31, 1999 AND 1998

    During 1999, NTS (which was a wholly-owned subsidiary of Nestor on December 31, 1998) sold an aggregate 58% common stock equity interest to third parties through two transactions. This resulted in Nestor reporting the subsidiary in accordance with the equity method of accounting beginning in 1999. The operating results of the subsidiary for the year ended December 31, 1998 are still reported on the consolidation basis of accounting. For the purpose of comparison, the following table compares the results of operations for fiscal years 1999 and 1998 as if the subsidiary was accounted for under the equity method of accounting in both periods with the 1998 results being reclassified accordingly.

                                                      DECEMBER 31, 1999   DECEMBER 31, 1998
                                                        (AS REPORTED)      (RECLASSIFIED)
                                                      -----------------   -----------------
Software licensing revenues.........................     $ 3,872,016         $ 1,349,962
Engineering services revenues.......................     $ 1,242,763         $   656,890
Total revenues......................................     $ 5,114,779         $ 2,006,852
Engineering services expense........................     $ 1,023,046         $ 1,799,629
Research and development expense....................     $   920,918         $ 1,252,726
Selling and marketing expense.......................     $ 1,218,476         $ 1,295,539
General and administrative expense..................     $ 1,209,888         $   962,001
Total operating expenses............................     $ 4,372,328         $ 5,309,895
Income (loss) from operations.......................     $   742,451         $(3,303,043)
Other expenses......................................     $   (97,386)        $   (26,178)
Income (loss) before taxes and loss from investment
  in affiliate......................................     $   645,065         $(3,329,221)
Loss from investment in affiliate...................     $(1,481,889)        $(1,933,932)
                                                         -----------         -----------
Net Loss............................................     $  (836,824)        $(5,263,153)
                                                         ===========         ===========

    The discussion that follows for the years ended December 31, 1999 and 1998 addresses the variances noted in the above table. The differences in the December 31, 1998 financial statement accounts as reported in the enclosed financial statements and those above are solely due to reclassification of the results of NTS to a single line entry "Loss from investment in affiliate".

    In the year ended December 31, 1999, Nestor realized a 154.9% increase in revenues compared to the prior calendar year. Expenses increased 17.7% in 1999 resulting in an operating profit of $742,000 in 1999 as compared to an operating loss of $3,303,000 in the prior year.

    REVENUES

    During the year ended December 31, 1999, revenues increased to $5,115,000 from $2,007,000 in the prior calendar year (excluding $235,000 in NTS 1998 revenues).

    SOFTWARE LICENSING

    Product-licensing revenues totaled $3,872,000 in 1999, as compared with $1,350,000 in 1998. The increase in these revenues reflects an increase in license fees realized from PRISM-Registered Trademark- products.

    PRISM-Registered Trademark- licensing revenues amounted to $3,837,000 in 1999, an increase of $2,519,000 from year-earlier revenues of $1,318,000. The increase results from the increase in new licenses delivered in 1999 versus 1998, fourteen versus three, respectively, and the increase in use fee based revenues of $885,000 (101% versus 1998) in 1999. Included in the 1999 use fee revenues is $423,000 related to the sale of a PRISM-Registered Trademark-license to Applied Communications, Inc. in the fourth quarter of 1999.

    ENGINEERING SERVICES

    Engineering revenues totaled $1,243,000 in 1999, as compared with $657,000 in 1998. The increase relates to additional engineering fees related to new license installations, associated customer-specific model development, and custom enhancement work contracted and delivered during 1999.

    During 1998, Nestor realized $44,000 of revenues related to engineering work on its InterSite product. No such revenues were realized in 1999.

    OPERATING EXPENSES

    Total operating expenses--consisting of engineering, research and development, selling and marketing, and general and administrative expenses--amounted to $4,372,000 in the year ended December 31, 1999, a decrease of $938,000 over total operating costs of $5,310,000 in the prior year (excluding $2,168,000 in NTS 1998 operating expenses).

    Included in operating expenses in 1998 are write-downs of deferred development costs and other intangibles of approximately $400,000 in the financial services division and $295,000 in the InterSite product line.

    ENGINEERING SERVICES

    Costs related to engineering services totaled $1,023,000 in 1999, as compared with $1,799,000 in 1998. The decrease in these costs reflects the write-offs in 1998 totaling approximately $695,000 discussed above.

    RESEARCH AND DEVELOPMENT

    Research and development expenses totaled $921,000 in the year ended December 31, 1999 as compared with $1,253,000 in the prior year. The decrease in such costs reflects the termination of further InterSite development in November 1998. Research and development expenses related to the development of InterSite in 1998 were approximately $630,000 and the reduction was partially offset by additional salary expense relative to new hiring in financial services and other financial services staff salary increases.

    SELLING AND MARKETING

    Selling and marketing costs decreased $78,000 to $1,218,000 in the year ended December 31, 1999, from $1,296,000 in the prior year.

    Selling costs associated with InterSite, in which Nestor ceased further investment effective November 1998, totaled $192,000 in 1998, which was not incurred in 1999. In addition, other marketing related expenses were reduced by approximately $70,000 resulting from more focused advertising and trade show activities. These decreases were partially offset by increases from additional commissions relative to the increased revenues ($105,000) and foreign sales taxes ($61,000).

    GENERAL AND ADMINISTRATIVE

    General and administrative expenses totaled $1,209,000 in 1999, as compared with $962,000 in the previous year. General and administrative costs for the year ended December 1999 reflect primarily the increased legal expenses related to the lawsuit initiated against a competitor in November 1998.

    OTHER EXPENSE

    For 1999, net other expense was $97,000 as compared with net other expense of $26,000 in the year-earlier period. In 1998, other expense was comprised primarily of $106,000 of amortization expense related to the assigned value of warrants outstanding offset by $73,000 of interest income. During 1999, net interest income recorded amounted to $9,000.

    LOSS FROM INVESTMENT IN AFFILIATE

    During 1999, Nestor's subsidiary, NTS, sold common stock interests totaling 58% of its equity. As a result, Nestor's interests in NTS are accounted for under the equity method of accounting in 1999. As a result of Nestor's equity interest in NTS, Nestor reported a loss from investment in affiliate of

$1,482,000 in 1999, representing 49% of NTS's actual net loss in 1999 of $2,455,000 reflecting varying ownership percentages during 1999. During 1998, NTS was included in Nestor's consolidated financial results and reported a net loss of $1,934,000.

    INVESTMENT IN PRODUCT DEVELOPMENT AND MARKETING

    With the exception of $80,000 related to a custom
PRISM-Registered Trademark- installation at December 31, 1998, Nestor has not capitalized any expenses relating to the development or marketing of its products. The following information details the amounts by which Nestor's expenses in connection with each of its major product lines exceeded revenues for such product lines.

    Nestor's PRISM-Registered Trademark- product line was profitable during 1999.

    Nestor began development in July 1996 of products for use in Internet and intranet environments. Costs associated with this effort totaled $1,383,000 in 1998. Nestor ceased further direct investment in development of this product line in November 1998. The net investment in this subsidiary during 1998 was $1,383,000. The net investment in the NTS product line was $1,933,000 in 1998. The net investment in the PRISM-Registered Trademark- product line was $1,954,000 in 1998.

    NET INCOME

    During 1999, Nestor experienced a net loss of $837,000, as compared with a net loss of $5,263,000 in the prior year. For the year ended December 31, 1999, loss per share available for common stock was $0.05 per share, as compared with a loss per share of $0.36 in the corresponding period of the prior fiscal year. For the year ended December 31, 1999, there was outstanding a weighted average of 17,844,327 shares, as compared with 15,249,932 in the year-earlier period.

                         SECURITY OWNERSHIP OF CERTAIN
                BENEFICIAL OWNERS AND MANAGEMENT OF NESTOR, INC.


    The following table sets forth, as of July 16, 2001, the beneficial ownership of shares of the Common Stock and Convertible Preferred Stock of
(i) any person who is known by Nestor to own more than 5% of the voting securities of Nestor, (ii) the Chief Executive Officer and each of Nestor's other most highly compensated executive officers whose salary and bonus exceed $100,000 for the calendar year ended December 31, 2000, (iii) each director, and
(iv) all directors and Executive Officers of Nestor as a group. Except as otherwise herein indicated, Nestor believes, based on information furnished by such owners, that the beneficial owners of shares of Nestor's common and Convertible Preferred Stock described below have sole investment voting power with respect to such shares, subject to any applicable community property laws:



NAME AND ADDRESS                                                 AMOUNT AND NATURE
OF BENEFICIAL OWNER                                           OF BENEFICIAL OWNERSHIP   PERCENT OF CLASS
-------------------                                           -----------------------   ----------------
Entities associated with Wand Partners, Inc.................          6,803,293(1)            33.6
Bruce W. Schnitzer
Chairman
630 Fifth Avenue
Suite 2435
New York, NY 10111

Transaction Systems Architects, Inc.........................          5,000,000(2)            24.5
Thomas H. Boje
Vice President
Corporate Development
224 South 108 Avenue
Omaha, Nebraska 68154

Charles Elbaum..............................................          1,245,391(3)             7.0
85 Lorraine Avenue
Providence, RI 02906

Leon Cooper.................................................          1,076,212(4)             6.9
49 Intervale Road
Providence, RI 02906

David Fox...................................................            773,283(5)             4.3
29 Orchard Avenue
Providence, RI 02906

Herbert S. Meeker...........................................            281,863(6)             1.6
233 Reeder Street
Easton, PA 18042

Douglas L. Reilly...........................................            210,011(7)             1.2
9 Island View Road
Narragansett, RI 02882

Thomas F. Hill..............................................            138,750(8)               *
320 East 57th Street
New York, NY 10022

NAME AND ADDRESS                                                 AMOUNT AND NATURE
OF BENEFICIAL OWNER                                           OF BENEFICIAL OWNERSHIP   PERCENT OF CLASS
-------------------                                           -----------------------   ----------------
Jeffrey B. Harvey...........................................            130,983(9)               *
114 Woodbury Drive
Amherst, NY 14226

Sushmito Ghosh..............................................            112,160(7)               *
25 Brockway Road
Providence, RI 02906

Nigel P. Hebborn............................................             97,000(7)               *
One Richmond Square
Providence, Rhode Island 02906

Sam Albert..................................................             12,393(10)              *
27 Kingwood Road
Scarsdale, NY 10583

All executive officers and directors as a group (15                  15,901,339(11)           67.2
  persons)..................................................

------------------------

*   Less than 1%.

(1) Bruce W. Schnitzer is the Chairman of Wand Partners, Inc. and owns 66% of the outstanding common stock of Wand (Nestor) Inc., a Delaware corporation, which, as a general partner, controls Wand/Nestor Investments L. P., Wand/Nestor Investments II L. P. and Wand/Nestor Investments III L.P., Delaware limited partnerships, which hold an aggregate of 4,446,860 shares of Common Stock, and Common Stock Purchase Warrants to acquire 2,349,040 shares of Common Stock of Nestor at prices from $.65 to $2.00 (subject to adjustment pursuant to the merger transaction). Bruce W. Schnitzer disclaims beneficial ownership of these securities except to the extent of his "pecuniary interest," as such term is defined in Rule 16a-1 of the Securities Exchange Act, therein as owner of a 10.7103% limited partnership interest in Wand/Nestor Investments L.P. and as the owner of 66% of Wand (Nestor) Inc.'s 1% general partnership interest in Wand/Nestor Investments
    L. P. Common Stock totaling 305,869 shares is held by holders subject to the Bank Holding Company Act of 1958, as amended, and have no voting rights.

    Mr. Schnitzer holds 7,393 vested stock options directly, and is the Chairman and owns 66% of the outstanding common stock of Wand Partners Inc., a Delaware corporation, which, as general partner controls Wand Partners L. P., a Delaware limited partnership, which has been granted by Nestor a Common Stock Fee Purchase Warrant to acquire 207,500 shares of common stock of Nestor exercisable until April 1, 2004 at a price of $2.00 per share.
    Mr. Schnitzer disclaims beneficial ownership of this warrant except to the extent of his "pecuniary interest," as defined in Rule 16a-1, therein, as the indirect owner of a 33% partnership interest in Wand Partners L. P.

(2) Includes a Common Stock Purchase Warrant to acquire 2,500,000 shares of Nestor common stock, exercisable until March 1, 2002, at a price of $3.00 per share (subject to adjustment in this transaction). Thomas H. Boje, Vice President, Corporate Development of Transaction Systems Architects, Inc. was a director of Nestor from April 2000 until his resignation on April 24, 2001.

(3) Includes 5,372 shares of common stock which Mr. Elbaum may acquire on a fully vested basis upon the exercise of options granted under Nestor's Incentive Stock Option Plan and 360,000 shares held in the name of family members over which he exercises voting control.

(4) Includes 5,372 shares of common stock which Mr. Cooper may acquire on a fully vested basis upon the exercise of options granted under Nestor's Incentive Stock Option Plan, and 183,000 shares held in the name of family members over which he does not exercise voting control.

(5) Includes 275,809 shares of common stock which Mr. Fox may acquire on a fully vested basis upon the exercise of options granted under Nestor's Incentive Stock Option Plan and 137,074 shares held in the name of family members over which he does not exercise voting control.


(6) Includes 60,000 shares of common stock which Mr. Meeker may acquire on a fully vested basis upon the exercise of options granted under Nestor's Incentive Stock Option Plan.


(7) Includes 140,000, 111,877 and 90,000 shares of common stock which Messrs. Reilly, Ghosh and Hebborn, respectively, may acquire on a fully vested basis upon the exercise of options granted under Nestor's Incentive Stock Option Plan. Mr. Ghosh became an employee of Retail Decision Services, Inc. on May 18, 2001.


(8) Includes 8,750 vested stock options and a Common Stock Fee Purchase Warrant to acquire 130,000 shares of common stock exercisable until August 1, 2004, at a price of $2.00 per share issued to Thomas F. Hill, Inc. of which Mr. Hill is President and sole owner.



(9) Includes 15,000 shares of common stock which Mr. Harvey may acquire on a fully vested basis upon the exercise of options granted under Nestor's Incentive Stock Option Plan.


(10) Includes 12,393 shares of common stock which Mr. Albert may acquire on a fully vested basis upon exercise of options granted under Nestor's Incentive Stock Option Plan.

(11) Includes 5,728,506 vested options and warrants owned or controlled by officers and directors of Nestor, including 2,500,000 warrants owned by TSAI and 2,349,040 controlled by Wand partnerships.

                   INFORMATION ABOUT NESTOR MERGER SUB CORP.

    Nestor Merger Sub Corp., a Delaware corporation, is a newly formed, wholly owned subsidiary of Nestor organized for the sole purpose of effecting the merger. Upon the completion of the merger, NTS will merge with and into Nestor Merger Sub Corp. and NTS will act as an operating subsidiary of Nestor following the merger. Nestor Merger Sub Corp. has not conducted any prior business.

                 INFORMATION ABOUT NESTOR TRAFFIC SYSTEMS, INC.

BUSINESS

    Nestor Traffic Systems, Inc. was organized as a Delaware corporation in December 1996, and its corporate existence began on January 1, 1997. NTS develops and markets CrossingGuard-Registered Trademark- and Rail CrossingGuard-Registered Trademark-, products that provide automated enforcement and enhance safety at traffic intersections and highway-rail grade crossings. A third product, TrafficVision-Registered Trademark-, monitors highways for traffic data collection, control of vehicle flows, and emergency response. These products use a combination of Nestor-developed proprietary software and modular, mostly off-the-shelf hardware components built by others. The products are configurable and flexible, able to function in a full range of road configurations, traffic conditions and weather.

    CROSSINGGUARD-REGISTERED TRADEMARK-. NTS's main product line is CrossingGuard-Registered Trademark-, an automated traffic-intersection red-light enforcement and safety system. CrossingGuard's-Registered Trademark- video technology senses vehicles as they approach the intersection, predicts when a vehicle will run a red light, records a digital video sequence of the incident (including a close up of the vehicle and license plate), and sends a signal to the traffic controller to extend the all-red phase of the traffic signal to help decrease the likelihood of broadside collisions between the red-light violator and cross traffic. The video record of the violation is used as evidence to issue a citation for the infraction. NTS delivers the CrossingGuard-Registered Trademark- solution through a citation-processing service agreement with the municipality whereby: (i) NTS installs under lease, configures and maintains the system at the intersection; (ii) NTS assembles all of the information necessary to issue a citation, prints and mails it (mostly through automated procedures); and (iii) NTS receives a portion of the municipality's citation revenue in the form of licensing and processing fees.

    The economics of the CrossingGuard-Registered Trademark- product are tied to the number of violations processed by the systems. On average, it costs NTS approximately $40,000 to $50,000 per enforced approach in equipment, design, and delivery costs to install a system. Generally, but not in all cases, the contracts require a monthly minimum fee designed to allow NTS to recover at least the value of the system delivered and a provision for maintenance costs. Fresno, CA, has estimated that the system will generate an average of 11.5 citations per day from each approach enforced. Howard County, MD, reports that from over 90 approaches enforced by wet-film systems, they are realizing anywhere from 2 to over 20 violations per day per approach. Actual results from deployment of CrossingGuard-Registered Trademark- systems are expected to fluctuate substantially depending upon intersection configurations, driver response to installed systems, and many other factors.


    As of May 31, 2001, NTS has 54 approaches under contract and in various stages of installation. Beyond the company's original four approaches installed in Vienna, VA and Irvine, CA, installation work is in process for: eight approaches in Falls Church, VA, twelve approaches in Fresno, CA, sixteen approaches in Long Beach, CA, six additional approaches in Vienna, VA, and eight approaches in Rancho Cucamonga, CA. NTS has also been informed that it has been selected to provide CrossingGuard-Registered Trademark- systems for other red-light enforcement projects in ten municipalities for up to ninety-seven additional approaches, and contract discussions are proceeding. No assurances can be given that final contracts will be realized from these municipalities.


    STATUS OF THE CROSSINGGUARD-REGISTERED TRADEMARK- MARKET. Ineffective red-light safety enforcement is a costly and growing problem that until recently has been largely unaddressed by technology solutions. There are approximately 300,000 intersections with traffic signals in the United States where approximately 89,000 collisions and 800 deaths occur each year as a result of red-light running. First-generation Red-Light Camera Systems gained early popularity as a means of automated traffic enforcement. While these systems have validated the market opportunity, they continue to rely on crude in-ground vehicle sensors ("loops") and still photography and have become inadequate solutions because of their (i) significant roadbed installation issues,
(ii) high maintenance requirements, (iii) inherently low level of performance, and (iv) general lack of functionality.

    RAIL CROSSINGGUARD-REGISTERED TRADEMARK-. NTS is developing Rail CrossingGuard-Registered Trademark-, a system to monitor grade-crossing vehicle and train traffic, as well as signalization activity, to provide grade-crossing-integrity measurement, real-time crossing alert capabilities and crossing violation enforcement. This product will greatly enhance rail-crossing safety by improving signal and crossing gate performance, alerting personnel to dangerous crossing situations, and enforcing train and vehicle safety regulations. Rail CrossingGuard-Registered Trademark- may also be integrated with train communications systems to provide a method of alerting trains to dangerous rail crossing conditions.

    On April 1, 2001, NTS completed its first Rail
CrossingGuard-Registered Trademark- installation in DuPage County, Illinois and had completed design work necessary to commence construction on the delivery of five Rail CrossingGuard-Registered Trademark- units in Florida. In addition, NTS has received a contract from the Federal Railroad Administration ("FRA") to develop a portable Rail CrossingGuard-Registered Trademark- unit for non-permanent data gathering capabilities. Also, NTS, working with GeoFocus, Inc., a Florida company, won a contract to expand two of the Rail CrossingGuard-Registered Trademark- units in Florida to incorporate remote communication capabilities between Rail CrossingGuard-Registered Trademark-units and train operators. As of March 31, 2001, NTS has approximately $1,231,000 in unearned Rail CrossingGuard-Registered Trademark- contract backlog.

    STATUS OF THE RAIL CROSSINGGUARD-REGISTERED TRADEMARK- MARKET. About every 100 minutes, a train collides with a vehicle or person at one of the United States' 261,000 highway-rail crossings. In an average year, more people die in highway-rail crossing accidents than in commercial airline crashes. Grade-crossing collisions are usually severe, and chances of survival slim. According to the FRA, most crossing collisions occur simply because motorists chose to ignore warnings signs, signals or safety gates. Of the highway-rail incidents reported in 1998, 43% occurred at crossings with gates and/or flashing-light warning signals. Improperly functioning gate arms and signals can increase motorist tendency to ignore and violate crossing signals. State Departments of Transportation need the capability to routinely monitor the integrity of grade-crossing signalization as well as to receive real-time alerts of hazardous crossing conditions, such as a vehicle that may be stopped or stuck at a crossing. Further, state regulatory agencies currently have no means of effectively monitoring train activity at crossings to ensure that train travel is compliant with stated regulations, nor do they have a method of automatically enforcing train and vehicle compliance with crossing signals. Such are the potential roles for Rail CrossingGuard-Registered Trademark-.

    TRAFFICVISION-REGISTERED TRADEMARK-. TrafficVision-Registered Trademark- is a product that uses video cameras to monitor traffic flow and to send traffic data to a central Traffic Operations Center. Replacing short-life, high-maintenance, road-embedded copper-loop technologies from the 1950's, TrafficVision-Registered Trademark- is a non-intrusive sensor system for traffic management. TrafficVision-Registered Trademark- uses Nestor's proprietary high-speed image-processing technology to analyze video content to sense and monitor traffic on highways, roadways and intersections in real-time. TrafficVision-Registered Trademark- recognizes and classifies multiple vehicles continuously so that surveillance and traffic management are based upon detailed, real-time information. TrafficVision-Registered Trademark- is installed at 26 locations in Rhode Island and in the state's centralized Traffic Operations Center in Providence. Although TrafficVision-Registered Trademark-was its first traffic product, NTS has de-emphasized
TrafficVision-Registered Trademark- marketing, in favor of CrossingGuard-Registered Trademark- and Rail
CrossingGuard-Registered Trademark-, which in the opinion of management are serving more attractive markets.

    The following are the primary attributes of NTS products and services.

    ACCURATE, REAL-TIME INTERPRETATION OF TRAFFIC VIDEO IMAGES. NTS has applied Nestor's high-speed pattern-recognition technologies in real-time processing and video-image interpretation for traffic management, enforcement and safety. Prior industry attempts to provide video-based detection of traffic have not proven effective due to the difficulty of designing robust detection algorithms under a variety of illumination, visibility and traffic conditions, as well as the need to implement such algorithms on cost-effective computing platforms that provide real-time operation. Nestor's image-understanding technology is able to interpret video images accurately and respond in a real-time environment at affordable cost.

    VEHICLE TRAJECTORY ANALYSIS FOR REAL-TIME FORECASTING. As each frame in a video sequence is interpreted, the individual objects in the scene are identified and located. This information, passed from frame to frame, enables accurate tracing of vehicles' trajectories. Unlike competitive vision systems, which note changing images in a fixed and static area of the image (so-called virtual loops), NTS's proprietary vehicle-centric technology can use the trajectories to accurately predict vehicle positions. In the CrossingGuard-Registered Trademark- application, when a vehicle is about to run a red light, a signal can then be sent to the traffic controller to extend the all-red phase of the traffic signal so that cross traffic vehicles can be briefly delayed before they proceed into the intersection. Thus, intersections equipped with CrossingGuard-Registered Trademark- have the potential to become smarter and safer.

    COMPATIBILITY WITH INDUSTRY STANDARD PLATFORMS. NTS traffic monitoring solutions are built upon dominant industry-standard platforms: namely, Microsoft Windows operating systems, tools and communication components and general "WinTel" hardware specifications. This facilitates integration into a customer's existing computing environment, leverages PC economics to offer a compelling price/ performance advantage and lowers product engineering development costs. Additionally, the traffic monitoring systems are designed to support the emerging NTCIP communications standards being mandated in the traffic industry. Further, roadside detector stations will be compatible with existing and new traffic controller hardware, such as the CALTRANS 2070 controller standard.

    MULTIPLE USE OF CUSTOMER INVESTMENT IN VIDEO INFRASTRUCTURE. Traffic departments are deploying roadside video cameras to provide images of road and traffic conditions to better manage traffic flows and incident response. NTS traffic monitoring systems are designed to support "dual use" of pan-tilt-zoom equipped cameras for surveillance and traffic detection and monitoring, thus leveraging the customer's investment in existing video equipment. Additionally, NTS is able to support simultaneous video and data communication over a single video communication network, thus further leveraging the customer's video infrastructure investment.

LICENSE AGREEMENT WITH NESTOR

    Nestor has granted an exclusive license to NTS for application of its technology in the field of traffic management applications. For the fiscal year ended December 31, 2000, NTS paid Nestor a royalty of 5% of gross profit (gross revenues less third-party costs of sales) realized from products using the technology covered by the license. The royalty increased to 10% as of January 1, 2001. The license requires minimum annual royalties, to retain exclusive rights, of $125,000 in 2001, increasing to $1.0 million per year beginning in 2005.

SERVICES AGREEMENT WITH ELECTRONIC DATA SYSTEMS CORPORATION (EDS)

    On March 30, 2001, NTS and EDS entered into a ten-year agreement whereby EDS will provide back-office citation processing support services on behalf of NTS and its customers for CrossingGuard-Registered Trademark- installations. EDS services include citation printing, mailing, telephone inquiry, reporting, interface to court, and NTS systems, and collection tracking and reporting. If requested, EDS would team solely with NTS on proposal opportunities or NTS would have the option of terminating the agreement if EDS declines to team with NTS on two consecutive requests. NTS has agreed to pay EDS a monthly minimum fee (subject to credit for actual ticket fees) starting August 2001. NTS may terminate the contract without cause for an initial termination fee of $100,000 decreasing to $0 by year six of the agreement.

OUTSTANDING STOCK; NO PUBLIC TRADING MARKET


    There is currently no public trading market for shares of NTS stock. As of July 16, 2001, there were a total of 2,599,975 shares of NTS common stock outstanding held by approximately 66 shareholders. As of July 16, 2001 there were options and warrants to purchase a total of 306,800 shares of NTS common stock outstanding.

DIVIDEND POLICY

    NTS has never paid or declared any cash dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future.

PATENTS


    The technology and patent rights of Nestor that are applicable to NTS's products are licensed to NTS exclusively in the field of Traffic Pattern Recognition applications. Nestor, Inc. has received one patent in the United States, has five additional patent applications pending in the United States, and has two counterpart patents internationally, specifically related to CrossingGuard-Registered Trademark- and TrafficVision-Registered Trademark-products and technologies. See further discussion under "Information About Nestor, Inc.--Patents" on page 66.


    In October 2000, NTS received a letter from the attorneys for Mark White asserting that NTS may be infringing on his U.S. patent No. 6,100,819 for the "Vehicular Traffic Signalization Method and Apparatus for Automatically Documenting Traffic Light Violations and Protecting Non-Violating Drivers," which was issued to Mark White on August 8, 2000 (the "White Patent"). NTS has received an opinion from its patent counsel that the NTS CrossingGuard-Registered Trademark- system does not violate any valid claims of the White Patent.

COMPETITION

    NTS experiences intense competition in the traffic industry. Some of its competitors have better funding and more resources. All of NTS's competitors use red-light camera systems that depend on inefficient technology such as buried loops, still cameras, 35mm wet film, and/or digital still cameras. Installation of these systems requires tearing up pavement at the intersection to bury the loops, which is both costly and time consuming. The use of wet film requires a burdensome level of human intervention in that: (i) someone must perform onsite retrieval and replacement of the film every day; (ii) the film must be developed and the negative must be scanned into a computer; (iii) someone must attempt to confirm from just two photos that a violation occurred. Management believes that NTS products are superior to these competitive offerings in technology, features and price-performance. NTS's CrossingGuard-Registered Trademark- system is the first and only intersection safety and enforcement system that can issue traffic violation citations based upon digital video information transmitted directly from the intersection to the police station using a video sensor without loops.

    NTS's largest competitor in the intersection market is Lockheed-Martin, who has the greatest number of red-light camera systems installed. Among others are EDS, Peek Traffic, Traffipax, Redflex, Perceptics, Poltech and Transcore (SAIC). Although these companies use buried loops, still or digital cameras and/or wet film systems, some may pose a threat due to their size, market share, legacy customer relationships and/or citation-processing experience.

    NTS's TrafficVision-Registered Trademark- product faces competition primarily from traffic-management-systems companies such as ISS, Econolite, Traficon, Iteris, Peek Traffic, Odetics, Computer Recognition Systems, Siemens and Rockwell International. Management believes that the platforms on which these products operate do not provide the image processing capabilities possessed by TrafficVision-Registered Trademark-,
CrossingGuard-Registered Trademark- and Rail
CrossingGuard-Registered Trademark-.

RESEARCH AND DEVELOPMENT ACTIVITIES OF NTS

    NTS regularly produces upgrades and the addition of enhanced features in all its products. As such, research and development are a customary part of NTS's engineering activities. In fiscal 2000 and 1999, NTS expended $645,000 and $906,000, respectively, and in the quarter ended March 31, 2001 expended $288,000 on such activities.

CONTRACTS WITH GOVERNMENTAL ENTITIES

    NTS's CrossingGuard-Registered Trademark- agreements are generally service contracts with state municipalities that in most circumstances may be cancelled by the customer for various reasons including non-appropriation of annual program funding. As these contracts are generally self-funded from ticket fees collected from red-light violators and some contracts contain termination fee provisions, NTS does not expect this to be a significant risk in the future. NTS's Rail CrossingGuard-Registered Trademark- and
TrafficVision-Registered Trademark- contracts are generally fixed-fee deliverable contracts and termination rights are generally limited to non-performance conditions. NTS retains all patent and other proprietary rights from products developed and delivered under government supported contracts.

EMPLOYEES


    As of July 16, 2001, NTS had twenty-eight full-time employees, including twelve in software engineering and product development, nine in product delivery and customer support, four in sales and marketing and three in management and support. In addition, NTS utilizes Nestor, Inc. management and administrative staff of eight people and reimburses Nestor approximately $37,000 per month. All of these employees are located in the United States. None of NTS's employees are represented by a labor union. NTS has experienced no work stoppages and believes its employee relationships are generally good. NTS's success depends to a significant degree upon the continued employment of NTS's key personnel. Accordingly, the loss of any key personnel could have a materially adverse effect on NTS's business, financial condition and results of operations. No employee currently has an employment contract in place with NTS, except that David Fox, NTS's Chief Executive Officer, is entitled to receive $250,000 in the event his employment with NTS is terminated, such amount to be payable in twelve equal installments commencing on the date of termination. NTS believes its future success will depend upon its ability to attract and retain industry-skilled managerial, engineering, software development and sales personnel, for whom the competition is intense. In the past, NTS has experienced difficulty in recruiting a sufficient number of qualified engineering and sales people. In addition, competitors may attempt to recruit NTS's key employees. There can be no assurance that NTS will be successful in attracting, assimilating and retaining such qualified personnel, and the failure to attract, assimilate and retain key personnel could have a materially adverse effect on NTS's business, financial condition and results of operations.


PROPERTIES

    NTS's principal offices, located at One Richmond Square, Providence, Rhode Island 02906, are subleased on a month-to-month basis from Nestor, Inc. for a monthly fee of approximately $12,000 including all facility expenses. NTS has entered into a five year lease for new offices providing 9,600 square feet for approximately $10,800 per month located at 400 Massasoit Avenue, East Providence, Rhode Island 02914. NTS is scheduled to move engineering, product development, customer support, and administration into such offices later in the year, while retaining current location space for Rail
CrossingGuard-Registered Trademark- employees and sales and marketing staff. In April 2001, NTS entered into a forty-six month sublease for its California operations in San Diego, CA providing for approximately 5,700 square feet for $12,050 per month. NTS also maintains a local field office in Whittier, CA on a month-to-month basis, and pays approximately $750 per month.

LEGAL PROCEEDINGS

    None.

                          NESTOR TRAFFIC SYSTEMS, INC.
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    You should read the following discussion together with the financial statements and related notes of NTS appearing elsewhere in this joint proxy statement/prospectus. This joint proxy statement/ prospectus contains forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause NTS's actual results to differ materially from those indicated by such forward-looking statements. See "Cautionary Statement Concerning Forward-Looking Information" on page 32.

LIQUIDITY AND CAPITAL RESOURCES AS OF MARCH 31, 2001

CASH POSITION AND WORKING CAPITAL

    NTS had cash and short-term investments of approximately $2,141,000 at March 31, 2001 as compared with $55,000 at December 31, 2000. At March 31, 2001, NTS had a working capital deficit of $1,890,000, as compared with a working capital deficit of $459,000 at December 31, 2000. The decrease in working capital in 2001 reflects primarily the working capital used in operations and reflected in the operating loss reported of $1,248,000 coupled with additional investments in CrossingGuard installations (leased equipment) and computer equipment. The $4,000,000 advance under the Secured Note Agreement has been classified as a current liability pending the completion of the merger and investment of up to an additional $4,000,000.

    NTS had a net deficit of ($1,014,000) at March 31, 2001, as compared with a net worth of $234,000 at December 31, 2000. The decrease in net worth resulted from the net operating loss realized by NTS of $1,248,000 in 2001.

    In January 2001, NTS entered into a Secured Note Agreement with NTS Investors, LLC which advanced $4,000,000 to NTS at an 8% annual interest rate. The Secured Note Agreement was issued in contemplation of NTS and Nestor of completing a merger agreement and is subject to conversion into Nestor common stock and the advance of up to an additional $4,000,000 for Nestor common stock upon the completion of the merger. See "The Merger--Secured Note Agreement" on page 39.

    Management believes that NTS will need to complete the merger, realize the additional $4,000,000 equity investment, and raise adequate equipment lease financing for CrossingGuard installations to meet NTS's anticipated cash requirements from expected operations through the year ending December 31, 2001. If NTS does not realize financing sufficient to maintain its operations at projected levels, management of NTS would curtail certain of NTS's operations until additional funds become available through investment or revenues.

Litigation

    None

Future Commitments

    During 2000, NTS acquired additional property and equipment (primarily computers and related equipment) at a cost of $66,000 and invested $389,000 in equipment leased to customers. NTS valued its investments in computers and related equipment (net of depreciation) at $161,000 and in leased equipment (net of depreciation) at $487,000 at December 31, 2000. NTS has no material commitments for computer and related equipment expenditures although management expects that NTS may make future commitments for the purchase of additional computers and related computing equipment, for furniture and fixtures, for development of hardware, for consulting and for promotional and marketing expenses. NTS has contracts with customers for CrossingGuard-Registered Trademark- deliverables that include obtaining leased equipment. NTS expects to locate an equipment lease financing facility to assist with the delivery of such equipment.

    On March 30, 2001, NTS and EDS entered into a ten-year agreement whereby EDS will provide back-office citation processing support services on behalf of NTS and its customers for CrossingGuard-Registered Trademark- installations. EDS services include citation printing, mailing, telephone inquiry, reporting, interface to court, and NTS systems, and collection tracking and reporting. If requested, EDS would team solely with NTS on proposal opportunities or NTS would have the option of terminating the agreement if EDS declines to team with NTS on two consecutive requests. NTS has agreed to pay EDS a monthly minimum fee (subject to credit for actual ticket fees) starting August 2001. NTS may terminate the contract without cause for an initial termination fee of $100,000 decreasing to $0 by year six of the agreement.

Inflation

    Management believes that the rate of inflation in recent years has not had a material effect on NTS's operations.

QUARTERLY RESULTS OF OPERATIONS

ANALYSIS OF THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000

    In the quarter ended March 31, 2001, NTS realized a 2% decrease in revenues compared to the prior calendar quarter. Expenses increased 23% in 2001 resulting in an operating loss of $1,248,000 when compared to an operating loss of $932,000 in the prior year's quarter.

Revenues

    NTS's revenues arise from sale and licensing of NTS's products and technology and from contract services and are discussed separately below. During the quarter ended March 31, 2001, revenues decreased $3,000 to $173,000 from $176,000 in the prior calendar quarter.

LEASE AND SERVICE FEES

    Lease and service fee revenues totaled $20,000 in 2001, as compared with $20,000 in 2000. The stability in these revenues reflects the citation fee revenues from NTS's first CrossingGuard-Registered Trademark- system in Vienna, VA.

PRODUCT SALES

    Product sales revenues totaled $153,000 in 2001, as compared with $156,000 in 2000. These revenues relate to the delivery of Rail
CrossingGuard-Registered Trademark- and TrafficVision-Registered Trademark-systems to customers, generally under percentage of completion or completed contract terms. Rail CrossingGuard-Registered Trademark- revenues related primarily to deliveries under a development contract with DuPage County, IL, while TrafficVision-Registered Trademark- revenues relate primarily to deliveries under a contract with the Rhode Island Department of Transportation.

Operating Expenses

    Total operating expenses--consisting of engineering, product costs, research and development, selling and marketing, and general and administrative expenses--amounted to $1,385,000 in the quarter ended March 31, 2001, an increase of $263,000 over total operating costs of $1,122,000 in the prior quarter.

ENGINEERING SERVICES

    Costs related to engineering services totaled $613,000 in 2001, as compared with $303,000 in 2000. The increase in these costs reflects increased engineering associated with product deliveries, primarily for Rail CrossingGuard-Registered Trademark- and TrafficVision-Registered Trademark-deliveries.

PRODUCT COSTS

    Costs related to tangible product sales totaled $120,000 in 2001, as compared with $197,000 in 2000. The decrease in these costs reflects improved margin being realized on TrafficVision-Registered Trademark- deliveries.

RESEARCH AND DEVELOPMENT

    Research and development expenses totaled $288,000 in the quarter ended March 31, 2001 as compared with $131,000 in the prior quarter. The increase in such costs reflects the ongoing investment in delivery of CrossingGuard-Registered Trademark-, Rail CrossingGuard-Registered Trademark-, and TrafficVision-Registered Trademark- products in the quarter.

SELLING AND MARKETING

    Selling and marketing costs decreased to $167,000 in the quarter ended March 31, 2001, from $182,000 in the prior quarter. The stable level of selling expenses in 2001 reflects the shift in sales focus from TrafficVision-Registered Trademark- products to
CrossingGuard-Registered Trademark- products in 2001.

GENERAL AND ADMINISTRATIVE

    General and administrative expenses totaled $197,000 in 2001, as compared with $308,000 in the previous year's quarter. General and administrative costs include reimbursement to Nestor of $95,000 in both periods for management and administrative cost sharing charges. The decrease in expenses in 2001 reflects a one-time expense in 2000 of $101,000 related to the write-off of consultant development work.

Other Income (Expense)

    For 2001, net other expense was $36,000 as compared with net other income of $14,000 in the prior year's quarter. Other expense in 2001 is primarily interest expense on the $4,000,000 advanced in the quarter, offset by short-term interest earned. Other income in 2000 reflects investment income earned on the short-term investment of available cash.

Net Income

    During the first quarter of 2001, NTS experienced a loss of $1,248,000, as compared with a loss of $932,000 in the prior year's quarter. For the quarter ended March 31, 2001, loss per share available for common stock was ($0.48) per share, as compared with a loss per share of ($0.43) in the corresponding period of the prior fiscal quarter. For the quarter ended March 31, 2001, there was outstanding a weighted average of 2,599,975 shares, as compared to 2,150,000 shares in the quarter-earlier period.

YEAR-END RESULTS OF OPERATIONS

ANALYSIS OF THE YEARS ENDED DECEMBER 31, 2000 AND 1999

    In the year ended December 31, 2000, NTS realized a 421% increase in revenues compared to the prior calendar year. Expenses increased 67% in 2000 resulting in an operating loss of $3,560,000 when compared to an operating loss of $2,489,000 in the prior year.

Revenues

    NTS's revenues arise from sale and licensing of NTS's products and technology and from contract engineering services and are discussed separately below. During the year ended December 31, 2000, revenues increased $706,000 to $873,000 from $167,000 in the prior calendar year.

LEASE AND SERVICE FEES

    Lease and service fee revenues totaled $18,000 in 1999, as compared with $79,000 in 2000. The increase in these revenues reflects the delivery of NTS's first CrossingGuard-Registered Trademark- system to Vienna, VA in December 1999, and the resulting service fee revenues.

PRODUCT SALES

    Product sales revenues totaled $794,000 in 2000, as compared with $149,000 in 1999. These revenues relate to the delivery of Rail
CrossingGuard-Registered Trademark- and TrafficVision-Registered Trademark-systems to customers, generally under percentage of completion or completed contract terms. Rail CrossingGuard-Registered Trademark- revenues related primarily to deliveries under a development contract with DuPage County, IL, while TrafficVision-Registered Trademark- revenues relate primarily to deliveries under a contract with the Rhode Island Department of Transportation.

Operating Expenses

    Total operating expenses--consisting of engineering, product costs, research and development, selling and marketing, and general and administrative expenses--amounted to $4,433,000 in the year ended December 31, 2000, an increase of $1,777,000 over total operating costs of $2,656,000 in the prior year.

ENGINEERING SERVICES

    Costs related to engineering services totaled $1,125,000 in 2000, as compared with $675,000 in 1999. The increase in these costs reflects increased engineering associated with product deliveries, primarily for Rail CrossingGuard-Registered Trademark- and TrafficVision-Registered Trademark-deliveries.

PRODUCT COSTS

    Costs related to tangible product sales totaled $682,000 in 2000, as compared with $37,000 in 1999. The increase in these costs reflects increased engineering associated with product deliveries, primarily for Rail CrossingGuard-Registered Trademark- and TrafficVision-Registered Trademark-deliveries.

RESEARCH AND DEVELOPMENT

    Research and development expenses totaled $645,000 in the year ended December 31, 2000 as compared with $906,000 in the prior year. The decrease in such costs reflects the re-deployment of engineering resources to delivery of product sales in 2000.

SELLING AND MARKETING

    Selling and marketing costs decreased $21,000 to $696,000 in the year ended December 31, 2000, from $717,000 in the prior year. The stable level of selling expenses in 2000 reflects the shift in sales focus from TrafficVision-Registered Trademark- products to
CrossingGuard-Registered Trademark- products in 2000.

GENERAL AND ADMINISTRATIVE

    General and administrative expenses totaled $1,286,000 in 2000, as compared with $321,000 in the previous year. General and administrative costs include reimbursement to Nestor of $380,000 and $321,000 in 2000 and 1999, respectively, for management and administrative cost sharing charges. The increase in expenses in 2000 reflects the development of an administrative staff and related fringe and travel costs, particularly in the California market and other direct expense growth including accounting expenses for independent audits and legal expenses for increased contract activity in 2000.

Other Income (Expense)

    For 2000, net other income was $39,000 as compared with net other expense of $36,000 in the year-earlier period. Other income reflects investment income earned on the short-term investment of available cash in both periods.

Investment in Product Development and Marketing

    NTS is classified as a Development Stage Company as a majority of its efforts are directed towards the design, development, and initial deliveries of its products through 2000.

Net Income

    During 2000, NTS experienced a loss of $3,513,000, as compared with a loss of $2,453,000 in the prior year. For the year ended December 31, 2000, loss per share available for common stock was ($1.49) per share, as compared with a loss per share of ($1.14) in the corresponding period of the prior fiscal year. For the year ended December 31, 2000, there was outstanding a weighted average of 2,356,238 shares, as compared to 2,150,000 shares in the year-earlier period.

YEAR-END RESULTS OF OPERATIONS

ANALYSIS OF THE YEARS ENDED DECEMBER 31, 1999 AND 1998

    In the year ended December 31, 1999, NTS realized a 29% decrease in revenues compared to the prior calendar year. Expenses increased 22% in 1999 resulting in an operating loss of $2,489,000 when compared to an operating loss of $1,934,000 in the prior year.

Revenues

    NTS's revenues arise from sale and licensing of NTS's products and technology and from contract engineering services and are discussed separately below. During the year ended December 31, 1999, revenues decreased $67,000 to $167,000 from $235,000 in the prior calendar year.

LEASE AND SERVICE FEES

    Lease and service fee revenues totaled $18,000 in 1999, as compared with $2,000 in 1998.

PRODUCT SALES

    Product sales revenues totaled $149,000 in 1999, as compared with $232,000 in 1998. These revenues relate to the delivery of TrafficVision-Registered Trademark- systems and Ni1000 Development Systems to customers, generally under percentage of completion or completed contract terms. TrafficVision-Registered Trademark- revenues relate primarily to deliveries various initial system users and totaled approximately $109,000 in 1999 and $162,000 in 1998. Ni1000 Development System sales approximated $39,000 in 1999 and $70,000 in 1998. The marketing and sales of the Ni1000 Development System was phased-out during 1999.

Operating Expenses

    Total operating expenses--consisting of engineering, product costs, research and development, selling and marketing, and general and administrative expenses--amounted to $2,656,000 in the year ended December 31, 1999, an increase of $488,000 over total operating costs of $2,168,000 in the prior year.

ENGINEERING SERVICES

    Costs related to engineering services totaled $675,000 in 1999, as compared with $256,000 in 1998. The increase in these costs reflects increased engineering associated with product deliveries, primarily for CrossingGuard-Registered Trademark- and TrafficVision-Registered Trademark-deliveries.

PRODUCT COSTS

    Costs related to tangible product sales totaled $37,000 in 1999, as compared with $54,000 in 1998. The decrease in these costs reflects decreased equipment costs associated with product deliveries, primarily for Ni1000 Development Systems.

RESEARCH AND DEVELOPMENT

    Research and development expenses totaled $906,000 in the year ended December 31, 1999 as compared with $871,000 in the prior year. The increase in such costs reflects the continued investment in the CrossingGuard-Registered Trademark- and TrafficVision-Registered Trademark-product development efforts.

SELLING AND MARKETING

    Selling and marketing costs increased $181,000 to $717,000 in the year ended December 31, 1999, from $536,000 in the prior year. The increase reflects the additional resources expended to market both the TrafficVision-Registered Trademark- and CrossingGuard-Registered Trademark-products beginning in 1999.

GENERAL AND ADMINISTRATIVE

    General and administrative expenses totaled $321,000 in 1999, as compared with $451,000 in the previous year. General and administrative costs include a fixed fee reimbursement, based upon NTS head count, to Nestor, Inc. of $321,000 in 1999 for management and administrative cost sharing charges. In 1998, shared general and administrative expenses were charged to each company (Nestor, Inc., Nestor Traffic Systems, Inc., and Nestor Interactive, Inc.) based upon the proportion that the individual companies expenses shared to the consolidated expenses.

Other Income (Expense)

    For 1999, net other income was $36,000 as compared with net other expense of $0 in the year-earlier period. Other income reflects investment income earned on the short-term investment of available cash held directly by NTS.

Investment in Product Development and Marketing

    NTS is classified as a Development Stage Company as a majority of its efforts are directed towards the design, development, and initial deliveries of its products through 2000.

Net Income

    During 1999, NTS experienced a loss of $2,453,000, as compared with a loss of $1,934,000 in the prior year. For the year ended December 31, 1999, loss per share available for common stock was ($1.14) per share. For the year ended December 31, 1999, there was outstanding a weighted average of 2,150,000 shares, as compared to none in the year-earlier period as NTS was a wholly-owned subsidiary of Nestor.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                 AND MANAGEMENT OF NESTOR TRAFFIC SYSTEMS, INC.


    The following table sets forth, as of July 16, 2001, the beneficial ownership of shares of the common stock of (i) any person who is known by NTS to own more than 5% of the voting securities of NTS, (ii) the Chief Executive Officer and each of NTS's other executive officers whose salary and bonus exceed $100,000 for the calendar year ended December 31, 2000, (iii) each director, and
(iv) all directors and Executive Officers of NTS as a group. Except as otherwise herein indicated, NTS believes, based on information furnished by such owners, that the beneficial owners of shares of NTS common stock described below have sole investment voting power with respect to such shares, subject to any applicable community property laws:


NAME AND ADDRESS                                                 AMOUNT AND NATURE
OF BENEFICIAL OWNER                                           OF BENEFICIAL OWNERSHIP   PERCENT OF CLASS
-------------------                                           -----------------------   ----------------
NTS Voting Trust............................................          1,412,475(1)            54.3%
Robert M. Carroll, Trustee
2241 Century Hill
Los Angeles, California 90067

Alan M. Wiener..............................................            259,573(2)            10.0%
5327 Andasol Avenue
Encino, California 91316

Robert M. Carroll...........................................            427,154(3)            16.4%
2241 Century Hill
Los Angeles, California 90067

David Fox...................................................            174,573(4)             6.7%
29 Orchard Avenue
Providence, Rhode Island 02906

Robert Koe..................................................            178,113(5)             6.9%
2300 Noah Lincoln Park West
Chicago, Illinois 60614

Herbert S. Meeker...........................................             51,050(6)             2.0%
233 Reeder Street
Easton, Pennsylvania 18042

Leon N. Cooper..............................................                  0(7)               0
49 Intervale Road
Providence, Rhode Island 02906

Michael T. Glier............................................             38,206(8)             1.4%
One Richmond Square
Providence, RI 02906

Douglas L. Reilly...........................................             29,656(8)             1.1%
One Richmond Square
Providence, RI 02906

Zev Fogel...................................................              7,000(8)               *
10145 Pacific Heights Boulevard, Suite 510
San Diego, CA 92121

Robert I.P. Kerr............................................              7,000(8)               *
10145 Pacific Heights Boulevard, Suite 510
San Diego, CA 92121

Mark Laird..................................................              5,800(8)               *
One Richmond Square
Providence, RI 02906

NAME AND ADDRESS                                                 AMOUNT AND NATURE
OF BENEFICIAL OWNER                                           OF BENEFICIAL OWNERSHIP   PERCENT OF CLASS
-------------------                                           -----------------------   ----------------
Nigel P. Hebborn............................................              5,400(8)               *
One Richmond Square
Providence, Rhode Island 02906

Alvin Siteman...............................................            222,225                8.6%
50 South Bemiston Avenue
St. Louis, Missouri 63105

Hirsch Family Trust.........................................            164,725                6.3%
3370 Judilee Drive
Encino, California 91436

Nestor, Inc.................................................            900,000               34.6%
One Richmond Square
Providence, Rhode Island 02906

All executive officers and directors as a group (12
persons)....................................................          1,214,625(9)            45.3%


------------------------

*   less than 1%

(1) Voting Trust includes shares owned directly by Messrs. Wiener, Carroll, Fox, Koe, Glier, Reilly, Siteman, and Hirsch Family Trust. See "The Merger--NTS Voting Trust Agreement" on page 50.

(2) Includes 8,000 shares of common stock Mr. Wiener may acquire on a fully vested basis upon the exercise of options pursuant to the NTS Incentive Stock Option Plan and 259,473 shares held in trust over which he exercises voting control. Mr. Wiener, the Chairman of NTS, will be a director of Nestor following the effective time of the merger.

(3) Includes 8,000 shares of common stock Mr. Carroll may acquire on a fully vested basis upon the exercise of options pursuant to the NTS Incentive Stock Option Plan and 17,100 shares held in trust or in the name of family members over which he exercises voting control. Mr. Carroll, a director of NTS, will be a director of Nestor following the effective time of the merger.

(4) Includes 15,000 shares of common stock Mr. Fox may acquire on a fully vested basis upon the exercise of options pursuant to the NTS Incentive Stock Option Plan and excludes 28,500 shares held in the name of family members over which he disclaims beneficial ownership. Mr. Fox is the President, Chief Executive Officer and a director of NTS. Mr. Fox, a stockholder of Nestor, is also the President, Chief Executive Officer and a director of Nestor and will remain in these positions following the effective time of the merger.

(5) Includes 64,125 shares of common stock held in trust or in the name of family members over which Mr. Koe exercises voting control. Mr. Koe is a director of NTS.

(6) Includes 6,600 shares of common stock Mr. Meeker may acquire on a fully vested basis upon the exercise of options pursuant to the NTS Incentive Stock Option Plan. Mr. Meeker, a director of NTS, is also a director, Secretary and a stockholder of Nestor.

(7) Leon Cooper, a director of NTS, is also a director of Nestor and will remain in that position following the effective time of the merger.

(8) Includes 8,000, 8,000, 7,000, 7,000, 5,800, and 5,400 shares of common stock
    Messrs. Glier, Reilly, Fogel, Kerr, Laird, and Hebborn may acquire on a fully vested basis upon the exercise of options pursuant to the NTS Incentive Stock Option Plan. Mr. Hebborn, the Executive Vice President-- Chief Financial Officer of NTS, is also the Executive Vice President--Chief Financial Officer of Nestor and will remain in that position following the merger.

(9) Includes 79,000 shares of common stock directors and officers of NTS may acquire on a fully vested basis upon exercise of options pursuant to the NTS Incentive Stock Option Plan, and 28,500 shares owned by family members of David Fox over which he disclaims beneficial ownership.

                   MANAGEMENT OF NESTOR FOLLOWING THE MERGER

    The following table sets forth the names, ages and positions of executive officers, directors and key employees of Nestor following the merger (assuming the proposal to elect nine directors of Nestor is approved by the Nestor stockholders):

NAME                                          AGE      POSITION
----                                        --------   --------
David Fox*................................     65      President, Chief Executive Officer and
                                                       Director
Bruce W. Schnitzer*.......................     56      Director
Leon N. Cooper*...........................     71      Director
Alan M. Wiener*...........................     63      Director
Robert M. Carroll*........................     65      Director
Alvin Siteman*............................     73      Director
David Polak*..............................     63      Director
J. Steven Emerson*........................     55      Director
Charles Elbaum*...........................     75      Director
Nigel P. Hebborn..........................     42      Executive Vice President -- Chief
                                                       Financial Officer
Zev Fogel.................................     42      Vice President -- Business Development
Michael T. Glier..........................     53      Senior Vice President -- Operations &
                                                       Engineering
Robert Kerr...............................     42      Vice President -- Administration
Mark Laird................................     47      Vice President -- Engineering
Herbert S. Meeker.........................     76      Secretary
Douglas L. Reilly.........................     49      Senior Vice President -- Strategic
                                                       Analysis & Technology

------------------------

*   Indicates nominee for Director.

    DAVID FOX has been a director of Nestor since 1983 and was appointed President and Chief Executive Officer of Nestor in July 1989. Mr. Fox has also served as President and a director of Nestor Traffic Systems, Inc. since its inception in January 1997. Mr. Fox was President of Container Transport International, a container leasing concern, from 1971 to 1982. Mr. Fox was President of Cognitive Systems, Inc. ("CSI"), a computer software company, from 1983 until 1986 and a director of CSI from 1983 until 1987.

    BRUCE W. SCHNITZER joined Nestor's board of directors in August 1994 and has been Chairman of the Executive Committee of the board since December 1996.
Mr. Schnitzer is Chairman of Wand Partners, a private equity investment firm, specializing in companies that apply technology and database management capabilities to established businesses. Mr. Schnitzer's experience prior to establishing Wand in 1987 includes having served as President and CEO of Marsh & McLennan, Inc. and head of the Merger and Acquisition Advisory Department of J. P. Morgan. Mr. Schnitzer presently serves as director of AMRESCO Inc. (real estate investment manager).

    LEON N. COOPER has been a member of Nestor's board of directors and the Co-Chairman since 1983. Dr. Cooper has served as a director of NTS since 1997. Dr. Cooper is the Thomas J. Watson Senior Professor of Science at Brown University, his principal occupation. He specializes in theoretical physics including low-temperature physics, and has also done theoretical work in modeling neural networks, which are networks of nerve cells. Dr. Cooper is the Director of the Brown University Institute for Brain and Neural Systems and Brain Science program which consist of a group of scientists applying various disciplines to the study of the brain as well as Professor in the Departments of Physics and Neuroscience. He was awarded the Comstock Prize by the National Academy of Science in 1968 and the Nobel Prize in Physics in 1972 for his contributions to the theory of superconductivity. He is a Fellow of the American Physical Society and the American Academy of Arts and Sciences, a member of the American Philosophical Society and the National Academy of Sciences, and is the author of many publications. He is chairman of Nemogen, Inc. a company that specializes in products that affect the process of memory storage and is also chairman of the Scientific Advisory Board of Spectra Science, a company that commercializes innovative laser products. Professor Cooper was a general partner of Nestor Associates, the predecessor of Nestor, from its inception until May 1983.


    ALAN M. WIENER was founder, Chairman and CEO of Impulse Designs, Inc., which became part of Tandycrafts, Inc. (NYSE) in 1993. Mr. Wiener received his Masters Degree in Business Administration with honors from the University of Chicago in 1964. He has served on the Board of Directors of Leisure Technology, Inc.; CalFame Citrus Products, Inc,; Erly Industries, Inc.; FloTool, Inc.; as well as a number of private companies and charitable organizations.

    ROBERT M. CARROLL, M. D. is the owner of Carroll Development Company, which specializes in residential construction and land development. A retired vascular surgeon, Dr. Carroll owned Vascular Technology Associates, a company that operated several non-invasive vascular facilities in medical centers in the Los Angeles area.

    ALVIN SITEMAN is President of the Siteman Organization a real estate developer and previously Chairman of Mark Twain Bancshares Inc., the corporation he helped merge with Mercantile Bancorporation in 1997. Mercantile merged with Firstar in 1999 and Mr. Siteman serves on the Board of Directors for Firstar St. Louis. He also is Chairman and President of Site Oil Company of Missouri and Flash Oil Corporation operators of convenient stores. Mr. Siteman serves as Chairman of the Barnes-Jewish Hospital Foundation and as a member of the hospital's Board of Directors. He is Co-Chairman for the Capital Campaign for the Alvin J. Siteman Cancer Center, an Honorary Trustee of the St. Louis Art Museum and Emeritus Trustee of Washington University in St. Louis.

    DAVID A. POLAK is the founder and Chairman of NWQ Investment Management Company, a Los Angeles based investment management firm. Mr. Polak holds a B.S. degree from MIT and an MBA from UCLA.

    J. STEVEN EMERSON, a private investor, was formerly general partner of S.E.A.F., an investment partnership specializing in small capitalization public company investments. Prior positions include portfolio manager at N.W.Q. Investments Management and securities analyst at Occidental Life, a division of Transamerica Corporation. Mr. Emerson holds an M.B.A. from the University of Southern California and a B.S. degree from U.C.L.A.

    CHARLES ELBAUM is the Hazard Professor of Physics at Brown University. He has been a Professor of Physics at Brown University since 1963, specializing in experimental solid-state physics, including the design of circuits and information-processing systems, which represents his principal occupation. He was also Chairman of the Physics Department at Brown. He is a Fellow of the American Physical Society, a member of several scientific and professional societies and is the author of many publications. Professor Elbaum was a general partner of Nestor Associates, the predecessor of Nestor from its inception until May 1983.

    NIGEL P. HEBBORN joined Nestor in October 1996 and currently serves as Executive Vice President and Chief Financial Officer of Nestor and NTS.
Mr. Hebborn is responsible for Nestor's financial and corporate development activities, including working with Nestor's management in the development and roll-out of commercial applications. He was most recently President of Wolffish Consulting Services, Inc., a consulting and background reporting firm. Prior to forming Wolffish Consulting Services, Inc., Mr. Hebborn served as Vice President Finance of Nova American Group, Inc., in

Buffalo, New York and as President of various subsidiaries of this insurance and banking holding company. Earlier in his career, Mr. Hebborn, a CPA, was associated with Price Waterhouse.

    ZEV FOGEL, who has served as Vice President of Business Development of NTS since 2000, was one of the first entrepreneurs to promote and develop the use of automated enforcement systems in the United States. Mr. Fogel was the Co-Founder and President of U.S. Public Technologies LLC. Beginning in 1989, Mr. Fogel helped direct the growth of the fledging industry by promoting the use of technology as both an efficient law enforcement tool, as well as an effective safety system. Mr. Fogel is recognized as an automated traffic enforcement expert in Canada and the United States. Over the past several years, the National Institute of Standards and Technology as well as the National Highway Safety Administration and the Insurance Institute for Highway Safety have sought Mr. Fogel's insight on various aspects of the implementation and use of automated enforcement systems. Mr. Fogel earned his Bachelor of Science Degree in Business Administration from the University of Redlands, California.

    MICHAEL T. GLIER has served as Senior Vice President of NTS since 1997 and a Vice President of Nestor since 1992. He is responsible for managing all Operations components of the subsidiary, which includes Product Development, Customer Service, and Manufacturing of the CrossingGuard-Registered Trademark- and TrafficVision-Registered Trademark- product families. Mr. Glier was a co-recipient of the 1994 Discover Award for Computer Hardware and Electronics. Mr. Glier's experience spans 30 years in computer and electronics industry, from space-based systems to multiprocessor design. He has authored four patents, several technical papers and has co-authored several technical articles.

    ROBERT KERR has served as the Vice President of Administration of NTS since 2000 and is responsible for streamlining front and back office operations and overall marketing strategies in the U.S. and Canada. Mr. Kerr was a key member of the U.S. Public Technologies LLC ("USPT") senior management team. Mr. Kerr was Vice President of CPT, its Canadian affiliate, and established the USPT west coast operations and later became the Chief Operating Officer of USPT. Mr. Kerr was instrumental in defining the organization's overall strategy and managed USPT's national and international offices. After becoming established as a leading provider of automated photo enforcement systems, Mr. Kerr was appointed Lockheed Martin's Director of Operations upon the USPT sale to Lockheed Martin's IMS division. Mr. Kerr was responsible for managing the company's North American photo enforcement organization. As the Vice President of Administration, Mr. Kerr applies his strategic planning and management skills to the NTS business plan.

    MARK LAIRD has served as the Vice President of Systems Engineering at NTS since 1997. He has over 24 years of engineering experience in computer hardware, software and systems development for mainframes, minicomputers and personal computers. Mr. Laird has managed development of systems that have produced over $500M in revenue. He has been with Nestor, Inc. and Nestor Traffic
Systems, Inc. for over 8 years and has been a key architect, developer and manager for TrafficVision and CrossingGuard. He was the Principal Investigator for an ARPA/ONR project, which developed a high performance recognition subsystem based on the Ni1000 neural network chip. His education includes a B.S.E.E. from the Pennsylvania State University (1975) and additional courses in high performance computer architectures, distributed computing, object oriented design, target tracking and management from UCLA, the University of Massachusetts and others. Mr. Laird holds two patents and has several pending patent applications. He has published one technical article and served as an IEEE guest lecturer, both on artificial intelligence.


    HERBERT S. MEEKER is an attorney and retired partner in the law firm of Baer Marks & Upham LLP, which provides legal services to Nestor. Mr. Meeker was a general partner of Nestor from its inception as a limited partnership until May 1983, and has been a director and Secretary of Nestor since then.
Mr. Meeker also served as a director and Secretary for NTS since its inception in 1997.


    DOUGLAS L. REILLY has served as Senior Vice President Strategic Analysis & Technology of Nestor since 1994, and had held the same office with NTS since 1994. From 1989 to 1994, he served as Vice

President for Product Development and Financial Applications for Nestor and served as its Vice President for Research and Development from 1983 until 1989. He is currently responsible for marketing, sales and research activities for NTS. Dr. Reilly received his Doctoral Degree in Physics from Brown University in 1980, working with Leon Cooper and Charles Elbaum to design neural network systems for pattern recognition. Dr. Reilly continued this work as a Research Associate until 1982 and as Assistant Professor for Research at Brown from 1982 to 1983, and co-authored a patent with Dr. Cooper and Dr. Elbaum on the RCE neural network paradigm. Dr. Reilly became Nestor's first full time employee in 1983, with responsibility for the hiring, development and day-to-day management of Nestor's technical organization. He developed the first prototype systems of Nestor's technology in character recognition, and led all research and development of Nestor from 1983 until 1989, producing prototypes and products for character recognition, machine vision, and applications of the technology to decision making and risk assessment in financial services. He is a co-author on four of Nestor's patents and has written numerous articles in the field of neural network design and application.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    Nestor's board of directors held seven meetings during the year ended December 31, 2000. The incumbent directors attended all of these meetings. In 2000, the directors did not receive fees for attending meetings of the board. Nestor does not have a Nominating Committee. Nestor has an Audit Committee. The board of directors has adopted a written charter for the Audit Committee, which is attached to this joint proxy statement/prospectus as Annex F. This committee generally selects and reviews recommendations made by Nestor's independent public accountants. The Audit Committee, consisting of Herbert S. Meeker and Sam Albert, met once in the year ended December 31, 2000. Nestor also has a Management Compensation Committee consisting of Jeffrey B. Harvey, Sam Albert and Herbert S. Meeker. This committee meets periodically to review and consider compensation matters relating to Nestor employees. Following the consummation of the merger, the board of directors will appoint new members to the Audit Committee and Management Compensation Committee to replace the directors who are resigning from the Nestor board.

EXECUTIVE COMPENSATION

    The following summary compensation table sets forth the aggregate compensation paid to, or earned by, the Chief Executive Officer and Nestor's other most highly compensated executive officers for the year ended
December 31, 2000 whose total annual salary and bonus exceeded $100,000 for the year ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION
                                            ---------------------------------------
      NAME AND PRINCIPAL        CALENDAR     SALARY                  OTHER ANNUAL
           POSITION               YEAR         ($)      BONUS($)   COMPENSATION(1)
------------------------------  ---------   ---------   --------   ----------------
David Fox.....................    2000       165,000          0           673
President and Chief               1999       165,000          0         1,615
Executive Officer                 1998       156,875          0           340

Sushmito Ghosh................    2000       134,615     53,480            90
President,                        1999       175,067     50,067           153
NestorCommerce Division           1998       118,205     36,000           265

Nigel P. Hebborn..............    2000       110,000          0            72
Executive Vice                    1999       110,000          0           122
President and Chief               1998       101,875          0           239
Financial Officer

                                  2000       120,417          0           128
Douglas Reilly(3).............    1999       115,000          0           226
Senior Vice President             1998       106,875          0           252

                                             LONG-TERM COMPENSATION
                                ------------------------------------------------
                                        AWARDS                   PAYOUTS
                                -----------------------   ----------------------
                                               OPTIONS/
      NAME AND PRINCIPAL         RESTRICTED    SARS(#)       LTIP      ALL OTHER
           POSITION             STOCK AWARDS     (4)      PAYOUTS($)   COMP.($)
------------------------------  ------------   --------   ----------   ---------
David Fox.....................       0          60,000        0                0
President and Chief                  0               0        0                0
Executive Officer                    0               0        0           24,551(2)
Sushmito Ghosh................       0          50,000        0                0
President,                           0               0        0                0
NestorCommerce Division              0          30,000        0                0
Nigel P. Hebborn..............       0          60,000        0                0
Executive Vice                       0               0        0                0
President and Chief                  0               0        0                0
Financial Officer
                                     0               0        0                0
Douglas Reilly(3).............       0               0        0                0
Senior Vice President                0          20,000        0                0

------------------------------

(1) Payment of group term life insurance premiums

(2) Reimbursement of relocation expenses

(3) Compensation paid by Nestor Traffic Systems, Inc. in 2000

(4) Excludes options granted by Nestor Traffic Systems, Inc. of 12,000, 6,000 and 10,000 to Messrs. Fox, Hebborn and Reilly, respectively, in 1999 and 40,000, and 5,000 to Messrs. Fox and Reilly, respectively, in 2000.

OPTION GRANTS IN YEAR ENDED DECEMBER 31, 2000

    The following table sets forth summary information concerning individual grants of stock options made during the year ended December 31, 2000 to each of the executive officers named in the Summary Compensation Table. We granted all options at the market value on the date of grant as determined by our board of directors. Amounts reported in the "Potential Realizable Value Rates of Stock Price Appreciation for Options Terms" columns represent hypothetical amounts that may be realized on exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of our common stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercises and the future performance of our common stock. We cannot assure you that we can achieve the rates of appreciation assumed in this table or that the individuals in this table will receive the amounts reflected.

                                                                                POTENTIAL REALIZABLE
                                                                                      VALUE AT
                              INDIVIDUAL GRANTS                                    ASSUMED ANNUAL
-----------------------------------------------------------------------------      RATES OF STOCK
                        NUMBER OF      % OF TOTAL                                PRICE APPRECIATION
                        SECURITIES    OPTIONS/SARS                                   FOR OPTION
                        UNDERLYING     GRANTED TO    EXERCISE OR                        TERM
                       OPTION/SAR'S   EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------      GRANT DATE
        NAME             GRANTED      FISCAL YEAR     ($/SHARE)       DATE        5%($)      10%($)     PRESENT VALUE ($)
---------------------  ------------   ------------   -----------   ----------   ---------   ---------   -----------------
David Fox............     60,000          22.2%         0.75          1/3/05      12,420      27,495           34,800(1)

                          40,000          36.7%         5.00         9/19/10     125,800     318,800           70,400(2)

Sushmito Ghosh.......     50,000          18.5%         0.75          1/3/05      10,350      22,913           29,000(1)

Nigel Hebborn........     60,000          22.2%         0.75          1/3/05      12,420      27,495           34,800(1)

Douglas Reilly.......     25,000           9.2%         0.75          1/3/05       5,175      11,456           14,500(1)

                           5,000           4.6%         5.00         5/15/10      15,725      39,850            9,850(2)

------------------------

(1) The Nestor, Inc. option values reflect Black-Scholes model output for options. The assumptions used in the model were expected volatility of 1.009, risk-free rate of return of 6.37%, dividend yield of 0%, and time to exercise of 5 years.

(2) The Nestor Traffic Systems, Inc. option values reflect Minimum Value method output for options. The assumptions used in the model were risk-free rate of return of 6.02% for David Fox and 6.8% for Douglas Reilly, dividend yield of 0%, and time to exercise of 10 years.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    There were no options exercised by the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2000. The following table presents the value of unexercised options held by the named executives at fiscal year-end:

                                                                            NUMBER OF
                                                                           SECURITIES             VALUE OF
                                                                           UNDERLYING           UNEXERCISED
                                                                          UNEXERCISABLE         IN-THE-MONEY
                                                                         OPTIONS/SARS AT      OPTIONS/SARS AT
                                                                         FISCAL YEAR-END     FISCAL YEAR-END($)
                                    SHARES ACQUIRED   VALUE REALIZED     EXERCISABLE (E)      EXERCISABLE (E)/
NAME                                  ON EXERCISE          ($)          UNEXERCISABLE (U)    UNEXERCISABLE (U)
----                                ---------------   --------------   -------------------   ------------------
David Fox.........................           0                 0        126,809   E(1)               0E
                                                                         68,936   U(1)               0U
                                                                         12,800   E(2)               0E
                                                                         39,200   U(2)               0U
Sushmito Ghosh....................           0                 0         77,128   E(1)               0E
                                                                         59,043   U(1)               0U
Nigel Hebborn.....................           0                 0         75,000   E(1)               0E
                                                                         45,000   U(1)               0U
                                                                          2,400   E(2)               0E
                                                                          3,600   U(2)               0U
Douglas Reilly....................           0                 0         71,250   E(1)               0E
                                                                         23,750   U(1)               0U
                                                                          5,000   E(2)               0E
                                                                         10,000   U(2)               0U

------------------------

(1) Nestor, Inc. options

(2) Nestor Traffic Systems, Inc. options

DIRECTOR COMPENSATION

    Nestor's directors do not receive cash compensation for their services as directors, but are reimbursed for all reasonable out-of-pocket expenses incurred in connection with each Board of Directors meeting attended.

EMPLOYMENT AGREEMENTS

    NTS has agreed to pay David Fox, NTS's Chief Executive Officer, an annual salary of $250,000. In the event that Mr. Fox's employment with NTS is terminated, he is entitled to receive severance of $250,000, such amount to be payable in twelve equal installments commencing on the date of termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the fiscal year ended December 31, 2000, the Management Compensation Committee of the Board of Directors consists of Messrs. Harvey, Albert and Meeker. Except for Mr. Meeker, who is a retired partner in Baer Marks & Upham LLP, which provides legal services to Nestor, none of these individuals had any contractual or other relationships with us during such fiscal year except as directors. The members of our compensation committee do not receive compensation for their services as compensation committee members. No interlocking relationship exists between any member of our compensation committee and any member of any other company's board of directors or compensation committee. Following the effective time of the merger, the board of directors will select new members of the Management Compensation Committee to replace Messrs. Harvey, Albert and Meeker. See also "The Merger--Board of Directors and Management of Nestor Following the Merger" on page 50 and "Certain Relationships and Related Transactions" on page 103.

STOCK OPTION PLANS

    See "Proposal Number Four--Approval of the Nestor 1997 Incentive Stock Option (as Amended and Restated in 2001) on page 111 and "Proposal Number Five--Approval of the Nestor Incentive Stock Option Plan (as Amended and Restated in 2001) on page 115.

MANAGEMENT COMPENSATION COMMITTEE REPORT

    OVERALL POLICY.

    Nestor's executive compensation program is designed to be closely linked to corporate performance and returns to stockholders. To this end, Nestor has developed a compensation strategy and specific compensation plans that tie a significant portion of executive compensation to Nestor's success in meeting specified performance goals. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in Nestor's business strategy and to provide a compensation package that recognizes individual contributions as well as overall business results.

    The Management Compensation Committee determines the compensation of Nestor's executive officers and other key employees and sets the policies for and reviews the compensation awarded to other executive officers.

    The key elements of Nestor's executive compensation program consist of base salary, annual bonus and stock options. The Management Compensation Committee's policies with respect to each of these elements are discussed below. Although the elements of compensation described below are considered separately, the Management Compensation Committee generally takes into account the full compensation package afforded to the executive.

    BASE SALARIES.

    The base salary for an executive officer is initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies.

    Annual salary adjustments are exclusive of those which have been determined pursuant to employment agreements, if any, and are determined by (i) evaluating Nestor's performance and (ii) the performance of each executive, including any new responsibilities assumed by such person. In the case of executive officers with responsibility for a particular business division, such division's financial results also are considered. In evaluating Nestor's performance, the Management Compensation Committee, where appropriate, also considers non-financial indicia, including, but not limited to, increased market share, efficiency gains, improvements in quality and improvements in relations with customers, suppliers and employees.

    No annual bonuses were paid to executives in the past three fiscal years. Mr. Ghosh, President of the NestorCommerce Division, received performance based incentives based upon revenues and net profits realized by the NestorCommerce division in the amount of $53,480, $50,067, and $36,000 in fiscal 2000, 1999, and 1998, respectively.

    STOCK OPTIONS. Stock option grants are recommended by management and approved by the board. Executive stock option grants are recommended and approved by the board.

    CONCLUSION.

    As is indicated by the programs described above, a significant portion of Nestor's executive compensation is linked directly to individual and corporate performance. The Management Compensation Committee intends to continue its practice of linking executive compensation to corporate performance and stockholders returns, recognizing that the cyclical nature of Nestor's business may, from time to time, result in a temporary imbalance over a particular period.

                                 The Management Compensation Committee:

                                               Sam Albert
                                             Jeffrey Harvey
                                            Herbert S. Meeker

AUDIT COMMITTEE REPORT

    The information contained herein shall not be deemed "soliciting material" or to be "filed" with the Commission, nor shall such information be incorporated by reference into any future filings by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Nestor specifically incorporates it by reference in such filing.

    The Audit Committee of the board of directors of Nestor serves as the representative of the board of directors for general oversight of Nestor's financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Nestor's management has primary responsibility for preparing Nestor's financial statements and Nestor's financial reporting process. Nestor's independent accountants, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of Nestor's audited financial statements to generally accepted accounting principles.

    In this context, the Audit Committee hereby reports as follows:

    1. The Audit Committee has reviewed and discussed the audited financial statements with Nestor's management.

    2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61, as amended.

    3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors' independence from management and the Company including matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

    4.  Based on the review and discussion referred to in paragraphs
       (1) through (3) above, the Audit Committee recommended to the board of directors, and the board of directors has approved the inclusion of the audited financial statements in Nestor's Annual Report on Form 10-K-A for the fiscal year ended December 31, 2000, for filing with the SEC.

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    The undersigned members of the Audit Committee have submitted this Report to the board of directors:

                                 The Audit Committee:

                                      Sam Albert
                                  Herbert S. Meeker
                                  Bruce W. Schnitzer

COMPARATIVE PERFORMANCE OF NESTOR


    Nestor is required to present a chart comparing the cumulative total shareholder return on its common stock over a five-year period with the cumulative total shareholder return of (i) a broad equity market index, and
(ii) a published industry index or peer group.


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Date Company Index Market Index Peer Index
12/29/1995 100.000 100.000 100.000
01/31/1996 169.231 100.500 100.721
02/29/1996 215.385 104.333 105.193
03/29/1996 250.006 104.682 105.031
04/30/1996 176.923 113.350 115.205
05/31/1996 307.692 118.551 120.993
06/28/1996 292.308 113.210 114.288
07/31/1996 269.231 103.140 102.691
08/30/1996 207.692 108.926 108.443
09/30/1996 353.846 117.248 117.175
10/31/1996 330.769 115.944 115.030
11/29/1996 292.308 123.132 121.937
12/31/1996 300.000 123.028 121.485
01/31/1997 307.692 131.757 130.870
02/28/1997 276.923 124.466 121.662
03/31/1997 223.077 116.347 113.284
04/30/1997 222.769 119.974 117.051
05/30/1997 313.465 133.561 131.217
06/30/1997 282.695 137.668 134.270
07/31/1997 232.689 152.173 149.050
08/29/1997 224.997 151.946 148.822
09/30/1997 276.923 160.951 157.258
10/31/1997 184.615 152.565 147.687
11/28/1997 323.077 153.371 147.444
12/31/1997 232.689 150.680 142.202
01/30/1998 236.542 155.457 148.604
02/27/1998 290.388 170.064 163.869
03/31/1998 246.154 176.352 169.935
04/30/1998 369.231 179.334 172.890
05/29/1998 263.458 169.371 162.984
06/30/1998 246.154 181.200 175.208
07/31/1998 246.154 179.077 173.522
08/31/1998 134.622 143.574 138.102
09/30/1998 107.692 163.492 157.882
10/30/1998 107.692 170.674 164.908
11/30/1998 103.852 188.023 183.490
12/31/1998 38.462 212.450 208.739
01/29/1999 123.077 243.285 242.259
02/26/1999 88.468 221.499 219.143
03/31/1999 115.385 238.255 237.440
04/30/1999 107.692 245.931 243.259
05/28/1999 107.692 239.117 236.728
06/30/1999 107.692 260.631 259.438
07/30/1999 107.692 255.930 255.899
08/31/1999 96.148 266.751 267.718
09/30/1999 115.385 267.114 269.142
10/29/1999 119.237 288.523 291.736
11/30/1999 96.148 323.621 330.785
12/31/1999 92.308 394.803 409.255
01/31/2000 249.994 380.209 396.532
02/29/2000 357.686 452.487 479.058
03/31/2000 523.077 443.163 464.406
04/28/2000 307.692 372.745 389.064
05/31/2000 238.462 327.780 339.910
06/30/2000 238.462 385.334 401.414
07/31/2000 169.231 364.446 378.331
08/31/2000 246.154 407.533 423.398
09/29/2000 246.154 354.583 366.634
10/31/2000 180.775 325.485 334.629
11/30/2000 49.994 250.756 253.664
12/29/2000 49.994 237.433 238.521

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
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The following summaries are qualified by reference to the complete text of each agreement, which is incorporated by reference. We encourage you to read the agreements in their entirety.

    TRANSACTIONS WITH TRANSACTION SYSTEMS ARCHITECTS, INC. AND ACI
WORLDWIDE, INC. (F/K/A APPLIED COMMUNICATIONS, INC.) On February 1, 2001, Nestor entered into a license agreement with ACI Worldwide, Inc. (f/k/a Applied Communications, Inc.) ("ACI"), a subsidiary of Transaction Systems
Architects, Inc. ("TSAI"). Pursuant to the license agreement, Nestor granted to ACI a world-wide, perpetual, non-revocable, non-transferable and non-exclusive license in the field of use of fraud detection (including money laundering detection) in electronic payments. ACI may brand, customize, and extend the software products covered by the license agreement as well as use the software programs as a development platform to develop new functional and new end-user products or applications subject to the terms and conditions of the license. ACI has agreed to pay initial and guaranteed minimum license fees during the first year in the aggregate of $1,576,650 and, in addition, an ongoing license fee of 15% for source code license rights to the software products. The license granted to ACI is for products that presently constitute a substantial portion of the present gross income of Nestor. Thomas H. Boje, Vice President, Corporate Development of TSAI, was a director of Nestor from April 2000 until April 2001. See "Risk Factors" on page 23. This agreement replaces the license agreement signed with ACI on April 18, 1997.

    On March 24, 1999, Nestor entered into a $1,000,000 line of credit agreement with TSAI that is secured by the royalty stream and other fees produced by our license agreements with customers of our financial services division customers. As of December 31, 2000, approximately $420,000 had been advanced against the loan. Nestor did not require additional advances through February 28, 2001 when the loan matured. Principal payments became due in twelve equal installments beginning March 1, 2001. Interest on the loan is based on the prime interest rate plus 1% and payments are due quarterly in arrears. The line was paid in full on May 18, 2001.

    TSAI also holds a warrant to purchase 2,500,000 shares of our common stock, which is exercisable at $3.00 per share until March 1, 2002. As a result of the transactions contemplated by the merger agreement and the Secured Note Agreement, the current exercise price will be reduced in accordance with the terms and conditions of the warrant.

    On March 25, 1999, NTS sold a 37.5% common stock interest (540,000 shares at $4.35 per share) to a private group of investors for $2,350,000 in cash and issued an option to purchase an additional 17.5% of its common stock for $1,750,000. The option was scheduled to expire on January 31, 2000. On
November 30, 1999, Nestor, NTS and the investor group agreed to accelerate the exercise of the option and an additional 20.6% interest (710,000 shares at $2.47 per share) was sold for $1,755,000. On June 23, 2000, NTS sold additional shares of its common stock to private investors for $2,025,000 (450,000 shares at $4.50 per share). The investor group includes three officers and a director of Nestor and the subsidiary, who in the aggregate, have contributed $970,085 of cash invested on the same basis as third-party investors. In January 2001, an agreement in principle was reached to combine Nestor and NTS by merging NTS into a wholly owned subsidiary of Nestor. See "The Merger" on page 39.

    As a result of the 1999 transactions, Nestor's interest in NTS decreased to 41.9%, prompting the change from consolidation to equity accounting for the year ended December 31, 1999. As of June 14, 2001, Nestor owns 34.62% of NTS. During the period January 1, 1999 through March 31, 2000, Nestor advanced NTS financing to cover operating expenses amounting to approximately $550,000. Of this advance, $275,000 was reimbursed in March 1999, and the balance was paid in January 2001. Periodically, other advances are made by Nestor to NTS primarily as a result of shared accounts. The amount due from NTS at December 31, 2000 and 1999 was $322,952 and $320,459, respectively.

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    NTS LICENSE AGREEMENT.  On January 1, 1999, Nestor entered into an exclusive license with NTS to apply certain proprietary technologies in the fields of using video and other sensors to analyze, monitor and respond to movement of persons or objects in vehicular, rail, air or other modes of transportation or supporting the foregoing. The license expires upon the expiration of the underlying patents protecting the technologies used in NTS's products. The license provides for royalties to Nestor starting in 2000 equal to 5% of the gross margin realized from sales or licensing of products subject to the license, and increasing to 10% of the gross margin in calendar years 2001 and beyond. The license requires minimum annual royalties of $125,000 beginning in 2001, increasing to $1,000,000 in 2005 and beyond, in order to maintain exclusive rights. This license will be extinguished upon effectiveness of the merger. Nestor recorded royalties of $9,548 for 2000 and such amount is included in due from affiliate at December 31, 2000. No royalties were due or payable in 1999.

    FACILITY AND ADMINISTRATIVE SERVICES. NTS uses facility and administrative services of Nestor, including use of office space and executive, accounting and other support personnel. NTS reimburses Nestor on a monthly basis for these services at a rate of $39,913 for up to 15 NTS employees, and $47,267 for above 15 employees. Such reimbursement will decrease as NTS obtains its own office space and/or develops an independent executive and support staff. Facility and administrative fees charged to NTS during the year ended December 31, 2000 were $567,000.

    OTHER TRANSACTIONS. Herbert S. Meeker, the secretary, a director and stockholder of both Nestor and NTS, is a retired partner in the law firm of Baer Marks & Upham LLP, which Nestor uses for legal services. For the years ended December 31, 2000, 1999 and 1998, Nestor recorded an expense for Baer Marks & Upham LLP of $4,874, $15,600 and $15,600, respectively.

    Bruce W. Schnitzer, who became a director of Nestor in August 1994, is Chairman of Wand Partners, Inc., a private investment firm that Nestor uses for management consulting. For the years ended December 31, 2000, 1999 and 1998, Nestor recorded an expense for Wand Partners, Inc. of $43,048, $41,497 and $47,770, respectively. Included in accrued liabilities at December 31, 2000, 1999 and 1998 are $141,243, $99,167 and $63,738, respectively, due Wand
Partners, Inc.

    Thomas D. Halket, who became an officer of Nestor in January 1993, was a partner in the law firm of Hughes Hubbard & Reed LLP, which Nestor used as outside counsel. For the years ended December 31, 2000, 1999 and 1998, Nestor recorded an expense for Hughes Hubbard & Reed LLP of $35,852, $76,106 and $80,039, respectively.

                      DESCRIPTION OF NESTOR CAPITAL STOCK

GENERAL


    As of July 16, 2001, Nestor had 40,000,000 shares of authorized capital stock. Those shares consisted of:



    - 30,000,000 shares of common stock, of which 17,813,799 shares were issued and outstanding; and


    - 10,000,000 shares of preferred stock, of which 3,000,000 shares were designated Series B Convertible Preferred Stock, of which 235,000 were issued and outstanding.

    If the Nestor stockholders approve the amended and restated certificate of incorporation, the number of shares of Common Stock authorized will increase to 100,000,000 shares.

DESCRIPTION OF NESTOR COMMON STOCK


    The rights of NTS stockholders who acquire shares of Nestor common stock offered by this joint proxy statement/prospectus will be governed by Nestor's amended and restated certificate of incorporation and by-laws and Delaware corporate law. We have summarized below provisions of our amended and restated certificate of incorporation which will be filed at the effective time of the merger. This summary does not contain all of the provisions that you may want to consider as an investor in Nestor's securities. You may wish to review our proposed amended and restated certificate of incorporation and by-laws. Nestor has previously filed a copy of its certificate of incorporation and by-laws with the SEC. See "Where You Can Find More Information" on page 124. A copy of the amended and restated certificate of incorporation is attached to this joint proxy statement/prospectus as Annex C.


    DIVIDENDS. The owners of Nestor common stock may receive dividends when declared by the board of directors out of funds legally available for the payment of dividends. Nestor has no present intention of declaring and paying cash dividends on the common stock at any time in the foreseeable future.

    VOTING RIGHTS. Each share of common stock is entitled to one vote in the election of directors and all other matters submitted to stockholder vote. There are no cumulative voting rights.

    LIQUIDATION RIGHTS. If Nestor liquidates, dissolves or winds-up its business, whether voluntarily or not, Nestor's common stockholders will share equally in the distribution of all assets remaining after payment to creditors and preferred stockholders.

    PREEMPTIVE RIGHTS.  The common stock has no preemptive or similar rights.

    LISTING. Nestor's common stock is traded on the Nasdaq OTC Bulletin Board under the symbol "NEST."

DESCRIPTION OF SERIES B CONVERTIBLE PREFERRED STOCK


    RANK. The Series B Convertible Preferred Stock ranks, as to dividend rights, on a parity with the Nestor common stock. Each share of Series B Convertible Preferred Stock, as to rights on liquidation, winding-up or dissolution, ranks senior to Nestor common stock.


    LIQUIDATION PREFERENCE. Each share of Series B Convertible Preferred Stock has the right to receive upon a liquidation, winding-up or dissolution of Nestor, whether voluntary or involuntary, $1.00 per share before any distribution is made to the holders of Nestor common stock or on any other class of stock ranking junior to the Series B Convertible Preferred Stock.

    DIVIDENDS. Holders of Series B Convertible Preferred Stock shall be entitled to receive, when and as declared by the board of directors, dividends (or other distributions) equal to the amount of dividends (or other distributions) declared and paid on the number of shares of Nestor Common Stock into which such Series B Convertible Preferred Stock may be converted.

    CONVERSION. Each share of Series B Convertible Stock is convertible, at the option of the holder, into one fully paid and non-accessible share of Nestor common stock.

    VOTING RIGHTS. Holders of Series B Convertible Preferred Stock have the same voting rights as the holders of Nestor Common Stock.

                        COMPARISON OF STOCKHOLDER RIGHTS

    As a result of the merger, the holders of NTS common stock will become holders of Nestor common stock. Following the effective time of the merger, the rights of the stockholders of Nestor will be governed by applicable Delaware law, including the Delaware General Corporation Law and by Nestor's amended and restated certificate of incorporation (to be filed on the effective date of the merger and attached to this joint proxy statement/prospectus as Annex C) and by-laws.

    The following is a summary of the material differences between the rights of Nestor stockholders and NTS stockholders. Because both Nestor and NTS are organized under the laws of the State of Delaware, these differences arise principally from differences between the Nestor amended and restated certificate of incorporation and the NTS certificate of incorporation, and differences between Nestor's by-laws and NTS's by-laws.

    The following summaries do not purport to provide a complete description of the specific rights of Nestor stockholders under Nestor's amended and restated certificate of incorporation and by-laws as compared with the rights of NTS stockholders under NTS's certificate of incorporation and by-laws. The identification of specific differences in the rights of these holders as material is not intended to indicate that other equally important or more significant differences do not exist. These summaries are qualified in their entirety by reference to the governing corporate instruments of Nestor and NTS to which stockholders are referred.

CAPITALIZATION

    NESTOR.  The authorized capital stock of Nestor consists of:

    - 100,000,000 shares of Nestor common stock, par value $.01 per share; and

    - 10,000,000 shares of preferred stock, of which 3,000,000 shares have been designated Series B Convertible Preferred Stock, par value $1.00 per share.

    NESTOR TRAFFIC SYSTEMS.  The authorized capital stock of NTS consists of:

    - 4,000,000 shares of common stock, par value $.01 per share.

VOTING RIGHTS

    In the case of both Nestor and NTS, each holder of common stock has the right to cast one vote for each share of common stock held of record on all matters submitted to a vote of stockholders. Holders of common stock have no cumulative voting rights.

    In addition, holders of Nestor Series B Convertible Preferred Stock have the right to cast one vote for each share of Series B Convertible Preferred Stock held of record on all matters submitted to a vote of stockholders.

NUMBER AND ELECTION OF DIRECTORS

    NESTOR. The board of directors of Nestor currently has nine members. The by-laws provide that the Nestor board of directors will consist of nine members, which number may be increased by an amendment of the by-laws.

    Nestor's amended and restated certificate of incorporation and by-laws do not provide for a staggered board of directors.

    NTS. The board of directors of NTS currently has six members. NTS's by-laws provide that the number of directors shall be seven, and that the number may be increased or decreased by agreement in writing or action of the stockholders or directors of NTS.

    NTS's certificate of incorporation and by-laws do not provide for a staggered board of directors.

VACANCIES ON THE BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

    NESTOR. The by-laws provide that vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a vote of the majority of the board of directors then in office or by the stockholders. A director may be removed with or without cause by the stockholders.

    NTS. The by-laws provide that vacancies and newly created directorships are filled by a vote of the majority of the directors then in office. A director may be removed with or without cause by the stockholders.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

    The provisions of Delaware law regarding amendments to the certificate of incorporation govern the amendment of the amended and restated certificate of incorporation of Nestor and the certificate of incorporation of NTS. Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation's board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation's certificate of incorporation.

AMENDMENTS TO BY-LAWS

    The amended and restated certificate of incorporation of Nestor and NTS authorize the board of directors to adopt, amend or repeal any provision of Nestor's or NTS's by-laws by majority vote.

ACTION BY WRITTEN CONSENT

    The provisions of Delaware law regarding actions by written consent govern actions by written consent of Nestor and NTS stockholders. Under Delaware law, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of the stockholders.

ABILITY TO CALL SPECIAL MEETINGS

    NESTOR. Under the by-laws, special meetings of Nestor stockholders may be called by the president or secretary of Nestor, or by resolution of the directors, for any purpose.

    NTS. Special meetings of the stockholders of NTS may be called at any time by the NTS board, and by the secretary of NTS upon the written request stating the purpose of any such meetings from holders of at least 30% of the issued and outstanding shares of NTS common stock.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

    Delaware law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

    - a breach of the duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

    - any transaction from which the director derived an improper personal benefit.

    The amended and restated certificate of incorporation of Nestor and the certificate of incorporation of NTS provide that, to the fullest extent Delaware law permits the limitation or elimination of the liability of directors, no director will be liable to Nestor or NTS, as the case may be, or their respective stockholders for monetary damages for breach of fiduciary duty as a director.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Delaware law, a corporation generally may indemnify directors and officers:

    - for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

    - with respect to any criminal proceeding, if they had no reasonable cause to believe that their conduct was unlawful.

    In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

    The amended and restated certificate of incorporation of Nestor and the certificate of incorporation of NTS provide that each will indemnify to the fullest extent permitted by Delaware law any current or former director or officer of the corporation, and may, at the discretion of the board of directors, indemnify any current or former employee or agent against all expenses, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding in which the person was involved because of that person's service, at the request of the corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise.


    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Nestor pursuant to the foregoing provisions, or otherwise, Nestor has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Nestor of expenses incurred or paid by a director, officer or controlling person of Nestor in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Nestor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

STATE ANTI-TAKEOVER STATUTES

    Section 203 of the Delaware General Corporation Law applies to a broad range of business combinations between a Delaware corporation and an interested stockholder. The Delaware law definition of "business combination" includes mergers, sales of assets, issuances of voting stock and certain other transactions. An "interested stockholder" is defined as any person who owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation.

    Section 203 prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless:

    - the board of directors approved the business combination before the stockholder became an interested stockholder, or the board of directors approved the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began other than shares held by directors who are also officers and other than shares held by certain employee stock plans; or

    - the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved at a meeting by at least two-thirds of the outstanding voting stock not owned by such stockholder.

    These limitations on business combinations with interested stockholders do not apply to a corporation that does not have a class of stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

    At the present time, Nestor is exempt from the provisions of Delaware law described above regarding business combinations with interested stockholders.

                  ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE
                         OF ONLY NESTOR'S STOCKHOLDERS
                   PROPOSAL NUMBER TWO--ELECTION OF DIRECTORS

    The Nestor board of directors currently consists of eight directors: David Fox, Leon N. Cooper, Bruce W. Schnitzer, Sam Abbot, Jeffrey Harvey, Thomas Hill, Charles Elbaum and Herbert S. Meeker. Messrs. Abbot, Harvey, Hill, and Meeker have agreed to resign as of the effective date of the merger in order to facilitate the election of the new directors.

    The nine individuals nominated for election to the Nestor board of directors are Leon N. Cooper, Bruce W. Schnitzer, David Fox, Charles Elbaum, Alan M. Wiener, Robert M. Carroll, Alvin Siteman, David Polak and Steven Emerson. Messrs. Wiener and Carroll, who are currently directors of NTS, and Messrs. Siteman, Polak and Emerson, who are the designees of NTS Investors, LLC, have been nominated to fill the vacancies created by the resignations of Messrs. Abbot, Harvey, Hill, and Meeker.

    Nestor's board of directors believes that all of the nominees are willing and able to serve as directors. Directors hold office for a term of one year and until their successors have been duly elected and qualified. However, if the directors appoint individuals to fill vacancies on the board of directors, such appointed directors serve until the next annual meeting of Nestor stockholders and until their successors are duly elected and qualified. For more information about Nestor's director nominees, including the designees of NTS Investors, LLC, and continuing directors, see "Management of Nestor Following the Merger" on page 93.

    The affirmative vote of stockholders holding a majority of the issued and outstanding shares of Nestor entitled to vote at the annual meeting is required to elect the nine members of Nestor's board of directors.

    THE NESTOR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES.

              PROPOSAL NUMBER THREE--APPROVAL OF THE AMENDMENT TO
               NESTOR'S CERTIFICATE OF INCORPORATION TO INCREASE
                       NESTOR'S AUTHORIZED CAPITAL STOCK

GENERAL

    Nestor's board of directors has approved a proposal authorizing an amendment to Nestor's certificate of incorporation which would increase the number of authorized shares of common stock from 30,000,000 to 100,000,000, subject to stockholder approval of the merger, the merger agreement and this proposal. At the effective time of the merger, Nestor will file an amended and restated certificate of incorporation, in the form attached to this joint proxy statement/prospectus as Annex C. Approval of this proposed amendment requires the affirmative vote of the holders of a majority of Nestor's outstanding shares eligible to vote at the Nestor annual meeting.

    Nestor is currently authorized to issue up to 40,000,000 shares of stock, of which 30,000,000 are common shares, $0.01 par value, and 10,000,000 are preferred shares, $0.01 par value. The increase in the authorized capital stock would become effective upon the filing with the Secretary of State of the State of Delaware Nestor's amended and restated certificate of incorporation. It is expected that such filing will take place at the effective time of the merger, assuming the Nestor stockholders approve Proposals I through V.

    The increase in the authorized capital stock is being proposed in tandem with the merger so that, upon the issuance of the shares of Nestor stock to the NTS stockholders in connection with the merger agreement and to NTS Investors, LLC in connection with the Secured Note Agreement, there will be a sufficient number of shares of Nestor stock authorized for issuance in connection with
(i) the
continuation of Nestor's employee benefit plans and (ii) the options formerly relating to NTS stock which will be converted into rights to acquire Nestor stock in connection with the merger (see "The Merger-Treatment of Stock Options and Other Rights" on page 53). Approximately 15,581,000 shares of Nestor common stock are expected to be issued to NTS stockholders as a result of the merger and 16,757,358 shares of Nestor common stock are expected to be issued to NTS Investors, LLC.

PRINCIPAL EFFECTS OF THE INCREASE IN THE AUTHORIZED CAPITAL STOCK

    As a result of the increase in the authorized capital stock, there will be an increase in the number of authorized shares of common stock which would be unissued and available for future issuances. The additional shares could be used for any proper corporate purpose approved by the Nestor board of directors, including, among others, financing growth, stock dividends, providing shares for employee benefit plans, dividend reinvestment plans, possible future acquisitions and other general corporate purposes related to the development and expansion of Nestor's corporate enterprise. The Nestor board of directors believes it will be advantageous to be able to act promptly with respect to investment or acquisition opportunities without the expense and delay involved in convening special stockholder meetings to authorize additional shares which may be issued in connection with such opportunities.

    Because the increase in the authorized capital stock will create a substantial number of additional shares, the Nestor board of directors realizes that the increase in the authorized capital stock may be construed as having an anti-takeover effect, as Nestor could issue additional shares to make more difficult or discourage an attempt to acquire control of Nestor. Neither the Nestor board nor Nestor's management is aware of any effort to accumulate its securities or obtain control by means of a tender offer, proxy contest or otherwise. In addition, Nestor will have the authority to issue a greater number of shares of Nestor common stock following the increase in the authorized capital stock without the need to obtain stockholder approval to authorize additional shares. Any such additional shares may have the effect of significantly reducing the interest of the existing Nestor stockholders with respect to earnings per share, voting, liquidation value and book and market value per share.

    The affirmative vote of stockholders holding a majority of the issued and outstanding shares of Nestor entitled to vote at the annual meeting is required to approve the amendment to Nestor's certificate of incorporation to increase the number of authorized shares of capital stock.

    THE BOARD OF DIRECTORS OF NESTOR RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO NESTOR'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK.

 PROPOSAL NUMBER FOUR--APPROVAL OF THE NESTOR 1997 INCENTIVE STOCK OPTION PLAN
                       (AS AMENDED AND RESTATED IN 2001)

    On June 14, 2001, Nestor's board of directors approved, subject to approval by Nestor's stockholders, an amendment and restatement of Nestor's 1997 Incentive Stock Option Plan which was originally adopted by Nestor's board of directors and stockholders on May 6, 1997. The plan, as amended and restated, is referred to as the "Amended 1997 Option Plan" and the original plan is referred to as the "1997 Option Plan." The Amended 1997 Option Plan provides for the grant of options to purchase Nestor common stock that are intended to qualify as incentive stock options under Section 422 of the Code, and are referred to herein as "incentive stock options," as well as options that do not so qualify, which are referred to herein as "non-qualified options."

    The 1997 Option Plan has been amended and restated effective as of the date stockholder approval is obtained to increase the number of shares which may be issued and sold under the Amended 1997 Option Plan, to provide for the assumption of all outstanding options under the Nestor Traffic Systems, Inc. 1999 Incentive Stock Option Plan, to modify the composition of the Committee under the Amended 1997 Option Plan and to provide a limitation on the number of options that may

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be granted to any individual in any calendar year in order that future grants to participants who are subject to Section 162(m) of the Code may qualify as performance-based under Section 162(m).

    The Amended 1997 Option Plan increases the aggregate number of shares of common stock which may be issued and sold under the Amended 1997 Option Plan from 1 million to 5 million. As of May 31, 2001, the number of shares of Nestor common stock available for issuance thereunder is 224,721 shares. The number of outstanding options under the 1997 Option Plan as of May 31, 2001 was 721,666, and as of May 31, 2001, 53,613 options under the 1997 Option Plan had been exercised.

DESCRIPTION OF THE AMENDED 1997 OPTION PLAN

    The purpose of the Amended 1997 Option Plan is to promote the long-term financial success of Nestor and its subsidiaries by encouraging ownership in Nestor by directors, officers and other key employees whose continued services are considered essential to Nestor's future progress and to provide them with further incentives to remain as directors, officers and employees, respectively, as well as to obtain qualified new directors, officers, and employees for Nestor.

    The following is a brief summary of some the terms of the Amended 1997 Option Plan as proposed to be amended and restated and is qualified in its entirety by, and made subject to, the more complete information set forth in the Amended 1997 Option Plan set forth as Annex G to this joint proxy statement/prospectus. Stockholders are urged to carefully read the Amended 1997 Option Plan in its entirety.

ADMINISTRATION OF THE AMENDED 1997 OPTION PLAN

    The Amended 1997 Option Plan will be administered by the board of directors or by a committee (the "Committee") which is appointed by the board of directors. The Committee consists at least two non-employee members of Nestor's board of directors each of whom are intended (but not required) to be a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Treasury Regulation Section 1.162-27(e)(3). Nestor's board of directors or the Committee is authorized to interpret the Amended 1997 Option Plan, adopt and amend rules and regulations relating to the Amended 1997 Option Plan, and determine the recipients, form, and terms of options granted under the Amended 1997 Option Plan. All options must be evidenced by a written agreement.

SHARES AVAILABLE UNDER THE AMENDED 1997 OPTION PLAN

    The maximum number of shares of common stock that may be subject to options under the Amended 1997 Option Plan may not exceed an aggregate of 5,000,000 shares. If an option granted under the Amended 1997 Option Plan expires, terminates or is cancelled for any reason without having been exercised in full, the unpurchased shares subject to such option will again be available for subsequent option grants under the Amended 1997 Option Plan. The maximum number of shares of common stock with respect to which options may be granted during any calendar year to any person shall be 500,000. The maximum number of shares which may be granted under the Amended 1997 Option Plan or to any individual, as described above, will be adjusted in certain events, such as a stock split, reorganization or recapitalization. The stock subject to options granted under the Amended 1997 Option Plan may be shares of authorized but unissued or reacquired common stock.

ELIGIBILITY

    Employees (including officers and directors who are employees) of Nestor or its subsidiaries are eligible for the grant of incentive stock options under the Amended 1997 Option Plan. Options may also be granted to other persons, and such options must be non-qualified options.

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    In the event of incentive stock options, the aggregate fair market value of
Nestor common stock (determined at the time the option is granted) with respect to which incentive stock options first become exercisable by the option holder (i.e., vest) during any calendar year cannot exceed $100,000. This limit does not apply to non-qualified options. To the extent an option that otherwise would be an incentive stock option exceeds this $100,000 threshold or otherwise does not qualify as an incentive stock option, it will be a non-qualified option.

EXERCISE PRICE OF OPTIONS

    In case of an incentive stock option or a non-qualified option, the exercise price cannot be less than the fair market value of the shares on the date the option is granted, and if an option holder is a stockholder who beneficially owns 10% or more of the outstanding common stock of Nestor and is receiving incentive stock options, the exercise price of incentive stock options cannot be less than 110% of such fair market value. The exercise price of options will be adjusted in certain events, such as a stock split, reorganization or recapitalization.

FAIR MARKET VALUE

    "Fair market value" of a share of Nestor's common stock means the average of the high bid and low asked prices of the shares in the over-the-counter market on the day immediately preceding the date as of which fair market value is being determined or on the next preceding date on which such high bid and low asked prices were recorded.

PAYMENT UPON EXERCISE OF OPTIONS

    Payment for shares purchased by exercising an option is to be made by cash or check, or by any other means which the board of directors determines are consistent with the purposes of the Amended 1997 Option Plan and with applicable laws and regulations.

TERM AND EXERCISABILITY OF OPTIONS

    The term of an option cannot exceed ten years, and in the case of an option holder who owns 10% or more of the outstanding common stock of Nestor and is granted an incentive stock option, cannot exceed five years.

    Except as otherwise determined by the board of directors or the Committee at the date of grant of an option, and subject to the provisions of the Amended 1997 Option Plan, an option holder may exercise an option at any time within three months following the termination of the option holder's employment or other relationship with Nestor or within one year if such termination was due to the death or disability of the option holder (to the extent such option is then exercisable) but in no event later than the expiration date of the option. If the termination of the option holder's employment is for cause or is otherwise attributable to a breach by the option holder of an employment or confidentiality or non-disclosure agreement, the option will expire immediately upon such termination.

NON-TRANSFERABILITY OF OPTIONS

    Options are not transferable by the option holder except by will or by the laws of descent and distribution. The disposition of shares acquired pursuant to the exercise of an option will be subject to any applicable restrictions on transferability imposed by the Commission's regulations.

WITHHOLDING

    Nestor will have the power to withhold, or require a participant to pay to Nestor, an amount sufficient to cover withholding taxes with respect to shares issuable and/or amounts payable under the

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Amended 1997 Option Plan. If so permitted by Nestor, a participant may elect to satisfy such taxes by having shares issuable under the Amended 1997 Option Plan withheld or by delivering other shares to Nestor.

EFFECTIVE DATE

    The Amended 1997 Option Plan will become effective when approved by Nestor's stockholders.

DURATION OF THE AMENDED 1997 OPTION PLAN

    The Amended 1997 Option Plan will terminate automatically upon the close of business on the day next preceding the tenth anniversary of the date the 1997 Option Plan was approved by Nestor's board of directors, that is, on May 5, 2007. The Amended 1997 Option Plan may be terminated at any prior time by the board of directors. Termination of the Amended 1997 Option Plan will not affect options that were granted prior to the termination date.

AMENDMENTS OR MODIFICATIONS

    The Amended 1997 Option Plan may be amended or modified from time to time by Nestor's board of directors. The modification, amendment or termination of the Amended 1997 Option Plan shall not, without the consent of an option holder, affect his or her rights under an option previously granted to him or her. The board of directors may amend or modify the terms and provisions of the Amended 1997 Option Plan and of any outstanding incentive stock options granted under the Amended 1997 Option Plan to the extent necessary to qualify any or all such options for such favorable federal income tax treatment under Section 422 of the Code, and the terms and provisions of the Amended 1997 Option Plan and of any outstanding option to the extent necessary to ensure the qualification of the Amended 1997 Option Plan under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

ASSUMPTION OF ALL OUTSTANDING OPTIONS UNDER THE NESTOR TRAFFIC SYSTEMS, INC. 1999 INCENTIVE STOCK OPTION PLAN

    The Amended 1997 Option Plan has been amended to provide for the assumption by Nestor under the 1997 Option Plan of all outstanding options at the effective time of the merger under the Nestor Traffic Systems, Inc. 1999 Incentive Stock Option Plan on essentially the same terms as were applicable to such options prior to effective date of the merger, without regard to any acceleration of exercisablity on account of the merger, with the adjustments in the number of shares subject to each option and the exercise price of each option provided for in the merger agreement. See "The Merger--Treatment of Stock Options and Other Rights" on page 53.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a brief summary of the U.S. federal income tax consequences of awards made under the Amended 1997 Option Plan.

    STOCK OPTIONS. An optionholder will not recognize any income upon the grant of a stock option. An option holder will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares (determined as of the date of exercise) purchased over their exercise price, and Nestor will be entitled to a corresponding deduction. An option holder will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted or one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and Nestor will

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not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the option holder generally will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition or (ii) the fair market value of such shares on the date of exercise over the exercise price, and Nestor will be entitled to a corresponding deduction.

    SECTION 162(M) OF THE CODE. Section 162(m) generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated officers. However, certain types of compensation paid to such executives are not subject to the $1 million deduction limit. One such type is "performance-based" compensation. Based on certain regulations issued by the United States Department of the Treasury, certain compensation under the Amended 1997 Option Plan, such as compensation payable with respect to options granted in the future, may not be subject to the $1 million deduction limit under Section 162(m), but certain other compensation payable under the Amended 1997 Option Plan is expected to be subject to such limit.

PLAN BENEFITS


    The closing price of Nestor's common stock on the Nasdaq OTC Bulletin Board on August 3, 2001 was $1.15.


    Nestor cannot now determine the number of options to be granted in the future to the directors, officers and employees. During the fiscal year ended December 31, 2000, options to purchase an aggregate of 270,500 shares were issued to certain directors, officers and employees under the 1997 Option Plan. During the fiscal year 2001 through May 31, 2001, 14,500 options were granted under the 1997 Option Plan.

REQUIRED VOTE

    The affirmative vote of stockholders holding a majority of the issued and outstanding shares of Nestor entitled to vote at the annual meeting is required for approval of this proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS OF NESTOR RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDED 1997 OPTION PLAN.

  PROPOSAL NUMBER FIVE--APPROVAL OF THE NESTOR INCENTIVE STOCK OPTION PLAN (AS
                         AMENDED AND RESTATED IN 2001)

    On June 14, 2001, Nestor's board of directors approved, subject to approval by Nestor's stockholders, an amendment and restatement of Nestor's Incentive Stock Option Plan which was originally adopted by Nestor's board of directors and stockholders on November 16, 1984 and was amended in 1985, 1987, 1989, 1993, 1994, 1999 and 2001.

    The plan, as amended and restated, is referred to as the "Amended 1984 Option Plan" and the original plan is referred to as the "1984 Option Plan."

    The 1984 Option Plan has been amended and restated effective as of March 1, 2001 to allow for the grant of options whose term exceeds five years and to update the plan and incorporate prior amendments which have been approved by Nestor's board of directors and stockholders and to provide a limitation on the number of options that may be granted to any individual under the Amended 1984 Option Plan in any calendar year in order that future grants to participants who are subject to Section 162(m) of the Code may qualify as performance-based under
Section 162(m).

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    On March 20, 2001, Nestor's board of directors permitted option holders under both the 1984 Option Plan and the 1997 Option Plan to elect to extend the terms of their stock options. All outstanding options under the 1984 Option Plan were incentive stock options with five year terms and most of the outstanding options under the 1997 Option Plan were also incentive stock options with five year terms. Those option holders who elected to extend the terms of their incentive stock options would, after such election, be holders of non-qualified options. Pursuant to the board's resolution, the 1984 Option Plan was amended to permit Nestor to issue the non-qualified options to persons electing to extend the term of their options.

DESCRIPTION OF THE AMENDED 1984 OPTION PLAN

    The purpose of the Amended 1984 Option Plan is to promote the long-term financial success of Nestor and its subsidiaries by encouraging ownership in Nestor by directors, officers and other key employees whose continued services are considered essential to Nestor's future progress and to provide them with further incentives to remain as directors, officers and employees, respectively, as well as to obtain qualified new directors, officers and employees for Nestor.

    The Amended 1984 Option Plan provides for the grant of options to purchase Nestor common stock that are intended to qualify as incentive stock options under Section 422 of the Code as well as non-qualified options, that do not so qualify.

    The following is a brief summary of some the terms of the Amended 1984 Option Plan as proposed to be amended and restated and is qualified in its entirety by, and made subject to, the more complete information set forth in the Amended 1984 Option Plan set forth as Annex H to this joint proxy statement/prospectus. Stockholders are urged to carefully read the Amended 1984 Option Plan in its entirety.

ADMINISTRATION OF THE AMENDED 1984 OPTION PLAN

    The Amended 1984 Option Plan will be administered by a Committee (a "Committee") of not less than two members appointed by the board of directors, or in the absence of such appointment, by the board of directors. All options must be evidenced by a written agreement. Nestor's board of directors or the Committee is authorized to interpret the Amended 1984 Option Plan and determine the recipients, form, and terms of options granted under the Amended 1984 Option Plan.

SHARES AVAILABLE UNDER THE AMENDED 1984 OPTION PLAN

    The maximum number of shares of common stock that may be subject to options under the Amended 1984 Option Plan may not exceed an aggregate of 2,450,000 shares. If an option granted under the Amended 1984 Option Plan expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to such option will again be available for subsequent option grants under the Amended 1984 Option Plan. The maximum number of shares of common stock with respect to which options may be granted during any calendar year to any person shall be 500,000. The maximum number of shares which may be granted under the Amended 1984 Option Plan or to any individual, as described above, will be adjusted in certain events, such as a stock split, reorganization or recapitalization. The stock subject to options granted under the Amended 1984 Option Plan may be shares of authorized but unissued or reacquired common stock.

ELIGIBILITY

    Key employees (determined by the Committee or the board of directors in its sole discretion) of Nestor or its subsidiaries are eligible for the grant of options under the Amended 1984 Option Plan.

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    In the event of incentive stock options, the aggregate fair market value of
Nestor common stock (determined at the time the option is granted) with respect to which incentive stock options first become exercisable by the option holder (i.e., vest) during any calendar year cannot exceed $100,000. This limit does not apply to non-qualified options. To the extent an option that otherwise would be an incentive stock option exceeds this $100,000 threshold, it will be treated as a non-qualified option.

EXERCISE PRICE OF OPTIONS

    In case of an incentive stock option or a non-qualified option, the exercise price cannot be less than the fair market value of the shares on the date the option is granted, and if an option holder is a stockholder who beneficially owns 10% or more of Nestor's outstanding common stock and is receiving incentive stock options, the exercise price of incentive stock options cannot be less than 110% of such fair market value. The exercise price of options will be adjusted in certain events, such as a stock split, reorganization or recapitalization.

FAIR MARKET VALUE

    "Fair market value" of a share of Nestor's common stock is the mean between the closing representative bid and asked quotations as reported by NASDAQ on the day as of which the determination is made or, if no quotations were available for such day, on the next preceding day on which such quotations were available.

PAYMENT UPON EXERCISE OF OPTIONS

    Payment for shares purchased by exercising an option is to be made in cash or by certified check, bank draft or postal or express money order payable to the order of Nestor.

TERM AND EXERCISABILITY OF OPTIONS

    The term of an option cannot exceed ten years, and in the case of an option holder who owns 10% or more of Nestor's outstanding common stock and is granted an incentive stock option, cannot exceed five years.

    An option holder may exercise an option at any time within three months following the termination of the option holder's employment or other relationship with Nestor or within one year if such termination was due to the death or disability of the option holder (to the extent such option is then exercisable) but in no event later than the expiration date of the option.

NON-TRANSFERABILITY OF OPTIONS

    Options are not transferable by the option holder except by will or by the laws of descent and distribution. The disposition of shares acquired pursuant to the exercise of an option will be subject to any applicable restrictions on transferability imposed by the Commission's regulations.

WITHHOLDING

    Nestor will have the power to withhold, or require a participant to remit to Nestor, an amount sufficient to cover withholding taxes with respect to shares issuable and/or amounts payable pursuant to the Amended 1984 Option Plan.

DURATION OF THE AMENDED 1984 OPTION PLAN

    The Amended 1984 Option Plan will remain in effect until April 1, 2004 or until the exercise, expiration or termination of all options granted under the Amended 1984 Option Plan, whichever is later.

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AMENDMENTS OR MODIFICATIONS

    The Amended 1984 Option Plan may be amended, modified or terminated from time to time by Nestor's board of directors except that, without approval of Nestor's stockholders, no such revision or amendment shall increase the number of shares of common stock available for the granting of options, decrease the price at which options may be granted, increase the number of shares of common stock to be received on exercise of an option, materially increase the benefits accruing to option holders or materially modify the requirements as to eligibility for participation in the Amended 1984 Option Plan. No such suspension, discontinuance, revision or amendment shall in any manner affect any option theretofore granted without the consent of the option holder or the transferee of an option holder, unless necessary to comply with applicable law.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a brief summary of the U.S. federal income tax consequences of awards made under the Amended 1984 Option Plan.

    STOCK OPTIONS. An option holder will not recognize any income upon the grant of a stock option. An option holder will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a nonqualified stock option equal to the excess of the fair market value of the shares (determined as of the date of exercise) purchased over their exercise price, and Nestor will be entitled to a corresponding deduction. An option holder will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted or one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and Nestor will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the option holder generally will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition or
(ii) the fair market value of such shares on the date of exercise over the exercise price, and Nestor will be entitled to a corresponding deduction.

    SECTION 162(M) OF THE CODE. Section 162(m) generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated officers. However, certain types of compensation paid to such executives are not subject to the $1 million deduction limit. One such type is "performance-based" compensation. Based on certain regulations issued by the United States Department of the Treasury, certain compensation under the Amended 1984 Option Plan, such as compensation payable with respect to options granted in the future, may not be subject to the $1 million deduction limit under Section 162(m), but other compensation payable under the Amended 1984 Option Plan is expected to be subject to such limit.

PLAN BENEFITS


    The closing price of Nestor's common stock on the Nasdaq OTC Bulletin Board on August 3, 2001 was $1.15.


    Nestor cannot now determine the number of options to be granted in the future to its directors, officers and employees. During the fiscal year ended December 31, 2000, no options were granted under the 1984 Option Plan, and during the fiscal year 2001 through May 31, 2001, options to purchase an aggregate of 634,000 shares were issued to certain employees under the 1984 Option Plan. As of May 31, 2001, options to purchase 951,484 shares were outstanding under the 1984 Option Plan, 1,338,318 options were available for grant and 160,198 options had been exercised.

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REQUIRED VOTE

    The affirmative vote of stockholders holding a majority of the issued and outstanding shares of Nestor entitled to vote at the annual meeting is required for approval of this proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS OF NESTOR RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDED 1984 OPTION PLAN.

    PROPOSAL NUMBER SIX--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Subject to the ratification by the stockholders, the Nestor board of directors appointed Ernst & Young LLP, independent public auditors to serve for the fiscal year ending December 31, 2001. During the fiscal year ended
December 31, 2000, Ernst & Young LLP audited the accounts of Nestor and its subsidiaries and also provided other audit and accounting services to Nestor in connection with SEC filings.

    The aggregate fees billed for professional services by Ernst & Young LLP for the fiscal year ended December 31, 2000 were as follows:

    Audit Fees: Ernst & Young LLP's fees in connection with its quarterly reviews and year end audits for the fiscal year ended December 31, 2000 were $70,000.

    Financial Information Systems Design and Implementation Fees: There were no fees incurred for financial information systems design and implementation services.

    All Other Fees: Ernst & Young LLP's fees for all other services provided in the fiscal year ended December 31, 2000 totaled $25,088.

    The Audit and Finance Committee has considered whether the provision of non-audit services has impaired the independence of Ernst & Young LLP.

    Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

    The affirmative vote of stockholders holding a majority of the issued and outstanding shares of Nestor entitled to vote at the annual meeting is required to ratify Ernst & Young LLP as Nestor's independent auditors.

    THE BOARD OF DIRECTORS OF NESTOR RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS NESTOR'S INDEPENDENT AUDITORS.

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                       ADDITIONAL MATTERS BEING SUBMITTED
                      TO A VOTE OF ONLY NTS'S STOCKHOLDERS

                 PROPOSAL NUMBER TWO--APPROVAL OF AMENDMENT TO
                    THE NTS 1999 INCENTIVE STOCK OPTION PLAN

    On November 16, 2000 the NTS board of directors adopted, subject to approval by the NTS stockholders, an amendment of NTS's 1999 Incentive Stock Option Plan. The original plan, which was effective May 5, 1999, is referred to herein as the "NTS Option Plan." The amendment to the NTS Option Plan increased the aggregate number of shares of common stock which may be issued and sold under the NTS Option Plan from 200,000 to 400,000. Prior to its adoption of the amendment to the NTS Option Plan, the NTS board had granted options for 191,000 shares of the 200,000 shares of common stock then available to be issued and transferred under the NTS Option Plan. Since its adoption of the amendment of the NTS Option Plan, the NTS board granted options to purchase an additional 107,800 shares of common stock under the NTS Option Plan, subject to the stockholders' approval of the amendment. No option granted after the board of directors' adoption of the amendment to the NTS Option Plan is exercisable until the amendment is approved by the NTS stockholders.

DESCRIPTION OF THE NTS OPTION PLAN

    The purpose of the NTS Option Plan is to promote the long-term financial success of NTS by encouraging ownership in NTS by directors, officers and other key employees as well as consultants whose continued services are considered essential to NTS's future progress and to provide them with further incentives to remain as directors, officers, employees or consultants, respectively, as well as to obtain qualified new directors, officers, employees or consultants for NTS.

    The following is a brief summary of some the terms of the NTS Option Plan, as proposed to be amended herein, and is qualified in its entirety by, and made subject to, the more complete information set forth in the NTS Option Plan set forth as Annex I to this joint proxy statement/prospectus. Stockholders are urged to carefully read the NTS Option Plan in its entirety.

ADMINISTRATION OF THE NTS OPTION PLAN

    The NTS Option Plan is administered by the NTS board of directors. The board is authorized to interpret the NTS Option Plan, adopt and amend rules and regulations relating to the NTS Option Plan, and determine the recipients, form, and terms of options granted under the NTS Option Plan. All options must be evidenced by a written agreement.

SHARES AVAILABLE UNDER THE NTS OPTION PLAN

    The maximum number of shares of common stock that may be subject to options may not exceed an aggregate of 400,000 shares. If an option granted under the NTS Option Plan expires, terminates or is cancelled for any reason without having been exercised in full, the unpurchased shares subject to such option will again be available for subsequent option grants under the NTS Option Plan. The stock subject to options granted under the NTS Option Plan may be shares of authorized but unissued or reacquired common stock.

ELIGIBILITY

    Employees, officers directors and other persons such as consultants and advisors of NTS are eligible for the grant of options under the NTS Option Plan, but incentive stock options may only be granted to those persons who are employees of NTS.

    In the event of incentive stock options, the aggregate fair market value (determined at the time the option is granted) of the common stock with respect to which incentive stock options first become

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exercisable for the first time by the option holder (i.e., vest) during any calendar year cannot exceed $100,000. This limit does not apply to non-qualified options. To the extent an option that otherwise would be an incentive stock option exceeds this $100,000 threshold or otherwise does not qualify as an incentive stock option, it will be a non-qualified option.

EXERCISE PRICE OF OPTIONS

    In case of an incentive stock option or a non-qualified option, the exercise price cannot be less than the fair market value of the shares on the date the option is granted, and if an option holder is a stockholder who beneficially owns 10% or more of the outstanding common stock and is receiving incentive stock options, the exercise price of incentive stock options cannot be less than 110% of such fair market value. The exercise price of options will be adjusted in certain events, such as a stock split, reorganization or recapitalization.

FAIR MARKET VALUE

    "Fair market value" of a share of NTS's common stock is determined by the NTS board.

PAYMENT UPON EXERCISE OF OPTIONS

    Payment for shares purchased by exercising an option is to be made by cash or check, or by any other means which the board of directors determines are consistent with the purposes of the NTS Option Plan and with applicable laws and regulations.

TERM AND EXERCISABILITY OF OPTIONS

    The term of an option cannot exceed ten years, and in the case of an option holder who owns 10% or more of the outstanding common stock of NTS and is granted an incentive stock option, cannot exceed five years.

    Except as otherwise determined by the board of directors at the date of grant of an option, and subject to the provisions of the NTS Option Plan, an option holder may exercise an option at any time within three months following the termination of the option holder's employment or other relationship with NTS or within one year if such termination was due to the death or disability of the option holder (to the extent such option is then exercisable) but in no event later than the expiration date of the option. If the termination of the option holder's employment is for cause or is otherwise attributable to a breach by the option holder of an employment or confidentiality or non-disclosure agreement, the option will expire immediately upon such termination.

NON-TRANSFERABILITY OF OPTIONS

    Options are not transferable by the option holder except by will or by the laws of descent and distribution. The disposition of shares acquired pursuant to the exercise of an option will be subject to any applicable restrictions on transferability imposed by the Commission's regulations.

WITHHOLDING

    NTS will have the power to withhold, or require a participant to pay to NTS, an amount sufficient to cover withholding taxes with respect to shares issuable and/or amounts payable under the plan. If so permitted by NTS, a participant may elect to satisfy such taxes by having shares issuable under the NTS Option Plan withheld or by delivering other shares to NTS.

DURATION OF THE NTS OPTION PLAN

    It is expected that the NTS Option Plan will terminate as of the effective time of the merger. See "The Merger--Treatment of Stock Options and Other Rights" on page 53 for further information as to the treatment of options under the NTS Option Plan as part of the merger.

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AMENDMENTS OR MODIFICATIONS

    The NTS Option Plan may be amended or modified from time to time by the NTS board of directors. The modification, amendment or termination of the NTS Option Plan shall not, without the consent of an option holder, affect his or her rights under an option previously granted to him or her. The board of directors may amend or modify the terms and provisions of the NTS Option Plan and of any outstanding incentive stock options granted under the NTS Option Plan to the extent necessary to qualify any or all such options for such favorable federal income tax treatment under Section 422 of the Code, and the terms and provisions of the NTS Option Plan and of any outstanding option to the extent necessary to ensure the qualification of the NTS Option Plan under Rule 16b-3.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a brief summary of the U.S. federal income tax consequences of awards made under the NTS Option Plan.

    STOCK OPTIONS. An option holder will not recognize any income upon the grant of a stock option. An option holder will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares (determined as of the date of exercise) purchased over their exercise price, and NTS will be entitled to a corresponding deduction. An option holder will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted or one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and NTS will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the participant generally will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition or (ii) the fair market value of such shares on the date of exercise over the exercise price, and NTS will be entitled to a corresponding deduction.

PLAN BENEFITS

    NTS cannot now determine the number of options to be granted in the future to the directors, officers and employees. As of June 18, 2001, the NTS board has granted options to purchase an aggregate of 306,800 shares under the NTS Option Plan, of which 107,800 would be covered by this amendment. During the fiscal year 2000, options to purchase an aggregate of 107,000 shares were issued to certain directors, officers and employees under the NTS Option Plan. Upon the consummation of the merger, the 306,800 shares previously granted under the NTS Option Plan will, unless exercised prior to the effective time of the merger, be converted into options to purchase 2,811,995 shares of Nestor common stock. See "The Merger-Treatment of Stock Options and Other Rights" on page 53.

REQUIRED VOTE

    The affirmative vote of holding a majority of the issued and outstanding shares of NTS entitled to vote at the NTS special meeting is required for approval of this proposal.

    THE BOARD OF DIRECTORS OF NTS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE NTS OPTION PLAN.

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
          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT


    The SEC has comprehensive rules relating to the reporting of securities transactions by directors, officers and shareholders who beneficially own more than ten percent (10%) of Nestor's Common Stock (collectively, the "Reporting Persons"). These rules are complex and difficult to interpret. Based solely on a review of Section 16 reports received by Nestor from Reporting Persons during the fiscal year ended December 31, 2000, Nestor believes that the following Reporting Persons have failed to file a Section 16 report on a timely basis, all of which related to the grant or vesting of stock options: (i) David Fox, the President and CEO of Nestor, who failed to timely file his Form 5 with respect to transactions that occurred in each of January 2000 and March 2001;
(ii) Nigel Hebborn, the Chief Financial Officer of Nestor, who failed to timely file his Form 5 with respect to a transaction that occurred in January 2000;
(iii) Douglas Reilly, a Senior Vice President of Nestor, who failed to timely file his Form 5 with respect to transactions that occurred in each of January 2000 and March 2001; (iv) Sam Albert, a director of Nestor, who failed to timely file his Form 5 with respect to a transaction that occurred in March 2001; (v) Sushmito Ghosh, a former President of NestorCommerce, Inc., a division of the of Nestor, who failed to timely file his Form 5 with respect to transactions that occurred in each of January 2000 and March 2001; (vi) Jeff Harvey, a director of Nestor, who failed to timely file his Form 5 with respect to a transaction that occurred in March 2001; (vii) Herbert Meeker, the Secretary and a director of Nestor, who failed to timely file his Form 5 with respect to a transaction that occurred in March 2001; (viii) Bruce Schnitzer, a director of Nestor and in indirect control of Wand/Nestor Investments LP, Wand/Nestor Investments II LP and Wand/Nestor Investments III LP, all of which in the aggregate own more than ten percent (10%) of Nestor's Common Stock, who failed to timely file his Form 5 with respect to transactions that occurred in April 1998; (ix) Leon N. Cooper, a director of Nestor, who failed to timely file his Form 5 with respect to a transaction that occurred in October 1998;
(x) Charles Elbaum, a director of Nestor, who failed to timely file his Form 5 with respect to a transaction that occurred in October 1998; and (xi) Thomas F. Hill, a director of Nestor and in direct control of Thomas F. Hill, Inc., who failed to timely file his Forms 3 and 5, respectively, with respect to transactions that occurred in August 1994, May 1997 and May 1998. As of the date of this joint proxy statement/prospectus, all of the individuals listed above have filed the reports by Section 16 except for Mr. Ghosh, whose report should be filed shortly.


                                 LEGAL MATTERS

    Baer Marks & Upham LLP, New York, New York, will provide an opinion for Nestor regarding the validity of the shares of Nestor offered by this joint proxy statement/prospectus. Herbert S. Meeker, the secretary, a director and stockholder of both Nestor and NTS, is a retired partner in Baer Marks & Upham LLP. See "Certain Relationships and Related Transactions" on page 103.

                                    EXPERTS

    The consolidated financial statements of Nestor, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, and the financial statements of Nestor Traffic Systems, Inc. at December 31, 2000 and 1999 and for the years then ended, included in the Proxy Statement of Nestor, Inc. which is referred to and made a part of this joint proxy statement/ prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports and have been given on the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals for consideration at the 2002 annual meeting, expected to be held in May 2002, must be received by Nestor no later than December 31, 2001 and must comply with the Rules and Regulations of the Securities and Exchange Commission in order to be included in the proxy statement for the 2002 annual meeting. In each case, the notice must be given to Nestor, whose address is One Richmond Square, Providence, Rhode Island 02906, Attention: Nigel P. Hebborn. Any stockholder desiring a copy of Nestor's by-laws will be furnished one without charge upon written request to Nestor.

                      WHERE YOU CAN FIND MORE INFORMATION

    Nestor files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's website at HTTP://WWW.SEC.GOV.

    Nestor has filed a registration statement on Form S-4 under the Securities Act with the Commission with respect to Nestor's common stock to be issued in the merger transaction described herein. This joint proxy statement/prospectus constitutes the prospectus of Nestor filed as part of the registration statement in addition to being a proxy statement of Nestor for its annual meeting and NTS for its special meeting. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

    We incorporate important business and financial information about Nestor and NTS from other documents that are not included in or delivered with this joint proxy statement/prospectus. You may request a copy of the documents incorporated by reference into this joint proxy statement/prospectus by writing to or telephoning Nestor or NTS.

    Requests for documents should be directed to:

          Nestor, Inc.
           One Richmond Square
           Providence, Rhode Island 02906
           (401) 331-9640
           Attention: Nigel P. Hebborn
           email: hebborn@nestor.com

    This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/ prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/ prospectus with respect to Nestor was provided by Nestor and the information contained in this joint proxy statement/prospectus with respect to NTS was provided by NTS.

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
                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") dated as of June 14, 2001 by and among NESTOR, INC., a Delaware corporation ("NESTOR"), NESTOR MERGER SUB CORP., a Delaware corporation and a wholly-owned subsidiary of Nestor ("MERGER SUB"), and NESTOR TRAFFIC SYSTEMS, INC., a Delaware corporation ("NTS").

                              W I T N E S S E T H:

    WHEREAS, the Board of Directors of Nestor (the "NESTOR BOARD"), the Board of Directors of Merger Sub (the "MERGER SUB BOARD"), and the Board of Directors of NTS (the "NTS BOARD") have each determined that it is in the best interests of their respective stockholders to effect a merger of Merger Sub with and into NTS with the result that NTS shall be the surviving corporation (the "MERGER"), upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW"); and

    WHEREAS, Nestor owns 900,000 shares of NTS's common stock, $.01 par value per share (the "NTS COMMON STOCK"), representing 34.62% of the capital shares issued and outstanding and entitled to vote of NTS; and

    WHEREAS, the Nestor Board, the Merger Sub Board and the NTS Board have each approved the Merger in accordance with Delaware Law, upon the terms and subject to the conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the acquisition and the mode of carrying the same into effect, the parties hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1  THE MERGER.  Upon the terms and subject to the conditions set forth in
Article VI, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.2 hereof) Merger Sub shall be merged with and into NTS. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and NTS shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

    1.2 FILING; EFFECTIVE TIME. Subject to Section 5.4, and as soon as practicable after the satisfaction or waiver of the conditions set forth in
Article VI hereof, Merger Sub and NTS will cause the Merger to be consummated by filing a Certificate of Merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of the Delaware in accordance with the relevant provisions of Delaware Law. The date and time of such filing is herein sometimes referred to as the "EFFECTIVE TIME." Prior to such filing, a closing shall be held at the offices of Baer Marks & Upham LLP, 805 Third Avenue, New York, New York 10022, or such other place as the parties shall agree (the "CLOSING"), for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI. The parties agree that it is anticipated that the Closing shall be held immediately (or as soon as practicable thereafter) following the stockholders meeting at which NTS's stockholders are to vote on the Merger (the "NTS STOCKHOLDERS MEETING") and the stockholders meeting at which Nestor's stockholders are to vote on the Merger (the "NESTOR STOCKHOLDERS MEETING").

    1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of NTS and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of NTS and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4 CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of NTS as in effect immediately prior to the Effective Time shall continue to be in full force and effect as the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and Delaware Law.

    1.5 BYLAWS. At the Effective Time, the Bylaws of NTS as in effect immediately prior to the Effective Time shall continue to be in full force and effect as the Bylaws of the Surviving Corporation until thereafter amended or repealed from time to time by the Board of Directors or the shareholders of the Surviving Corporation.

    1.6 DIRECTORS. At the Effective Time, the following individuals shall be the members of the Board of Directors of the Surviving Corporation: David Fox, Bruce W. Schnitzer, Alan M. Wiener and David Polak. Each such person shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, until their resignation or their respective successors are duly elected or appointed and qualified.

    1.7 OFFICERS. At the Effective Time, the following individuals shall be the officers of, and hold the following positions with, the Surviving Corporation, until their resignation or their respective successors are duly elected or appointed and qualified.

David Fox.........................         President and Chief Executive
                                           Officer

Nigel Hebborn.....................         Executive Vice President and Chief
                                           Financial Officer

Douglas Reilly....................         Senior Vice President Strategic
                                           Analysis and Technology

Michael Glier.....................         Senior Vice President Operations
                                           and Engineering

Michael Laird.....................         Vice President System Engineering

Zev Fogel.........................         Vice President Business
                                           Development

Robert Kerr.......................         Vice President Administration

Herbert S. Meeker.................         Secretary

                                   ARTICLE II
          CONVERSION OF AND SURRENDER AND PAYMENT FOR NTS COMMON STOCK

    2.1 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of NTS or the holders of NTS Common
Stock:

    (a) Each share of NTS Common Stock issued and outstanding and owned by Nestor shall be automatically cancelled without any consideration therefor.

    (b) Each share of NTS Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of, or rights to convert into shares of, NTS Common Stock to be cancelled pursuant to Sections 2.1(a) and (c)) and any Dissenting Shares (as defined in and to the extent provided in Section 2.3) shall be cancelled and extinguished and shall be converted into and exchangeable for the right to receive, upon surrender of the certificate or certificates representing such shares, 9.1655668 validly issued, fully paid and nonassessable shares (the "EXCHANGE RATIO") of common stock, $.01 par value per share, of Nestor (the "NESTOR COMMON STOCK"), with fractional shares eliminated (the "MERGER CONSIDERATION"). Such shares of Nestor Common Stock shall be issued to the holder of such shares of NTS Common Stock in the manner provided in Section 2.5.

    (c) Each of the outstanding rights with respect to the shares of NTS Common Stock into which that certain Secured Note Agreement dated as of January 9, 2001 made by NTS in favor of NTS Investors, LLC are convertible into or exchangeable for, when converted or exchanged and subject to the receipt by NTS of $4,000,000 all in accordance with the terms of the Secured Note Agreement, shall become the right (i) to receive 33.34% of Nestor Common Stock on a basis fully diluted for the issuance of shares of Nestor Common Stock and all shares of Nestor Common Stock underlying options, warrants or other claims of ownership, except for the Common Stock Purchase Warrants issued to Wand/Nestor Investments L.P., Transactions Systems Architects, Inc. and others, which in the aggregate are equal to approximately 4,999,040 warrants (collectively, the "OUTSTANDING WARRANTS"), and for employee stock options issued by Nestor and outstanding at the Effective Time; (ii) with respect to options or warrants issued to, or for the benefit of, non-employee members of the board of directors of either Nestor or NTS, Alan M. Wiener, Herbert S. Meeker and Robert M. Carroll outstanding at the Effective Time, a true and complete list of which are set forth on
SCHEDULE 2.1(II) (such Schedule shall be updated immediately prior to the Effective Time) and the Outstanding Warrants (collectively, the "STOCK RIGHTS"), to purchase for cash (or such other consideration as is being paid for the exercise of such Stock Rights), at the same exercise price at which such Stock Right has been exercised, such number of additional shares of Nestor Common Stock, equal to one half of the number of shares of Nestor Common Stock into which such Stock Right has been converted or exchanged, as the case may be; and
(iii) to purchase, for a period terminating on the third anniversary date of the Effective Time, one million shares of Nestor Common Stock at a per share exercise price of $1.28.(1)

    (d) All shares of NTS Common Stock which are held by NTS as treasury stock or which are owned of record or beneficially by any subsidiary of NTS shall be cancelled and retired and cease to exist, without any conversion thereof.

    (e) Each share of Merger Sub issued and outstanding and owned by Nestor shall be converted into and shall become one share of common stock of the Surviving Corporation.

    2.2  STOCK OPTIONS AND WARRANTS.

    (a) Prior to the Effective Time, the NTS Board (or, if appropriate, any committee thereof) and the Nestor Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that:

        (i) effective as of the date of this Agreement, all outstanding stock options under the Nestor Traffic Systems, Inc. 1999 Incentive Stock Option Plan (the "NTS STOCK OPTION PLAN") shall become fully exercisable and shall remain fully exercisable until immediately prior to the Effective Time; provided that such full exercisability shall be subject to the condition subsequent that the Merger shall have occurred and no payment with respect to options under the NTS Stock Option Plan that have become fully exercisable by virtue of this Agreement shall be accepted by Nestor until immediately prior to the Effective Time and any exercise of such options shall be effective immediately prior to the Effective Time; and

        (ii) effective as of the Effective Time, all the outstanding stock options under the NTS Stock Option Plan which have not been exercised (the "NTS STOCK OPTIONS") shall be assumed by Nestor

------------------------

(1)   the references to 33.34% in subsection (i) and one third in subsection
     (ii) will be proportionately reduced in the event that the Investors contribute less than the full $4 million, as permitted by Section 21 of the Secured Note Agreement.

    and converted automatically into options to purchase Nestor Common Stock ("NEW STOCK OPTIONS") in an amount and, if applicable, at an exercise price determined as provided below:

           (A) The number of shares of Nestor Common Stock to be subject to each New Stock Option shall be equal to the product of (x) the number of shares of NTS Common Stock remaining subject (immediately before the Effective Time) to the original NTS Stock Option and (y) the Exchange Ratio, provided that any fractional shares of Nestor Common Stock resulting from such multiplication shall be eliminated; and

           (B) The exercise price per share of Nestor Common Stock under each New Stock Option shall be equal to the exercise price per share of NTS Common Stock under the original NTS Stock Option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest tenth of a cent and provided, further, that where an individual exercises New Stock Options and the aggregate consideration required to exercise such options is not a whole number, the aggregate consideration required to be paid to Nestor by such individual in order to exercise such options shall be rounded up to the nearest cent.

        On and after the Effective Time, each New Stock Option shall be exercisable and shall vest upon, and will otherwise be subject to, the same terms and conditions as were applicable to the related NTS Stock Option immediately prior to the Effective Time, without regard to any acceleration of the exercisability on account of Sections 15 or 16 of the NTS Stock Option Plan and this Agreement (except that with regard to such New Stock Option, any references to NTS shall be deemed, as appropriate, to include Nestor) and each New Stock Option shall be intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE") or a nonqualified option, whichever was applicable to the related NTS Stock Option.

    (b) The Board of Directors of NTS shall take all actions necessary to assure that all persons holding outstanding NTS Stock Options shall be notified of the provisions of Section 2.2(a) hereof as soon as practicable after the date of execution of this Agreement.

    (c) NTS shall take all actions so that following the Effective Time no holder of an NTS Stock Option or any participant in any stock option, stock appreciation, performance unit or similar plan, agreement or arrangement of NTS shall have any right thereunder to acquire capital stock of NTS or of the Surviving Corporation. NTS will take all actions so that, as of the Effective Time, neither NTS nor the Surviving Corporation is or will be bound by any NTS Stock Options, or other options, warrants, rights or agreements which entitle any person to own any capital stock of NTS or the Surviving Corporation or to receive any payment in respect thereof.

    (d) Unless at the Effective Time, the New Stock Options are registered pursuant to an effective Nestor registration statement, as soon as practicable following the Effective Time, Nestor shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of Nestor Common Stock equal to the number of shares subject to the New Stock Options. Any such registration statement shall be kept effective (and the current status of the initial offering prospectus or prospectuses required thereby shall be maintained) for at least as long as any New Stock Option remains outstanding.

    (e) Prior to the Effective Time, the NTS Board and the Nestor Board shall adopt appropriate resolutions and take all other actions necessary to provide that all unexercised warrants of NTS which are outstanding at the Effective Time shall be assumed by Nestor and converted automatically into warrants to acquire Nestor Common Stock ("NEW WARRANTS") in an amount and at an exercise price determined as provided below:

        (i) The number of shares of Nestor Common Stock to be subject to each New Warrant shall be equal to the product of (x) the number of shares of NTS Common Stock subject to the outstanding NTS warrant and (y) the Exchange Ratio, provided that any fractional share of Nestor Common Stock resulting from such multiplication shall be eliminated; and

        (ii) The per share exercise price of each New Warrant shall be equal to the exercise price per share of NTS Common Stock under the outstanding NTS warrant divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest tenth of a cent.

    (f) Nestor agrees that it shall take all action necessary, on or prior to the Effective Time, to authorize and reserve a number of shares of Nestor Common Stock sufficient for issuance upon exercise of options or warrants as contemplated by this Section 2.2.

    2.3 DISSENTING SHARES. Notwithstanding the provisions of Section 2.1 or any other provisions of this Agreement to the contrary, any share of NTS Common Stock with respect to which dissenters' rights shall be properly perfected in accordance with Section 262 of Delaware Law (the "DISSENTING SHARES") shall not be cancelled or converted into the right to receive the Merger Consideration at or after the Effective Time (but shall be converted into the right to receive such payment from NTS as may be determined to be due with respect to such Dissenting Shares pursuant to the applicable provisions of Delaware Law) unless and until the dissenters' rights of the holder of such shares terminates (in accordance with Section 262 of Delaware Law) or such holder otherwise becomes ineligible for such payment from NTS. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262 of Delaware Law) such holder's demand for such payment from NTS or shall become ineligible for such payment from NTS, then as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall either be cancelled as provided in Section 2.1(a) or converted into and represent the right to receive the Merger Consideration as provided in
Section 2.1(b), upon surrender of certificates representing such shares in accordance with Section 2.5 hereof. The Surviving Corporation shall comply with all of the provisions contained herein and in Section 262 of Delaware Law with respect to any Dissenting Shares and shall be solely responsible for the payment, if any, to be made to the holder of any such Dissenting Shares.

    2.4 CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of NTS shall be closed and thereafter there shall be no further registration of transfers of shares of NTS Common Stock. From and after the Effective Time, the holders of shares of NTS Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law. If, after the Effective Time, certificates previously representing NTS Common Stock (other than certificates issued to Nestor each of which were automatically cancelled at the Effective Time pursuant to Section 2.1(a)) are, in accordance with Section 2.5 hereof, presented to the Surviving Corporation, they shall be exchanged for the Merger Consideration as provided in Section 2.1 hereof and shall forthwith be cancelled.

    2.5 SURRENDER OF NTS COMMON STOCK. NTS will deliver to Nestor all certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented all outstanding shares of NTS Common Stock (other then Dissenting Shares), whose shares were either (i) cancelled pursuant to Section 2.1(a), or
(ii) converted into the right to receive the Merger Consideration pursuant to
Section 2.1(b), with duly and validly executed stock powers transferring such Certificates to Nestor. Except for shares of NTS Common Stock that were automatically cancelled at the Effective Time in accordance with
Section 2.1(a), upon surrender of a Certificate for cancellation to Nestor, Nestor shall promptly deliver to the holder thereof (other than a holder of Dissenting Shares) the Merger Consideration which such holder is entitled hereunder, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered and exchanged, each Certificate that prior to the Effective Time evidenced NTS Common Stock (other than shares of NTS Common Stock cancelled in accordance with Section 2.1(a)) shall represent solely the right to receive the Merger Consideration pursuant to Section 2.1(b) hereof.

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    2.6  NO FRACTIONAL SHARES.  No certificates or scrip representing fractional shares of Nestor Common Stock shall be issued by virtue of the Merger.

    2.7 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Code and will be reported as such by NTS, Nestor and the Surviving Corporation for all purposes.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF NESTOR AND MERGER SUB

    As a material inducement to NTS to enter into this Agreement, Nestor and Merger Sub, jointly and severally, represent and warrant to NTS as follows:

    3.1 CORPORATE ORGANIZATION. Nestor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub does not currently, nor has it ever, conducted any material business operations. Each of Nestor and Merger Sub has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below) on Nestor. Each of Nestor and Merger Sub is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed could, individually or in the aggregate, have a Material Adverse Effect. When used in connection with Nestor, the term "MATERIAL ADVERSE EFFECT" means any change in or effect on the business of Nestor and its Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, results of operations or condition (financial or otherwise), liabilities or regulatory status of Nestor and its Subsidiaries taken as a whole. For purposes of this Agreement, a "SUBSIDIARY" of Nestor means Merger Sub and any other corporation or other legal entity of which Nestor (either alone or through or together with any other Subsidiary of Nestor) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of, or otherwise control or direct, such corporation or other legal entity.

    3.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Complete and correct copies of the Certificate of Incorporation and Bylaws, each as amended to the date hereof, of Nestor and the Merger Sub have been furnished to NTS. Each such Certificate of Incorporation and Bylaws are in full force and effect. Neither Nestor nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

    3.3 AUTHORITY RELATIVE TO AGREEMENT. Each of Nestor and Merger Sub has full corporate power, capacity and authority to execute and deliver this Agreement and to consummate the Merger or any other transactions contemplated hereby (the "TRANSACTIONS"). The execution, delivery and performance by Nestor and Merger Sub of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Nestor and Merger Sub, respectively, subject to obtaining the necessary approval of Merger Sub's sole stockholder. This Agreement has been duly executed and delivered by Nestor and Merger Sub and constitutes a legal, valid and binding agreement of each of Nestor and Merger Sub, enforceable against each of Nestor and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    3.4 NO VIOLATION; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by each of Nestor and Merger Sub, does not, and the performance of this Agreement by each of Nestor and Merger Sub will not:
(i) subject to Section 3.4(b) hereof, conflict with or violate any

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law, regulation, court order, judgment or decree applicable to either of Nestor or Merger Sub or by which any of their respective property or assets is bound or affected; (ii) violate or conflict with either the Certificate of Incorporation or Bylaws of Nestor or Merger Sub; or (iii) result in any breach of or constitute a default (or any event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of any mortgage, pledge, lien, security interest, encumbrance, charge or other claim of any kind on any of the property or assets of either of Nestor or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, instrument, permit, license or franchise to which either of Nestor or Merger Sub is a party or by which either of Nestor or Merger Sub or any of their respective property is bound or affected, except in the case of (i) or (iii) above, for conflicts, violations, breaches or defaults which, in the aggregate, would not (x) have a Material Adverse Effect, or (y) prevent or materially interfere with each of Nestor's or Merger Sub's performance of its material obligations hereunder. No consent or waiver of any obligation under any such documents is necessary to permit each of Nestor or Merger Sub to perform its obligations under this Agreement, except for such consents and waivers as may be required pursuant to any of Nestor's or Merger Sub's debt instruments, and except for such consents and waivers which the failure to obtain would not have a Material Adverse Effect.

    (b) Except for applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), "BLUE SKY" laws of various states, and filing and recordation of appropriate merger documents as required by Delaware Law, neither Nestor nor Merger Sub is required to submit any notice, report or other filing with, or obtain any waiver, consent, or approval from, any governmental or regulatory authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions contemplated by this Agreement, except where the failure to take such action would not (i) prevent or materially interfere with the consummation of the Merger and the Transactions, or (ii) have a Material Adverse Effect.

    3.5 CAPITALIZATION. The authorized capital stock of Nestor consists of 30,000,000 shares of common stock, par value, $.01 per share, of which 17,754,763 shares are issued and outstanding, and 10,000,000 shares of preferred stock, par value $1.00 per share, of which 235,000 shares are issued and outstanding and designated as shares of Series B Convertible Preferred Stock. As of May 31, 2001, Nestor had reserved 1 million shares of Nestor Common Stock for issuance pursuant to Nestor's 1997 Incentive Stock Option Plan (the "1997 PLAN") and 53,613 of which have been exercised. As of May 31, 2001, an aggregate of 721,666 shares were subject to outstanding options under the 1997 Plan, and 224,721 shares are available for issuance under the 1997 Plan. As of May 31, 2001, Nestor had reserved 2,450,000 shares of Nestor Common Stock for issuance pursuant to Nestor's 1984 Incentive Stock Option Plan (the "1984 PLAN") and 160,198 of which have been exercised. As of May 31, 2001, an aggregate of 951,484 were subject to outstanding options under the 1984 Plan, and 1,338,318 shares are available for issuance under the 1984 Plan. As of May 31, 2001, an aggregate of 4,999,040 shares were subject to outstanding warrants. The authorized capital of Merger Sub consists of 1,000 shares of common stock, $.01 par value per share, of which 100 shares are issued and outstanding, and all of which are owned beneficially and of record by Nestor free and clear of all liens, charges, pledges, encumbrances, restrictions, mortgages or other security interests or preferential arrangements of whatever kind or nature (collectively, "LIENS"), options, agreements, voting trusts, proxies, rights of first refusal or other encumbrances, arrangements or restrictions whatsoever. Merger Sub is not a party to any agreements pursuant to which it may be required to issue additional shares. All the outstanding capital shares of each of Nestor and Merger Sub are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

    3.6 FINANCIAL STATEMENTS AND REPORTS. (a) Nestor heretofore has delivered to NTS true and complete copies of (i) its audited financial statements for the fiscal year ended December 31, 2000 (the "2000 AUDIT"), (ii) its Form 10-K for the year ended December 31, 2000 (the "FORM 10-K") as filed with the Securities and Exchange Commission (the "SEC"), and (iii) its quarterly report for the period ended March 31, 2001 (the "FORM 10-Q") as filed with the SEC. The 2000 Audit, Form 10-K and the Form 10-Q shall sometimes be collectively referred to herein as the "SEC FILINGS". As of their respective dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there has not been any material adverse change in the assets, business, financial condition or results of operations of Nestor, except as set forth on
SCHEDULE 3.6.

    (b) The financial statements of Nestor included in the SEC Filings were prepared in accordance with generally accepted accounting principles ("GAAP"), as in effect as of the date and for each of the periods of such financial statements, applied on a consistent basis and present fairly the financial position, results of operations and cash flows of Nestor, each as of the dates and for the periods indicated, subject in the case of unaudited interim financial statements to the absence of certain footnote disclosures and normal year-end adjustments.

    3.7 LITIGATION. Except as disclosed in the SEC Filings, there are no actions, proceedings or investigations pending or, to the best knowledge of Nestor, threatened against Nestor, or any of its Subsidiaries, before any court or governmental or regulatory authority or body, which, if decided adversely could, individually or in the aggregate, have a Material Adverse Effect. Neither Nestor nor any of its Subsidiaries nor any of their respective property is subject to any order, judgment, injunction or decree, having a Material Adverse Effect.

    3.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
SCHEDULE 3.8, since December 31, 2000 (a) there has been no event or occurrence which has or could reasonably be expected to have a Material Adverse Effect;
(b) Nestor has not incurred any indebtedness for money borrowed; (c) Nestor has not assumed, guaranteed, endorsed or otherwise become responsible for the obligations of any other individual, firm or corporation; (d) there has been no creation or assumption by Nestor of any Lien on any asset that has or could reasonably be expected to have a Material Adverse Effect; (e) there has been no loan, advance or capital contribution to or investment in any person by Nestor, including to the affiliates thereof; (f) there has been no change in any method of accounting or accounting practice by Nestor; (g) there has been no repurchase, redemption or other acquisition by Nestor of any outstanding shares of capital stock or other ownership interest of Nestor; (h) there has been no declaration or payment of any dividend on, or other distribution with respect to, any capital stock of Nestor; and (i) Nestor has not entered into any other transaction other than in the ordinary course of business.

    3.9 MATERIAL CONTRACTS AND OTHER AGREEMENTS. SCHEDULE 3.9 sets forth a complete and accurate list of the following contracts and commitments to which Nestor is a party or by which any of its properties are bound: (a) collective bargaining agreements and contracts with any labor union; (b) employment or consulting agreements or any agreements providing for severance, termination or similar payments; (c) leases, whether as lessor or lessee, involving real or personal property with annual rental payments in excess of $100,000; (d) loan agreements, mortgages, indentures, instruments or other evidence of indebtedness or commitments in each case involving indebtedness (or available credit) for borrowed money or money lent to others; (e) guaranty or suretyship, performance bond, indemnification or contribution agreements; (f) written contracts with customers or suppliers that require aggregate payments to or from Nestor of more than $100,000 in any one-year period, other than contracts issued in the ordinary and usual course of business or terminable with 30 days or less notice without premium or penalty; (g) joint venture, partnership, or other agreements evidencing an ownership interest or a participation in or sharing of profits;
(h) agreements, contracts or commitments limiting the freedom of Nestor to engage in any line of business or compete with any other corporation, partnership, joint venture, company or individual; and (i) contracts that are terminable, or under which payments by Nestor may be accelerated, upon a change in control of Nestor. Nestor has furnished or made available accurate and complete copies of the foregoing contracts and agreements to NTS. As to each contract and commitment referred to above (i) there exists no breach or default, and to the knowledge of Nestor, no event has occurred which with the giving of notice or the passage of time or both would constitute such a breach, default or permit termination, notification or acceleration, on the part of Nestor or, to the knowledge of Nestor, on the part of any third party which, with or without the giving of notice, lapse of time or the happening of any other event or condition, would have a Material Adverse Effect and (ii) as of the Effective Time, no material third party consent, approval or authorization shall be required for the consummation of the Transactions.

    3.10 COMPLIANCE WITH LAWS. Nestor has complied and is in compliance with applicable federal, state or local statutes, laws and regulations, except where the failure to so comply would not have a Material Adverse Effect. Nestor has not (a) failed to obtain any license, permit, franchise or other governmental authorization which is material to the operations of the business of Nestor, taken as a whole, or (b) received any notice of any alleged violation or breach of any law or regulation or of any license, permit, franchise or authorization which violation or breach would have a Material Adverse Effect.

    3.11 PROPRIETARY PROPERTY. SCHEDULE 3.11 contains a complete and accurate list of all material patents and patent applications, all trademarks, service marks, trade dress, trade names and corporate names; all registered copyrights; all registrations, applications and renewals for any of the foregoing; and other material intellectual property rights (together with the goodwill associated therewith, collectively the "NESTOR PROPRIETARY PROPERTY"), including, without limitation, all contracts, agreements and licenses relating to any of the foregoing, owned by Nestor or in which Nestor has any rights. The Transactions will not have a Material Adverse Effect on the right, title and interest of Nestor as of the Effective Time in and to Nestor Proprietary Property. To Nestor's knowledge, Nestor has not interfered with, infringed or is infringing on or otherwise come into conflict with any proprietary property belonging to any other person, firm or corporation. Except as set forth on SCHEDULE 3.11, to the knowledge of Nestor, no third party is interfering with, infringing on or otherwise coming into conflict with Nestor Proprietary Property. Except as set forth on SCHEDULE 3.11, Nestor has not received any written notice of material invalidity, interference, infringement or misappropriation from any third party with respect to any of Nestor Proprietary Property.

    3.12 NO UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 3.12, there is no liability or obligation of Nestor of any nature, whether absolute, accrued, contingent or otherwise other than: (i) the liabilities and obligations reflected in the financial statements included in the SEC Filings;
(ii) liabilities and obligations of Nestor incurred since December 31, 2000 in the ordinary and usual course of business; (iii) liabilities and obligations relating to contracts not yet required to be performed; and (iv) liabilities and obligations which individually or in the aggregate do not have a Material Adverse Effect.

    3.13 TITLE TO PERSONAL PROPERTY. Except as set forth on SCHEDULE 3.13, Nestor has good title to or a valid and enforceable leasehold interest in all personal property material to the operation of its business, free and clear of all Liens other than Liens which are not reasonably expected to have a Material Adverse Effect.

    3.14 TAXES AND TAX RETURNS. Nestor: (a) has made or timely filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained extensions not yet expired with respect thereto; (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings; and (c) has set aside on its books, provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Nestor know of no basis for any such claim.

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    3.15  EMPLOYEE BENEFIT PLANS.  Each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by Nestor and/or any of its Subsidiaries or any organization which, together with Nestor and/or any such Subsidiary, would be treated as a "SINGLE EMPLOYER" within the meaning of Section 414(b) or (c) of the Code or to which Nestor or any such Subsidiary or organization contributes (or has any obligation to contribute) or is a party (collectively, the "NESTOR BENEFIT PLANS") is listed on SCHEDULE 3.15 attached hereto. Except as set forth on such SCHEDULE 3.15, or to the extent that any breach of the representations set forth in this sentence would not have a material adverse effect on Nestor:
(a) each Nestor Benefit Plan is in compliance with applicable law and has been administered and operated in all respects in accordance with its terms;
(b) each Nestor Benefit Plan which is intended to be "QUALIFIED" within the meaning of Section 401(a) of the Code, is a standardized prototype plan which has received a favorable opinion letter from the Internal Revenue Service and, to the knowledge of Nestor, no event has occurred and no condition exists which could reasonably be expected to adversely affect such qualified status; (c) no Nestor Benefit Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA; (d) neither Nestor nor any of its Subsidiaries, nor, to Nestor's knowledge, any other "DISQUALIFIED PERSON" or "PARTY IN INTEREST" (as defined in Section 4975(e)(2) of the Code and
Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Nestor Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code;
(e) no Nestor Benefit Plan provides for post-employment or retiree welfare benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code; (f) no liability, claim, action or litigation, has been made, commenced or, to Nestor's knowledge, threatened with respect to any Nestor Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims); and
(g) none of the Nestor Benefit Plans promise or provide severance benefits or benefits contingent upon a change in ownership or control, within the meaning of
Section 280G of the Code nor create any entitlement to receive any payment benefit or amount which may constitute "EXCESS PARACHUTE PAYMENTS" under the Code.

    3.16 LABOR MATTERS. Except as set forth in SCHEDULE 3.16, (i) there are no controversies pending or, to the best knowledge of Nestor, threatened between Nestor or any Subsidiary and any of their respective employees; (ii) neither Nestor nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Nestor or any Subsidiary, nor, to the best knowledge of Nestor are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against Nestor or any Subsidiary before the National Labor Relations Board or other governmental or administrative body involving employees of Nestor or any Subsidiary; and
(iv) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of Nestor, threat thereof, by or with respect to any employees of Nestor or any Subsidiary.

    3.17 PRODUCTS LIABILITY. Except as disclosed on SCHEDULE 3.17, there is no notice or claim involving any product manufactured, produced, distributed or sold by or on behalf of Nestor or its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, failure to perform for the use intended or any alleged failure to warn, or from any breach of express or implied warranties or representations, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Nestor and its Subsidiaries taken as a whole, without regard to any insurance coverage. The product liability insurance policies maintained by Nestor are in full force and effect and are adequate for the business conducted by Nestor. Nestor has not received any notice from any insurance carrier declining coverage of any claim or canceling or threatening to cancel any such policy.

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    3.18  JOINT PROXY STATEMENT-PROSPECTUS.  None of the information supplied in writing by Nestor, its officers, directors, representatives, financial advisors, agents or employees, for inclusion in the joint proxy statement-prospectus (such joint proxy statement-prospectus, as amended or supplemented, is herein referred to as the "JOINT PROXY STATEMENT-PROSPECTUS") will, on the date the Joint Proxy Statement-Prospectus is filed with the SEC, first mailed to stockholders of NTS and Nestor, at the time of the Nestor Stockholders Meeting to, among other things, consider the issuance of Nestor Common Stock in the Merger, at the time of the NTS Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. To the extent it contains information or statements pertaining to Nestor or its Subsidiaries, the Joint Proxy Statement-Prospectus will, when filed, comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Nestor does not make any representation or warranty with respect to any information that has been supplied by NTS or its accountants, counsel or other authorized representatives for use in the Joint Proxy Statement-Prospectus.

    3.19  NESTOR PROPERTIES AND LEASES.

    (a) Nestor and the Subsidiaries have sufficient title to all their properties and assets and have been issued all related permits, consents and permissions necessary or appropriate to enable them to conduct their respective businesses as currently conducted or as contemplated to be conducted.

    (b) Except as set forth on SCHEDULE 3.19(B), each parcel of real property owned or leased by Nestor or any Subsidiary (i) is owned or leased free and clear of all Liens, other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of Nestor or such Subsidiary consistent with past practice, and (D) all matters of record, Liens and other imperfections of title and encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect (collectively, "PERMITTED LIENS"), and
(ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of Nestor, has any such condemnation, expropriation or taking been proposed.

    (c) All leases of real property leased for the use or benefit of Nestor or any Subsidiary to which Nestor or any Subsidiary is a party requiring rental payments in excess of $50,000 during the period of the lease and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by Nestor or any Subsidiary, nor any event which with the giving of notice or the lapse of time or both would constitute a default thereunder by Nestor or any Subsidiary.

    3.20  ENVIRONMENTAL MATTERS.

    (a) Except as set forth on SCHEDULE 3.20, Nestor and each Subsidiary is in compliance in all material respects with all applicable Environmental Laws and has been issued and currently maintains all required federal, state and local permits, licenses, certificates and approvals except to the extent such non-compliance or the absence of any such permit, license, certificate or approval would not be, singly or in the aggregate, reasonably expected to have a Material Adverse Effect. Neither Nestor nor any Subsidiary has been notified of any pending or threatened action, suit, proceeding or investigation and neither Nestor nor any Subsidiary is aware of any facts, which (i) call into question, or would reasonably be expected to call into question, compliance by Nestor or any Subsidiary with any Environmental Laws, (ii) seeks, or would reasonably be expected to form the basis of a meritorious proceeding to seek, to suspend, revoke or terminate any license, permit or approval necessary for the operation of Nestor's or any Subsidiary's business or facilities or for the generation, handling, storage, treatment or disposal of any Hazardous Substances, or
(iii) seeks to cause, or would reasonably be

                                      A-11
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expected to form the basis of a meritorious proceeding to cause, any property of
Nestor or any Subsidiary to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law, any of which would reasonably be expected to have a Material Adverse Effect. Except as set forth on
SCHEDULE 3.20 to the best knowledge of Nestor, neither Nestor nor any of its Subsidiaries has caused or permitted its business or property (whether real or personal, owned or leased and whether or not currently owned or occupied by any such entity) to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, or process Hazardous Substances, except in material compliance with all applicable Environmental Laws.

    (b) Except as set forth on SCHEDULE 3.20, neither Nestor nor any Subsidiaries has received notice of any violation or notice of regulatory requirements or has been notified of any threatened or pending action, suit, proceeding or investigation which suggests that Nestor or any of the its Subsidiaries is a potentially responsible party with regard to any release or threatened release of Hazardous Substances.

    (c) Except as set forth on SCHEDULE 3.20, neither Nestor nor any of its Subsidiaries has any liability of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, which liability would have a Material Adverse Effect.

    (d) For purposes of this Agreement, the term "ENVIRONMENTAL LAWS" means any federal, state or local statute, common law, ordinance, code, rule, regulation, order, decree, injunction, agreement or permit regulating, relating to, or imposing liability or standards of conduct concerning, human health or the environment, including the emission, discharge or release of pollutants, contaminants, Hazardous Substances or wastes into the environment (which includes, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 ET SEQ.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 ET SEQ.; the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the Water Pollution Control Act, 33 U.S.C. Section 1251 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C.
Section 300f ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Section 2610 ET SEQ.; the Rivers and Harbors Act, 33 U.S.C. Section 401 ET SEQ.; the Endangered Species Act, 16 U.S.C. Section 1531 ET SEQ.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 ET SEQ.; and the Federal Technical Standards and Corrective Action Requirements for Owners and Operators of Underground Storage Tanks.

    (e) For purposes of this Agreement, the term "HAZARDOUS SUBSTANCES" means any and all dangerous, toxic, radioactive, caustic or otherwise hazardous material, pollutant, contaminant, chemical, waste or substance defined, listed or described as any of such in or governed by any Environmental Law, including but not limited to urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon, explosives, known carcinogens, petroleum and its derivatives, petroleum products, or any substance which might cause any injury to human health or safety or to the environment or might subject the owner or operator of real property to any regulatory actions or claims. "HAZARDOUS SUBSTANCES" shall include, without limitation, asbestos, airborne asbestos, polychlorinated biphenyls (PCBs), petroleum products, lead-based paint and urea-formaldehyde.

    3.21 THE NESTOR BOARD AND THE MERGER SUB BOARD. Each of the Nestor Board and the Merger Sub Board has, as of the date of this Agreement, determined
(i) that the Merger is fair to, and in the best interests of Nestor, Merger Sub and their respective stockholders, and (ii) to recommend that the sole stockholder of Merger Sub approves and adopts this Agreement and approves the Merger.

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    3.22  FAIRNESS OPINION.  The Nestor Board has received a written opinion from Aramar Capital Group, LLC to the effect that as of the date hereof, the Exchange Ratio is fair to Nestor from a financial point of view and has delivered to NTS a copy of such opinion.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF NTS

    As a material inducement to Nestor and Merger Sub to enter into this Agreement, NTS represents and warrants to Nestor and Merger Sub as follows:

    4.1 CORPORATE ORGANIZATION. NTS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NTS has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below) on NTS. Except as set forth on
SCHEDULE 4.1, NTS is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed could, individually or in the aggregate, have a Material Adverse Effect. NTS has no subsidiaries. When used in connection with NTS, the term "MATERIAL ADVERSE EFFECT" means any change in or effect that is, or is reasonably likely to be, materially adverse to the business, results of operations or condition (financial or otherwise), liabilities or regulatory status of NTS taken as a whole. NTS does not own, either directly or indirectly, any equity investment or ownership interest in any corporation, partnership, joint venture, business trust or other business entity.

    4.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Complete and correct copies of NTS's Certificate of Incorporation and Bylaws, each as amended to the date hereof have been furnished to Nestor. Such Certificate of Incorporation and Bylaws are in full force and effect. NTS is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

    4.3 AUTHORITY RELATIVE TO AGREEMENT. NTS has full corporate power, capacity and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by NTS of this Agreement, and the consummation of the Transactions have been duly authorized by the NTS Board and no other corporate proceedings on the part of NTS are necessary to authorize the execution and delivery of this Agreement by NTS, subject to obtaining all necessary approvals by NTS's stockholders. This Agreement has been duly executed and delivered by NTS and constitutes a legal, valid and binding obligation of NTS, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    4.4  NO VIOLATION; REQUIRED FILINGS AND CONSENTS.

    (a) The execution and delivery of this Agreement by NTS does not, and the performance of this Agreement by NTS will not: (i) subject to Section 4.4(b) hereof, conflict with or violate any law, regulation, court order, judgment or decree applicable to NTS or by which any of its property or assets is bound or affected; (ii) violate or conflict with either the Certificate of Incorporation or Bylaws of NTS; or (iii) except as set forth on SCHEDULE 4.4, result in any breach of or constitute a default (or any event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of any Lien on any of the property or assets of NTS pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, instrument, permit, license or franchise to which NTS is a party or by which NTS or any of its property is bound or affected, except in the case of (i) or (iii) above, for conflicts, violations, breaches or defaults which, in the aggregate, would not (x) have a Material Adverse Effect, or (y) prevent or materially interfere with NTS's performance of its material obligations hereunder. No consent or waiver of any obligation under

                                      A-13
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any such documents is necessary to permit NTS to perform its obligations under this Agreement, except for such consents and waivers as may be required pursuant to any of NTS's debt instruments, except as set forth on SCHEDULE 4.4, and except for such consents and waivers which the failure to obtain would not have a Material Adverse Effect.

    (b) Except for applicable requirements, if any, of the Securities Act, the Exchange Act, "BLUE SKY" laws of various states, and filing and recordation of appropriate merger documents as required by Delaware Law, NTS is not required to submit any notice, report or other filing with, or obtain any waiver, consent, or approval from, any governmental or regulatory authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions, except where the failure to take such action would not (i) prevent or materially interfere with the consummation of the Merger and the Transactions, or (ii) have a Material Adverse Effect.

    4.5 CAPITALIZATION. The authorized capital stock of NTS consists of 4,000,000 shares of common stock, of which 2,599,975 are issued and outstanding. Subject to receipt of stockholder approval which is expected to be obtained prior to the Effective Time, NTS has reserved 400,000 shares of NTS Common Stock for issuance pursuant to the NTS Option Plan, none of which have been exercised. As of May 31, 2001, an aggregate of 306,800 shares were subject to outstanding options, and 93,200 shares were available for issuance under the NTS Option Plan. As of May 31, 2001, an aggregate of 10,000 shares were subject to outstanding warrants granted to First Albany Corporation on October 14, 1999.
SCHEDULE 4.5 sets forth a complete and accurate list of (i) all stockholders of NTS, indicating the number of shares of NTS Common Stock held by each stockholder, and (ii) all holders of NTS Stock Options and the warrants, indicating the number of shares of NTS Common Stock subject to NTS Stock Option and warrant, and in the case of each NTS Stock Option, the date of grant, exercise price per share, the date or dates upon which shares subject to the option first become exercisable, whether the holder is an employee, director or independent contractor of NTS and whether the option is an incentive stock option under Section 422 of the Code or a nonqualified option. All of the outstanding shares of capital stock of NTS are duly authorized, validly issued and are fully paid and nonassessable and are not subject to preemptive rights. Except as set forth on SCHEDULE 4.5, there are no rights (including without, limitation, statutory or contractual preemptive rights), subscriptions, warrants, options, conversion rights or agreements or commitments of any kind outstanding to purchase or otherwise acquire any shares of capital stock of NTS or to acquire any securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of NTS to which NTS is a party or any equity interest in NTS or its business or, to the best of NTS's knowledge, to which any other person is a party. There are no agreements or other obligations (contingent or otherwise) which may require NTS to repurchase or otherwise acquire any shares of capital stock. There are no outstanding or authorized stock appreciation or phantom stock or similar rights with respect to NTS. Except as set forth on SCHEDULE 4.5, there are no agreements or arrangements among any shareholders of NTS with respect to voting or transfers.

    4.6  FINANCIAL STATEMENTS.

    (a) SCHEDULE 4.6(A) contains true and complete copies of audited financial statements of NTS containing balance sheets, statements of income and statements of cash flows as at and for the twelve months ended December 31, 2000, (the "BALANCE SHEET"). The financial statements referred to in this Section 4.6 present fairly and accurately the financial position, results of operations and cash flows of NTS each as at and for the period indicated, and were prepared in accordance with GAAP, as in effect as of the date and for the period of such financial statements, applied on a consistent basis.

    (b) All of the accounts receivable reflected on the Balance Sheet, and all accounts receivable of NTS that have arisen since December 31, 2000 (except accounts receivable that have been collected since such date) are valid and enforceable claims, and constitute bona fide accounts receivable resulting from the sale of goods and services in the ordinary course of business and are collectible in the

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
ordinary course of business. The accounts receivable of NTS are not subject to any defenses, offsets, deductions, returns, allowances or credits of any kind. NTS has no notice that any of the obligors thereunder is refusing to pay the full amount or any portion thereof. Nestor acknowledges receipt of a list setting out all accounts receivable as of the close of business on December 31, 2000, marked SCHEDULE 4.6(B). SCHEDULE 4.6(B) sets forth the dollar amount of all accounts receivable of NTS, which are outstanding as of December 31, 2000 at 30, 60 and 90 days from the date of billing to which any outstanding invoice relates.

    (c) All financial, business and accounting books, ledgers, accounts and official and other records relating to NTS have been properly and accurately kept and completed, and there are no material inaccuracies or discrepancies contained or reflected therein. There are no records, systems, contracts, agreements and other instruments, data or information of NTS, recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not under NTS's exclusive ownership and direct control.

    4.7 LITIGATION. Except as set forth on SCHEDULE 4.7, there are no actions, proceedings or investigations pending or, to the best knowledge of NTS, threatened against NTS before any court or governmental or regulatory authority or body, which, if decided adversely could, individually or in the aggregate, have a Material Adverse Effect. Neither NTS nor any of its assets is subject to any order, judgment, injunction or decree which would have a Material Adverse Effect.

    4.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
SCHEDULE 4.8, since December 31, 2000 (a) there has been no event or occurrence which has or could reasonably be expected to have a Material Adverse Effect;
(b) NTS has not incurred any indebtedness for money borrowed; (c) NTS has not assumed, guaranteed, endorsed or otherwise become responsible for the obligations of any other individual, firm or corporation; (d) there has been no creation or assumption by NTS of any Lien on any asset that has or could reasonably be expected to have a Material Adverse Effect; (e) there has been no loan, advance or capital contribution to or investment in any person by NTS, including to the affiliates thereof; (f) there has been no change in any method of accounting or accounting practice by NTS; (g) there has been no repurchase, redemption or other acquisition by NTS of any outstanding shares of capital stock or other ownership interest of NTS; (h) there has been no declaration or payment of any dividend on, or other distribution with respect to, any capital stock of NTS; and (i) NTS has not entered into any other transaction other than in the ordinary course of business.

    4.9 MATERIAL CONTRACTS AND OTHER AGREEMENTS. SCHEDULE 4.9 sets forth a complete and accurate list of the following contracts and commitments to which NTS is a party or by which any of its properties are bound: (a) collective bargaining agreements and contracts with any labor union; (b) employment or consulting agreements or any agreements providing for severance, termination or similar payments; (c) leases, whether as lessor or lessee, involving real or personal property with annual rental payments in excess of $100,000; (d) loan agreements, mortgages, indentures, instruments or other evidence of indebtedness or commitments in each case involving indebtedness (or available credit) for borrowed money or money lent to others; (e) guaranty or suretyship, performance bond, indemnification or contribution agreements; (f) written contracts with customers or suppliers that require aggregate payments to or from NTS of more than $100,000 in any one-year period, other than contracts issued in the ordinary and usual course of business or terminable with 30 days or less notice without premium or penalty; (g) joint venture, partnership, or other agreements evidencing an ownership interest or a participation in or sharing of profits;
(h) agreements, contracts or commitments limiting the freedom of NTS to engage in any line of business or compete with any other corporation, partnership, joint venture, company or individual; and (i) contracts that are terminable, or under which payments by NTS may be accelerated, upon a change in control of NTS. NTS has furnished or made available accurate and complete copies of the foregoing contracts and agreements to Nestor. As to each contract and

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
commitment referred to above (i) there exists no breach or default, and to the knowledge of NTS, no event has occurred which with the giving of notice or the passage of time or both would constitute such a breach, default or permit termination, notification or acceleration, on the part of NTS or, to the knowledge of NTS, on the part of any third party which, with or without the giving of notice, lapse of time or the happening of any other event or condition, would have a Material Adverse Effect and (ii) as of the Effective Time, no material third party consent, approval or authorization shall be required for the consummation of the Transactions.

    4.10 COMPLIANCE WITH LAWS. NTS has complied and is in compliance with applicable federal, state or local statutes, laws and regulations, except where the failure to so comply would not have a Material Adverse Effect. NTS has not
(a) failed to obtain any license, permit, franchise or other governmental authorization which is material to the operations of the business of NTS, taken as a whole, or (b) received any notice of any alleged violation or breach of any law or regulation or of any license, permit, franchise or authorization which violation or breach would have a Material Adverse Effect.

    4.11 PROPRIETARY PROPERTY. SCHEDULE 4.11 contains a complete and accurate list of all material patents and patent applications, all trademarks, service marks, trade dress, trade names and corporate names; all registered copyrights; all registrations, applications and renewals for any of the foregoing; and other material intellectual property rights (together with the goodwill associated therewith, collectively the "NTS PROPRIETARY PROPERTY"), including, without limitation, all contracts, agreements and licenses relating to any of the foregoing, owned by NTS or in which NTS has any rights. The Transactions will not have a Material Adverse Effect on the right, title and interest of NTS as of the Effective Time in and to the NTS Proprietary Property. Except as set forth on SCHEDULE 4.11, to NTS's knowledge, NTS has not interfered with, infringed or is infringing on or otherwise come into conflict with any proprietary property belonging to any other person, firm or corporation. Except as set forth on
SCHEDULE 4.11, to the knowledge of NTS, no third party is interfering with, infringing on or otherwise coming into conflict with the NTS Proprietary Property. Except as set forth on SCHEDULE 4.11, NTS has not received any written notice of material invalidity, interference, infringement or misappropriation from any third party with respect to any of NTS Proprietary Property.

    4.12 NO UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 4.12, there is no liability or obligation of NTS of any nature, whether absolute, accrued, contingent or otherwise other than: (i) the liabilities and obligations reflected on the Balance Sheet; (ii) liabilities and obligations of NTS incurred since December 31, 2000 in the ordinary and usual course of business;
(iii) liabilities and obligations relating to contracts not yet required to be performed; and (iv) liabilities and obligations which individually or in the aggregate do not have a Material Adverse Effect.

    4.13 TITLE TO PERSONAL PROPERTY. Except as set forth on SCHEDULE 4.13, NTS has good title to or a valid and enforceable leasehold interest in all personal property material to the operation of its business, free and clear of all Liens other than Liens which are not reasonably expected to have a Material Adverse Effect.

    4.14 TAXES AND TAX RETURNS. NTS: (a) has made or timely filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained extensions not yet expired with respect thereto; (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings; and (c) has set aside on its books, provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of NTS know of no basis for any such claim.

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    4.15  EMPLOYEE BENEFIT PLANS.  Each employee benefit plan within the meaning of Section 3(3) of ERISA, maintained by NTS or any organization which, together with NTS, would be treated as a "SINGLE EMPLOYER" within the meaning of
Section 414(b) or (c) of the Code or to which NTS or such organization contributes (or has any obligation to contribute) or is a party (collectively, the "NTS BENEFIT PLANS") is listed on SCHEDULE 4.15 attached hereto. Except as set forth on such SCHEDULE 4.15, or to the extent that any breach of the representations set forth in this sentence would not have a material adverse effect on NTS: (a) each NTS Benefit Plan is in compliance with applicable law and has been administered and operated in all respects in accordance with its terms; (b) each NTS Benefit Plan which is intended to be "QUALIFIED" within the meaning of Section 401(a) of the Code, is a standardized prototype plan which has received a favorable opinion letter from the Internal Revenue Service and, to the knowledge of the NTS, no event has occurred and no condition exists which could reasonably be expected to adversely affect such qualified status; (c) no NTS Benefit Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA; (d) neither NTS nor, to NTS's knowledge, any other "DISQUALIFIED PERSON" or "PARTY IN INTEREST" (as defined in
Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any NTS Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to
Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code; (e) no NTS Benefit Plan provides for post-employment or retiree welfare benefits, except to the extent required by
Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code; (f) no liability, claim, action or litigation, has been made, commenced or, to NTS's knowledge, threatened with respect to any NTS Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims); and (g) none of the NTS Benefit Plans promise or provide severance benefits or benefits contingent upon a change in ownership or control, within the meaning of Section 280G of the Code nor create any entitlement to receive any payment benefit or amount which may constitute "EXCESS PARACHUTE PAYMENTS" under the Code.

    4.16 LABOR MATTERS. Except as set forth in SCHEDULE 4.16, (i) there are no controversies pending or, to the best knowledge of NTS, threatened between NTS and any of its employees; (ii) NTS is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by NTS, nor, to the best knowledge of NTS are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against NTS before the National Labor Relations Board or other governmental or administrative body involving employees of NTS; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of NTS, threat thereof, by or with respect to any employees of NTS.

    4.17 PRODUCTS LIABILITY. Except as disclosed on SCHEDULE 4.17, there is no notice or claim involving any product manufactured, produced, distributed or sold by or on behalf of NTS resulting from an alleged defect in design, manufacture, materials or workmanship, failure to perform for the use intended or any alleged failure to warn, or from any breach of express or implied warranties or representations, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on NTS taken as a whole, without regard to any insurance coverage. The product liability insurance policies maintained by NTS are in full force and effect and are adequate for the business conducted by NTS. NTS has not received any notice from any insurance carrier declining coverage of any claim or canceling or threatening to cancel any such policy.

    4.18 JOINT PROXY STATEMENT-PROSPECTUS. None of the information supplied in writing by NTS, its officers, directors, representatives, financial advisors, agents or employees, for inclusion in the Joint Proxy Statement Prospectus will, on the date the Joint Proxy Statement-Prospectus is filed with the SEC, first mailed to stockholders of NTS in connection with the NTS Stockholders Meeting, at the time of the Nestor Stockholders Meeting to, among other things, consider the issuance of Nestor Common Stock in the Merger, at the time of the NTS Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be

                                      A-17
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made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. To the extent it contains information or statements pertaining to NTS, the Joint Proxy Statement-Prospectus will, when filed, comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, NTS does not make any representation or warranty with respect to any information that has been supplied by Nestor or its accountants, counsel or other authorized representatives for use in the Joint Proxy Statement-Prospectus.

    4.19  NTS PROPERTIES AND LEASES.

    (a) NTS has sufficient title to all its properties and assets and has been issued all related permits, consents and permissions necessary or appropriate to enable it to conduct its business as currently conducted or as contemplated to be conducted.

    (b) Except as set forth on SCHEDULE 4.19(B), each parcel of real property owned or leased by NTS (i) is owned or leased free and clear of all Liens, other than Permitted Liens, and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of NTS, has any such condemnation, expropriation or taking been proposed.

    (c) All leases of real property leased for the use or benefit of NTS to which NTS is a party requiring rental payments in excess of $50,000 during the period of the lease and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by NTS, nor any event which with the giving of notice or the lapse of time or both would constitute a default thereunder by NTS.

    4.20  ENVIRONMENTAL MATTERS.

    (a) Except as set forth on SCHEDULE 4.20, NTS is in compliance in all material respects with all applicable Environmental Laws and has been issued and currently maintains all required federal, state and local permits, licenses, certificates and approvals except to the extent such non-compliance or the absence of any such permit, license, certificate or approval would not be, singly or in the aggregate, reasonably expected to have a Material Adverse Effect. NTS has not been notified of any pending or threatened action, suit, proceeding or investigation and NTS is not aware of any facts, which (i) call into question, or would reasonably be expected to call into question, compliance by NTS with any Environmental Laws, (ii) seeks, or would reasonably be expected to form the basis of a meritorious proceeding to seek, to suspend, revoke or terminate any license, permit or approval necessary for the operation of NTS's business or facilities or for the generation, handling, storage, treatment or disposal of any Hazardous Substances, or (iii) seeks to cause, or would reasonably be expected to form the basis of a meritorious proceeding to cause, any property of NTS to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law, any of which would reasonably be expected to have a Material Adverse Effect. Except as set forth on
SCHEDULE 4.20 to the best knowledge of NTS, NTS has not caused or permitted its business or property (whether real or personal, owned or leased and whether or not currently owned or occupied by any such entity) to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, or process Hazardous Substances, except in material compliance with all applicable Environmental Laws.

    (b) Except as set forth on SCHEDULE 4.20, NTS has not received notice of any violation or notice of regulatory requirements or has been notified of any threatened or pending action, suit, proceeding or investigation which suggests that NTS is a potentially responsible party with regard to any release or threatened release of Hazardous Substances.

    (c) Except as set forth on SCHEDULE 4.20, NTS has no liability of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, which liability would have a Material Adverse Effect.

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    4.21  THE NTS BOARD.  The NTS Board has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of NTS and its stockholders, and (ii) to recommend that the stockholders of NTS approve and adopt this Agreement and approve the Merger.

                                   ARTICLE V
                            COVENANTS AND AGREEMENTS

    5.1 CONDUCT OF BUSINESS BY NTS PENDING THE MERGER. NTS covenants and agrees that, between the date of this Agreement and the Effective Time, unless Nestor shall otherwise consent, the business of NTS shall be conducted only in, and NTS shall not take any action except in the ordinary course of business and in a manner consistent with past practice; NTS will use its best efforts to preserve substantially intact the business organization of NTS, to keep available the services of the present officers, employees and consultants of NTS and to preserve the present relationships of NTS with customers, suppliers and other persons with which NTS has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, NTS shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior consent of Nestor:

        (a) (i) issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, of any other ownership interest, of NTS, other than shares pursuant to options granted prior to the date hereof or in the ordinary course of business and exercised in accordance with their terms, as in effect prior to such date; (ii) amend or propose to amend the Certificate of Incorporation or Bylaws of NTS; (iii) split, combine or reclassify any outstanding shares of NTS Common Stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to such shares; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except in the performance of its obligations under existing employee plans; or
    (v) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this
    Section 5.1(a);

        (b) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (ii) sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition, encumbrance, or authorization of any material assets of NTS; (iii) incur any material indebtedness for borrowed money other than in the ordinary course consistent with past practice;
    (iv) make or commit to any capital expenditure or make or commit to make aggregate capital expenditures other than in the ordinary course of the business of NTS or as contemplated by the planned expansion of the business of NTS without first notifying Nestor, or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.1(b);

        (c) take any action other than pursuant to existing contracts (none of which actions shall be unreasonable or unusual) to grant any severance or termination pay (otherwise than pursuant to policies of NTS in effect on the date hereof) or to increase benefits payable under its severance or termination pay policies in effect on the date hereof;

        (d) make any payments (except in the ordinary course of business and in amounts and in a manner consistent with past practice or pursuant to disclosed contracts) to any employee of, or independent contractor or consultant to, NTS, increase the compensation payable to NTS's officers or employees, except for increases in the ordinary course of business, consistent with past practice, in salaries or wages of employees of NTS who are not officers of NTS, enter into any new employee plan, any new employment or consulting agreement, grant or establish any new awards under such plan or agreement, or adopt or otherwise amend any of the foregoing otherwise than in the ordinary course consistent with past practice;

        (e) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

        (f) settle or compromise any pending or threatened suit, action or claim against NTS or any of its directors by any shareholder of NTS relating to the Merger, the Transactions or this Agreement, or voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger;

        (g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of NTS (other than the Merger); or

        (h) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Section 5.1(a) through 5.1(g) or any action which would make any of the representations or warranties of NTS contained in this Agreement untrue or incorrect as of the date when made if such action had then been taken, or would result in any of the conditions set forth in Article VI not being satisfied.

    5.2 CORPORATE EXAMINATIONS AND INVESTIGATIONS. Prior to the Effective Time, each party hereto shall be entitled, through its directors, officers, affiliates, employees, attorneys, accountants, representatives, financiers, investors, lenders, consultants and other agents (collectively, "REPRESENTATIVES") to make such investigation of the properties, assets, the business and operations of the other party, and such examination of the books, records and financial condition of the other party, as each party hereto reasonably deems necessary. Any such investigation and examination shall be conducted at reasonable times, under reasonable circumstances and upon reasonable notice, and the parties hereto shall cooperate fully therein. In that connection, each party hereto shall make available to Representatives of the other party during such period, without however causing any unreasonable interruption in the operations of such other party, (i) all such information and copies of such documents and records concerning the affairs of such party as such Representatives may reasonably request, (ii) shall permit Representatives of such party access to the assets and all other parts thereof and to such party's employees, customers, suppliers, contractors and others, and
(iii) shall cause such party's respective Representatives to cooperate fully in connection with such review and examination. No investigation by any party hereto shall diminish or obviate any of the representations, warranties, covenants or agreements of either party contained in this Agreement.

    5.3 JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER FILINGS; BOARD RECOMMENDATIONS.

    (a) As promptly as practicable after the execution of this Agreement, NTS and Nestor will prepare, and file with the SEC, a Joint Proxy Statement-Prospectus and Nestor will prepare and file with the SEC the registration statement in which the Joint Proxy Statement-Prospectus will be included as a prospectus (the "REGISTRATION STATEMENT"). Each of NTS and Nestor will cooperate in coordinating a response to any comments of the SEC, will use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Joint Proxy Statement-Prospectus to be mailed to their respective stockholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, NTS and Nestor will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or "BLUE SKY" laws relating to the Merger and the Transactions (the "OTHER FILINGS"). Each of NTS and Nestor will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement-Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government official, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement-Prospectus, the Merger or any Other Filing. The Joint Proxy Statement-Prospectus, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement-Prospectus, the Registration Statement or any Other Filings, NTS or Nestor, as the case may be, will promptly inform the other of such occurrence and cooperate in the filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of NTS or of Nestor, such amendment or supplement.

    (b) The Joint Proxy Statement-Prospectus will include the recommendation of the NTS Board in favor of adoption and approval of this Agreement and approval of the Merger; except that the NTS Board may withdraw, modify or refrain from making such recommendation to the extent that the NTS Board determined to accept an Acquisition Transaction (as defined in Section 5.6) or determined, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so, each pursuant to and in accordance with Section 5.6. In addition, the Joint Proxy Statement-Prospectus will include the recommendations of the Nestor Board in favor of: (i) the approval of the issuance of shares of Nestor Common Stock in connection with the merger and the appointment of a new Nestor Board; (ii) the amendment of Nestor's Certificate of Incorporation to increase its authorized share capital; and (iii) the amendment to the Nestor Option Plan to increase the number of shares available for issuance thereunder (collectively, the "NESTOR STOCKHOLDERS' PROPOSALS").

    5.4 MEETINGS OF STOCKHOLDERS. Promptly after the date hereof, NTS will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the NTS Stockholders Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. NTS will consult with Nestor and use its reasonable best efforts to hold the NTS Stockholders Meeting on the same day as the Nestor Stockholders Meeting. Promptly after the date hereof, Nestor will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Nestor Stockholders Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Nestor will consult with NTS and will use its best efforts to hold the Nestor Stockholders Meeting on the same day as the NTS Stockholders Meeting. For so long as the NTS Board continues to make the recommendation set forth in
Section 5.3(b), NTS will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Delaware Law to obtain such approvals. For so long as the Nestor Board continues to make the recommendations set forth in Section 5.3, Nestor will use its best efforts to solicit from its stockholders proxies in favor of each of the Nestor Stockholders' Proposals.

    5.5 CERTAIN FILINGS AND CONSENTS. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to cooperate with one another and to use all reasonable efforts to take or cause to be taken promptly all action and to do, or cause to be done, promptly all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and shall cooperate with one another and use all reasonable efforts to obtain in a timely manner all waivers, permits, consents and approvals and to effect all filings and notices with or to third parties or governmental or public bodies or authorities that are in the opinion of NTS, Nestor and Merger Sub necessary or desirable in connection with or with respect to the Transactions, including, without limitation, filings or submissions to the extent required under the Exchange Act, and any other filings or approvals expressly contemplated by this Agreement.

    5.6 NEGOTIATIONS. As long as this Agreement is in effect, neither NTS nor its directors, officers, employees, agents or other Representatives shall, directly or indirectly, except to the extent required by the fiduciary duties of the Board of Directors, participate in any discussions or negotiations regarding, or provide information concerning NTS or this Agreement to any corporation, partnership, person, or other entity or group (other than Nestor and Merger Sub) in connection with, an acquisition of any capital stock, other securities or assets of NTS, or its affiliates, including pursuant to any merger, consolidation, liquidation, dissolution, reorganization, tender offer, exchange offer, business combination, recapitalization or similar transaction involving NTS (any of the foregoing, an "ACQUISITION TRANSACTION"). Subject to the exercise of applicable fiduciary duties as advised by counsel, NTS will promptly communicate to Nestor and Merger Sub if any discussions or negotiations are initiated, any inquiry or proposal is made or any information is requested with respect to an Acquisition Transaction (including the nature and terms of any of the foregoing).

    5.7 APPRAISAL RIGHTS; STOCKHOLDER CLAIMS. NTS shall not, without the prior written consent of Nestor, make any payment in respect of or settle or compromise any claim brought by any stockholder of NTS in connection with the Merger on or prior to the Effective Time (including but not limited to any claim or demand for appraisal rights under Section 262 of Delaware Law).

    5.8 NOTIFICATION OF CERTAIN MATTERS. NTS shall give prompt notice to Nestor and Merger Sub, and Nestor and Merger Sub shall give prompt notice to NTS, of (i) the occurrence, or failure to occur, of any matter or event which occurrence or failure to occur is likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any material failure of each of NTS, Nestor or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, and (iii) any proposal or offer made to, or solicited by, any of the parties to enter into an Acquisition Transaction (other than the Merger); provided, however, that no such notification, shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

    5.9  INDEMNIFICATION.

    (a) After the Effective Time, Nestor shall indemnify, defend and hold harmless the present and former officers and directors of NTS (an "INDEMNIFIED PARTY") against all losses, expenses, claims, damages or liabilities (including attorney's fees, fines, judgments and amounts paid in settlement) arising out of actions or omissions occurring on or prior to the Effective Time (including without limitation, the Transactions) to the fullest extent permitted or required under Delaware Law, the Certificate of Incorporation and the Bylaws of NTS in effect at the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit. This Section 5.9(a) shall survive beyond the Effective Time and is intended to benefit the Surviving Corporation and each of the Indemnified Parties (each of whom shall be entitled, at the expense of the Surviving Corporation, to enforce this Section 5.9(a) against the Surviving Corporation and Nestor).

    (b) If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.9.

    5.10 INCREASE IN AUTHORIZED SHARES. Subject to the terms hereof, at the Nestor Stockholders Meeting, Nestor shall propose and recommend that its Certificate of Incorporation be amended to increase the authorized number of shares of Nestor Common Stock thereunder from 30,000,000 shares to 100,000,000 shares.

                                    ARTICLE
                            VI CONDITIONS OF MERGER

    6.1  CONDITIONS TO THE PARTIES' OBLIGATIONS.

    (a) Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time, of the following conditions; provided, however, that no party shall refuse to consummate the Merger if a condition is not satisfied as a result of a breach by such party of any agreement, representation, warranty or covenant of such party under this Agreement.

        (i) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of NTS in accordance with Delaware Law and the Certificate of Incorporation of NTS and by the requisite vote of the sole stockholder of Merger Sub in accordance with Delaware Law and the Certificate of Incorporation of Merger Sub; and each of the Nestor Stockholders' Proposals shall have been approved and adopted by the requisite vote of the stockholders of Nestor in accordance with Delaware Law and the Certificate of Incorporation of Nestor; and

        (ii) The Registration Statement and Joint Proxy Statement-Prospectus. The Registration Statement of which the Joint Proxy Statement-Prospectus is a part filed by Nestor with respect to the Nestor Common Stock to be issued in the Merger shall have been declared effective by the SEC; and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement-Prospectus, shall have been initiated or threatened by the SEC; and

        (iii) No Material Adverse Effect. There shall have been no event or events which have occurred which, individually or in the aggregate, shall have had a Material Adverse Effect on NTS, Nestor or Merger Sub respectively; and

        (iv) No Orders or Injunctions. No (A) order issued by any United States federal or state or foreign governmental or regulatory authority or body and no statute, rule, regulation or executive order promulgated or enacted by any United States' federal or state or foreign government or governmental authority shall be in effect which, or (B) action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge which, would
    (x) prevent consummation of any of the Transactions or (y) cause any of the Transactions to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect).

        (v) Fairness Opinion. The Nestor Board shall have received a satisfactory opinion addressed to Nestor as to the fairness of the terms of the Merger from a financial point of view and a copy of such opinion shall have been delivered to NTS in accordance with Section 3.22 hereof.

        (vi) Investment of NTS Investors, LLC. NTS Investors, LLC shall have increased its investment in NTS, including the principal amount of the Secured Note Agreement dated as of January 9, 2001, all accrued interest thereon and additional cash in the aggregate amount of at least $7,500,000 or up to $8,000,000.

        (vii) Stockholders Agreement. Each of Nestor, NTS Investors, LLC and the holders of at least 24.65% of the outstanding Nestor Common Stock after giving effect to the Merger shall have executed and delivered to Nestor a Stockholders Agreement substantially in the form annexed hereto as
    EXHIBIT 1.

    (b) Conditions to Nestor's and Merger Sub's Obligations to Effect the Merger. The obligations of Nestor and Merger Sub to effect the Merger shall also be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by Nestor:

        (i) The representations and warranties of NTS contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of NTS contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time.

        (ii) NTS shall have complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it on or before the Effective Time.

        (iii) NTS shall not have received appraisal demands pursuant to
    Section 262 of the Delaware Law in respect of 5% or more of the outstanding NTS Common Stock.

        (iv) NTS Investors, LLC shall have delivered all such documentation as may be reasonably requested by Nestor to evidence the termination of the Secured Note Agreement dated as of January 9, 2001 and the cancellation of all notes issued in connection therewith.

    (c) Conditions to NTS's Obligation to Effect the Merger. The obligations of NTS to effect the Merger also shall be subject to the fulfillment of the following additional conditions, unless waived by Nestor:

        (i) The representations and warranties of Nestor and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of Nestor and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time.

        (ii) Each of Nestor and Merger Sub shall have complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it hereunder on or before the Effective Time.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

    (a) by mutual written consent of the Nestor Board and the NTS Board;

    (b) by Nestor or NTS if: (i) NTS's stockholders fail to approve this Agreement; (ii) Nestor's stockholders fail to approve any of the Nestor Stockholders' Proposals; or (iii) the Merger shall not have been consummated on or before December 31, 2001 by reason of the failure of any condition precedent under Section 6.1; provided, however, that no party may terminate this Agreement pursuant to this Section 7.1(b) if such failure results primarily from that party's breach of this Agreement;

    (c) by Nestor or NTS if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

    (d) by NTS, by giving written notice to Nestor and Merger Sub, in the event of a material breach by Nestor and Merger Sub of any representation, warranty or agreement of Nestor and Merger Sub contained in this Agreement, in each case which has not been cured or is not curable by the earlier of the satisfaction of the conditions to the Merger set forth in Article VI of this Agreement or the fifteenth day after notice of such breach was given by NTS;

    (e) by NTS if the Nestor Board (a) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to NTS,
(b) recommends to the holders of shares of Nestor Common Stock any proposal with respect to a tender offer, merger, consolidation, share exchange or similar transaction involving Nestor or any of its Subsidiaries, in lieu of the Merger and the Transactions contemplated by this Agreement, or (c) resolves to do any of the foregoing;

    (f) by Nestor, by giving written notice to NTS, in the event of a material breach by NTS of any representation, warranty or agreement of NTS contained in this Agreement which has not been cured or is not curable by the earlier of the satisfaction of the conditions to the Merger set forth in Article VI of this Agreement or the fifteenth day after notice of such breach was given by Nestor; and

    (g) by Nestor if the NTS Board (a) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Nestor,
(b) recommends to the holders of shares of NTS Common Stock any proposal with respect to a tender offer, merger, consolidation, share exchange or similar transaction involving NTS, other than the Merger and the Transactions, or
(c) resolves to do any of the foregoing.

    7.2 EFFECT OF TERMINATION. Except as set forth in Section 8.2 below and as otherwise expressly set forth in this Agreement, in the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of NTS, Nestor or Merger Sub or their respective officers, directors, stockholders or affiliates, and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

    7.3 AMENDMENT; WAIVER. By action taken by their respective Boards of Directors or a duly authorized committee thereof (including after such time as the stockholders of NTS, Nestor and Merger Sub approve the Merger) this Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Effective Time, the parties hereto, by action taken by their respective Boards of Directors or duly authorized committees thereof, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of the other parties hereto or conditions to its own obligations herein; provided, however, that any such waiver of or failure to insist on strict compliance with any such representation, warranty, agreement or condition shall not (x) operate as a waiver of, or estoppel with respect to, any subsequent or other failure, or (y) be deemed, or constitute, a waiver of any other provision, whether or not similar. Any agreement on the part of a party hereto to any such amendment, extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of all the parties. No course of dealing between or among the parties will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

                                  ARTICLE VIII
                                 MISCELLANEOUS

    8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement shall not survive beyond the Effective Time.

    8.2  REMEDIES, EXPENSES AND FEES.

    (a) Each of the parties hereto shall have and shall retain all other rights and remedies existing in its favor at law or equity for breaches of this Agreement.

    (b) If the Merger is consummated, all fees and expenses incurred in connection with the Merger and the Transactions will be paid by the Surviving Corporation, including, without limitation, the reasonable attorneys' fees and expenses of counsel to NTS Investors, LLC up to a maximum of $25,000, which amount shall be paid promptly after the Effective Time. If the Merger is not consummated, each party hereto shall bear its respective fees and expenses.

    8.3 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given if delivered personally, by commercial carrier, or registered or certified mail (postage prepaid, return receipt requested) or transmitted by facsimile (with confirmation of receipt) to the parties at the following addresses and numbers:

    (a)   If to Nestor or Merger Sub, c/o:

          Nestor, Inc.
       One Richmond Square
       Providence, RI 02906
       Attention: Mr. Nigel Hebborn
       Facsimile No.: (401) 331-7319

    (b)   If to NTS, to:

          Nestor Traffic Systems, Inc.
       One Richmond Square
       Providence, RI 02906
       Attention: Mr. David Fox
       Facsimile No.: (401) 331-7319

          with a copy to:

        R.W. Loeb Prof. Corp.
       865 South Figueroa Street
       Suite 2300
       Los Angeles, California 90017-2567
       Attention: R.W. Loeb, Esq.
       Facsimile No.: (213) 892-1066

    (c)   in each case, with copies to:

          Baer Marks & Upham LLP 805
       Third Avenue New York, New York 10022
       Attention: Herbert S. Meeker, Esq.
       Facsimile No.: (212) 702-5941

    or at such other addresses or facsimile numbers as shall be furnished by the parties by like notice.

    8.4 HEADINGS. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

    8.5 PUBLICITY. So long as this Agreement is in effect and except as otherwise agreed to by the parties hereto, all press releases and other public announcements relating to the Transactions will be made by NTS, Nestor or Merger Sub as required by law and only after consultation with and review thereof by the other parties hereto.

    8.6 ENTIRE AGREEMENT. This Agreement (including all Schedules hereto) and the other agreements specifically referred to herein or delivered pursuant hereto, constitute the entire agreement among the parties and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

    8.7 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

    8.8 COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. Delivery of an executed counterpart of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart thereof.

    8.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware, or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

    8.10 SEVERABILITY. In the event that any provision, or any part of any provision, of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of such provision and of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.11 NO STRICT CONSTRUCTION. The parties hereto jointly participated in the negotiation and drafting of this Agreement and the other agreements contemplated hereby. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction will be applied against any person. The term, "INCLUDING" as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein.

    8.12 NO THIRD PARTY CONTRACT RIGHTS. This Agreement is intended solely for the benefit of the parties hereto and, in respect of the matters described in
Section 5.9(a) hereof, the Indemnified Parties. Nothing herein shall be construed or deemed to create any rights or benefits to any other third parties or third party beneficiaries.

    8.13 FURTHER ASSURANCES. If at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of NTS or to be acquired by reason or as a result of the Merger, or (b) otherwise to carry out the purposes of this Agreement, the parties agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such property, deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of NTS and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the parties or otherwise to take any and all such action.

    IN WITNESS WHEREOF, Nestor, Merger Sub and NTS have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                                       NESTOR, INC.

                                                       By:  /s/ DAVID FOX
                                                            -----------------------------------------
                                                            Name: David Fox
                                                            TITLE:  PRESIDENT

                                                       NESTOR MERGER SUB CORP.

                                                       By:  /s/ DAVID FOX
                                                            -----------------------------------------
                                                            Name: David Fox
                                                            TITLE:  PRESIDENT

                                                       NESTOR TRAFFIC SYSTEMS, INC.

                                                       By:  /s/ DAVID FOX
                                                            -----------------------------------------
                                                            Name: David Fox
                                                            TITLE:  PRESIDENT

                                                                         ANNEX B

                         FORM OF STOCKHOLDERS AGREEMENT

    This Stockholders' Agreement (this "Agreement") dated as of June   , 2001,
by and among NTS INVESTORS, LLC, a Delaware limited liability company ("NTSINV"), NESTOR, INC., a Delaware corporation (the "Company"), ALAN M. WIENER, an individual, ALVIN SITEMAN, an individual, and ROBERT M. CARROLL, an individual. Each of the parties hereto (other than the Company) and each other person who shall hereafter become a party or agree to become a party or will be bound by the terms of this Agreement is sometimes herein referred to individually as a "Stockholder" and all of such parties are sometimes collectively herein referred to as "Stockholders," and Alan M. Wiener, Alvin Siteman and Robert M. Carroll shall sometimes be collectively referred to as the "NTS Designees".

                                   RECITALS:

    WHEREAS, NTSINV, pursuant to the terms of a Secured Note Agreement (the "Note") dated January 9, 2001 by and among NTSINV and Nestor Traffic
Systems, Inc., a Delaware corporation ("NTS"), agreed to invest up to $8,000,000 in NTS subject to, among other things, the consummation of a merger between NTS and the Company (the "Merger"); and

    WHEREAS, in contemplation of the consummation of the Merger; and

    WHEREAS, in accordance with paragraph 21(c) of the Note, the parties hereto deem it to be in their best interests and in the best interests of the Company to provide for consistent and uniform management and governance of the Company and desire to enter into this Agreement in order to effectuate such purposes.

    NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:

    "Affiliates" shall mean with respect to a Person, any other Person controlling, controlled by or under common control with, or the members, parents, spouse, lineal descendants or beneficiaries of, such Person.

    "Board of Directors" shall mean the Board of Directors of the Company.

    "Common Stock" shall mean the common stock of the Company.

    "Control" shall mean, with respect to any Person, the power to direct the management and policies of such person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other Persons by or through stock ownership, agency or otherwise.

    "Effective Date" shall mean the effective date of the Merger.

    "Person" shall mean an individual, partnership, limited liability company, joint venture, corporation, trust or unincorporated organization.

                                   ARTICLE II
                               BOARD OF DIRECTORS

    2.1  DESIGNATION.

    (a) From and after the Effective Date, as long as NTSINV and its Affiliates own at least 25% of the then outstanding Common Stock, NTSINV shall be entitled to designate one-third ( 1/3) of the members of the Board of Directors. For example, in the event the Board of Directors shall consist of six (6) members, NTSINV shall be entitled to designate two (2) directors, or in the event the Board of Directors shall consist of nine (9) members, NTSINV shall be entitled to designate three (3) directors.

    (b) From and after the Effective Date, in the event that NTSINV and its Affiliates own less than 25% of the then outstanding Common Stock, but more than 15% of the then outstanding Common Stock, NTSINV shall be entitled to designate two-ninths ( 2/9) of the members of the Board of Directors. For example, in the event the Board of Directors shall consist of six (6) members, NTSINV shall be entitled to designate two (2) directors, or in the event the Board of Directors shall consist of nine (9) members, NTSINV shall be entitled to designate two
(2) directors.

    (c) From and after the Effective Date, in the event that NTSINV and its Affiliates own less than 15% of the then outstanding Common Stock, but more than 5% of the then outstanding Common Stock, it shall have the power to designate one-ninth ( 1/9) of the members of the Board of Directors. For example, in the event the Board of Directors shall consist of six (6) members, NTSINV shall be entitled to designate one (1) director, or in the event the Board of Directors shall consist of nine (9) members, NTSINV shall be entitled to designate one
(1) director.

    (d) From and after the Effective Date, as long as Alan M. Wiener and his Affiliates own at least 90% of the aggregate number of shares of Common Stock to be issued to Alan M. Wiener pursuant to the Merger (after giving effect to any recapitalization, reclassification, stock split or stock dividend that may occur after the Effective Date), he shall be entitled to designate one (1) of the members of the Board of Directors in the event that the Board of Directors shall consist of nine (9) members.

    (e) From and after the Effective Date, as long as Alvin Siteman and his Affiliates own at least 90% of the aggregate number of shares of Common Stock to be issued to Alvin Siteman pursuant to the Merger (after giving effect to any recapitalization, reclassification, stock split or stock dividend that may occur after the Effective Date), he shall be entitled to designate one (1) of the members of the Board of Directors in the event that the Board of Directors shall consist of nine (9) members.

    (f) From and after the Effective Date, as long as Robert M. Carroll and his Affiliates own at least 90% of the aggregate number of shares of Common Stock to be issued to Robert M. Carroll pursuant to the Merger (after giving effect to any recapitalization, reclassification, stock split or stock dividend that may occur after the Effective Date), he shall be entitled to designate one (1) of the members of the Board of Directors in the event that the Board of Directors shall consist of nine (9) members.

    (g) If the size of the Board of Directors is enlarged beyond nine
(9) members, the parties hereto agree that NTSINV and each of the NTS Designees shall be given the right to designate an additional number of directors proportionate to the number of directors previously designated by NTSINV and each of the NTS Designees.

    (h) The parties hereto hereby acknowledge the existence of the right granted to Wand/Nestor Investments L.P. ("Wand") pursuant to the Securities Purchase Agreement, dated as of March 7, 1996, to propose two (2) candidates for election to the Board of Directors. Notwithstanding the foregoing, on June 14, 2001, the Company received a waiver from Wand of such right with respect to one
(1) candidate for 2001.

    (i) The parties hereto hereby acknowledge the existence of the right granted to Transaction Systems Architects, Inc. ("TSAI") pursuant to the Securities Purchase Agreement, dated as of April 28, 1998, to propose one (1) candidate for election to the Board of Directors. Notwithstanding the foregoing, on May 29, 2001, the Company received a waiver from TSAI of such right with respect to 2001.

    2.2 REMOVAL. Any director designated and elected pursuant to 2.1 hereof may only be removed by the Board of Directors for cause or at the written request of the designating party (with or without cause) received by the Board of Directors. In such event or in the event that any Person for any reason ceases to serve as a member of the Board of Directors during such director's term of office, the resulting vacancy on the Board of Directors shall be filled by an individual recommended by either NTSINV or by the applicable NTS Designee, as applicable, subject to the approval of the Board of Directors consistent with its fiduciary duties to the Company's Stockholders.

    2.3 COVENANT TO VOTE. Each Stockholder hereby agrees to vote all shares of Common Stock owned or held of record by such Stockholder at all annual or special meetings in favor of, or to take all actions by written consent in lieu of such a meeting, necessary to ensure (i) the election as members of the Board of Directors of those individuals so designated by NTSINV and each of the NTS Designees in accordance with and to otherwise effect the intent of, this
Article II and (ii) that the Company maintains a nine (9) member Board of Directors. In addition, each Stockholder agrees to vote the shares of Common Stock owned or held of record by such Stockholder or over which such Stockholder has voting control upon any other matters arising under this Agreement submitted to the vote of the Stockholders in a manner so as to implement the terms of this Agreement.

    2.4 REPRESENTATION ON THE NOMINATING COMMITTEE. From and after the Effective Date, as long as (a) NTSINV owns at least 25% of the then outstanding Common Stock and (b) Alan M. Wiener shall remain as a member of the Board of Directors, Alan M. Wiener in his capacity as a member of the Board of Directors will recommend to the Board of Directors that one of the directors designated by NTSINV shall serve as the Chairman of the Nominating Committee of the Company.

                                  ARTICLE III
                                 MISCELLANEOUS

    3.1 NOTICES. All communications under this Agreement shall be in writing and shall be delivered by hand or fax mail or by overnight courier or by registered or certified mail, postage prepaid:

    (i)   if to the Company, to:

          Nestor, Inc.
       One Richmond Square
       Providence, Rhode Island 02906
       Attention: Mr. David Fox
       Facsimile: (401) 331-7309

          With a copy to:

          Baer Marks & Upham LLP
       805 Third Avenue
       New York, New York 10022
       Attn: Joel M. Handel, Esq.
       Facsimile: (212) 702-5941

or at such other address or facsimile number as it may have furnished in writing to NTSINV;

    (ii)  if to NTSINV, to:

          NTS Investors, LLC
       2049 Century Park East
       4th Floor
       Los Angeles, California 90067
       Attn.: David A. Polak
       Facsimile: (  )

          With a copy to:

          Weinstein, Boldt, Halhide & Camel
       1801 Century Park East
       Suite 2200
       Los Angeles, California 90067-2336
       Attn: David J. Camel, Esq.
       Facsimile: (310) 552-7938

or at such other address or facsimile number as may have been furnished to the Company in writing.

    (iii) Any notice so addressed shall be deemed to be given if delivered by hand or fax mail (with confirmation of transmission) on the date of such delivery or mailed by courier when received, if mailed by registered or certified mail, when received.

    3.2  TERM.

    (a) Unless terminated as provided in the applicable Article or Section of this Agreement, this Agreement shall terminate upon the first to occur:

    (i) four (4) years after the Effective Date; or

    (ii) the date upon which NTSINV and its Affiliates own less than 5% of the then outstanding Common Stock.

    (b) Notwithstanding the foregoing, this Agreement shall in any event terminate with respect to any Stockholder when such Stockholder and/or his Affiliates no longer own(s) any shares of the Common Stock.

    3.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the terms of the laws of the state of Delaware without regard to principles of conflicts of laws.

    3.4 HEADINGS. Headings in this Agreement are inserted herein for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

    3.5 ENTIRE AGREEMENT; AMENDMENT AND WAIVER. This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior understandings among such parties with respect to the subject matter herein. This Agreement may be amended and the observance of any term of this Agreement may be waived with (and only with) the written consent of each of the parties hereto.

    3.6 SEVERABILITY. In the event any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

    3.7 COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together shall be considered one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart therein.

    [Signature page follows.]

    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

                                                       NESTOR, INC.

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                       NTS INVESTORS, LLC

                                                            -----------------------------------------
                                                            David Polak, Manager

                                                            -----------------------------------------
                                                            Alan M. Wiener

                                                            -----------------------------------------
                                                            Alvin Siteman

                                                            -----------------------------------------
                                                            Robert M. Carroll

                                                                         ANNEX C

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  NESTOR, INC.

    It is hereby certified that:

        1. The present name of the corporation is NESTOR, INC. (hereinafter called the "Corporation"), which is the name under which the Corporation was originally incorporated; and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is March 21, 1983.

        2. The provisions of the certificate of incorporation of the Corporation, as heretofore amended and/or supplemented, is hereby amended and restated in its entirety into this single instrument which is set forth below:

    FIRST: The name of the corporation is NESTOR, INC. (hereinafter referred to as the "Corporation").

    SECOND: The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is Corporation Service Company.

    THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

    FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of Common Stock, par value $.01 per share (hereinafter called "Common Stock") and Ten Million (10,000,000) shares of Preferred Stock, par value $1.00 per share (hereinafter called "Preferred Stock").

    The Board of Directors is authorized, subject to the limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each of such series and the qualifications, limitations and restrictions thereof.

    The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

        (a) The number of shares constituting that series and the distinctive designation of that series;

        (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

        (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

        (d) Whether that series shall have conversion privileges, and, if so, the term and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

        (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

        (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

        (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

        (h) Any other relative rights, preferences and limitations of that series.

    Dividends on outstanding shares of Preferred Stock, if any, shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the shares of Common Stock with respect to the same dividend period.

    If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

    All the Preferred Stock of any one series shall be identical with each other in all respects, except that the shares of any one series thereon shall be cumulative. Except as to the particulars fixed by the Board as hereinabove provided or as provided in the description of the series, all Preferred Stock shall otherwise be of equal rank, regardless of series, and shall be identical in all respects.

    FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        (1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

        (2) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

        (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purposes of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

        (4) In addition to the power and authorities herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

    SIXTH: The Corporation shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such a person. Any expenses (including attorneys' fees) incurred by each person who is or was a director or officer of the Corporation, and the heirs, executors and administrators of such a person in connection with defending any such proceeding in advance of its final disposition shall be paid by the Corporation; provided, however, that if the General Corporation Law of the State of Delaware requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced, if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

    SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

    EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

    NINTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

    WHEREAS, this Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware.

Dated:             , 2001

                                                      NESTOR, INC.

                                                      ------------------------------------------------
                                                                     Herbert S. Meeker
                                                                         SECRETARY

                              AMENDED AND RESTATED
                       CERTIFICATE OF DESIGNATION, RIGHTS
                     AND PREFERENCES OF 3,000,000 SHARES OF
             SERIES B CONVERTIBLE PREFERRED STOCK, $1.00 PAR VALUE
                                       OF
                                  NESTOR, INC.
                         PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW

    NESTOR, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the laws of the Delaware General Corporation Law, DOES HEREBY CERTIFY THAT:

    FIRST:  Pursuant to authority vested in the Board of Directors by
Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation by unanimous written consent adopted pursuant to Section 141(b) of the Delaware General Corporation Law, duly adopted as of the date hereof the following resolution amending and restating the Certificate of Designation, Rights and Preferences of Shares of the Series B Convertible Preferred Stock, $1.00 par value, filed pursuant to
Section 151 of the Delaware General Corporation Law filed with the Secretary of State of the State of Delaware on June 10, 1992, and thereafter amended and filed with the Secretary of State of the State of Delaware on July 20, 1994 ("Designation"), which series is to have 3,000,000 shares authorized and to be issued subject to the provisions for adjustment set forth in the Certificate of Designation, Rights and Preferences of the Series B Convertible Preferred Stock:

       RESOLVED, that the Board of Directors of the Corporation hereby authorize the amendment and restatement of a certain Certificate of Designation, Rights and Preferences relating to the Series B Convertible Preferred Stock, $1.00 par value, filed with the Secretary of State of Delaware on June 10, 1992, and thereafter amended and filed with the Secretary of State of the State of Delaware on July 20, 1994 ("Designation"), which series is to have 3,000,000 shares authorized and to be issued having the voting powers, rights, preferences, privileges and limitations set forth in the description annexed hereto with the same force and effect as if set forth fully herein; and a Co-Chairman, Vice Chairman, or the President and the Secretary or an Assistant Secretary of the Corporation are hereby authorized and empowered to file with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Designation, Rights, and Preferences of said Series B Convertible Preferred Stock in the form annexed hereto.

    SECOND: This Amended and Restated Certificate of Designation, Rights and Preferences was duly adopted in accordance with the provisions of Section 151 of the Delaware General Corporation Law.

    THIRD: The capital stock of the Corporation will not be reduced under or by reason of this Certificate.

    IN WITNESS WHEREOF, the Corporation, has caused this Certificate to be
signed by                   , its             and attested by Herbert S. Meeker,
its Secretary, as of the
day of             , 2001.

                                                       NESTOR, INC.

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

Attest:

By:         --------------------------------------
                 Herbert S. Meeker, Secretary

                      DESIGNATION, RIGHTS AND PREFERENCES
                  OF THE SERIES B CONVERTIBLE PREFERRED STOCK
                        $1.00 PAR VALUE OF NESTOR, INC.

    The voting powers, preferences and rights of the Series B Preferred Stock of the Corporation ("Series B Convertible Preferred") are as follows:

    TENTH: DIVIDENDS. The holders of the Series B Convertible Preferred shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, dividends (or other distributions) equal to the amount of dividends (or other distributions) declared and paid on the number of shares or Common Stock, $.01 par value, of the Corporation ("Common Stock") into which such shares of the Series B Convertible Preferred may be converted.

    ELEVENTH:  CONVERSION RIGHTS.

    (a) Subject to adjustment as provided for by this Section 2, each share of the Series B Convertible Preferred shall be convertible, at the option of the holder, at any time and from time to time, into one fully paid and nonassessable share of the Corporation's Common Stock.

    (b) In order to convert any shares of Series B Convertible Preferred into Common Stock, the holder shall give written notice to the Corporation setting forth the number of shares to be converted and accompanied by a certificate for the Series B Convertible Preferred to be converted (duly endorsed) to the Corporation, whereupon the holder shall be deemed to subscribe for the amount of Common Stock which the holder shall be entitled to receive upon conversion, and the Corporation shall be deemed to accept the shares of Series B Convertible Preferred being surrendered in full payment of the subscription price for the shares of Common Stock to be delivered upon conversion.

    (c) The Corporation, as soon an practicable, after notice of conversion and surrender of the certificate for the Series B Convertible Preferred being converted, shall deliver to the holder a certificate for the number of shares of Common Stock to which a holder is entitled. Conversion of the shares of Series B Convertible Preferred shall be deemed to have been made as of the date of surrender of the certificate for the Series B Convertible Preferred being converted, and the holder of such shares shall be treated for all purposes as the record holder of Common Stock as of that date.

    (d) The conversion provided for by section 2(a) shall be adjusted as follows:

        (i) If the Corporation shall: (A) declare or pay a dividend or make any other distribution on its Common Stock in shares of its Common Stock;
    (B) subdivide its outstanding Common Stock into a greater number of shares; or (C) combine its outstanding Common Stock into a smaller number of shares, the conversion privilege in effect at the time of the record date of such a dividend, subdivision, or combination shall be adjusted so that the holder of the Series B Convertible Preferred surrendered for conversion after such time shall be entitled to receive the number of shares of Common Stock which the holder would have been entitled to receive had the holder converted such shares of Series B Convertible Preferred immediately prior to the record date for the event giving rise to the adjustment.

        (ii) If the Corporation shall consolidate or merge with or into any other corporation or other entity, or sell or transfer all or substantially all of its assets to any other entity or person, or effect a capital reorganization or reclassify its shares of Common Stock, then, and in each such case, adequate provision shall be made whereby each holder of the Series B Convertible Preferred then outstanding upon exercise of the conversion privilege shall be entitled to receive the kind and amount of securities, cash and other property which such holder would have been entitled to receive had the holder converted the Series B Convertible Preferred held immediately prior to any such consolidation, merger, sale, transfer, reorganization or reclassification. In any such case appropriate provision shall be made with respect to the rights and interests of such holder of

    Series B Convertible Preferred to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or other property thereafter deliverable upon the exercise of such conversion privilege; and, as a condition of any such consolidation, merger, or conveyance, any corporation or entity shall become successor to the Corporation by reason of such consolidation, merger or conveyance shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares of stock, securities or other property or consideration as the holders of shares of the Series B Convertible Preferred shall be entitled to receive pursuant to the provisions hereof. The foregoing provisions shall similarly apply to successive classifications, reclassifications, or other reorganizations and to successive consolidations, mergers, and conveyances of or by any such successor.

        (iii) If, as a result of any adjustment made pursuant to this
    Section 2(d), the holder of Series B Convertible Preferred shall become entitled to receive upon conversion any shares of capital stock of the Corporation other than shares of its Common Stock, the number of such other shares receivable upon conversion shall be adjusted from time to time in a manner consistent with the adjustment provided for by this Section 2.

        (iv) Whenever any adjustment is required in the number of shares of Common Stock or other capital stock into which each share of Series B Convertible Preferred is convertible, the Corporation shall: (A) file with its stock record books a statement describing in reasonable detail the adjustment and the calculation used in determining that adjustment; and
    (B) deliver a copy of that statement to the holder of record of Series B Convertible Preferred.

    (e) The Corporation shall take all steps necessary to reserve and keep available a number of its authorized but unissued shares of Common Stock sufficient for issuance upon conversion of the Series B Convertible Preferred, for issuance upon conversion of any other securities convertible into Common Stock, and for issuance upon exercise of any outstanding rights, warrants or options to purchase Common Stock. All shares of Common Stock issued upon the conversion of shares of Series B Convertible Preferred shall be validly issued and fully paid and nonassessable.

    (f) The Corporation shall pay any taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion.

    TWELFTH: LIQUIDATION RIGHTS. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holder of shares of the Series B Convertible Preferred shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, the amount of $1.00 per share, plus an amount equal to all dividends on such shares accrued but unpaid, AFTER the holders of any other stock ranking senior to the Series B Convertible Preferred upon liquidation, dissolution or winding up of the Corporation have received the preferential amount to which they are entitled and BEFORE any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to the Series B Convertible Preferred upon liquidation, dissolution or winding up of the Corporation. For purposes of this
Section 3, the merger or consolidation of the Corporation with another entity, or the sale by the Corporation of any part of its assets to any other entity, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation. If the assets of the Corporation available for distribution to the holders of shares of the Series B Convertible Preferred shall be insufficient to pay in full all amounts to which such holders are entitled, no distribution shall be made to holders of shares of any other class of stock of the Corporation ranking an a parity with the shares of the Series B Convertible Preferred upon liquidation, dissolution or winding up of the Corporation unless proportionate distributive amounts shall be paid to the holders of the shares of the Series B Convertible Preferred, ratably, in proportion to the full distributable amounts to which holders of all such other parity shares are entitled. After payment in full of the preferential amounts provided for in this
Section 3, the holders of the Series B Convertible Preferred as such shall have no right or claim to any of the remaining assets of the

Corporation. The holders of the Series B Convertible Preferred shall rank an a parity with the holders of the Series B Convertible Preferred of the Corporation upon the liquidation, dissolution or winding up of the Corporation subject to the provisions of this Section 3 and the Liquidation Rights of the holders of the Series B Convertible Preferred.

    THIRTEENTH: VOTING RIGHTS. The holders of Series B Convertible Preferred shall be entitled to one (1) vote for each share of Common Stock into which the Series B Convertible Preferred shall be convertible as provided for by
Section 2 hereof on all matters submitted to a vote of stockholders of the Corporation and shall be entitled and receive notice of meetings of stockholders of the Corporation and of stockholder consents; and the holders of the Series B Convertible Preferred shall have the same voting rights on a share for share basis as the holders of the Common Stock, and the holders of the Common Stock and Series B Convertible Preferred shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                                                                         ANNEX D

                                     ARAMAR
                               Capital Group, LLC

May 31, 2001

The Board of Directors (the "Board")
Nestor, Inc.
One Richmond Square
Providence, RI 02906

Ladies and Gentlemen:

    We understand that Nestor, Inc., a Delaware corporation ("Nestor" or the "Company"), is contemplating entering into an Agreement and Plan of Merger (the "Agreement") between Nestor, Nestor Merger Sub Corp., a Delaware corporation ("Merger Sub") and Nestor Traffic Systems, Inc., a Delaware corporation ("NTS"), pursuant to which Merger Sub shall be merged into NTS (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and NTS shall continue as the surviving corporation of the Merger and a wholly-owned subsidiary of Nestor. Upon the effectiveness of such Merger, each issued and outstanding share of NTS's common stock will be cancelled and extinguished and shall be converted automatically into the right to receive
9.1655668 shares (the "Exchange Ratio") of common stock of Nestor (tbe "Transaction'). For the purposes of this letter, the Agreement will constitute the draft delivered to us dated April 3, 2001, which draft the Special Committee's legal counsel has advised us has been furnished to Nestor's Board of Directors for approval. The terms of the Transaction are more fully described in the Agreement.

    You have requested that we render a fairness opinion (the "Opinion") as to whether or not tbe Consideration (as defined below) to be paid by the Company in the Transaction pursuant to the Merger Agreement is fair, from a financial point of view, to the Company as of the date hereof. "Consideration" means only the shares of Nestor common stock to be issued in the Merger to those persons or entities who actually own shares of common stock of NTS or hold options and warrants of NTS as of the date hereof. Notwithstanding the foregoing, our Opinion does not relate in any way to, or address the fairness (from a financial point of view or otherwise) of, the consideration to be received in connection with the Merger by NTS Investors, LLC in connection with that certain secured note agreement dated as of January 9, 2001 (the "Investment Agreement"), including but not limited to the shares of Nestor common stock to be issued to NTS Investors, LLC or other rights and benefits available to NTS Investors, LLC pursuant to the Investment Agreement before, after or as a result of the Merger.

    NTS has advised us that on January 29, 2001 it granted options to purchase 80,000 shares of NTS common stock at a purchase price of $5.00 per share. We have assumed that the purchase price of these options was not intended to equal the fair market value of a share of NTS common stock on the date of grant.

    In arriving at the Opinion set forth herein, we have, among other things:

        (a) reviewed the financial terms of the Agreement;

        (b) reviewed and analyzed certain business and financial information with respect to Nestor and NTS, including financial forecasts prepared by the management of Nestor and NTS (Nestor and NTS's management have advised us that such information provided to us is the most recent information developed or reviewed by Nestor and NTS and that management has not changed its position with respect to such information);

        (c) held discussions with certain members of the management of Nestor and NTS concerning their respective businesses, operations and prospects and visited certain Nestor and NTS facilities;

        (d) conducted interviews with certain customers of NTS;

        (e) reviewed Nestor's and NTS's business plans dated February 2001 and financial forecasts for and as developed by Nestor and NTS (Nestor and NTS's management have advised us that such information provided is the most recent information developed or reviewed by Nestor and NTS and that management has not changed its position with respect to such information);

        (f) reviewed Nestor's Annual Reports on Form 10-K for the fiscal year ended June 30, 1996 and the calendar years 1997, 1998, 1999 and 2000, and the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2001;

        (g) reviewed NTS's historical financial information as presented in Nestor's Annual Report on Form 10-K and as presented by NTS's management;

        (h) reviewed the price and trading history of the Company's common stock; and

        (i) reviewed certain publicly available information provided to us by the Company and NTS regarding, the industries in which the Company and NTS compete.

    In connection with our Opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available by the Company and NTS. We neither have attempted independently to verify nor have we assumed any responsibility for verification of such information. We have not made or obtained or assumed any responsibility for making or obtaining independent evaluations or appraisals of the Company and NTS, their assets or their liabilities (contingent or otherwise), nor have we been furnished with any such evaluations or appraisals. With respect to the financial forecasts referred to above, we have assumed, upon the advice of the Company and NTS, that they have been reasonably prepared on bases reflecting the best available good faith estimate and judgment of the management of the Company and NTS as to the future financial performance of the Company and NTS, and that the Company and NTS will perform substantially in accordance with such forecasts. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. We have assumed that the Transaction will be consummated on the terms described in the Agreement provided to us without any waiver of or modification to any of its material terms and conditions. In addition, the Opinion assumes that the license agreement that the Company signed on May 21, 2001 with Retail Decisions plc will be executed without any waiver of or modification to any of such agreement's material terms and conditions. The Company has advised us that the effective date of the license agreement with Retail Decisions plc will be as of May 1, 2001.

    Our engagement did not encompass the solicitation of third party indications of interest in acquiring all or part of NTS, of which we have been advised by the Company that Nestor owned 34.62% prior to the Merger, nor did our engagement encompass the evaluation of any alternative business strategies by the Company. Because our engagement did not encompass the solicitations of any indications of value from any third party or the evaluation of alternative business strategies, our Opinion does not address the consideration the Company might receive from third party purchasers of NTS or the relative merits of the Transaction as compared to any alternative business strategies that might exist for NTS. Furthermore, we have assumed (in reliance upon the Company's representations to us to such effect and in reliance upon an opinion of the Company's patent counsel to such effect relating to an allegation of infringement made with respect to one of the Company's patents) that all patents and other intellectual property used in the business of NTS are valid and enforceable by Nestor and/or NTS, as applicable, and that none of such patents and intellectual property infringes on any rights of any third party. Our Opinion necessarily is based upon information available to us and financial, market and other conditions and circumstances existing and disclosed to us, as of the date of the Opinion.

    This Opinion has been prepared for the benefit and use of the Board in connection with its consideration of the Transaction. This Opinion does not constitute a recommendation to any shareholder as to whether or not such shareholder should vote for or against the Transaction. We have acted as financial advisor to the Board in connection with the Transaction and will receive a fee for our services that will be paid in part upon the delivery of this Opinion, but which is not contingent upon the consummation of the Transaction or the outcome of our Opinion. Nestor has agreed to indemnify Aramar Capital Group, LLC for certain liabilities that may arise in connection with the rendering of this Opinion and reimburse us for certain out-of-pocket expenses, including legal fees.

    In rendering this Opinion, we have not been engaged to act as an agent or fiduciary of the Company's shareholders or any other third party, and the Board has expressly waived to the fullest extent permitted by law any duties or liabilities we may otherwise be deemed to have had in this regard. In addition, certain principal stockholders of Nestor have acknowledged that we are providing our Opinion for the use or the Board of the Company and not acting in any fiduciary capacity for any stockholder of the Company. This Opinion speaks as of its date only, and we have no obligation to update this Opinion to take into account new facts and circumstances.

    On the basis of, and subject to, the foregoing, it is our Opinion that the Consideration to be paid by the Company in the Transaction pursuant to the Agreement is fair from a financial point of view, to the Company as of the date hereof.

Very truly yours,

Aramar Capital Group, LLC

                                                                         ANNEX E

                        DELAWARE GENERAL CORPORATION LAW
                         SECTION 262. APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each consitutent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX F

                                AUDIT COMMITTEE
                                   CHARTER OF
                                  NESTOR, INC.

    ORGANIZATION:

    This charter governs the operation of the audit committee ("Committee") of Nestor, Inc. (the "Company"). The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors of the Company. The Committee shall be appointed by the Board of Directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate, (or shall become financially literate within a reasonable period of time after appointment to the Committee,) and at least one member shall have accounting or related financial management expertise.

    STATEMENT OF POLICY:

    The Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibilities to shareholders, potential shareholders, the investment community and others relating to the Company's financial statements and financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, It is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors and management of the Company. In discharging it's oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

    RESPONSIBILITIES AND PROCESSES:

    The primary responsibilities of the Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of their activities to the Board of Directors. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

    The following shall be the principal recurring process of the Committee in carrying out its oversight responsibilities. The process are set forth as a guide with the understanding that the Committee may supplements them from time to time as appropriate.

    (i) The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the audit Committee, as representatives of the Company's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and where appropriate, replace the independent auditors The Committee shall discuss with auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standard Board Annually, the Committee shall review and recommend to the Board of Directors the selection of the Company's independent auditors, subject to shareholders approval.

    (ii) The Committee shall discuss with internal auditors and the independent auditors the overall scope and plans for their respective audits including the adaquency and compensation.Also, the Committee shall discuss with management, the internal auditors,and the independent auditors the adequacy and effectiveness of the accounting and the financial controls, including the Company's systems to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the internal auditors, with and without management present to discuss the results of their examination.

   (iii) The Committee shall review the interim financial statement with management and the independent auditors prior to the filling of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may request the attendance of the entire Committee for the purpose of this review.

    (iv) The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K(or the annual report to shareholders if distributed prior to the filling of Form 10-K), including their judgement about the quality,not just acceptability, of accounting principals, the reasonableness of significant judgements, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

                                                                         ANNEX G

                                  NESTOR, INC.
                        1997 INCENTIVE STOCK OPTION PLAN
                       (AS AMENDED AND RESTATED IN 2001)

1.  PURPOSE

    The purpose of this plan (the "Plan") is to secure for Nestor, Inc. (the "Company") and its stockholders the benefits arising from capital stock ownership by employees, officers and directors (who are also either employees or officers) of the Company and its subsidiary corporations who are expected to contribute to the Company's future growth and success. Those provisions of the Plan which make express reference to Section 422 of the Internal Revenue Code of 1986, as amended or replaced from time to time (the "Code"), shall apply only to Incentive Stock Options (as that term is defined in the Plan). The Plan is also designed to attract and retain other persons who will provide services to the Company. The Plan has been amended and restated effective June 14, 2001 to increase the number of shares which may be issued and sold under the Plan, to provide for the assumption of all outstanding options under the Nestor Traffic Systems, Inc. 1999 Incentive Stock Option Plan on the terms specified in
Section 25 of the Plan, to modify the composition of the Committee under the Plan and to provide a limitation on the number of number of options that may be granted to any individual under the Plan in any calendar year in order that future grants to individuals who are subject to Section 162(m) of the Code may qualify as performance-based under Section 162(m) and to otherwise clarify and update the terms of the Plan.

2.  TYPE OF OPTIONS AND ADMINISTRATION

    (a) TYPES OF OPTIONS. Options granted pursuant to the Plan shall be authorized by action of the Board of Directors (the "Board") of the Company (or a committee designated by the Board) and may be either incentive stock options ("Incentive Stock Options") meeting the requirements of Section 422 of the Code or non-statutory options which are not intended to meet the requirements of
Section 422 of the Code ("Non-Qualified Options"). Any Option which fails to qualify as an Incentive Stock Option will be a Non-Qualified Option.

    (b) ADMINISTRATION. The Plan will be administered by the Board or by a committee consisting of two or more directors each of whom are intended (but not required) to be a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule ("Rule 16b-3") and an "outside director" within the meaning of Treasury Regulation Section 1.162-27(e)(3) promulgated under
Section 162(m) of the Code (the "Committee") appointed by the Board, in each case whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. If the Board determines to create a Committee to administer the Plan, the delegation of powers to the Committee shall be consistent with applicable laws or regulations (including, without limitation, applicable state law and Rule 16b-3). The Board or Committee may in its sole discretion grant options to purchase shares of the Company's Common Stock, $0.01 par value per share ("Common Stock"), and issue shares upon exercise of such options as provided in the Plan. The Board or Committee shall have authority, subject to the express provisions of the Plan, to construe the respective option agreements and the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective option agreements, which need not be identical; and to make all other determinations in the judgment of the Board or Committee necessary or desirable for the administration of the Plan. The Board or Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No director or person acting pursuant to authority delegated by the Board shall be liable for any action or determination under the Plan made in good faith.

3.  ELIGIBILITY

    Options may be granted to persons who are, at the time of grant, employees, officers or directors (who are also either employees or officers) of the Company or any subsidiaries of the Company as defined in Sections 424(e) and 424(f) of the Code, provided, that Incentive Stock Options may only be granted to individuals who are employees of the Company (within the meaning of Section 3401(c) of the Code). Options may also be granted to other persons, provided that such options shall be Non-Qualified Options. A person who has been granted an option may, if he or she is otherwise eligible, be granted additional options if the Board or Committee shall so determine.

4.  STOCK SUBJECT TO PLAN

    The stock subject to options granted under the Plan shall be shares of authorized but unissued or reacquired Common Stock. Subject to adjustment as provided in Section 15 below, the maximum number of shares of Common Stock of the Company which may be issued and sold under the Plan is five million (5,000,000). If an option granted under the Plan shall expire, terminate or is cancelled for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available for subsequent option grants under the Plan. The maximum number of shares of Common Stock with respect to which options may be granted under the Plan during any calendar year to any person shall be 500,000, subject to adjustment as provided in Section 15 below.

5.  FORMS OF OPTION AGREEMENTS

    As a condition to the grant of an option under the Plan, each recipient of an option shall execute an option agreement in such form not inconsistent with the Plan. Such option agreements may differ among recipients.

6.  PURCHASE PRICE

    (a) GENERAL. The purchase price per share of stock issuable upon the exercise of an option shall be determined by the Board or the Committee at the time of grant of such option, provided, however, that in the case of an Incentive Stock Option or Non-Qualified Option, the exercise price shall not be less than 100% of the Fair Market Value (as hereinafter defined) of such stock at the time of grant of such option, or less than 110% of such Fair Market Value in the case of options described in Section 11(b). "Fair Market Value" of a share of Common Stock of the Company as of a specified date for purposes of the Plan shall mean the closing price of a share of the Common Stock on a principal securities exchange on which such shares are traded on the day immediately preceding the date as of which Fair Market Value is being determined, or on the next preceding date on which such shares are traded if no shares were traded on such immediately preceding day, or if the shares are not traded on a securities exchange, Fair Market Value shall be deemed to be the average of the high bid and low asked prices of the shares in the over-the-counter market on the day immediately preceding the date as of which Fair Market Value is being determined or on the next preceding date on which such high bid and low asked prices were recorded. If the shares are not publicly traded, Fair Market Value of a share of Common Stock (including, in the case of any repurchase of shares, any distributions with respect thereto which would be repurchased with the shares) shall be determined in good faith by the Board. In no case shall Fair Market Value be determined with regard to restrictions other than restrictions which, by their terms, will never lapse.

    (b) PAYMENT OF PURCHASE PRICE. Options granted under the Plan may provide for the payment of the exercise price by delivery of cash or a check to the order of the Company in an amount equal to the exercise price of such options, or by any other means which the Board determines are consistent with the purpose of the Plan and with applicable laws and regulations (including, without limitation, the provisions of Rule 16b-3 and Regulation T promulgated by the Federal Reserve Board).

7.  EXERCISE OPTION PERIOD

    Subject to earlier termination as provided in the Plan, each option and all rights thereunder shall expire on such date as determined by the Board or the Committee and set forth in the applicable option agreement, provided, that such date shall not be later than ten (10) years after the date on which the option is granted.

8.  EXERCISE OF OPTIONS

    Each option granted under the Plan shall be exercisable either in full or in installments at such time or times and during such period as shall be set forth in the option agreement evidencing such option, subject to the provisions of the Plan. Subject to the requirements in the immediately preceding sentence, if an option is not at the time of grant immediately exercisable, the Board may
(i) in the agreement evidencing such option, provide for the acceleration of the exercise date or dates of the subject option upon the occurrence of specified events, and/or (ii) at any time prior to the complete termination of an option, accelerate the exercise date or dates of such option.

9.  NONTRANSFERABILITY OF OPTIONS

    No option granted under this Plan shall be assignable or otherwise transferable by the optionee, except by will or by the laws of descent and distribution. An option may be exercised during the lifetime of the optionee only by the optionee.

10. EFFECT OF TERMINATION OF EMPLOYMENT OR OTHER RELATIONSHIP

    Except as provided in Section 11(d) with respect to Incentive Stock Options and except as otherwise determined by the Board or Committee at the date of grant of an option, and subject to the provisions of the Plan, an optionee may exercise an option at any time within three (3) months following the termination of the optionee's employment or other relationship with the Company or within one (1) year if such termination was due to the death or disability of the optionee (to the extent such option is then exercisable) but in no event later than the expiration date of the option. If the termination of the optionee's employment is for cause or is otherwise attributable to a breach by the optionee of an employment or confidentiality or non-disclosure agreement, the option shall expire immediately upon such termination. The Board shall have the power to determine what constitutes a termination for cause or a breach of an employment or confidentiality or non-disclosure agreement, whether an optionee has been terminated for cause or has breached such an agreement, and the date upon which such termination for cause or breach occurs. Any such determinations shall be final and conclusive and binding upon the optionee.

11. INCENTIVE STOCK OPTIONS

    Options granted under the Plan which are intended to be Incentive Stock Options shall be subject to the following additional terms and conditions:

    (a) EXPRESS DESIGNATION. All Incentive Stock Options granted under the Plan shall, at the time of grant, be specifically designated as such in the option agreement covering such Incentive Stock Options.

    (b) 10% SHAREHOLDER. If any employee to whom an Incentive Stock Option is to be granted under the Plan is, at the time of the grant of such option, the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (after taking into account the attribution of stock ownership rules of Section 424(d) of the Code), then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:

    (i) the purchase price per share of the Common Stock subject to such Incentive Stock Option shall not be less than 110% of the Fair Market Value of one share of Common Stock at the time of grant; and

    (ii) the option exercise period shall not exceed five (5) years from the date of grant.

    (c) DOLLAR LIMITATION. For so long as the Code shall so provide, options granted to any employee under the Plan (and any other incentive stock option plans of the Company) which are intended to constitute Incentive Stock Options shall not constitute Incentive Stock Options to the extent that such options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate Fair Market Value, as of the respective date or dates of grant, of more than $100,000.

    (d) TERMINATION OF EMPLOYMENT, DEATH OR DISABILITY. No Incentive Stock Option may be exercised unless, at the time of such exercise, the optionee is, and has been continuously since the date of grant of his or her option, employed by the Company, except that:

    (i) an Incentive Stock Option may be exercised within the period of three
        (3) months after the date the optionee ceases to be an employee of the Company (or within such lesser period as may be specified in the applicable option agreement), to the extent it is then exercisable, provided, that the agreement with respect to such option may designate a longer exercise period and that the exercise after such three (3) month period shall be treated as the exercise of a non-statutory option under the Plan,

    (ii) if the optionee dies while in the employ of the Company, or within three (3) months after the optionee ceases to be such an employee, the Incentive Stock Option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one (1) year after the date of death (or within such lesser period as may be specified in the applicable option agreement), to the extent it is then exercisable, and

   (iii) if the optionee becomes disabled (within the meaning of Section 22(e)(3) of the Code or any successor provisions thereto) while in the employ of the Company, the Incentive Stock Option may be exercised within the period of one (1) year after the date the optionee ceases to be such an employee because of such disability (or within such lesser period as may be specified in the applicable option agreement), to the extent it is then exercisable.

    For all purposes of the Plan and any option granted hereunder, "employment" shall be defined in accordance with the provisions of Section 1.421-7(h) of the Income Tax Regulations (or any successor regulations). Notwithstanding the foregoing provisions, no Incentive Stock Option may be exercised after its expiration date.

12. ADDITIONAL PROVISIONS

    (a) ADDITIONAL OPTION PROVISIONS. The Board or the Committee may, in its sole discretion, include additional provisions in option agreements covering options granted under the Plan, including without limitation, restrictions on transfer, vesting of options, repurchase rights, rights of first refusal, commitments to pay cash bonuses or to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the Board or the Committee, provided that such additional provisions shall not be inconsistent with any other term or condition of the Plan and such additional provisions shall not cause any Incentive Stock Option granted under the Plan to fail to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

    (b) ACCELERATION, EXTENSION, ETC. The Board or the Committee may, in its sole discretion (i) accelerate the date or dates on which all or any particular option or options granted under the Plan may be exercised, or (ii) extend the dates during which all, or any particular, option or options granted under the Plan may be exercised, provided, however that no such extension shall be permitted if it would cause the Plan to fail to comply with Section 422 of the Code or with Rule 16b-3 (if applicable to such option).

13. GENERAL RESTRICTIONS

    (a) INVESTMENT REPRESENTATIONS. The Company may require any person to whom an option is granted, as a condition of exercising such option or award, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the Common Stock subject to the option or award for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws, or with covenants or representations made by the Company in connection with any public offering of its Common Stock, including any "lock-up" or other restriction on transferability.

    (b) COMPLIANCE WITH SECURITIES LAW. Each option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such option or award upon any securities exchange or automated quotation system or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition, is necessary as a condition of, or in connection with the issuance or purchase of shares thereunder, such option or award may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board or the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy such condition.

14. RIGHTS AS A STOCKHOLDER

    The holder of an option shall have no rights as a stockholder with respect to any shares covered by the option (including, without limitation, any right to vote or to receive dividends or non-cash distributions with respect to such shares) until the effective date of exercise of such option and then only to the extent of the shares of Common Stock so purchased. No adjustment shall be made for dividends or other rights for which the record date is prior to the date of exercise.

15. ADJUSTMENT PROVISIONS FOR RECAPITALIZATIONS, REORGANIZATIONS AND RELATED TRANSACTIONS

    (a) RECAPITALIZATIONS AND RELATED TRANSACTIONS. If, through or as a result of any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction (i) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment shall be made in (x) the maximum number and kind of shares reserved for issuance under or otherwise referred to in the Plan and the maximum number of shares which may be granted to any person during any calendar year, (y) the number and kind of shares or other securities subject to any then-outstanding options under the Plan, and (z) the price for each share subject to any then-outstanding options under the Plan, without changing the aggregate purchase price as to which such options remain exercisable. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 15 if such adjustment (A) would cause the Plan to fail to comply with Section 422 of the Code or with Rule 16b-3 (if applicable to such option), or (B) would be considered as the adoption of a new plan requiring stockholder approval.

    (b) REORGANIZATION, MERGER AND RELATED TRANSACTIONS. All outstanding options under the Plan shall become fully exercisable for a period of sixty
(60) days following the occurrence of any Trigger Event (as defined below), whether or not such options are then exercisable under the provisions of the applicable agreements relating thereto. For purposes of the Plan, a "Trigger Event" is any one of the following events:

    (i) the date on which shares of Common Stock are first purchased pursuant to a tender offer or exchange offer (other than such an offer by the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares or other securities of the Company for or pursuant to the terms of such plan), whether or not such offer is approved or opposed by the Company and regardless of the number of shares purchased pursuant to such offer;

    (ii) the date the Company acquires knowledge that any person or group deemed a person under Section 13(d)-3 of the Exchange Act (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock or other securities of the Company for or pursuant to the terms of any such plan or any individual or entity or group or affiliate thereof which acquired its beneficial ownership interest prior to the date the Plan was adopted by the Board), in a transaction or series of transactions, has become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of securities of the Company entitling the person or group to 30% or more of all votes (without consideration of the rights of any class or stock to elect directors by a separate class vote) to which all stockholders of the Company would be entitled in the election of the Board were an election held on such date;

   (iii) the date, during any period of two (2) consecutive years, when individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of the Company, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period; and

    (iv) the date of approval by the stockholders of the Company of an agreement (a "reorganization agreement") providing for:

    (A) The merger or consolidation of the Company with another corporation
(x) where the stockholders of the Company, immediately prior to the merger or consolidation, do not beneficially own, immediately after the merger or consolidation, shares of the corporation issuing cash or securities in the merger or consolidation entitling such stockholders to 80% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of such corporation would be entitled in the election of directors, or (y) where the members of the Board, immediately prior to the merger or consolidation, do not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation, or

    (B) The sale or other disposition of all or substantially all the assets of the Company.

    (c)  BOARD AUTHORITY TO MAKE ADJUSTMENTS.  Any adjustments under this
Section 15 will be made by the Board or the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued under the Plan on account of any such adjustments.

16. MERGER, CONSOLIDATION, ASSET SALE, LIQUIDATION, ETC.

    (a) GENERAL. In the event of any sale, merger, transfer or acquisition of the Company or substantially all of the assets of the Company in which the Company is not the surviving corporation, provided that after the merger, transfer or acquisition the Company shall have requested the acquiring or succeeding corporation (or an affiliate thereof) that equivalent options shall be substituted and such successor corporation shall have refused or failed to assume all options outstanding under the Plan or issue substantially equivalent options, then any or all outstanding options under the Plan shall accelerate and become exercisable in full immediately prior to such event. The Board or Committee will notify holders of options under the Plan that any such options shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the options will terminate upon expiration of such notice.

    (b) SUBSTITUTE OPTIONS. The Company may grant options under the Plan in substitution for options held by employees of another corporation who become employees of the Company, or a subsidiary of the Company, as the result of a merger or consolidation of the employing corporation with the Company or a subsidiary of the Company, or as a result of the acquisition by the Company, or one of its subsidiaries, of property or stock of the employing corporation. The Company may direct that substitute options be granted on such terms and conditions as the Board considers appropriate in the circumstances.

17. NO SPECIAL EMPLOYMENT RIGHTS

    Nothing contained in the Plan or in any option shall confer upon any optionee any right with respect to the continuation of his or her employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the optionee.

18. OTHER EMPLOYEE BENEFITS

    Except as to plans which by their terms include such amounts as compensation, the amount of any compensation deemed to be received by an employee as a result of the exercise of an option or the sale of shares received upon such exercise will not constitute compensation with respect to which any other employee benefits of such employee are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board.

19. AMENDMENT, MODIFICATION OR TERMINATION OF THE PLAN

    (a) The Board may at any time modify, amend or terminate the Plan provided, however, that if at any time the approval of the stockholders of the Company is required under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, or under Rule 16b-3, the Board may not effect such modification or amendment without such approval.

    (b) The modification, amendment or termination of the Plan shall not, without the consent of an optionee, affect his or her rights under an option previously granted to him or her. With the consent of the optionee affected, the Board or the Committee may amend or modify outstanding option agreements in a manner not inconsistent with the Plan. The Board shall have the right to amend or modify (i) the terms and provisions of the Plan and of any outstanding Incentive Stock Options granted under the Plan to the extent necessary to qualify any or all such options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code, and (ii) the terms and provisions of the Plan and of any outstanding option to the extent necessary to ensure the qualification of the Plan under Rule 16b-3.

20. WITHHOLDING

    (a) The Company shall have the right to deduct from payments of any kind otherwise due to the optionee any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of options under the Plan. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the optionee may elect to satisfy such obligations, in whole or in part by (i) causing the Company to withhold shares of Common Stock otherwise issuable pursuant to the exercise of an option (PROVIDED, HOWEVER, that the amount of any Common Stock so withheld shall not exceed the amount necessary to satisfy required Federal, state, local and foreign withholding obligations using the minimum statutory rate), or
(ii) delivering to the Company shares of Common Stock already owned by the optionee (or by such optionee and his or her spouse jointly) and acquired more than six (6) months prior to such delivery in full or partial satisfaction of such tax obligations. The shares so delivered or withheld shall have a Fair Market Value equal to such withholding obligation as of the date that the amount of tax to be withheld is to be determined. An optionee who has made an election pursuant to this Section 20(a) may only satisfy his or her withholding obligation with shares of Common Stock which are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

    (b) The acceptance of shares of Common Stock upon exercise of an Incentive Stock Option shall constitute an agreement by the optionee (i) to notify the Company if any or all of such shares are disposed of by the optionee within two
(2) years from the date the option was granted or within one (1) year from the date the shares were issued to the optionee pursuant to the exercise of the option, and (ii) if required by law, to remit to the Company, at the time of and in the case of any such disposition, an amount sufficient to satisfy the Company's federal, state and local withholding tax obligations with respect to such disposition, whether or not, as to both (i) and (ii), the optionee is in the employ of the Company at the time of such disposition.

21. CANCELLATION AND NEW GRANT OF OPTIONS, ETC.

    The Board or the Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees the
(i) cancellation of any or all outstanding options under the Plan and the grant in substitution therefor of new options under the Plan covering the same or different numbers of shares of Common Stock and having an option exercise price per share which may be lower or higher than the exercise price per share of the cancelled options, or (ii) amendment of the terms of any and all outstanding options under the Plan to provide an option exercise price per share which is higher or lower than the then-current exercise price per share of such outstanding options.

22. EFFECTIVE DATE AND DURATION OF THE PLAN

    (a) EFFECTIVE DATE. The Plan shall become effective when adopted by the Board, but no Incentive Stock Option granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the Company's stockholders. If such stockholder approval is not obtained within twelve
(12) months after the date of the Board's adoption of the Plan, no options previously granted under the Plan shall be deemed to be Incentive Stock Options and no Incentive Stock Options shall be granted thereafter. Amendments to the Plan not requiring stockholder approval shall become effective when adopted by the Board and amendments requiring stockholder approval (as provided in Section 19) shall become effective when adopted by the Board, but no Incentive Stock Option granted after the date of such amendment shall become exercisable (to the extent that such amendment to the Plan was required to enable the Company to grant such Incentive Stock Option to a particular optionee) unless and until such amendment shall have been approved by the Company's stockholders. If such stockholder approval is not obtained within twelve (12) months of the Board's adoption of such amendment, any Incentive Stock Options granted on or after the date of such amendment shall terminate to the extent that such amendment to the Plan was required to enable the Company to grant such option to a particular optionee. Subject to this limitation, options may be granted under the Plan at any time after the effective date and before the date fixed for termination of the Plan.

    (b) TERMINATION. Unless sooner terminated by the Board, the Plan shall terminate upon the close of business on the day next preceding the tenth anniversary of the date of its adoption by the Board, that is, on May 5, 2007. After termination of the Plan, no further options may be granted under the Plan; provided however, that such termination will not affect any options granted prior to termination of the Plan.

23. PROVISION FOR FOREIGN PARTICIPANTS

    The Board may, without amending the Plan, modify awards or options granted to participants who are foreign nationals or employed outside the United States to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

24. GOVERNING LAW

    The provisions of this Plan shall be governed and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws.

25. ASSUMPTION OF OUTSTANDING STOCK OPTIONS UNDER THE NESTOR TRAFFIC SYSTEMS, INC. 1999 INCENTIVE STOCK OPTION PLAN

    (a)  ASSUMPTION OF OPTIONS PURSUANT TO MERGER AGREEMENT.  On             ,
2001,(1) Nestor Merger Sub Corp, a wholly-owned subsidiary of the Company, merged with and into Nestor Traffic Systems, Inc. ("NTS"), with the result that NTS was the surviving corporation (the "Merger") and thereby became a wholly owned subsidiary of Nestor. Effective as of the effective time of the Merger (the "Effective Time"), all the outstanding stock options under the Nestor Traffic Systems, Inc. 1999 Incentive Stock Option Plan (the "NTS Stock Option Plan") which had not been exercised (the "NTS Stock Options") are hereby assumed by Nestor and converted automatically into options to purchase Nestor Common Stock ("New Stock Options") under the Plan in an amount and, if applicable, at an exercise price determined as provided below:

    (i) The number of shares of Nestor Common Stock to be subject to each New Stock Option shall be equal to the product of (x) the number of shares of NTS Common Stock remaining subject (immediately before the Effective
        Time) to the original NTS Stock Option and (y) 9.1655668 (nine point one six five five six six eight), the exchange ratio provided for in connection with the Merger, provided that any fractional shares of Nestor Common Stock resulting from such multiplication shall be eliminated; and

    (ii) The exercise price per share of Nestor Common Stock under each New Stock Option shall be equal to the exercise price per share of NTS Common Stock under the original NTS Stock Option divided by the exchange ratio of 9.1655668 (nine point one six five five six six eight), provided that such exercise price shall be rounded up to the nearest tenth of a cent and provided, further, that where an Optionee exercises New Stock Options and the aggregate consideration required of such Optionee to exercise such options is not a whole number, the aggregate consideration required to be paid to Nestor by such individual in order to exercise such options shall be rounded up to the nearest cent.

    On and after the Effective Time, each New Stock Option shall be exercisable and shall vest upon, and shall otherwise be subject to, the same terms and conditions as were applicable to the related NTS Stock Option immediately prior to the Effective Time, without regard to any acceleration of the exercisability on account of Section 15 or 16 of the NTS Stock Option Plan and each New Stock

------------------------

(1)   The blank date will be the date of the Merger is effective.

Option shall be intended to qualify as an incentive stock option under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or a nonqualified option, whichever was applicable to the related NTS Stock Option.

    (b) EXERCISE OF NEW STOCK OPTIONS. Unless otherwise provided for in the option agreement or pursuant to the last sentence of paragraph 8 of the Plan, all New Stock Options granted under the Plan shall be exercisable and vest to the extent of (i) 20% of the number thereof at the time and date of grant and
(ii) 20% of such number, on each anniversary date following the time and date of grant until the option is fully vested and exercisable.

    (c) TRANSFER OF SHARES OF COMMON STOCK ("SHARES") ACQUIRED UPON EXERCISE OF AN OPTION. Except as hereinafter provided, any person and his or her legal representative who exercises a New Stock Option ("New Stock Option Optionee") shall not transfer, assign, pledge or hypothecate the Shares: (i) without first obtaining the prior written consent of the Company, which consent shall not be unreasonably withheld, and (ii) in the case of a bona fide transfer to a third person for value, without first offering in writing the Shares to the Company for the same consideration and on the same terms and conditions being offered by any such bona fide purchaser for value as described in detail in such notice to the Company. With respect to (ii), the Company shall respond within 30 days of receipt of such notice and if the Company elects to purchase the Shares it shall do so on the same terms and conditions as set forth in such notice within 45 days after the receipt thereof. In the event the Company notifies the New Stock Option Optionee that it does not elect to purchase the Shares and the Shares are not transferred by the New Stock Option Optionee on substantially the same terms and conditions set forth in the notice to the Company within 30 days after receipt of the notice by the Company, the right of first refusal of the Company to purchase such Shares shall continue to be in full force and effect. Any transferee of the Shares shall acquire the Shares subject to the provisions of this paragraph 25(c). Notwithstanding anything to the contrary herein contained, if there is a public market for the Shares, the provisions of
(i) and (ii) shall no longer apply as of the date a public market for the Shares first exists.

                                                                         ANNEX H

                                  NESTOR, INC.
                          INCENTIVE STOCK OPTION PLAN
                       (AS AMENDED AND RESTATED IN 2001)

    1. PURPOSE. The purpose of the Plan is to aid the Company and any of its Subsidiaries in attracting key employees with outstanding ability, to provide a long-range inducement for such key employees to remain in the employment of the Company, to perform at increasing levels of responsibility and effectiveness and to acquire a permanent and proprietary stake in the Company. The Plan has been amended and restated effective as of March 1, 2001 to provide for the grant of options which do not qualify as incentive stock options under Section 422 of the Code, to allow for the grant of options whose term exceeds five years, to update the Plan and incorporate prior amendments which have been approved by the Company's Board of Directors and shareholders and to provide a limitation on the number of number of options that may be granted to any individual under the Plan in any calendar year in order that future grants to individuals who are subject to Section 162(m) of the Code may qualify as performance-based under
Section 162(m).

    2.  DEFINITIONS.

    BOARD OF DIRECTORS:  The Board of Directors of the Company.

    CODE: The Internal Revenue Code of 1986, as may be amended from time to time.

    COMMITTEE:  The committee appointed pursuant to Section 9 of the Plan.

    COMMON STOCK:  The common stock, par value $0.01 per share, of the Company.

    COMPANY:  Nestor, Inc. and any successor thereto.

    DISABILITY: A permanent and total disability as defined in Section 22(e)(3) of the Code.

    EMPLOYEE:  Any employee of the Company or a Subsidiary.

    EMPLOYMENT:  The period of time as an Employee.

    FAIR MARKET VALUE: The mean between the highest and lowest quoted selling prices for shares of Common Stock reported in the Table of Composite Transactions for the principal exchange on which the Company's Common Stock is traded for the day as of which the determination is made or, if no sales were reported as having occurred on such day, on the next preceding day for which there were reports of sales of Common Stock on such exchange. If shares of Common Stock are not listed on any exchange, Fair Market Value shall mean the mean between the closing representative bid and asked quotations as reported by NASDAQ on the day as of which the determination is made or, if no quotations were available for such day, on the next preceding day on which such quotations were available.

    GRANTEE: A person to whom the Committee has granted an Incentive Stock
Option.

    INCENTIVE STOCK OPTION: An incentive stock option (within the meaning of Section 422 of the Code) granted pursuant to the Plan.

    OPTION:  An Incentive Stock Option or a Non-Qualified Option.

    NON-QUALIFIED OPTION: An option which does not qualify as an Incentive Stock Option.

    PLAN: The Nestor, Inc. Incentive Stock Option Plan as amended from time to time.

    SUBSIDIARY: A subsidiary corporation as that term is defined in Section 425 of the Code.

    3. ELIGIBILITY. Key Employees of the Company or of any Subsidiary shall be eligible to receive Options. An eligible Employee shall not be precluded from receiving additional Options solely because he already holds Options. The selection of Employees to be eligible Employees shall be in the sole discretion of the Committee.

    4. STOCK AVAILABLE FOR GRANTING OPTIONS. The maximum number of shares of Common Stock of the Company which may be issued and sold under the Plan is two million four hundred fifty thousand (2,450,000). The maximum number of shares of Common Stock with respect to which options may be granted under the Plan during any calendar year to any person shall be 500,000. The maximum number of shares which may be issued and sold under the Plan as well as the maximum number of shares of Common Stock with respect to which options may be granted under the Plan during any calendar year to any person shall be adjusted where appropriate in accordance with the provisions of Section 6(k) of the Plan. If any Options expire or are terminated, the corresponding number of shares of Common Stock may again be subject to Options during the term of the Plan.

    Common Stock with respect to which Options may be granted shall be shares of authorized but unissued Common Stock or shall be shares of Common Stock that have been reacquired by the Company.

    5. GRANT OF OPTIONS. The Committee may from time to time grant Options to eligible Employees. Options granted under the Plan may be Incentive Stock Options or Non-Qualified Options. Any Option which fails to qualify as an Incentive Stock Option will be a Non-Qualified Option. The Committee at the time of each grant shall specify the number of shares of Common Stock subject to the grant and shall determine the terms and conditions of the grant. No Option may be granted under the Plan after April 1, 2004.

    The aggregate fair market value of stock (determined at the time the option is granted) for which an Incentive Stock Option is exercisable for the first time by a Grantee during any calendar year (under all plans of the Company and Subsidiaries) shall not exceed $100,000.

    6. TERMS AND CONDITIONS OF OPTIONS. All Options granted pursuant to the Plan shall be evidenced by agreements in such form as the Committee shall from time to time determine, which agreements shall comply with and be subject to the following terms and conditions:

        (a) NUMBER OF SHARES. Each Option shall state the number of shares of Common Stock to which it pertains.

        (b) EXERCISE PRICE. Except as provided in the following sentence the exercise price of each Option shall be not less than the Fair Market Value of Common Stock on the date the Incentive Stock option is granted. The exercise price of each Incentive Stock Option granted to an Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company shall be equal to 110% of the Fair Market Value of Common Stock on the date the Incentive Stock Option is granted.

        (c) MEDIUM AND TIME OF PAYMENT. The exercise price of an Option generally shall be payable in United States dollars and may be paid in cash or by certified check, bank draft or postal or express money order payable to the order of the Company. The Committee shall have the power to accept full or partial payment in shares of Common Stock which shall be valued at Fair Market Value on the date of payment. Payment in full shall be required prior to the issuance of any shares of Common Stock pursuant to an Option.

        (d) TERM AND EXERCISE OF OPTIONS. No Option shall be exercisable more than ten years from the date it is granted, and the term, purchase and vesting rights under an Option shall be determined by the Committee in its discretion. If any employee to whom an Incentive Stock Option is to be granted under the Plan is, at the time of the grant of such option, the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (after taking into account the attribution of stock ownership rules of Section 424(d) of the Code), then the option exercise period applicable to an Incentive Stock Option granted to such individual shall not exceed five (5) years from the date of grant.

    No Option shall be exercisable either in whole or in part prior to compliance with all requirements of law governing the issuance and exercise of options. An Option may be exercised only for a multiple of 100 shares or for the number of remaining shares then purchasable under the Option.

        (e) ISSUANCE OF COMMON STOCK. Certificates for shares of Common Stock shall be issued upon the exercise of an Option only when all necessary action shall have been taken by the Company to render the Common Stock, when issued, validly issued, fully paid and nonassessable.

        (f) NON-TRANSFERABILITY. An Option shall be exercisable during a Grantee's lifetime only by him and shall not be assignable or transferable by him, otherwise than by will or by the laws of descent or distribution.

        (g) EXPRESS DESIGNATION. All Incentive Stock Options granted under the Plan shall, at the time of grant, be specifically designated as such in the option agreement covering such Incentive Stock Options.

        (h) RIGHTS IN THE EVENT OF A TERMINATION OF EMPLOYMENT FOR REASONS OTHER THAN DEATH OR DISABILITY. Subject to Section 6(d) of the Plan, a Grantee may exercise an Option only within three months after his termination of Employment for reasons other than death or Disability and only to the extent that such Option is otherwise exercisable within such time period or to the extent that the Committee accelerates the right of the Grantee to exercise all or any part of such Option.

        (i) RIGHTS IN THE EVENT OF THE GRANTEE'S DEATH. Subject to Section 6(d) of the Plan, the transferee of a Grantee who dies while an Employee or when no longer an Employee but while he still has the right to exercise an Option may exercise such Option only within one year after the date of the Grantee's termination of Employment and only to the extent that such Option is otherwise exercisable within such time period or to the extent that the Committee accelerates the right of the transferee to exercise all or any part of such Option. For this purpose, the Grantee's transferee shall be the executors or administrators of his estate or any person or persons who shall have acquired the right to exercise the Option directly from the Grantee by bequest or inheritance.

        (j) RIGHTS IN THE EVENT OF A TERMINATION OF EMPLOYMENT ON ACCOUNT OF DISABILITY. Subject to Section 6(d) of the Plan, a Grantee may exercise an Option only within one year after the date of his termination of Employment on account of Disability, and only to the extent that such Option is otherwise exercisable within such time period or to the extent that the Committee accelerates the right of the Grantee to exercise all or any part of such Option.

        (k) RECAPITALIZATIONS, MERGERS, CONSOLIDATIONS, AND SIMILAR TRANSACTIONS. Subject to any required action by the shareholders of the Company, the maximum number of shares which may be issued and sold under the Plan as well as the maximum number of shares of Common Stock with respect to which Options may be granted under the Plan during any calendar year to any person, the number of shares of Common Stock covered by each outstanding Option and the per share exercise price of each Option shall all be proportionately adjusted for any increase or decrease in the number of, issued shares of Common Stock of the Company resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on Common Stock) or any other increase or decrease in the number of shares of Common Stock effected without receipt or payment of consideration by the Company.

    Subject to any required action by the shareholders, if the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation in which the Company is the surviving corporation but the holders of Common Stock receive securities of another corporation), any Option granted hereunder shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the Option would have been entitled. In the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, a merger or consolidation in which the Company is not the surviving corporation or a merger or consolidation in which the Company is the surviving corporation but the holders of Common Stock receive securities of another corporation, the Committee shall, in its discretion, have the power to:

    (i) cancel any or all Options, whether or not otherwise exercisable, and, in consideration of such cancellation, pay to each Grantee an amount in cash with respect to each share of Common Stock to which an Option pertains the difference between the per share value of the consideration, as determined by the Committee, received by shareholders of Common Stock as a result of such dissolution, liquidation, sale, merger or consolidation and the exercise price;

    (ii) if the shareholders of Common Stock receive property other than cash as a result of such dissolution, liquidation, sale, merger or consolidation, provide for the exchange of an Option on Common Stock of the Company for an option on some or all of the property for which it is exchanged and, incident thereto, make an equitable adjustment, as determined by the Committee, in the exercise price of each affected Option, the number of shares or other property subject to the Option and, if appropriate, provide for a cash payment to Grantees in partial consideration for the exchange of their Options; or

   (iii) if approved by the surviving or acquiring corporation, substitute options on shares of stock of such corporation for Options.

    The foregoing adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

    If changes in the capitalization of the Company other than those referred to above shall occur, the Committee may, but need not, make such adjustments in the number and class of shares for which Options may thereafter be granted or in the number and class of shares remaining subject to Options then outstanding and in the per share exercise price as the Committee may consider appropriate to prevent dilution or enlargement of rights.

    If any tender offer or exchange offer is made to the shareholders of the Company, the Committee may, but need not, accelerate the time at which any Option may, to the extent not previously exercised, be exercised, without regard to any period previously established by the Committee during which such Option is not exercisable.

    Except as hereinbefore expressly provided in this Paragraph (k), a Grantee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, sale, merger or consolidation, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or exercise price of shares of Common Stock subject to an Option.

    (l) RIGHTS AS A SHAREHOLDER. A Grantee or a transferee of a Grantee shall have no rights as a shareholder with respect to any shares of Common Stock covered by an Option until the date as of which a stock certificate is issued following exercise of the Option. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date on which such stock certificate is issued.

    (m) OTHER PROVISIONS. The Committee may, as a condition precedent to the exercise of any Option require a Grantee or a transferee of a Grantee to enter into such agreements or to make such representations as may be required to make lawful under the laws of the United States or any state the exercise of the Option and the ultimate disposition of the shares acquired by such exercise.

    Instruments evidencing Options shall contain such limitations and restrictions upon the grant or exercise of Options as shall be necessary in order that such Options be incentive stock options as defined in Section 422A of the Code and may contain such other terms, as the Committee may determine, not inconsistent with Section 422A of the Code.

    7. SUBSTITUTE OPTIONS. Notwithstanding any of the other provisions of the Plan, Options may be granted under the Plan from time to time in substitution for options or stock appreciation rights held by employees of other corporations who are about to or have recently become Employees of the Company or of a Subsidiary as a result of a merger or consolidation of the employing corporation as the result of which it becomes a Subsidiary or a division of the Company. The terms and conditions of the substitute Options so granted may vary from the terms and conditions set forth in Section 6 of the Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the options in substitution for which they are granted.

    8. TERM OF PLAN. Subject to the indefinite continuation of Section 10, the Plan shall remain in effect until April 1, 2004 or until the exercise, expiration or termination of all Options granted under the Plan, whichever is later.

    9. ADMINISTRATION. The Plan shall be administered by a Committee of not less than two members appointed by the Board of Directors, or in the absence of such appointment, by the Board of Directors. The Committee shall act by a majority of its members at the time in office and eligible to vote on any particular matter, and such action may be taken either by a vote at a meeting or in writing without a meeting. Subject to the provisions of the Plan, the Committee shall from time to time at its discretion determine the number of shares subject to each Option, the term of each Option, the date or dates on which the Option shall be exercisable, the exercise price of any Option and any other matters specifically delegated to it under the Plan or necessary for the proper administration of the Plan. A member of the Committee who is also a Grantee shall not vote or act upon any matter relating specifically to himself.

    The Committee shall have the final authority to interpret and construe the terms of the Plan and of any Option and such interpretations and constructions by the Committee shall be final, binding and conclusive upon all persons. No member of the Committee shall be liable for any action, interpretation or construction made in good faith with respect to the Plan or any Option.

    10. INDEMNIFICATION OF COMMITTEE. To the full extent permitted by law, the Company shall indemnify each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator or intestate, is or was a member of the Committee.

    11. AMENDMENT OF THE PLAN. The Board of Directors in its discretion may from time to time suspend or discontinue the Plan or revise or amend it in any respect whatsoever except that, without approval of the shareholders of the Company, no such revision or amendment shall increase the number of shares of Common Stock available for the granting of Options, decrease the price at which Options may be granted, increase the number of shares of Common Stock to be received on exercise of an Option, materially increase the benefits accruing to Grantees or materially modify the requirements as to eligibility for participation in the Plan. No such suspension, discontinuance, revision or amendment shall in any manner affect any Option theretofore granted without the consent of the Grantee or the transferee of a Grantee, unless necessary to comply with applicable law.

    12. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

    13. NO OBLIGATION TO EXERCISE OPTION. The granting of an Incentive Stock Option shall impose no obligation upon the Grantee (or upon a transferee of a Grantee) to exercise such Option.

    14. REQUIREMENTS APPLICABLE TO TRANSFEREES OF A GRANTEE. The Committee may, in its discretion, require the transferee of a Grantee to supply it with written notice of the Grantee's death and with a copy of the will or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Option. The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

    15. PLAN NOT A CONTRACT OF EMPLOYMENT. The Plan is not a contract of Employment, and the terms of Employment of any Grantee shall not be affected in any way by the Plan or related instruments except as specifically provided therein. The establishment of the Plan shall not be construed as conferring any legal rights upon any Grantee for a continuation of Employment, nor shall it interfere with the right of the Company or any Subsidiary to discharge any Grantee and to treat him without regard to the effect which such treatment might have upon him as a Grantee.

    16. EXPENSES OF THE PLAN. All of the expenses of the Plan shall be paid by the Company.

    17. COMPLIANCE WITH APPLICABLE LAW. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates for shares of Common Stock to be delivered pursuant to the exercise of an Option, unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any exchange upon which shares of Common Stock are traded. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement. The Committee may require, as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws, regulations and requirements, that the Grantee make such covenants, agreements and representations as the Committee, in its sole discretion, deems necessary or desirable.

    18.  WITHHOLDING

    (a) The Company shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of options under the Plan.

    (b) The acceptance of shares of Common Stock upon exercise of an Incentive Stock Option shall constitute an agreement by the Grantee (i) to notify the Company if any or all of such shares are disposed of by the Grantee within two (2) years from the date the option was granted or within one
       (1) year from the date the shares were issued to the Grantee pursuant to the exercise of the option, and (ii) if required by law, to remit to the Company, at the time of and in the case of any such disposition, an amount sufficient to satisfy the Company's federal, state and local withholding tax obligations with respect to such disposition, whether or not, as to both (i) and (ii), the Grantee is in the employ of the Company at the time of such disposition.

    19. GOVERNING LAW. Except to the extent preempted by federal law, this Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware.

    20. ADOPTION OF THIS AMENDED AND RESTATED PLAN. This Plan was first adopted by the Board of Directors of the Company as of the first day of April, 1984 and approved by the stockholders of the Company on November 16, 1984, and thereafter the Plan was subsequently amended. This Plan has been amended and restated effective as of March 1, 2001.

                                                                         ANNEX I

                          NESTOR TRAFFIC SYSTEMS, INC.
                        1999 INCENTIVE STOCK OPTION PLAN

1. PURPOSE

    The purpose of this plan (the "Plan") is to secure for Nestor Traffic Systems, Inc. (the "Company"), its subsidiaries, if any, and its stockholders the benefits arising from capital stock ownership by employees, officers and directors of the Company and others such as consultants and advisors who are natural persons and who provide bona fide services to the Company which are not in connection with capital raising transactions or market making activities all of whom are expected to contribute to the Company's future growth and success. Those provisions of the Plan which make express reference to Section 422 of the Internal Revenue Code of 1986, as amended or replaced from time to time (the "Code"), shall apply only to Incentive Stock Options (as that term is defined in the Plan). The Plan is also designed to attract and retain other persons who will provide services to the Company.

2. TYPE OF OPTIONS AND ADMINISTRATION

    (a) TYPES OF OPTIONS. Options granted pursuant to the Plan shall be authorized by action of the Board of Directors (the "Board") of the Company (or a committee designated by the Board) and may be either incentive stock options ("Incentive Stock Options") meeting the requirements of Section 422 of the Code or non-statutory options which are not intended to meet the requirements of
Section 422 of the Code ("Non-Qualified Options").

    (b) ADMINISTRATION. The Plan will be administered by the Board or by a committee consisting of two or more directors each of whom shall be a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule ("Rule 16b-3") and an "outside director" within the meaning of Treasury Regulation Section 1.162-27(e)(3) promulgated under Section 162(m) of the Code (the "Committee") appointed by the Board, in each case whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. If the Board determines to create a Committee to administer the Plan, the delegation of powers to the Committee shall be consistent with applicable laws or regulations (including, without limitation, applicable state law and Rule 16b-3). The Board or Committee may in its sole discretion grant options to purchase shares of the Company's Common Stock, $0.01 par value per share ("Common Stock"), and issue shares upon exercise of such options as provided in the Plan. The Board or Committee shall have authority, subject to the express provisions of the Plan, to construe the respective option agreements and the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective option agreements, which need not be identical; and to make all other determinations in the judgment of the Board or Committee necessary or desirable for the administration of the Plan. The Board or Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No director or person acting pursuant to authority delegated by the Board shall be liable for any action or determination under the Plan made in good faith.

3. ELIGIBILITY

    Options may be granted to persons who are, at the time of grant, employees, officers or directors of the Company or any subsidiaries of the Company as defined in Sections 424(e) and 424(f) of the Code, or to other persons such as consultants and advisors who are natural persons and who provide bona fide services to the Company which are not in connection with capital raising transactions or market making activities PROVIDED, that Incentive Stock Options may only be granted to individuals who are employees of the Company (within the meaning of Section 3401(c) of the Code). Options may also be granted to persons other than those described above, provided that such options shall be Non-Qualified Options. A person who has been granted an option may, if he or she is otherwise eligible, be granted additional options if the Board or Committee shall so determine.

4.  STOCK SUBJECT TO PLAN

    The stock subject to options granted under the Plan shall be shares of authorized but unissued or reacquired Common Stock. Subject to adjustment as provided in Section 15 below, the maximum number of shares of Common Stock of the Company which may be issued and sold under the Plan is 200,000. If an option granted under the Plan shall expire, terminate or is cancelled for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available for subsequent option grants under the Plan.

5.  FORMS OF OPTION AGREEMENTS

    As a condition to the grant of an option under the Plan, each recipient of an option shall execute an option agreement in such form not inconsistent with the Plan. Such option agreements may differ among recipients.

6.  PURCHASE PRICE

    (a) GENERAL. The purchase price per share of stock issuable upon the exercise of an option shall be determined by the Board or the Committee at the time of grant of such option, PROVIDED, HOWEVER, that in the case of an Incentive Stock Option or Non-Qualified Option, the exercise price shall not be less than 100% of the Fair Market Value (as hereinafter defined) of such stock at the time of grant of such option, or less than 110% of such Fair Market Value in the case of options described in
       Section 11(b). "Fair Market Value" of a share of Common Stock of the Company as of a specified date for purposes of the Plan shall mean the closing price of a share of the Common Stock on a principal securities exchange on which such shares are traded on the day immediately preceding the date as of which Fair Market Value is being determined, or on the next preceding date on which such shares are traded if no shares were traded on such immediately preceding day, or if the shares are not traded on a securities exchange, Fair Market Value shall be deemed to be the average of the high bid and low asked prices of the shares in the over-the-counter market on the day immediately preceding the date as of which Fair Market Value is being determined or on the next preceding date on which such high bid and low asked prices were recorded. If the shares are not publicly traded, Fair Market Value of a share of Common Stock (including, in the case of any repurchase of shares, any distributions with respect thereto which would be repurchased with the shares) shall be determined in good faith by the Board. In no case shall Fair Market Value be determined with regard to restrictions other than restrictions which, by their terms, will never lapse.

    (b) PAYMENT OF PURCHASE PRICE. Options granted under the Plan may provide for the payment of the exercise price by delivery of cash or a check to the order of the Company in an amount equal to the exercise price of such options, or by any other means which the Board determines are consistent with the purpose of the Plan and with applicable laws and regulations (including, without limitation, the provisions of Rule 16b-3 and Regulation T promulgated by the Federal Reserve Board).

7.  EXERCISE OPTION PERIOD

    Subject to earlier termination as provided in the Plan, each option and all rights thereunder shall expire on such date as determined by the Board or the Committee and set forth in the applicable option agreement, provided, that such date shall not be later than ten (10) years after the date on which the option is granted.

8.  EXERCISE OF OPTIONS

    Each option granted under the Plan shall be exercisable either in full or in installments at such time or times and during such period as shall be set forth herein or in the incentive stock option agreement evidencing such option and the form of which is annexed hereto, subject in all cases to the provisions of the Plan. Unless otherwise provided for in the incentive stock option agreement or in the following sentence all options granted under the Plan shall be exercisable and vest to the extent of (i) 20% of the number thereof at the time and date of grant and (ii) 20% of such number, on each anniversary date following the time and date of grant until the option is fully vested and exercisable. Subject to the requirements in the immediately preceding sentence, if an option is not at the time and date of grant immediately exercisable, the Board may (iii) in the agreement evidencing such option by amendment, provide for the acceleration of the exercise date or dates of the subject option upon the occurrence of specified events, and/or (iv) at any time prior to the complete termination of an option, accelerate the exercise date or dates of such option.

9.  NONTRANSFERABILITY OF OPTIONS

    No option granted under this Plan shall be assignable or otherwise transferable by the optionee, except by will or by the laws of descent and distribution. An option may be exercised during the lifetime of the optionee only by the optionee.

10. EFFECT OF TERMINATION OF EMPLOYMENT OR OTHER RELATIONSHIP

    Except as provided in Section 11(d) with respect to Incentive Stock Options and except as otherwise determined by the Board or Committee at the date of grant of an option, and subject to the provisions of the Plan, an optionee may exercise an option at any time within three (3) months following the termination of the optionee's employment or other relationship with the Company or within one (1) year if such termination was due to the death or disability of the optionee (to the extent such option is then exercisable) but in no event later than the expiration date of the option. If the termination of the optionee's employment is for cause or is otherwise attributable to a breach by the optionee of an employment or confidentiality or non-disclosure agreement, the option shall expire immediately upon such termination. The Board shall have the power to determine what constitutes a termination for cause or a breach of an employment or confidentiality or non-disclosure agreement, whether an optionee has been terminated for cause or has breached such an agreement, and the date upon which such termination for cause or breach occurs. Any such determinations shall be final and conclusive and binding upon the optionee.

11. INCENTIVE STOCK OPTIONS

    Options granted under the Plan which are intended to be Incentive Stock Options shall be subject to the following additional terms and conditions:

    (a) EXPRESS DESIGNATION. All Incentive Stock Options granted under the Plan shall, at the time of grant, be specifically designated as such in the option agreement covering such Incentive Stock Options.

    (b) 10% SHAREHOLDER. If any employee to whom an Incentive Stock Option is to be granted under the Plan is, at the time of the grant of such option, the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (after taking into account the attribution of stock ownership rules of Section 424(d) of the Code), then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:

        (i) the purchase price per share of the Common Stock subject to such Incentive Stock Option shall not be less than 110% of the Fair Market Value of one share of Common Stock at the time of grant; and

        (ii) the option exercise period shall not exceed five (5) years from the date of grant.

    (c) DOLLAR LIMITATION. For so long as the Code shall so provide, options granted to any employee under the Plan (and any other incentive stock option plans of the Company) which are intended to constitute Incentive Stock Options shall not constitute Incentive Stock Options to the extent that such options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate Fair Market Value, as of the respective date or dates of grant, of more than $100,000.

    (d) TERMINATION OF EMPLOYMENT, DEATH OR DISABILITY. No Incentive Stock Option may be exercised unless, at the time of such exercise, the optionee is, and has been continuously since the date of grant of his or her option, employed by the Company, except that:

        (i) an Incentive Stock Option may be exercised within the period of three (3) months after the date the optionee ceases to be an employee of the Company (or within such lesser period as may be specified in the applicable option agreement), to the extent it is exercisable at the time optionee ceases to be an employee, PROVIDED, that the agreement with respect to such option may designate a longer exercise period and that the exercise after such three (3) month period shall be treated as the exercise of a non-statutory option under the Plan,

        (ii) if the optionee dies while in the employ of the Company, or within three (3) months after the optionee ceases to be such an employee, the Incentive Stock Option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one (1) year after the date of death (or within such lesser period as may be specified in the applicable option agreement), to the extent it is exercisable of the time of death, and

        (iii) if the optionee becomes disabled (within the meaning of Section 22(e)(3) of the Code or any successor provisions thereto) while in the employ of the Company, the Incentive Stock Option may be exercised within the period of one (1) year after the date the optionee ceases to be such an employee because of such disability (or within such lesser period as may be specified in the applicable option agreement), to the extent it is exercisable at the time the optionee ceases to be an employee.

    For all purposes of the Plan and any option granted hereunder, "employment" shall be defined in accordance with the provisions of Section 1.421-7(h) of the Income Tax Regulations (or any successor regulations). Notwithstanding the foregoing provisions, no Incentive Stock Option may be exercised after its expiration date.

12. ADDITIONAL PROVISIONS

    (a) ADDITIONAL OPTION PROVISIONS. The Board or the Committee may, in its sole discretion, include additional provisions in option agreements covering options granted under the Plan, including without limitation, restrictions on transfer, vesting of options, repurchase rights, rights of first refusal, commitments to pay cash bonuses or to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the

Board or the Committee, PROVIDED that such additional provisions shall not be inconsistent with any other term or condition of the Plan and such additional provisions shall not cause any Incentive Stock Option granted under the Plan to fail to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

    (b) ACCELERATION, EXTENSION, ETC. The Board or the Committee may, in its sole discretion (i) accelerate the date or dates on which all or any particular option or options granted under the Plan may be exercised, or (ii) extend the dates during which all, or any particular, option or options granted under the Plan may be exercised, provided, however that no such extension shall be permitted if it would cause the Plan to fail to comply with Section 422 of the Code or with Rule 16b-3 (if applicable to such option).

13. GENERAL RESTRICTIONS

    (a) INVESTMENT REPRESENTATIONS. The Company may require any person to whom an option is granted, as a condition of exercising such option or award, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the Common Stock subject to the option or award for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws, or with covenants or representations made by the Company in connection with any public offering of its Common Stock, including any "lock-up" or other restriction on transferability.

    (b) COMPLIANCE WITH SECURITIES LAW. Each option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such option or award upon any securities exchange or automated quotation system or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition, is necessary as a condition of, or in connection with the issuance or purchase of shares thereunder, such option or award may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board or the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy such condition.

    (c) TRANSFER OF SHARES OF COMMON STOCK ("SHARES") ACQUIRED UPON EXERCISE OF AN OPTION. Except as hereinafter provided, any person and his or her legal representative who exercises an Option ("Optionee") shall not transfer, assign, pledge or hypothecate the Shares: (i) without first obtaining the prior written consent of the Company, which consent shall not be unreasonably withheld, and
(ii) in the case of a bona fide transfer to a third person for value, without first offering in writing the Shares to the Company for the same consideration and on the same terms and conditions being offered by any such bona fide purchaser for value as described in detail in such notice to the Company. With respect to (ii), the Company shall respond within 30 days of receipt of such notice and if the Company elects to purchase the Shares it shall do so on the same terms and conditions as set forth in such notice within 45 days after the receipt thereof. In the event the Company notifies the Optionee that it does not elect to purchase the Shares and the Shares are not transferred by the Optionee on substantially the same terms and conditions set forth in the notice to the Company within 30 days after receipt of the notice by the Company, the right of first refusal of the Company to purchase such Shares shall continue to be in full force and effect. Any transferee of the Shares shall acquire the Shares subject to the provisions of this paragraph 13. Notwithstanding anything to the contrary herein contained, if there is a public market for the Shares, the provisions of (i) and (ii) shall no longer apply as of the date a public market for the Shares first exists.

14. RIGHTS AS A STOCKHOLDER

    The holder of an option shall have no rights as a stockholder with respect to any shares covered by the option (including, without limitation, any right to vote or to receive dividends or non-cash distributions with respect to such shares) until the effective date of exercise of such option and then only to the extent of the shares of Common Stock so purchased. No adjustment shall be made for dividends or other rights for which the record date is prior to the date of exercise.

15. ADJUSTMENT PROVISIONS FOR RECAPITALIZATIONS, REORGANIZATIONS AND RELATED TRANSACTIONS

    (a) RECAPITALIZATIONS AND RELATED TRANSACTIONS. If, through or as a result of any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction (i) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment shall be made in (x) the maximum number and kind of shares reserved for issuance under or otherwise referred to in the Plan, (y) the number and kind of shares or other securities subject to any then-outstanding options under the Plan, and (z) the price for each share subject to any then-outstanding options under the Plan, without changing the aggregate purchase price as to which such options remain exercisable. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 15 if such adjustment (A) would cause the Plan to fail to comply with Section 422 of the Code or with Rule 16b-3 (if applicable to such option), or (B) would be considered as the adoption of a new plan requiring stockholder approval.

    (b) REORGANIZATION, MERGER AND RELATED TRANSACTIONS. All outstanding options under the Plan shall become fully exercisable for a period of sixty
(60) days following the occurrence of any Trigger Event (as defined below), whether or not such options are then exercisable under the provisions of the applicable agreements relating thereto. For purposes of the Plan, a "Trigger Event" is any one of the following events:

        (i) the date on which shares of Common Stock are first purchased pursuant to a tender offer or exchange offer (other than such an offer by the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares or other securities of the Company for or pursuant to the terms of such plan), whether or not such offer is approved or opposed by the Company and regardless of the number of shares purchased pursuant to such offer;

        (ii) the date the Company acquires knowledge that any person or group deemed a person under Section 13(d)-3 of the Exchange Act (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock or other securities of the Company for or pursuant to the terms of any such plan or any individual or entity or group or affiliate thereof which acquired its beneficial ownership interest prior to the date the Plan was adopted by the Board), in a transaction or series of transactions, has become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of securities of the Company entitling the person or group to 30% or more of all votes (without consideration of the rights of any class or stock to elect directors by a separate class vote) to which all stockholders of the Company would be entitled in the election of the Board were an election held on such date;

        (iii) the date, during any period of two (2) consecutive years, when individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of the Company, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period; and

        (iv) the date of approval by the stockholders of the Company of an agreement (a "reorganization agreement") providing for:

    (A) The merger or consolidation of the Company with another corporation
       (x) where the stockholders of the Company, immediately prior to the merger or consolidation, do not beneficially own, immediately after the merger or consolidation, shares of the corporation issuing cash or securities in the merger or consolidation entitling such stockholders to 80% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of such corporation would be entitled in the election of directors, or (y) where the members of the Board, immediately prior to the merger or consolidation, do not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation, or

    (B) The sale or other disposition of all or substantially all the assets of the Company.

    (c)  BOARD AUTHORITY TO MAKE ADJUSTMENTS.  Any adjustments under this
Section 15 will be made by the Board or the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued under the Plan on account of any such adjustments.

16. MERGER, CONSOLIDATION, ASSET SALE, LIQUIDATION, ETC.

    (a) GENERAL. In the event of any sale, merger, transfer or acquisition of the Company or substantially all of the assets of the Company in which the Company is not the surviving corporation, provided that after the merger, transfer or acquisition the Company shall have requested the acquiring or succeeding corporation (or an affiliate thereof) that equivalent options shall be substituted and such successor corporation shall have refused or failed to assume all options outstanding under the Plan or issue substantially equivalent options, then any or all outstanding options under the Plan shall accelerate and become exercisable in full immediately prior to such event. The Board or Committee will notify holders of options under the Plan that any such options shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the options will terminate upon expiration of such notice.

    (b) SUBSTITUTE OPTIONS. The Company may grant options under the Plan in substitution for options held by employees of another corporation who become employees of the Company, or a subsidiary of the Company, as the result of a merger or consolidation of the employing corporation with the Company or a subsidiary of the Company, or as a result of the acquisition by the Company, or one of its subsidiaries, of property or stock of the employing corporation. The Company may direct that substitute options be granted on such terms and conditions as the Board considers appropriate in the circumstances.

17. NO SPECIAL EMPLOYMENT RIGHTS

    Nothing contained in the Plan or in any option shall confer upon any optionee any right with respect to the continuation of his or her employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the optionee.

18. OTHER EMPLOYEE BENEFITS

    Except as to plans which by their terms include such amounts as compensation, the amount of any compensation deemed to be received by an employee as a result of the exercise of an option or the sale of shares received upon such exercise will not constitute compensation with respect to which any other employee benefits of such employee are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board.

19. AMENDMENT, MODIFICATION OR TERMINATION OF THE PLAN

    (a) The Board may at any time modify, amend or terminate the Plan PROVIDED, HOWEVER, that if at any time the approval of the stockholders of the Company is required under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, or under Rule 16b-3, the Board may not effect such modification or amendment without such approval.

    (b) The modification, amendment or termination of the Plan shall not, without the consent of an optionee, affect his or her rights under an option previously granted to him or her. With the consent of the optionee affected, the Board or the Committee may amend or modify outstanding option agreements in a manner not inconsistent with the Plan. The Board shall have the right to amend or modify (i) the terms and provisions of the Plan and of any outstanding Incentive Stock Options granted under the Plan to the extent necessary to qualify any or all such options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code, and (ii) the terms and provisions of the Plan and of any outstanding option to the extent necessary to ensure the qualification of the Plan under Rule 16b-3.

20. WITHHOLDING

    (a) The Company shall have the right to deduct from payments of any kind otherwise due to the optionee any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of options under the Plan. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the optionee may elect to satisfy such obligations, in whole or in part by (i) causing the Company to withhold shares of Common Stock otherwise issuable pursuant to the exercise of an option, or (ii) delivering to the Company shares of Common Stock already owned by the optionee. The shares so delivered or withheld shall have a Fair Market Value equal to such withholding obligation as of the date that the amount of tax to be withheld is to be determined. An optionee who has made an election pursuant to this Section 20(a) may only satisfy his or her withholding obligation with shares of Common Stock which are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

    (b) The acceptance of shares of Common Stock upon exercise of an Incentive Stock Option shall constitute an agreement by the optionee (i) to notify the Company if any or all of such shares are disposed of by the optionee within two
(2) years from the date the option was granted or within one (1) year from the date the shares were issued to the optionee pursuant to the exercise of the option, and (ii) if required by law, to remit to the Company, at the time of and in the case of any such disposition, an amount sufficient to satisfy the Company's federal, state and local withholding tax obligations with respect to such disposition, whether or not, as to both (i) and (ii), the optionee is in the employ of the Company at the time of such disposition.

21. CANCELLATION AND NEW GRANT OF OPTIONS, ETC.

    The Board or the Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees the
(i) cancellation of any or all outstanding options under the Plan and the grant in substitution therefor of new options under the Plan covering the same or different numbers of shares of Common Stock and having an option exercise price per share which may be lower or higher than the exercise price per share of the cancelled options, or (ii) amendment of the terms of any and all outstanding options under the Plan to provide an option exercise price per share which is higher or lower than the then-current exercise price per share of such outstanding options.

22. EFFECTIVE DATE AND DURATION OF THE PLAN

    (a) EFFECTIVE DATE. The Plan shall become effective when adopted by the Board, but no Incentive Stock Option granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the Company's stockholders. If such stockholder approval is not obtained within twelve
(12) months after the date of the Board's adoption of the Plan, no options previously granted under the Plan shall be deemed to be Incentive Stock Options and no Incentive Stock Options shall be granted thereafter. Amendments to the Plan not requiring stockholder approval shall become effective when adopted by the Board and amendments requiring stockholder approval (as provided in Section 19) shall become effective when adopted by the Board, but no Incentive Stock Option granted after the date of such amendment shall become exercisable (to the extent that such amendment to the Plan was required to enable the Company to grant such Incentive Stock Option to a particular optionee) unless and until such amendment shall have been approved by the Company's stockholders. If such stockholder approval is not obtained within twelve (12) months of the Board's adoption of such amendment, any Incentive Stock Options granted on or after the date of such amendment shall terminate to the extent that such amendment to the Plan was required to enable the Company to grant such option to a particular optionee. Subject to this limitation, options may be granted under the Plan at any time after the effective date and before the date fixed for termination of the Plan.

    (b) TERMINATION. Unless sooner terminated by the Board, the Plan shall terminate upon the close of business on the day next preceding the tenth anniversary of the date of its adoption by the Board. After termination of the Plan, no further options may be granted under the Plan; PROVIDED HOWEVER, that such termination will not affect any options granted prior to termination of the Plan.

23. PROVISION FOR FOREIGN PARTICIPANTS

    The Board may, without amending the Plan, modify awards or options granted to participants who are foreign nationals or employed outside the United States to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

24. GOVERNING LAW

    The provisions of this Plan shall be governed and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws.

Date: May 5, 1999

    The following are resolutions adopted by the Board of Directors of Nestor Traffic Systems, Inc., a Delaware corporation ("NTS") on November 16, 2000:

    RESOLVED, that, an additional 200,000 shares of common stock of NTS, par value $.01 per share, are hereby reserved for issuance under the 1999 Incentive Stock Option Plan of NTS (the "Increase"); and be it further

    RESOLVED, that such Increase be adopted and ratified by the holders of a majority of the issued and outstanding shares of NTS, in accordance with the applicable provisions of the Internal Revenue Code relating to incentive stock option plans, at a special meeting of the stockholders of NTS; and be it further

    RESOLVED, that any officer of NTS acting individually be, and hereby is, authorized and directed, in the name and on behalf of NTS, to take any such further actions and to execute, deliver, file and/or affix the seal of NTS on any of such documents, certificates and other instruments as they may deem necessary or appropriate to carry out the foregoing resolutions, the taking of such actions or the execution, delivery and/or filing of such documents, certificates or other instruments to be considered evidence of the approval of such action by the Board of Directors of NTS; and it is further

    RESOLVED, that all actions of any kind heretofore taken by any officer of NTS, on behalf of NTS, in connection with the foregoing resolutions be, and they hereby are, approved, ratified and confirmed in all respects.

                                                                         ANNEX J

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                NO.
                                                              --------
NESTOR, INC.

Independent Auditor's Report................................     J-2

Consolidated Balance Sheets--December 31, 2000 and 1999.....     J-3

Consolidated Statements of Operations--For the Years Ended       J-4
  December 31, 2000, 1999 and 1998..........................

Consolidated Statements of Stockholders' Equity--For the         J-5
  Years Ended December 31, 2000, 1999 and 1998..............

Consolidated Statements of Cash Flows--For the Years Ended       J-6
  December 31, 2000, 1999 and 1998..........................

Notes to Consolidated Financial Statements..................     J-7

Condensed Consolidated Balance Sheets--March 31, 2001           J-22
  (unaudited) and December 31, 2000.........................

Condensed Consolidated Statements of Operations                 J-23
  (unaudited)--For the Quarters Ended March 31, 2001 and
  2000......................................................

Condensed Consolidated Statements of Cash Flows                 J-24
  (unaudited)--For the Quarters Ended March 31, 2001 and
  2000......................................................

Notes to Condensed Consolidated Financial Statements            J-25
  (unaudited)...............................................

NESTOR TRAFFIC SYSTEMS, INC.

Independent Auditor's Report................................    J-28

Balance Sheets--December 31, 2000 and 1999..................    J-29

Statements of Operations--For the Years Ended December 31,      J-30
  2000 and 1999.............................................

Statements of Stockholders' Equity--For the Years Ended         J-31
  December 31, 2000 and 1999................................

Statements of Cash Flows--For the Years Ended December 31,      J-32
  2000 and 1999.............................................

Notes to Financial Statements...............................    J-33

Condensed Balance Sheets--March 31, 2001 (unaudited) and        J-41
  December 31, 2000.........................................

Condensed Statements of Operations (unaudited)--For the         J-42
  Quarters Ended March 31, 2001 and 2000....................

Condensed Statements of Cash Flows (unaudited)--For the         J-43
  Quarters Ended March 31, 2001 and 2000....................

Notes to Condensed Financial Statements (unaudited).........    J-44

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
  of Nestor, Inc.

    We have audited the accompanying consolidated balance sheets of Nestor, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the 2000 and 1999 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nestor, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Providence, Rhode Island
February 26, 2001

                                  NESTOR, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  2000           1999
                                                              ------------   ------------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    150,035   $  1,048,802
  Accounts receivable, net of allowance for doubtful
    accounts................................................       693,555        984,318
  Unbilled contract revenue.................................     1,260,884      1,200,484
  Due from affiliate........................................       322,952        320,459
  Other current assets......................................        91,042        161,809
                                                              ------------   ------------

Total current assets........................................     2,518,468      3,715,872

Long term unbilled contract revenue.........................     2,036,896      1,965,532
Investment in affiliate.....................................        81,100        710,690
Property and equipment at cost, net of accumulated
  depreciation..............................................       177,377        269,917
Deferred development costs..................................        32,000         56,000
Patent development costs....................................        76,862         55,894
                                                              ------------   ------------
TOTAL ASSETS................................................  $  4,922,703   $  6,773,905
                                                              ============   ============

            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Line of credit............................................  $    419,769   $         --
  Accounts payable..........................................       253,696        271,397
  Accrued employee compensation.............................       265,779        314,202
  Accrued liabilities.......................................       472,983        547,799
  Deferred income...........................................     1,306,016      1,371,217
                                                              ------------   ------------
      Total current liabilities.............................     2,718,243      2,504,615
NONCURRENT LIABILITIES:
  Long term deferred income.................................     2,036,896      1,965,532
                                                              ------------   ------------
      Total liabilities.....................................     4,755,139      4,470,147
                                                              ------------   ------------
Commitments and contingencies...............................            --             --

STOCKHOLDERS' EQUITY:
  Preferred stock, $1.00 par value, authorized 10,000,000
    shares;
issued and outstanding:
Series B--235,000 shares at December 31, 2000 and 345,000
  shares at December 31, 1999...............................       235,000        345,000
Common stock, $.01 par value, authorized 30,000,000 shares;
  issued and outstanding: 17,688,449 shares at December 31,
  2000 and 17,499,327 shares at December 31, 1999...........       176,884        174,993
Warrants and options........................................       843,434        736,951
Additional paid-in capital..................................    27,434,129     26,574,123
Retained deficit............................................   (28,521,883)   (25,527,309)
                                                              ------------   ------------
Total stockholders' equity..................................       167,564      2,303,758
                                                              ------------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $  4,922,703   $  6,773,905
                                                              ============   ============

       SIGNIFICANT RELATED PARTY TRANSACTIONS ARE DESCRIBED IN NOTES 13.
 THE NOTES TO THE FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THIS STATEMENT.

                                  NESTOR, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED DECEMBER 31,
                                                          --------------------------------------
                                                             2000          1999         1998
                                                          -----------   ----------   -----------
Revenue (Note 13):
  Software licensing....................................  $ 2,537,511   $3,872,016   $ 1,352,071
  Engineering services..................................    1,114,911    1,242,763       746,007
  Tangible product sales................................           --           --       143,298
                                                          -----------   ----------   -----------
    Total revenue.......................................    3,652,422    5,114,779     2,241,376
                                                          -----------   ----------   -----------

Operating expenses:
  Engineering services..................................      966,681    1,023,046     2,066,558
  Tangible product costs................................           --           --        54,010
  Research and development..............................    1,247,205      920,918     2,112,746
  Selling and marketing.................................    1,493,968    1,218,476     1,831,697
  General and administrative............................    1,493,345    1,209,888     1,413,340
                                                          -----------   ----------   -----------
    Total operating expenses............................    5,201,199    4,372,328     7,478,351
                                                          -----------   ----------   -----------

Income (loss) from operations...........................   (1,548,777)     742,451    (5,236,975)

Other expense--net......................................     (106,675)     (97,386)      (26,178)
                                                          -----------   ----------   -----------
Income (loss) before income taxes and investment loss...   (1,655,452)     645,065    (5,263,153)

Income taxes............................................           --           --            --
Loss from investment in affiliate.......................   (1,339,122)  (1,481,889)           --
                                                          -----------   ----------   -----------
Net loss................................................  $(2,994,574)  $ (836,824)  $(5,263,153)
                                                          ===========   ==========   ===========

Loss Per Share:
Net loss................................................  $(2,994,574)  $ (836,824)  $(5,263,153)
Dividends accrued on preferred stock....................           --           --       151,396
                                                          -----------   ----------   -----------
Net loss available for common stock.....................  $(2,994,574)  $ (836,824)  $(5,414,549)
                                                          ===========   ==========   ===========
Loss per share, basic and diluted.......................  $     (0.17)  $    (0.05)  $     (0.36)
                                                          ===========   ==========   ===========
Shares used in computing loss per share:
  Basic and diluted.....................................   17,901,602   17,844,327    15,249,932
                                                          ===========   ==========   ===========

 THE NOTES TO THE FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THIS STATEMENT.

                                  NESTOR, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                         COMMON STOCK            PREFERRED STOCK
                                     ---------------------   -----------------------     ADDITIONAL        RETAINED      WARRANTS
                                       SHARES      AMOUNT      SHARES       AMOUNT     PAID-IN CAPITAL    (DEFICIT)     AND OPTIONS
                                     ----------   --------   ----------   ----------   ---------------   ------------   -----------
Balance at December 31, 1997.......   9,403,987   $ 94,040    1,615,871   $1,710,347     $12,579,920     $(19,427,332)  $  523,984

Issuance of Common Stock...........   2,557,104     25,571           --           --       5,060,282               --           --
Conversion of Preferred Stock to
  Common Stock.....................   1,223,255     12,232   (1,223,255)  (1,294,882)      1,282,650               --           --
Premium on Conversion of Preferred
  Stock Series B to Common Stock...      19,200        192           --           --            (192)              --           --
Dividends on Preferred Stock Series
  D paid in
Common Stock and cash..............       8,889         89           --      (17,941)         17,827               --           --
Dividend accrued on Preferred Stock
  Series D.........................          --         --           --        8,900          (8,900)              --           --
Repurchase of Preferred Stock
  Series D.........................          --         --      (27,616)     (41,424)             --               --           --
Conversion of Redeemable
  Convertible Preferred Stock to
  Common Stock.....................   4,266,892     42,669           --           --       5,823,568               --           --
Dividends accrued on Redeemable
  Convertible Preferred Stock......          --         --           --           --        (142,496)              --           --
Costs incurred in connecbion with
  Redeemable Preferred conversion
  and TSAI Common Stock purchase...          --         --           --           --        (108,103)              --           --
Accretion of value of warrants.....          --         --           --           --              --               --      106,483
Loss for the year ended December
  31, 1998.........................          --         --           --           --              --       (5,263,153)          --
                                     ----------   --------   ----------   ----------     -----------     ------------   ----------
Balance at December 31, 1998.......  17,479,327   $174,793      365,000   $  365,000     $24,504,556     $(24,690,485)  $  630,467

Conversion of Preferred Stock to
  Common Stock.....................      20,000        200      (20,000)     (20,000)         19,800               --           --
Issuance of equity by subsidiary...          --         --           --           --       2,049,767               --           --
Accretion value of warrants........          --         --           --           --              --               --      106,484
Loss for the year ended December
  31, 1999.........................          --         --           --           --              --         (836,824)          --
                                     ----------   --------   ----------   ----------     -----------     ------------   ----------
Balance at December 31, 1999.......  17,499,327   $174,993      345,000   $  345,000     $26,574,123     $(25,527,309)  $  736,951

Issuance of Common Stock...........      79,122        791           --           --          84,846               --           --
Conversion of Preferred Stock to
  Common Stock.....................     110,000      1,100     (110,000)    (110,000)        108,900               --           --
Issuance of equity by subsidiary...          --         --           --           --         666,260               --           --
Accretion value of warrants........          --         --           --           --              --               --      106,483
Loss for the year ended December
  31, 2000.........................          --         --           --           --              --       (2,994,574)          --
                                     ----------   --------   ----------   ----------     -----------     ------------   ----------
Balance at December 31, 2000.......  17,688,449   $176,884      235,000   $  235,000     $27,434,129     $(28,521,883)  $  843,434
                                     ==========   ========   ==========   ==========     ===========     ============   ==========


                                        TOTAL
                                     -----------
Balance at December 31, 1997.......  $(4,519,041)
Issuance of Common Stock...........    5,085,853
Conversion of Preferred Stock to
  Common Stock.....................           --
Premium on Conversion of Preferred
  Stock Series B to Common Stock...           --
Dividends on Preferred Stock Series
  D paid in
Common Stock and cash..............          (25)
Dividend accrued on Preferred Stock
  Series D.........................           --
Repurchase of Preferred Stock
  Series D.........................      (41,424)
Conversion of Redeemable
  Convertible Preferred Stock to
  Common Stock.....................    5,866,237
Dividends accrued on Redeemable
  Convertible Preferred Stock......     (142,496)
Costs incurred in connecbion with
  Redeemable Preferred conversion
  and TSAI Common Stock purchase...     (108,103)
Accretion of value of warrants.....      106,483
Loss for the year ended December
  31, 1998.........................   (5,263,153)
                                     -----------
Balance at December 31, 1998.......  $   984,331
Conversion of Preferred Stock to
  Common Stock.....................           --
Issuance of equity by subsidiary...    2,049,767
Accretion value of warrants........      106,484
Loss for the year ended December
  31, 1999.........................     (836,824)
                                     -----------
Balance at December 31, 1999.......  $ 2,303,758
Issuance of Common Stock...........       85,637
Conversion of Preferred Stock to
  Common Stock.....................           --
Issuance of equity by subsidiary...      666,260
Accretion value of warrants........      106,483
Loss for the year ended December
  31, 2000.........................   (2,994,574)
                                     -----------
Balance at December 31, 2000.......  $   167,564
                                     ===========

 THE NOTES TO THE FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THIS STATEMENT.

                                  NESTOR, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                            2000          1999          1998
                                                         -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................................  $(2,994,574)  $  (836,824)  $(5,263,153)
  Adjustments to reconcile net loss to net cash used by
    operating activities:
    Write-down for impairment loss.....................           --            --       790,641
    Depreciation and amortization......................      116,540       120,257       114,810
    Loss from investment in affiliate..................    1,339,122     1,481,889            --
    Expenses charged to operations relating to options,
      warrants and capital transactions................      106,483       106,484       106,483
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable.......      290,763      (471,570)       44,464
      (Increase) in unbilled contract revenue..........     (131,764)   (2,397,648)     (477,906)
      (Increase) decrease in other assets..............       70,767      (168,053)      (98,649)
      (Decrease) increase in accounts payable and
        accrued expenses...............................     (124,624)      279,101       199,750
      (Decrease) increase in deferred income...........        6,163     2,244,213       684,304
                                                         -----------   -----------   -----------
      Net cash provided (used) by operating
        activities.....................................   (1,321,124)      357,849    (3,899,256)
                                                         -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Advances to affiliate--net...........................      (45,764)     (320,459)           --
  Purchase of property and equipment...................           --       (61,337)     (132,209)
  Patent development costs.............................      (20,968)      (55,894)           --
                                                         -----------   -----------   -----------
      Net cash used by investing activities............      (66,732)     (437,690)     (132,209)
                                                         -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of obligations under capital leases........      (16,317)      (46,540)      (47,246)
  Proceeds from notes payable/line of credit...........      419,769            --       250,000
  Repayment of notes payable...........................           --            --      (250,000)
  Redemption of Preferred Series D Stock...............           --            --       (41,424)
  Proceeds from issuance of common stock--net..........       85,637            --     4,977,749
  Payments of dividends on preferred stock.............           --            --       (69,070)
                                                         -----------   -----------   -----------
      Net cash provided (used) by financing
        activities.....................................      489,089       (46,540)    4,820,009
                                                         -----------   -----------   -----------
Net change in cash and cash equivalents................     (898,767)     (126,381)      788,544
Cash and cash equivalents--beginning of year...........    1,048,802     1,175,183       386,639
                                                         -----------   -----------   -----------
Cash and cash equivalents--end of year.................      150,035   $ 1,048,802   $ 1,175,183
                                                         ===========   ===========   ===========
SUPPLEMENTAL CASH FLOWS INFORMATION:
  Interest paid........................................  $    10,603   $    13,054   $    20,350
                                                         ===========   ===========   ===========
  Income taxes paid....................................  $        --   $        --   $    37,500
                                                         ===========   ===========   ===========

  SIGNIFICANT NON-CASH TRANSACTIONS ARE DESCRIBED IN NOTES 3, 5, 7, 8 AND 12. THE NOTES TO THE FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THIS STATEMENT.

                                  NESTOR, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

A.  ORGANIZATION

    Nestor, Inc. (the "Company") was organized on March 21, 1983 in Delaware to exploit, develop and succeed to certain patent rights and know-how which the Company acquired from its predecessor, Nestor Associates, a limited partnership. The Company's principal office is located in Providence, RI.

    The accompanying financial statements include the accounts of Nestor, Inc. in 1999 and 2000 and Nestor, Inc., Nestor Traffic Systems, Inc. ("NTS") and Nestor Interactive, Inc. ("Interactive") in 1998. NTS and Interactive were organized effective January 1, 1997 as two wholly-owned subsidiaries. Effective November 7, 1998, the Company ceased further investment in the Interactive subsidiary. Any future marketing or development of Interactive's product has been transferred to Nestor, Inc. All intercompany transactions and balances have been eliminated.

    On March 25 and November 30, 1999, NTS sold in the aggregate a 58.1% common-stock interest to a private group of investors (Note 12). In accordance with Company policy, no gain was recognized on these transactions and the Company recorded an increase in the equity value of its investment in affiliate. As a result of these transactions, the Company changed from consolidation to equity accounting for its remaining interest in NTS for the year ended
December 31, 1999. In June 2000, NTS sold additional shares of its common stock to private investors, bringing the Company's ownership of NTS to 34.62%. As discussed in Note 16, in January 2001, an agreement in principle was reached to combine the Company and NTS by merging NTS into a wholly-owned subsidiary of the Company, with Nestor, Inc., in effect, becoming the surviving entity.

B.  CASH EQUIVALENTS

    For the purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of 90 days or less to be cash equivalents.

C.  UNBILLED CONTRACT REVENUES

    Unbilled contract revenues represent primarily minimum guaranteed monthly license fees (See F and G below) where a customer pays a portion of the license fees over the software license term (usually five years) based on a contractually predetermined minimum volume of transactions.

D.  DEPRECIATION AND AMORTIZATION

    Depreciable assets are recorded at cost. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the respective assets or lease terms.

    Maintenance and repairs are expensed as incurred. Major renewals and betterments are capitalized.

E.  PRODUCT AND PATENT DEVELOPMENT COSTS

    The costs of development of the Company's software-which consist primarily of labor and outside consulting and are an inherent cost of the Company's business-and costs of research and development are expensed until technological feasibility has been established for the product. Thereafter, all software production costs are capitalized and subsequently reported at the lower of unamortized cost or net

                                  NESTOR, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) realizable value. Capitalized costs are amortized on a straight-line basis over the estimated economic life (three to five years) of the product.

    Patent-development costs are expensed or capitalized, as appropriate. Amortization of capitalized costs is on a straight-line basis over the shorter of the estimated economic life, or statutory life, of the patent.

F.  DEFERRED INCOME

    Corresponding with unbilled contract revenues, deferred income represents primarily minimum guaranteed monthly license fees (see C above and G below) where a customer pays a portion of the license fees over the software license term (usually five years) based on a contractually predetermined minimum volume of transactions.

    Additionally, in certain instances, the Company bills and/or collects payment from customers prior to the delivery of the software product or performance of contracted maintenance or services, resulting in deferred income.

G.  REVENUE RECOGNITION

    The Company derives revenue from software licenses (Initial License Fees), user fees (Monthly License fees), other postcontract customer support (PCS) and engineering services. Postcontract customer support includes maintenance agreements. Engineering services range from installation, training, and basic consulting to modeling, software modification and customization to meet specific customer needs. In software arrangements that include multiple elements, the Company allocates the total arrangement fee among each deliverable based on the relative fair value of each of the deliverables determined based on vendor-specific objective evidence.

    As of January 1, 1998, the Company adopted AICPA Statement of Position 97-2--SOFTWARE REVENUE RECOGNITION ("SOP 97-2"), which is effective for transactions entered into in 1998. The most significant impact of SOP 97-2 on the Company's revenue recognition accounting policies is that for contracts with multiple elements, revenue, in some instances, may be recognized later than under past practices. Revenue is recognized as follows:

    Software Licenses--The Company recognizes the revenue allocable to software licenses upon delivery of the software product to the end user, unless the fee is not fixed or determinable or collectibility is not probable. The Company considers all arrangements with payment terms extending beyond twelve months and other arrangements with payment terms longer than normal not to be fixed or determinable. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customer. In most situations, the Company considers its acceptance terms as perfunctory. Arrangements that include acceptance terms that are not considered perfunctory are not recognized until acceptance has occurred. If collectibility is not considered probable, revenue is recognized when the fee is collected. Revenue on arrangements with customers who are not the ultimate users (distributors, other resellers, etc.) is not recognized until the software is delivered to an end user.

    Product returns or exchanges are charged to operations as incurred. Where the Company anticipates significant returns of products sold, the Company establishes an allowance for anticipated returns or exchanges at the time of sale. If customer acceptance is uncertain, revenue is recognized upon approval by the customer.

                                  NESTOR, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Postcontract Customer Support--Revenue allocable to PCS is recognized on a straight-line basis over the period the PCS is provided.

    Software Services--Arrangements that include software services are evaluated to determine whether those services are essential to the functionality of other elements of the arrangement. When software services are considered essential, revenue under the arrangement is recognized using contract accounting (see below). When the software services are not considered essential, the revenue allocable to the software services is recognized as the services are performed.

    Contract Accounting--For arrangements that include customization or modification of the software, or where software services are otherwise considered essential, revenue is recognized using contract accounting. Revenue from these software arrangements is recognized on a percentage-of-completion method based upon costs incurred to date in relation to estimated total costs.

    Training revenue is recognized upon the completion of training sessions with the customer.

H.  REVENUE CONCENTRATION

    The Company realizes a significant volume of business from Applied Communications, Inc. (ACI). In 2000, 1999 and 1998, revenues from ACI constituted 63%, 61% and 28%, respectively, of total revenues.

I.  CONCENTRATIONS OF CREDIT RISK

    The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company places its cash and temporary cash investments with high credit quality institutions. At times such investments may be in excess of the FDIC insurance limit. The Company routinely assesses the financial strength of its customers and, as a result, believes that its trade accounts receivable credit risk exposure is limited. The Company does not require collateral from its customers. Management believes the allowance carried for doubtful accounts receivable is adequate to cover potential losses associated with uncollectible accounts receivable.

J.  ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

K.  EARNINGS (LOSS) PER SHARE

    The Company reports its earnings (loss) per share ("EPS") in accordance with the provisions of the Financial Accounting Standards Board Statement No. 128, Earnings Per Share ("FAS 128"). Basic EPS is calculated by dividing the income available to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted EPS is computed giving effect to common stock equivalents and other dilutive securities, unless the computation results in anti-dilution.

                                  NESTOR, INC.

NOTE 2--ACCOUNTS RECEIVABLE, NET OF ALLOWANCE FOR DOUBTFUL ACCOUNTS:

                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
Trade accounts receivable...............................  $697,700   $988,463
Allowance for doubtful accounts.........................    (4,145)    (4,145)
                                                          --------   --------
Accounts receivable, net of allowance for doubtful
  accounts..............................................  $693,555   $984,318
                                                          ========   ========

NOTE 3--DEFERRED DEVELOPMENT COSTS:

    The Company began, in the quarter ended September 30, 1996, a project to customize its PRISM fraud detection system for a customer. By the end of 1997, the Company had deferred $575,000 of costs in connection with engineering and installation of the project. Management believed that these costs would be fully recovered over the five year term of the contract.

    In view of the level of revenue generated by this contract, at December 31, 1998, the Company evaluated the carrying value of the deferred contract costs, utilizing estimated future contract revenues and ongoing customer support costs, appropriately discounted. In accordance with FAS 121--"Impairment of Long Lived Assets," the Company wrote-down deferred development costs to $80,000 with an offsetting charge to engineering services. The residual deferred costs are being amortized on a straight-line basis over the remaining term of the contract.

NOTE 4--PROPERTY AND EQUIPMENT AT COST--NET:

                                                          DECEMBER 31,        USEFUL LIFE
                                                      ---------------------   IN YEARS OR
                                                        2000        1999      LEASE TERM
                                                      ---------   ---------   -----------
Office furniture and equipment......................  $ 234,706   $ 234,706       5-7
Leased computer equipment under capital leases......    113,893     113,893         5
Computer equipment..................................  1,268,855   1,268,855       3-5
                                                      ---------   ---------
                                                      1,617,454   1,617,454
Less: Accumulated depreciation and amortization.....  1,440,077   1,347,537
                                                      ---------   ---------
                                                      $ 177,377   $ 269,917
                                                      =========   =========

    Depreciation and amortization expense on the above assets of $92,540, $96,257 and $114,810, was recorded for the years ended December 31, 2000, 1999 and 1998, respectively. Accumulated depreciation and amortization includes $63,741, $40,963 and $18,184 of amortization related to leased equipment under capital leases at December 31, 2000, 1999 and 1998, respectively.

NOTE 5--INTANGIBLE ASSET:

    On March 31, 1997, the Company purchased from Cyberiad Software, Inc. ("Cyberiad"), a Rhode Island corporation, substantially all of Cyberiad's assets for use in the Company's Interactive subsidiary product. In this transaction, the Company issued 200,000 shares of its common stock to Cyberiad and agreed to assume approximately $10,500 of Cyberiad's liabilities. Accordingly, the Company recorded as an intangible asset the excess of its acquisition cost over the fair value of the net liabilities assumed

                                  NESTOR, INC.

NOTE 5--INTANGIBLE ASSET: (CONTINUED)
($394,517) and began to amortize this asset over 36 months. Amortization expense recorded in the year ended December 31, 1997 was $98,629.

    Since the Company ceased further investment in the Interactive subsidiary (see Note 1) and future realization of the asset was uncertain, the remaining value of this asset was written off in November 1998.

NOTE 6--LINE OF CREDIT:

    On March 24, 1999, the Company entered into a $1,000,000 Line of Credit agreement with Transaction Systems Architect, Inc. ("TSAI"). The loan is secured by the royalty stream and other fees produced by the Company's License Agreements with Financial Services Division customers. As of December 31, 2000, $419,769 had been advanced against the loan. The Company did not require additional advances through February 28, 2001 when the loan matured. Principal payments are due in twelve equal monthly installments ($34,981) beginning
March 1, 2001. Interest is based on the prime interest rate plus 1% and is due quarterly in arrears. Included in accrued expenses at December 31, 2000 is $4,296 of interest due to TSAI.

NOTE 7--COMMON AND PREFERRED STOCK:

    On April 29, 1998, Nestor sold to Transaction Systems Architects, Inc. ("TSAI") $5 million of newly issued common stock at a price of $2 per share and a warrant to purchase an additional 2.5 million shares at $3 per share expiring March 1, 2002 (Note 8). Proceeds from the sale consisted of $4.5 million in cash and surrender of a $500,000 note owed to TSAI. Concurrent with this transaction, Wand Partners converted its $5.8 million of redeemable convertible preferred stock into common stock. The redeemable convertible preferred stock originally accrued and accumulated dividends at rates of seven to nine percent, compounded quarterly on the stated value per share and such dividends not paid in cash increased the stated value. The Company paid cash dividends totaling $69,046 in 1998 on the redeemable convertible preferred stock.

    Series B Convertible Preferred Stock is convertible into Common Stock of the Company at any time on a share-for-share basis. Series B Convertible Preferred Stock has the same rights with respect to voting and dividends as the Common Stock, except that each share of Series B Convertible Preferred Stock has the right to receive $1.00 in liquidation before any distribution is made to holders of the Common Stock. The liquidation value of Series B Preferred was $235,000 and $345,000 at December 31, 2000 and 1999, respectively.

    In May 1998, the Company offered Series B stockholders a 2% conversion premium payable in common stock for a share-for-share conversion of all shares held. The conversion offer, which expired on June 26, 1998, resulted in a premium of 19,200 common shares as 960,000 Series B shares were converted. The rights and benefits of remaining Series B stockholders are unchanged, including ongoing standard conversion rights.

    Series D Convertible Preferred Stock was convertible after January 1, 1996 at the option of the holder into one fully paid and non-assessable share of Common Stock of the Company on a share-for-share basis. The Company issued a redemption call in May 1998 for all of the outstanding Series D shares at a redemption price of $1.50 plus unpaid dividends payable as of June 30, 1998. Stockholders had the option of converting into common shares under the Preferred Shares Agreement and, as a result, 143,155 common shares were issued. After paying dividends of $17,941 on June 30, 1998, the Company reclassified the unconverted Series D balance to accrued expenses where approximately $36,000 remains unpaid at December 31, 2000 and 1999.

                                  NESTOR, INC.

NOTE 8--OPTIONS AND WARRANTS:

    On April 1, 1984, the Company adopted an Incentive Stock Option Plan providing for the granting of options to purchase shares of the Company's common stock at a price equal to the market price of the stock at the date of grant. The Company's Stock Option Plan has authorized the grant of options to employees for up to 2,450,000 shares of the Company's common stock. Options generally vest over three years and are exercisable for five years from the date of grant.

    On May 6, 1997, the Company adopted the 1997 Stock Option Plan providing for the granting of options to purchase shares of the Company's common stock at a price equal to the market price of the stock at the date of grant. The 1997 Stock Option Plan has authorized the grant of options to employees for up to 1,000,000 shares of the Company's common stock. Options vest over three years and are exercisable for up to ten years from the date of grant, although most options currently outstanding expire five years from the date of grant.

    The Company has adopted the disclosure-only provisions of Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation ("FAS 123"). The Company will continue to account for its stock option plans in accordance with the provisions of APB 25, Accounting for Stock Issued to Employees. Accordingly, no compensation cost has been recognized in the financial statements for qualifying grants issued pursuant to the Company's Stock Option Plan.

    On October 23, 1998, the Company's Board of Directors approved a repricing of the Company's Stock Option Plan. The price of the new options was $.6875, the closing price on October 23, 1998. Options were exchanged at equal value using the Black-Scholes model and acceptance of the repricing offer was optional on the part of the employee. Employees surrendered 543,500 options for repricing and the Company granted 254,085 repriced options in accordance with this offer. The effect of this repricing is reflected in the tables below.

    The following table presents the activity of the Company's Stock Option Plan for the years ended December 31, 2000, 1999 and 1998:

                                                                YEARS ENDED DECEMBER 31,
                                           ------------------------------------------------------------------
                                                   2000                   1999                   1998
                                           --------------------   --------------------   --------------------
                                                       WEIGHTED               WEIGHTED               WEIGHTED
                                                       AV. EX.                AV. EX.                AV. EX.
                                            SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                           ---------   --------   ---------   --------   ---------   --------
Outstanding beginning of year............  1,628,316    $1.20     1,579,124    $1.22     2,214,000    $1.58
Granted..................................    270,500      .94        62,500      .72       454,124      .99
Exercised................................     79,122     1.08            --       --        31,250     1.09
Canceled.................................    714,873      .99        13,308     1.08     1,057,750     1.88
                                           ---------    -----     ---------    -----     ---------    -----
Outstanding end of year..................  1,104,821    $1.28     1,628,316    $1.20     1,579,124    $1.22
                                           =========    =====     =========    =====     =========    =====
Options exercisable at year end..........    805,928    $1.42     1,322,786    $1.24     1,102,846    $1.22
                                           =========    =====     =========    =====     =========    =====
Weighted average fair value of options
  granted during the year................  $    0.75              $    0.42              $    0.71
                                           =========              =========              =========

                                  NESTOR, INC.

NOTE 8--OPTIONS AND WARRANTS: (CONTINUED)
    The following table presents weighted average price and life information about significant option groups outstanding at December 31, 2000.

                                            OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                                -------------------------------------------   -------------------------
                                                WEIGHTED
                                                AVERAGE                                      WEIGHTED
                                  NUMBER       REMAINING        WEIGHTED        NUMBER       AVERAGED
          RANGE OF              OUTSTANDING   CONTRACTUAL       AVERAGE       EXERCISABLE   EXERCISABLE
       EXERCISE PRICES          AT 12/31/00   LIFE (YEARS)   EXERCISE PRICE   AT 12/31/00      PRICE
-----------------------------   -----------   ------------   --------------   -----------   -----------
$.31..........................      15,000         3.00           $0.31           7,500        $0.31
$.69--$.94....................     582,571         3.26            0.74         324,428         0.73
$1.38--$1.94..................     283,750         2.01            1.54         274,000         1.55
$2.09--$2.32..................     138,000         4.05            2.26         136,625         2.26
$2.50--$2.91..................      85,500         5.08            2.69          63,375         2.75
                                 ---------         ----           -----         -------        -----
                                 1,104,821         3.18           $1.28         805,928        $1.42
                                 =========         ====           =====         =======        =====

    The following are the pro forma net loss and net loss per share for the years ended December 31, 2000, 1999 and 1998, as if the compensation cost for the option had been determined based on the fair value at the grant date for grants in those periods and reflected in the financial statements:

                                                                YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                            2000          1999          1998
                                                         -----------   -----------   -----------
Net loss:
  As Reported..........................................  $(2,994,574)  $  (836,824)  $(5,263,153)
  Pro Forma............................................  $(2,573,487)  $(1,022,488)  $(4,710,218)

Net loss per share:
  As Reported..........................................  $     (0.17)  $     (0.05)  $     (0.36)
  Pro Forma............................................  $     (0.14)  $     (0.06)  $     (0.32)

    The effects on the years ended December 31, 2000, 1999 and 1998 pro forma loss per share of expensing the estimated fair value of stock options are not necessarily representative of the effects on reporting the results of operations for future years because additional options will vest subsequent to December 31, 2000 and the Company expects to grant additional options in future years.

    The fair value of each option grant was estimated using the Black-Scholes model with risk-free interest rates on the date of grant, which ranged from 4.3% to 6.8%. The Company has never declared nor paid dividends on its common stock and does not expect to in the foreseeable future. The volatility factor of the expected market price of the Company's common stock used in estimating the fair value of the grants was 1.009 and the expected life of the options was estimated as five years.

                                  NESTOR, INC.

NOTE 8--OPTIONS AND WARRANTS: (CONTINUED)
    The Company, at the discretion of the Board of Directors, has granted warrants from time to time, generally in conjunction with the sale of equities. The following table presents warrants outstanding:

                                                                        DECEMBER 31,
                                                              ---------------------------------
                                                                2000        1999        1998
                                                              ---------   ---------   ---------
Eligible, end of year for exercise currently................  4,999,040   5,000,580   5,000,580
                                                              =========   =========   =========
Warrants issued.............................................         --          --   2,500,000
  Low exercise price........................................  $      --   $      --   $    3.00
  High exercise price.......................................  $      --   $      --   $    3.00

    The warrants outstanding as of December 31, 2000 are currently exercisable and expire at various dates through October 5, 2005. The outstanding warrants entitle the owner to purchase one share of common stock for each warrant, at prices ranging from $0.65 to $3.00 per share; however, upon completion of the transactions contemplated by the merger agreement and the secured note agreement (Note 16), the current exercise price will be reduced in accordance with the terms and conditions of the warrant.

    During the year ended June 30, 1996, the exercise price of 1,000,000 warrants issued in the prior year was reduced from $1.50 to $.65. The maximum cumulative expense to be recorded by the Company upon exercise of these warrants will be $850,000. During the period ended December 31, 1996, the Company began recording, on a prorated basis, the maximum expense over the remaining life of the warrants. Accordingly, the Company recognized expenses totaling $106,000 annually in 2000, 1999 and 1998.

NOTE 9--SEGMENT INFORMATION:

    A.  DESCRIPTION OF REPORTABLE SEGMENTS

    In prior years, the Company had three reportable segments. During 1998, the Internet segment ceased operations, and in 1999, 58.1% of the Traffic Systems segment was sold, leaving Financial Solutions as the sole reportable segment at December 31, 1999. Segment information for 1999 and 2000 has been omitted since all operations relate to a single segment.

    The Financial Solutions division produces and sells credit and debit card fraud detection products and database marketing products to financial institutions and processors of financial data. The Traffic Systems segment provided remote traffic management products, mainly to municipalities and universities. The Company's Internet segment was engaged in the development of an internet commerce solution.

    B.  MEASUREMENT OF SEGMENT PROFIT OR LOSS AND SEGMENT ASSETS

    The Company evaluates performance based on profit or loss from operations before income taxes. The accounting policies of the reportable segments are the same as those described in Note 1.

                                  NESTOR, INC.

NOTE 8--OPTIONS AND WARRANTS: (CONTINUED)
    C.  SEGMENT PROFIT OR LOSS AND SEGMENT ASSETS

    All revenues are from external customers. There are no intercompany sales. The "All Other" category represents general corporate activity.

                                      FINANCIAL     TRAFFIC
                                      SOLUTIONS     SYSTEMS      INTERNET    ALL OTHER     TOTALS
                                      ----------   ----------   ----------   ---------   ----------
YEAR ENDED DEC. 31, 1998:
Revenues............................  $1,931,000   $  235,000   $   44,000   $  31,000   $2,241,000
Depreciation and amortization
  expense...........................     548,000       25,000      309,000      23,000      905,000
Segment profit (loss)...............  (1,954,000)  (1,933,000)  (1,383,000)      7,000   (5,263,000)
Segment assets......................     788,000      318,000       46,000   1,440,000    2,592,000
Expenditures for long-lived
  assets............................      29,000       37,000        8,000      58,000      132,000

    D.  GEOGRAPHIC INFORMATION

    Revenues are attributed to countries based on the location of customers. All long-lived assets are located in the United States.

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              2000         1999         1998
                                                           ----------   ----------   ----------
United States............................................  $2,841,558   $4,196,612   $1,918,951
Belgium..................................................     276,799      151,200      212,097
Germany..................................................          --           --       17,460
Japan....................................................     117,532      685,850       55,333
Canada...................................................     416,533       81,117       27,000
Singapore................................................          --           --       10,535
                                                           ----------   ----------   ----------
                                                           $3,652,422   $5,114,779   $2,241,376
                                                           ==========   ==========   ==========

    E.  REVENUES FROM MAJOR CUSTOMERS

    All revenues presented are derived from the Company's Financial Solutions segment with the exception of Customer E, which relates to the Traffic Systems segment. Customer A is a subsidiary of TSAI (see Notes 6, 7, 13, 15 and 16).

                                                                  YEARS ENDED DECEMBER 31,
                                                             ----------------------------------
                                                                2000         1999        1998
                                                             ----------   ----------   --------
Customer A.................................................  $2,299,208   $3,106,631   $620,732
Customer B.................................................     285,834           --         --
Customer C.................................................          --      685,850         --
Customer D.................................................          --           --    445,115
Customer E.................................................          --           --    302,979
Customer F.................................................     276,799           --         --
Customer G.................................................     256,876           --         --

                                  NESTOR, INC.

NOTE 10--OTHER EXPENSE--NET:

    Other income (expense) as reflected in the consolidated statements of operations consists of the following:

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2000        1999       1998
                                                              ---------   --------   --------
Interest income (expense)...................................  $    (192)  $  9,098   $(20,350)
Expense relating to financing operations....................   (106,483)  (106,484)  (106,483)
Other--net..................................................         --         --    100,655
                                                              ---------   --------   --------
Other expense--net..........................................  $(106,675)  $(97,386)  $(26,178)
                                                              =========   ========   ========

NOTE 11--INCOME TAXES:

    The Company accounts for income taxes using the deferred liability method as required by Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes ("FAS 109"). Under FAS 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities, and are measured using the enacted rates and laws that will be in effect when the differences are expected to reverse.

    Due to operating losses throughout the reporting periods, no provision for income tax was made in 2000, 1999 or 1998. Significant components of the Company's deferred tax liabilities and assets as of December 31, 2000 and 1999 are as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
Deferred tax liabilities:
  Property and equipment....................................  $    3,000   $       --
  Deferred development costs................................      13,000       22,000
                                                              ----------   ----------
Total deferred tax liabilities..............................      16,000       22,000
Deferred tax assets:
  Accounts receivable.......................................       2,000        2,000
  Accrued expenses..........................................     347,000      308,000
  Deferred income...........................................      35,000       32,000
  Tax credits...............................................      17,000       17,000
  Net operating loss........................................   6,839,000    5,988,000
                                                              ----------   ----------
Total deferred tax assets...................................   7,240,000    6,347,000
Valuation allowance.........................................  (7,224,000)  (6,325,000)
                                                              ----------   ----------
Net deferred tax assets.....................................      16,000       22,000
                                                              ----------   ----------
Net deferred tax balance....................................  $       --   $       --
                                                              ==========   ==========

    In accordance with FAS 109, a valuation allowance must be established until it is more likely than not that future benefits arising from net deferred tax assets will be realized. Realization is not assured in future tax projections.

                                  NESTOR, INC.

NOTE 11--INCOME TAXES: (CONTINUED)
    A reconciliation of the provision for income taxes to the amount computed using the Federal statutory tax rates consists of the following:

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              2000         1999        1998
                                                           -----------   --------   -----------
Income (loss) before taxes and investment loss...........  $(1,655,000)  $645,000   $(5,263,000)
                                                           ===========   ========   ===========
Tax at statutory rate of 34%.............................  $  (563,000)  $219,000   $(1,789,000)
State income tax (net of federal benefit)................     (110,000)    47,000      (313,000)
Effect of permanent differences..........................      (54,000)    36,000       101,000
Valuation allowance......................................      727,000   (302,000)    2,001,000
                                                           -----------   --------   -----------
Income tax expense.......................................  $        --   $     --   $        --
                                                           ===========   ========   ===========

    The Company has available at December 31, 2000, $18,399,000 and $9,829,000 of net operating loss carryforwards for federal and state purposes, respectively. These loss carryforwards may be applied against future taxable income and begin to expire in 2001.

NOTE 12--NESTOR TRAFFIC SYSTEMS, INC. AFFILIATE:

    On March 25, 1999, Nestor Traffic Systems, Inc., a subsidiary of the Company, sold a 37.5% common stock interest (540,000 shares at $4.35 per share) to a private group of investors for $2,350,000 in cash and issued an option to purchase an additional 17.5% of its common stock for $1,750,000. The option was scheduled to expire on January 31, 2000. On November 30, 1999, the Company, NTS and the investor group agreed to accelerate the exercise of the option and an additional 20.6% interest (710,000 shares at $2.47 per share) was sold for $1,755,000. On June 23, 2000, NTS sold additional shares of its common stock to private investors for $2,025,000 (450,000 shares at $4.50 per share). The investor group includes three officers and a director of the Company and the subsidiary, who in the aggregate, have contributed $970,085 of cash invested on the same basis as third-party investors. As discussed in Note 16, in January 2001, an agreement in principle was reached to combine the Company and NTS by merging NTS into a wholly-owned subsidiary of the Company, with Nestor, Inc., in effect, becoming the surviving entity.

    As a result of the 1999 transactions, the Company's interest in NTS decreased to 41.9%, prompting the change from consolidation to equity accounting for the year ended December 31, 1999. The Company owns 34.62% of NTS at December 31, 2000. The investment in affiliate balances of $81,100 and $710,690 at December 31, 2000 and 1999, respectively, reflect the Company's interest in NTS's equity.

                                  NESTOR, INC.

NOTE 12--NESTOR TRAFFIC SYSTEMS, INC. AFFILIATE: (CONTINUED)
    Presented below is summarized NTS financial information at December 31, 2000 and 1999 and for the years then ended:

                                                             DECEMBER 31,
                                                        ----------------------
                                                          2000         1999
                                                        ---------   ----------
Current assets........................................  $ 466,000   $2,124,000
Noncurrent assets.....................................    694,000      298,000
Current liabilities...................................    925,000      724,000
Stockholders' equity..................................    234,000    1,698,000

Total revenues........................................    873,000      167,000
Operating expenses....................................  4,425,000    2,656,000
Net loss..............................................  3,513,000    2,453,000

    During the period January 1, 1999 through March 31, 1999, the Company advanced NTS financing to cover operating expenses amounting to approximately $550,000. Of this advance, $275,000 was reimbursed in March 1999 and the balance was paid in January 2001. Periodically, other advances are made by the Company to NTS primarily as a result of shared accounts. These amounts are due as invoiced and are also included in the due from affiliate balance. The amount due from NTS at December 31, 2000 and 1999 was $322,952 and $320,459, respectively.

    On January 1, 1999, the Company entered into an exclusive license with NTS to apply certain proprietary technologies in the fields of using video and other sensors to analyze, monitor and respond to movement of persons or objects in vehicular, rail, air or other modes of transportation or supporting the foregoing. The license expires upon the expiration of the underlying patents protecting the technologies used in NTS's products. The license provides for royalties to the Company starting in 2000 equal to 5% of the gross margin realized from sales or licensing of products subject to the license, and increasing to 10% of the gross margin in calendar years 2001 and beyond. The license requires minimum annual royalties of $125,000 beginning in 2001, increasing to $1,000,000 in 2005 and beyond, in order to maintain exclusive rights. This license will be extinguished upon effectiveness of the merger discussed in Note 16. The Company recorded royalties of $9,548 for 2000 and such amount is included in due from affiliate at December 31, 2000. No royalties were due or payable in 1999.

    NTS uses facility and administrative services of the Company, including office space and executive, accounting and other support personnel. NTS reimburses the Company monthly for these services at a rate of $39,913 for up to 15 NTS employees, and $47,267 for above 15 employees. Such reimbursement will decrease as NTS moves into its own office space and develops an independent executive and support staff. Facility and administrative fees charged to NTS were $567,000 in 2000 and $479,000 in 1999. Included in the due from affiliate balance at December 31, 2000 is $47,267 for December 2000 fees.

NOTE 13--RELATED PARTY TRANSACTIONS:

    Herbert S. Meeker, a director of the Company, is a partner in the law firm of Baer, Marks & Upham, which the Company uses for legal services. For the years ended December 31, 2000, 1999 and 1998, the Company recorded an expense for Baer, Marks & Upham of $4,874, $15,600 and $15,600, respectively.

                                  NESTOR, INC.

NOTE 13--RELATED PARTY TRANSACTIONS: (CONTINUED)
    Bruce W. Schnitzer, who became a director of the Company in August 1994, is Chairman of Wand Partners, Inc., a private investment firm that the Company uses for management consulting. For the years ended December 31, 2000, 1999 and 1998, the Company recorded an expense for Wand Partners, Inc. of $43,048, $41,497 and $47,770, respectively. During 1998, the Company paid Wand Partners dividends totaling $69,046 on the redeemable preferred stock held by Wand. Included in accrued liabilities at December 31, 2000, 1999 and 1998 are $141,243, $99,167 and $63,738, respectively, due Wand Partners, Inc.

    Thomas D. Halket, who became an officer of the Company in January 1993, was a partner in the law firm of Hughes Hubbard & Reed LLP, which the Company used as outside counsel. For the years ended December 31, 2000, 1999 and 1998, the Company recorded an expense for Hughes Hubbard & Reed LLP of $35,852, $76,106 and $80,039, respectively.

    During 1998, TSAI, the parent company of Applied Communications, Inc. (ACI), became a significant shareholder of the Company (Note 7). Thomas H. Boje, Vice President, Corporate Development of TSAI, became a director of the Company in April 2000. For the years ended December 31, 2000, 1999 and 1998, the Company recorded revenues of $2,299,208, $3,106,631 and $620,730, respectively from ACI. At December 31, 2000 and 1999, accounts receivable included $639,013 and $489,494 due from ACI and unbilled were $3,184,924 and $3,141,574. Also at December 31, 2000 and 1999, deferred income included $3,192,849 and $2,904,634 from ACI. Further related party transactions with TSAI and ACI are discussed in Notes 6, 7, 8, 15 and 16.

    See Note 12 for transactions with affiliate.

NOTE 14--COMMITMENTS AND CONTINGENCIES:

    The Company maintains a facility in Rhode Island under an operating lease dated April 1, 1998, as amended. This lease provides for annual rentals of $195,000 through March 2001, $201,500 through March 2002, and $208,000 through March 2003. Rent expense of $195,000, $195,000 and $193,953 was charged to operations for the years ended December 31, 2000, 1999 and 1998, respectively.

    During 2000, the Company began leasing computer equipment under an operating lease agreement. The lease provides for monthly rent payments in arrears over a three-year term. At the end of the lease term, the Company may purchase the equipment at fair market value, extend the lease term or return the equipment. The value of leased equipment was $97,035 at December 31, 2000 and rent expense was $33,233 for the year.

    On August 1, 1994, the Company signed a Financial Advisory Agreement with Wand Partners, Inc. The terms of the Agreement specify that Wand Partners, Inc. will provide consulting services for a fee of $40,000 per year, plus out-of-pocket expenses. The Agreement is in effect so long as Wand
Partners, Inc. owns at least 500,000 shares of Nestor's Common Stock, or other equities which are convertible into that number of shares of Common Stock (See
Note 13--Related party transactions).

                                  NESTOR, INC.

NOTE 14--COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    The aggregate minimum payments due over the remaining term of the above agreements are as follows:

December 31, 2001...........................................  $280,000
December 31, 2002...........................................   287,000
December 31, 2003...........................................   106,000
December 31, 2004...........................................    40,000
December 31, 2005...........................................    40,000
Thereafter..................................................    40,000
                                                              --------
                                                              $793,000
                                                              ========

NOTE 15--LITIGATION:

    On October 6, 1998, HNC Software Corp. ("HNC"), a significant competitor of the Company's in the field of Financial Services, obtained a patent titled "Fraud Detection Using Predictive Modeling" and began advising prospective customers of the Company of the patent. Upon review of the patent and consideration of prior actions taken by HNC, the Company initiated a lawsuit against HNC in the United States District Court in Providence, RI on
November 25, 1998 alleging violation of Sections 1 and 2 of the Sherman Act (antitrust), violation of the Rhode Island Antitrust Act, patent invalidity, and infringement of Nestor's patents (infringement claims withdrawn January 10, 2000).

    On June 15, 1999, HNC answered the lawsuit denying the allegations, bringing a counterclaim alleging infringement of the above described patent by the Company, and seeking a declaration of invalidity and unenforceability of one of the Company's patents. On the same day, HNC brought suit in San Diego, CA against ACI and its parent alleging various causes of action including patent infringement of the above described patent by the Company's PRISM product which
ACI markets.   In April 2000, HNC, ACI and its parent agreed to dismiss the lawsuit. ACI has requested that the Company provide indemnification for approximately $900,000 of its legal counsel costs pursuant the PRISM license agreement between ACI and the Company. The Company is disputing the indemnification claim and therefore, no accrual has been established.

    The Company and HNC reached a mutually agreeable settlement on January 16, 2001, the terms of which are confidential. All claims have been dismissed. Costs associated with the suit have been expensed as incurred.

NOTE 16--SUBSEQUENT EVENTS:

    A.  MERGER AND SECURED NOTE AGREEMENT:

    In January 2001, an agreement in principle was reached to combine the Company and Nestor Traffic Systems, Inc., by merging NTS into a wholly-owned subsidiary of the Company, with Nestor, Inc. in effect becoming the surviving entity. The combination is subject to certain conditions including a fairness opinion of the transaction by a qualified investment company and approval by the shareholders of both companies.

    On January 9, 2001, the Company and NTS entered into a secured note agreement with NTS Investors, LLC (an independent investment group ("Group")). The Group loaned NTS $4,000,000 as of

                                  NESTOR, INC.

NOTE 16--SUBSEQUENT EVENTS: (CONTINUED)
February 1, 2001 with principal and interest at 8% due on December 31, 2001. The note contains various covenants including restrictions on the use of proceeds and payments to Nestor, Inc. It is secured by NTS assets.

    Upon consummation of the combination contemplated above, the Group will convert the note to equity and increase its total investment to $8,000,000 in exchange for approximately 16,756,000 shares (33.34%) of Nestor, Inc. common stock, the current NTS shareholders will receive approximately 15,580,000 shares (31%) of Nestor, Inc. common stock and current Nestor, Inc. shareholders would then own approximately 17,922,000 shares (35.66%).

    If the combination is not consummated on or before December 31, 2001, the Group may elect on or before January 31, 2002 to convert the note into NTS common stock for up to a 25% fully diluted equity interest and reacquire up to an additional 25% fully diluted equity interest in NTS for an additional $4,000,000.

    In the event that the combination is completed, the Group will receive the right to acquire additional common stock at the same price at which warrants of Nestor, Inc. are exercised so as to maintain their ownership interest percentage. In addition, the Group will receive the option to acquire up to 1,000,000 shares of the Company's common stock at $1.28 per share for three years as dilution protection against both the Company's and NTS's converted employee stock options outstanding.

    B.  NEW ACI LICENSE AGREEMENT:

    On February 1, 2001, the Company entered into a license agreement with ACI pursuant to which ACI was granted a worldwide, perpetual, non-revocable, non-transferable and non-exclusive license in the field of use of fraud detection (including money laundering detection) in electronic payments. ACI may brand, customize, and extend the software products covered by the license agreement as well as use the software programs as a development platform to develop new functional and new end-user products or applications subject to the terms and conditions of the license. In return, ACI is fully responsible and liable for the provision of services to its licensees. Nestor, Inc. had previously provided support, maintenance and enhancements for these products.

    ACI has agreed to pay initial and guaranteed minimum license fees during the first year in the aggregate of $1,576,650 and, in addition, an ongoing license fee of 15% for source code license rights to the software products. The license granted to ACI is for products that presently constitute a substantial portion of the Company's gross revenues. During 2000, the Company recorded license fees of $1,401,305 under the previous 40% royalty rate and $897,903 of engineering revenues at normal full-fee rates (Note 13). Future ACI revenues are expected to decrease significantly due to the decrease in the royalty rate from 40% to 15% and the elimination of ACI engineering revenues. Future expenses relating to these revenues will also decrease because ACI has hired twelve employees from Nestor, Inc., effective February 1, 2001 and is reimbursing the Company $13,000 per month for up to six months for the continued use of Nestor, Inc. facilities and equipment prior to their office relocation. This agreement replaces the April 28, 1998 license agreement with ACI.

                                  NESTOR, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              MARCH 31, 2001   DECEMBER 31, 2000
                                                              --------------   -----------------
                                                               (UNAUDITED)         (NOTE 1)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $    594,582      $    150,035
  Accounts receivable--net..................................        906,682           693,555
  Unbilled contract revenue.................................        825,907         1,260,884
  Due from affiliate........................................             --           322,952
  Other current assets......................................         43,134            91,042
                                                               ------------      ------------
      Total current assets..................................      2,370,305         2,518,468
NONCURRENT ASSETS:
  Long term unbilled contract revenue.......................        753,148         2,036,896
  Investment in affiliate...................................             --            81,100
  Property and equipment -- net.............................        160,680           177,377
  Deferred development costs -- net.........................         26,000            32,000
  Deferred merger costs.....................................        146,388                --
  Patent development costs..................................         97,835            76,862
                                                               ------------      ------------
TOTAL ASSETS................................................   $  3,554,356      $  4,922,703
                                                               ============      ============
                              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Line of credit............................................   $    384,788      $    419,769
  Accounts payable and other current liabilities............        858,441           992,458
  Deferred income...........................................        544,986         1,306,016
                                                               ------------      ------------
      Total current liabilities.............................      1,788,215         2,718,243

NONCURRENT LIABILITIES:
  Long term deferred income.................................        753,148         2,036,896
                                                               ------------      ------------
      Total liabilities.....................................      2,541,363         4,755,139
STOCKHOLDERS' EQUITY:
  Preferred Stock Series B, $1.00 par value, authorized
    10,000,000 shares; Issued and outstanding 235,000 shares
    at March 31, 2001 and December 31, 2000 (liquidation
    value $1.00 per share)..................................        235,000           235,000
  Common Stock, $.01 par value, authorized 30,000,000
    shares; Issued and outstanding 17,689,449 shares at
    March 31, 2001 and 17,688,449 shares at December 31,
    2000....................................................        176,894           176,884
  Warrants and options......................................        870,055           843,434
  Additional paid-in capital................................     27,434,870        27,434,129
  Retained deficit..........................................    (27,703,826)      (28,521,883)
                                                               ------------      ------------
      Total stockholders' equity............................      1,012,993           167,564
                                                               ------------      ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................   $  3,554,356      $  4,922,703
                                                               ============      ============

  THE NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL
                            PART OF THIS STATEMENT.

                                  NESTOR, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                               QUARTER ENDED MARCH 31,
                                                              -------------------------
                                                                 2001          2000
                                                              -----------   -----------
Revenues:
  Software licensing........................................  $ 1,635,242   $   823,656
  Engineering services......................................       69,564       375,643
                                                              -----------   -----------
    Total revenues..........................................    1,704,806     1,199,299
                                                              -----------   -----------
Operating expenses:
  Engineering services......................................       66,745       288,382
  Research and development..................................      283,111       327,594
  Selling and marketing expenses............................      306,566       376,189
  General and administrative expenses.......................      114,125       530,904
                                                              -----------   -----------
    Total operating expenses................................      770,547     1,523,069
                                                              -----------   -----------
Income (loss) from operations...............................      934,259      (323,770)
Other expense...............................................      (35,102)      (23,656)
                                                              -----------   -----------
Income (loss) for the period before income taxes (benefit)
  and investment loss.......................................      899,157      (347,426)
Income taxes (benefit)......................................           --            --
Loss from investment in affiliate...........................      (81,100)     (390,178)
                                                              -----------   -----------
Net income (loss) for the period............................  $   818,057   $  (737,604)
                                                              ===========   ===========
Income (loss) per share, basic and diluted..................  $      0.05   $     (0.04)
                                                              ===========   ===========
Basic shares................................................   17,923,782    17,863,031
Net effect of dilutive shares--based on the treasury stock
  method:
  Warrants..................................................      122,096            --
  Stock options.............................................       51,377            --
                                                              -----------   -----------
Diluted shares..............................................   18,097,255    17,863,031
                                                              ===========   ===========

  THE NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL
                            PART OF THIS STATEMENT.

                                  NESTOR, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                              QUARTER ENDED MARCH 31,
                                                              ------------------------
                                                                 2001         2000
                                                              ----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $ 818,057    $ (737,604)
  Adjustments to reconcile net income (loss) to net cash
  provided (used) by operating activities:
    Depreciation and amortization...........................     22,895        30,179
    Loss from investment in affiliate.......................     81,100       390,178
    Expenses charged to operations relating to options,
    warrants and capital transactions.......................     26,621        26,621
    Changes in assets and liabilities:
      (Increase) in accounts receivable.....................   (213,127)     (400,177)
      (Increase) decrease in unbilled contract revenue......   (206,606)       55,581
      Decrease (increase) in other assets...................     47,908       (41,094)
      Increase (decrease) in accounts payable and other
      current liabilities...................................   (128,212)      136,260
      (Decrease) in deferred income.........................   (119,447)      (77,240)
                                                              ---------    ----------
      Net cash provided (used) by operating activities......    329,189      (617,296)
                                                              ---------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments from (advances to) affiliate--net................    322,952          (117)
  Patent development costs..................................    (21,171)       (9,198)
  Deferred merger costs.....................................   (146,388)           --
                                                              ---------    ----------
      Net cash provided (used) by investing activities......    155,393        (9,315)
                                                              ---------    ----------
  Cash flows from financing activities:
  Repayment of obligations under capital leases.............     (5,805)       (3,039)
  Repayment of line of credit...............................    (34,981)           --
  Proceeds from issuance of common stock....................        750        57,758
                                                              ---------    ----------
      Net cash provided (used) by financing activities......    (40,036)       54,719
                                                              ---------    ----------
  Net change in cash and cash equivalents...................    444,546      (571,892)
  Cash and cash equivalents--beginning of period............    150,036     1,048,802
                                                              ---------    ----------
  Cash and cash equivalents--end of period..................  $ 594,582    $  476,910
                                                              =========    ==========
SUPPLEMENTAL CASH FLOWS INFORMATION
  Interest paid.............................................  $  11,057    $    2,116
                                                              =========    ==========
  Income taxes paid.........................................  $      --    $       --
                                                              =========    ==========

           SIGNIFICANT NON-CASH TRANSACTIONS ARE DESCRIBED IN NOTE 4.
  THE NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL
                            PART OF THIS STATEMENT.

                                  NESTOR, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                                 MARCH 31, 2001

NOTE 1--BASIS OF PRESENTATION:

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the quarter ended
March 31, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001.

    The balance sheet at December 31, 2000 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

    For further information, refer to the audited consolidated financial statements and footnotes thereto included in the Registrant Company and Subsidiaries' annual report on Form 10-K for the year ended December 31, 2000.

    Nestor, Inc. organized two wholly-owned subsidiaries, Nestor Traffic Systems, Inc. ("NTS") and Nestor Interactive, Inc. ("Interactive") effective January 1, 1997. Effective November 7, 1998, the Company ceased further investment in the Interactive subsidiary. Any future marketing or development of Interactive's product has been transferred to Nestor, Inc. In 1999, NTS sold in the aggregate a 58.1% common-stock interest to a private group of investors. In June 2000, NTS sold additional shares of its common stock to private investors, bringing the Company's ownership of NTS to 34.62%. As discussed in Note 3, in January 2001, an agreement in principle was reached to combine the Company and NTS by merging NTS into a wholly-owned subsidiary of the Company, with Nestor, Inc., in effect, becoming the surviving entity. All intercompany transactions and balances have been eliminated.

    Presented below is summarized NTS financial information at March 31, 2001, December 31, 2000 and for the quarters ended March 31, 2001 and 2000:

                                                               MARCH 31,    DECEMBER 31,
                                                                 2001           2000
                                                              -----------   ------------
Current assets..............................................  $ 2,586,000     $466,000
Noncurrent assets...........................................  $   876,000     $694,000
Convertible note payable (Note 3)...........................  $ 4,000,000           --
Other current liabilities...................................  $   476,000     $925,000
Stockholders' equity (deficit)..............................  $(1,014,000)    $234,000

                                                              QUARTER ENDED MARCH 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
Total revenues..............................................  $  173,000   $  176,000
Operating expenses..........................................  $1,385,000   $1,122,000
Net loss....................................................  $1,248,000   $  932,000

                                  NESTOR, INC.

                                  (UNAUDITED)

                                 MARCH 31, 2001

NOTE 1--BASIS OF PRESENTATION: (CONTINUED)
    NTS is a development stage company, focusing activities primarily on raising capital, research and development, establishing supply and production processes, and sales and marketing. Accordingly, NTS's continuation as a going concern is dependent on its ability to raise additional capital (see Note 3) and generate sufficient revenue to support future operations.

NOTE 2--LITIGATION:

    On October 6, 1998, HNC Software Corp. ("HNC"), a significant competitor of the Company in the field of financial services, obtained a patent titled "Fraud Detection Using Predictive Modeling" and began advising prospective customers of the Company of the patent. Upon review of the patent and consideration of prior actions taken by HNC, the Company initiated a lawsuit against HNC in the United States District Court in Providence, RI on November 25, 1998 alleging violation of Sections 1 and 2 of the Sherman Act (antitrust), violation of the Rhode Island Antitrust Act, patent invalidity, and infringement of Nestor's patents (infringement claims withdrawn January 10, 2000).

    On June 15, 1999, HNC answered the lawsuit denying the allegations, bringing a counterclaim alleging infringement of the above described patent by the Company, and seeking a declaration of invalidity and unenforceability of one of the Company's patents. On the same day, HNC brought suit in San Diego, CA against the Company's marketing partner, Applied Communications, Inc. (ACI) and ACI's parent alleging various causes of action including patent infringement of the above described patent by the Company's PRISM product which ACI markets. In April 2000, HNC, ACI and its parent agreed to dismiss the lawsuit. ACI has requested that the Company provide indemnification for approximately $900,000 of its legal counsel costs pursuant to the PRISM license agreement between ACI and the Company. The Company is disputing the indemnification claim and therefore, no accrual has been established.

    The Company and HNC reached a mutually agreeable settlement on January 16, 2001, the terms of which are confidential. All claims have been dismissed. Costs associated with the suit have been expensed as incurred.

NOTE 3--MERGER AND SECURED NOTE AGREEMENT:

    In January 2001, an agreement in principle was reached to combine the Company and Nestor Traffic Systems, Inc., by merging NTS into a wholly-owned subsidiary of the Company, with Nestor, Inc. in effect becoming the surviving entity. The combination is subject to certain conditions including a fairness opinion of the transaction by a qualified investment company and approval by the shareholders of both companies.

    On January 9, 2001, the Company and NTS entered into a secured note agreement with NTS Investors, LLC (an independent investment group ("Group")). The Group loaned NTS $4,000,000 as of February 1, 2001 with principal and interest at 8% due on December 31, 2001. The note contains various covenants including restrictions on the use of proceeds and payments to Nestor, Inc. It is secured by NTS assets.

                                  NESTOR, INC.

                                  (UNAUDITED)

                                 MARCH 31, 2001

NOTE 3--MERGER AND SECURED NOTE AGREEMENT: (CONTINUED)
    Upon consummation of the combination contemplated above, the Group will convert the note to equity and increase its total investment to $8,000,000 in exchange for approximately 33.34% of Nestor, Inc. common stock, the current NTS shareholders will receive approximately 31% of Nestor, Inc. common stock and current Nestor, Inc. shareholders would then own approximately 35.66%.

    If the combination is not consummated on or before December 31, 2001, the Group may elect on or before January 31, 2002 to convert the note into NTS common stock for up to a 25% fully diluted equity interest and acquire up to an additional 25% fully diluted equity interest in NTS for an additional $4,000,000.

    In the event that the combination is completed, the Group will receive a warrant to acquire additional common stock at the time and same price at which currently outstanding warrants of Nestor, Inc. are exercised so as to maintain their initial ownership interest percentage. In addition, the Group will receive an option to acquire up to 1,000,000 shares of the Company's common stock at $1.28 per share for three years as dilution protection against both the Company's and NTS's converted employee stock options outstanding at closing.

NOTE 4--NEW ACI LICENSE AGREEMENT:

    On February 1, 2001, the Company entered into a license agreement with ACI pursuant to which ACI was granted a worldwide, perpetual, non-revocable, non-transferable and non-exclusive license in the field of use of fraud detection (including money laundering detection) in electronic payments. ACI may brand, customize, and extend the software products covered by the license agreement as well as use the software programs as a development platform to develop new functional and new end-user products or applications subject to the terms and conditions of the license. In return, ACI is fully responsible and liable for the provision of services to its licensees. Nestor, Inc. had previously provided support, maintenance and enhancements for these products. This agreement replaces the April 28, 1998 license agreement with ACI.

    Under the new agreement, ACI has agreed to pay a one-time license fee of $1,104,000 for source code license rights to the software products, and in addition, an ongoing royalty fee of 15% with a first year minimum of approximately $475,000. The license granted to ACI is for products that constituted a significant portion of the Company's gross revenues. During the quarter ended March 31, 2001, the Company recorded the one-time initial license fee of $1,104,000 in connection with this source code license. Future ACI revenues are expected to decrease significantly due to the termination of the previous ACI contract that provided a 40% monthly license fee as well as additional engineering revenues. Future expenses relating to these revenues will also decrease because ACI has hired thirteen employees from Nestor, Inc., effective February 1, 2001 and is reimbursing the Company $13,000 per month for up to six months for the continued use of Nestor, Inc. facilities and equipment prior to their office relocation. Unbilled contract revenue and deferred income under the prior agreement were replaced by the new royalty amounts during the quarter to reflect the 15% royalty rate under the new agreement. During the quarter ended March 31, 2001, the Company recorded a non-cash reduction of $3,037,000 and a non-cash increase of $1,111,000 in unbilled contract revenue and deferred income related to these agreements.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
  of Nestor Traffic Systems, Inc.

    We have audited the accompanying balance sheets of Nestor Traffic
Systems, Inc. (a development stage company) as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the 2000 and 1999 financial statements referred to above present fairly, in all material respects, the financial position of Nestor Traffic Systems, Inc. at December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

    The accompanying financial statements have been prepared assuming that Nestor Traffic Systems, Inc. will continue as a going concern. As discussed in
Note 1, the Company is a development stage company that since inception has expended cash in excess of cash generated from operations. Additionally, the Company has a working capital deficit and has not achieved sufficient revenues to support future operations without additional financing. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are discussed in
Note 11. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          /s/ ERNST & YOUNG LLP

Providence, Rhode Island
February 26, 2001

                          NESTOR TRAFFIC SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   54,690   $1,599,112
  Accounts receivable.......................................      57,592       30,756
  Unbilled contract revenue.................................     109,673       20,000
  Inventory.................................................     158,691      442,493
  Other current assets......................................      85,273       31,561
                                                              ----------   ----------
      Total current assets..................................     465,919    2,123,922

Investment in leased equipment -- net of accumulated
depreciation................................................     487,031      138,961
Property and equipment at cost -- net of accumulated
depreciation................................................     161,321      156,997
Other assets................................................      45,320        1,680
                                                              ----------   ----------

TOTAL ASSETS................................................  $1,159,591   $2,421,560
                                                              ==========   ==========

            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $  593,383   $  394,324
  Due to affiliate..........................................     322,952      320,459
  Deferred income...........................................       8,998        8,998
                                                              ----------   ----------
      Total current liabilities.............................     925,333      723,781

Commitments and contingencies...............................          --           --

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, authorized 4,000,000 shares;
    issued and outstanding 2,600,000 shares at December 31,
    2000 and 2,150,000 shares at December 31, 1999..........      26,000       21,500
  Additional paid-in capital................................   9,599,371    7,554,446
  Deficit accumulated during the development stage..........  (9,391,113)  (5,878,167)
                                                              ----------   ----------
      Total stockholders' equity............................     234,258    1,697,779
                                                              ----------   ----------
Total Liabilities and Stockholders' Equity..................  $1,159,591   $2,421,560
                                                              ==========   ==========

 THE NOTES TO THE FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THIS STATEMENT.

                          NESTOR TRAFFIC SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                        CUMULATIVE
                                                 YEARS ENDED DECEMBER 31,           JANUARY 1, 1997 TO
                                          ---------------------------------------      DECEMBER 31,
                                             2000          1999          1998              2000
                                          -----------   -----------   -----------   ------------------
                                                                      (UNAUDITED)      (UNAUDITED)
Revenue:
  Lease and service fees................  $    79,295   $    18,474   $     2,110       $   107,030
  Product sales and engineering
    services............................      793,856       148,959       232,415         1,496,576
                                          -----------   -----------   -----------       -----------
      Total revenue.....................      873,151       167,433       234,525         1,603,606
                                          -----------   -----------   -----------       -----------
Operating Expenses:
  Engineering services..................    1,691,489       675,315       266,929         2,899,341
  Product costs.........................      681,742        36,644        54,010           862,589
  Research and development..............      714,812       905,880       860,020         3,066,922
  Selling and marketing.................      695,943       717,004       536,158         2,463,036
  General and administrative............      640,926       321,456       451,341         1,777,949
                                          -----------   -----------   -----------       -----------
      Total operating expenses..........    4,424,912     2,656,299     2,168,458        11,069,837
                                          -----------   -----------   -----------       -----------
  Loss from operations..................   (3,551,761)   (2,488,866)   (1,933,933)       (9,466,231)

  Other income--net.....................       38,815        36,333            --            75,118
                                          -----------   -----------   -----------       -----------
  Loss before income taxes..............   (3,512,946)   (2,452,533)   (1,933,933)       (9,391,113)

  Income taxes..........................           --            --            --                --
                                          -----------   -----------   -----------       -----------
  Net Loss..............................  $(3,512,946)  $(2,452,533)  $(1,933,933)      $(9,391,113)
                                          ===========   ===========   ===========       ===========

 THE NOTES TO THE FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THIS STATEMENT.

                          NESTOR TRAFFIC SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                 DEFICIT
                                                                               ACCUMULATED
                                          COMMON STOCK                         DURING (THE)
                                      --------------------     ADDITIONAL      DEVELOPMENT
                                       SHARES      AMOUNT    PAID-IN CAPITAL      STAGE         TOTAL
                                      ---------   --------   ---------------   ------------   ----------
Issuance of Common Stock............      1,000   $     1       $    1,009     $        --    $    1,010
Capital contributed by Nestor,
  Inc...............................         --        --        1,565,780              --     1,565,780
Loss for the year ended December 31,
  1997..............................         --        --               --      (1,491,701)   (1,491,701)
                                      ---------   -------       ----------     -----------    ----------
Balance at December 31, 1997
  (unaudited).......................      1,000   $     1       $1,566,789     $(1,491,701)   $   75,089

Capital contributed by Nestor,
  Inc...............................         --        --        1,904,156              --     1,904,156
Loss for the year ended December 31,
  1998..............................         --        --               --      (1,933,933)   (1,933,933)
                                      ---------   -------       ----------     -----------    ----------
Balance at December 31, 1998
  (unaudited).......................      1,000   $     1       $3,470,945     $(3,425,634)   $   45,312

Issuance of Common Stock............  2,149,000    21,499        4,083,501              --     4,105,000
Loss for the year ended December 31,
  1999..............................         --        --               --      (2,452,533)   (2,452,533)
                                      ---------   -------       ----------     -----------    ----------
Balance at December 31, 1999........  2,150,000   $21,500       $7,554,446     $(5,878,167)   $1,697,779

Issuance of Common Stock............    450,000     4,500        2,020,325              --     2,024,825
Issurance of Warrants...............         --        --           24,600              --        24,600
Loss for the year ended December 31,
  2000..............................         --        --               --      (3,512,946)   (3,512,946)
                                      ---------   -------       ----------     -----------    ----------
Balance at December 31, 2000........  2,600,000   $26,000       $9,599,371     $(9,391,113)   $  234,258
                                      =========   =======       ==========     ===========    ==========

 THE NOTES TO THE FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THIS STATEMENT.

                          NESTOR TRAFFIC SYSTEMS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                           CUMULATIVE
                                                    YEARS ENDED DECEMBER 31,           JANUARY 1, 1997 TO
                                             ---------------------------------------      DECEMBER 31,
                                                2000          1999          1998              2000
                                             -----------   -----------   -----------   ------------------
                                                                         (UNAUDITED)      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.................................  $(3,512,946)  $(2,452,533)  $(1,933,933)      $(9,391,113)
    Adjustments to reconcile net loss to
      net cash used by operating
      activities:
      Depreciation.........................      102,509        51,033        25,225           197,372
      Changes in assets and liabilities:
        Accounts receivable................      (26,836)      (30,756)           --           (57,592)
        Unbilled contract revenue..........      (89,673)      (11,659)       11,561          (107,722)
        Inventory..........................      283,803      (210,880)      (86,738)          (39,232)
        Other assets.......................      (72,752)      (19,186)       (6,068)         (101,868)
        Accounts payable and accrued
          expenses.........................      199,059       121,939       123,559           469,614
        Deferred income....................           --         8,998            --             8,998
                                             -----------   -----------   -----------       -----------
        Net cash used by operating
          activities.......................   (3,116,836)   (2,543,044)   (1,866,394)       (9,021,543)
                                             -----------   -----------   -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.......      (66,333)     (140,967)      (36,754)         (257,944)
  Investment in leased equipment...........     (388,571)     (142,336)           --          (530,907)
                                             -----------   -----------   -----------       -----------
        Net cash used by investing
          activities.......................     (454,904)     (283,303)      (36,754)         (788,851)
                                             -----------   -----------   -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Due to affiliate.........................        2,493       320,459            --           322,952
  Capital investments by affiliate--net....           --            --     1,903,148         3,412,307
  Proceeds from issuance of common stock--
    net....................................    2,024,825     4,105,000            --         6,129,825
                                             -----------   -----------   -----------       -----------
        Net cash provided by financing
          activities.......................    2,027,318     4,425,459            --         9,865,084
                                             -----------   -----------   -----------       -----------
Net change in cash and cash equivalents....   (1,544,422)    1,599,112            --            54,690
Cash and cash equivalents--beginning of
  period...................................    1,599,112            --            --                --
                                             -----------   -----------   -----------       -----------
Cash and cash equivalents--end of period...  $    54,690   $ 1,599,112            --       $    54,690
                                             ===========   ===========   ===========       ===========
SUPPLEMENTAL CASH FLOWS INFORMATION:
Interest paid..............................  $        51   $        --            --       $        51
                                             ===========   ===========   ===========       ===========
Income taxes paid..........................  $        --   $        --            --       $        --
                                             ===========   ===========   ===========       ===========
Non-cash transaction:
Net assets transferred from affiliate......  $        --   $        --            --       $    58,639
                                             ===========   ===========   ===========       ===========

 THE NOTES TO THE FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THIS STATEMENT.

                          NESTOR TRAFFIC SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    A. ORGANIZATION

    Nestor Traffic Systems, Inc. (the "Company") was organized on January 1, 1997 in Delaware as a wholly-owned subsidiary of Nestor, Inc. to exploit and develop certain patent rights and know-how, which the Company licenses from Nestor, Inc. During 1999, the Company issued common stock to a group of private investors in two separate transactions aggregating $4,105,000, representing a 58.1% equity ownership in the Company. In June 2000, the Company sold additional shares of its common stock to private investors for $2,025,000, bringing their equity ownership to 65.38%. Nestor, Inc. owns the remaining 34.62% equity of the Company and accounts for the investment using equity accounting. As discussed in
Note 11, in January 2001, an agreement in principle was reached to combine the Company into a Nestor, Inc. subsidiary, with Nestor, Inc. owning 100% of the Company post-merger. The Company's principal office is located in Providence, RI, and it maintains a branch office in Irvine, CA.

    The Company is a development stage company and has had limited revenues. Activities through December 31, 2000 consist primarily of raising capital, research and development, establishing supplies and production processes, and sales and marketing.

    The financial statements have been prepared on a going-concern basis. From its inception through December 31, 2000, the Company has expended cash in excess of cash generated from operations. Additionally, the Company has a working capital deficit and has not achieved sufficient revenues to support future operations without additional financing. Management is in the process of identifying new customers and raising additional capital to support its operations and provide sufficient liquidity to enable it to continue as a going concern (Note 11). These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    B. CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with an original maturity of 90 days or less to be cash equivalents.

    C. DEPRECIATION

    Depreciable assets are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives or lease term of the respective assets.

    Maintenance and repairs are expensed as incurred. Major renewals and betterments are capitalized.

    D. REVENUE RECOGNITION

    Revenue is derived mainly from the sale or lease of products which incorporate the Company's software and the delivery of services based upon such products. Lease and service fees include software licenses and processing service fees tied to citations issued to red-light violators. The Company provides equipment, in some instances under operating lease agreements, and engineering services ranging from installation, training, and basic consulting to software modification and customization to meet specific customer needs. Postcontract customer support includes maintenance agreements. In software arrangements that include multiple elements, the Company allocates the total arrangement fee among

                          NESTOR TRAFFIC SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) each deliverable based on the relative fair value of each of the deliverables determined based on vendor-specific objective evidence.

    Revenue has been recognized as follows:

    Product Sales--The Company recognizes the revenue allocable to product sales upon delivery of the product to the end user, unless the fee is not fixed or determinable or collectibility is not probable. The Company considers all arrangements with payment terms extending beyond twelve months and other arrangements with payment terms longer than normal not to be fixed or determinable. In most situations, the Company considers its acceptance terms as perfunctory. Arrangements that include acceptance terms that are not considered perfunctory are not recognized until acceptance has occurred. If collectibility is not considered probable, revenue is recognized when the fee is collected. Revenue on arrangements with customers who are not the ultimate users (distributors, other resellers, etc.) is not recognized until the software is delivered to an end user. Product returns or exchanges are charged to operations as incurred.

    Lease and Service Fees--The Company recognizes lease and service fee revenue from operating lease arrangements with customers over the terms of the lease agreements. The majority of the Company's CrossingGuard revenues are expected to be generated from fees received from red-light violation citations issued by the system and associated services. Revenues are recognized upon the issuance of the related tickets.

    Contract Accounting--For arrangements that include customization or modification of the software, or where software services are otherwise considered essential, revenue is recognized using contract accounting. Revenue from these software arrangements is recognized on a percentage-of-completion method with progress-to-completion measured based upon estimated total costs. Certain contracts include penalty provisions relating to timely performance and delivery. Penalties are charged to operations as incurred.

    Postcontract Customer Support--Revenue is recognized on a straight-line basis over the period provided.

    Training revenue is recognized upon the completion of training sessions with the customer.

    E. CONCENTRATIONS OF CREDIT RISK

    The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company places its cash and temporary cash investments with high credit quality institutions. At times such investments may be in excess of the FDIC insurance limit. The Company routinely assesses the financial strength of its customers and, as a result, believes that its trade accounts receivable credit risk exposure is limited. The Company does not require collateral from its customers. Management believes the allowance carried for doubtful accounts receivable is adequate to cover potential losses associated with uncollectible accounts receivable.

                          NESTOR TRAFFIC SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    F. INVENTORY

    Inventory is valued at the lower of cost or market on the first-in, first-out basis and consists of the following at December 31, 2000 and 1999:

                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
    Work-in-progress....................................  $138,445   $325,171
    Finished goods......................................    20,246    117,322
                                                          --------   --------
Total inventory.........................................  $158,691   $442,493
                                                          ========   ========

    G. ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    H. CHANGE IN PRESENTATION

    Certain December 31, 1999 amounts have been reclassified to conform to the December 31, 2000 presentation.

NOTE 2--INVESTMENT IN LEASED EQUIPMENT:

    In 1999, the Company entered into an operating lease with a customer providing for quarterly fixed payments of system lease and software license fees of $13,497 over a term of 36 months, and providing for a lump-sum buyout of $20,834 at the end of the term. Future minimum lease revenues are $53,988 in 2001 and $49,489 in 2002, totaling $103,477 over the remaining term of the lease. In addition, the agreement calls for software license and processing fees tied to citations issued to red light violators, which totaled $25,307 in 2000.

    At December 31, 2000, the Company has five contracts in process with anticipated acceptance under operating lease agreements having 36-month terms.

    Equipment and installation costs related to operating lease contracts are capitalized and, after acceptance, are depreciated over the minimum lease term of the related lease agreement, currently

                          NESTOR TRAFFIC SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--INVESTMENT IN LEASED EQUIPMENT: (CONTINUED) three years. Revenues realized from these agreements, generally in the form of per-citation fees, is expected to be adequate to cover the capitalized and future costs related to these agreements.

                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
Equipment under operating leases:
    Work-in process.....................................  $388,571   $     --
    Installed and accepted..............................   142,336    142,336
                                                          --------   --------
                                                           530,907    142,336
Less: Accumulated depreciation..........................   (43,876)    (3,375)
                                                          --------   --------
Net investment in leased equipment......................  $487,031   $138,961
                                                          ========   ========

NOTE 3--PROPERTY AND EQUIPMENT AT COST-NET:

                                                            DECEMBER 31,
                                                  ---------------------------------    USEFUL LIFE
                                                    2000       1999        1998       OR LEASE TERM
                                                  --------   --------   -----------   -------------
                                                                        (UNAUDITED)
Computer equipment..............................  $231,284   $184,449     $136,726    5 years
Demonstration equipment.........................   101,315     93,244           --    3 years
Leasehold improvements..........................    11,426         --           --    5 years
                                                  --------   --------     --------       -------
                                                   344,025    277,693      136,726
Less: Accumulated depreciation..................  (182,704)  (120,696)     (73,038)
                                                  --------   --------     --------       -------
                                                  $161,321   $156,997     $ 63,688
                                                  ========   ========     ========       =======

NOTE 4--DUE TO AFFILIATE:

    During the period January 1, 1999 through March 31, 1999, Nestor, Inc. advanced the Company financing to cover operating expenses amounting to approximately $550,000. Of this advance, $275,000 was reimbursed to Nestor, Inc. in March 1999, and the balance was paid in January 2001. Included in due to affiliate at December 31, 2000 is $9,548 representing royalties for 2000 and the December 2000 facility and administrative fee of $47,267 (Note 9). Periodically, other advances are made on behalf of the Company by Nestor, Inc., primarily as a result of shared accounts. These amounts are due and paid as invoiced and are also included in the due to affiliate balance.

NOTE 5--COMMON STOCK:

    On March 25, 1999, the Company sold a 37.5% common stock interest to a private group of investors for $2,350,000 in cash and issued an option to purchase an additional 17.5% of its common stock for $1,750,000. The option was scheduled to expire on January 31, 2000. On November 30, 1999, the Company and the investor group agreed to accelerate the exercise of the option and the investor group purchased an additional 20.6% ownership in the Company for $1,755,000. On June 23, 2000, the Company sold additional shares of its common stock to private investors for $2,025,000 bringing their

                          NESTOR TRAFFIC SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--COMMON STOCK: (CONTINUED)
equity ownership to 65.38%. The investor group includes three officers and a director of the Company who, in the aggregate, have contributed $970,085 of cash invested on the same basis as third-party investors.

    As discussed in Note 11, in January 2001, an agreement in principle was reached to combine the Company with a Nestor, Inc. subsidiary, with Nestor, Inc. acquiring a 100% equity interest in the Company in exchange for Nestor common stock. If the merger does not occur, new investors have the option of investing $8,000,000 in the Company for a 50% common equity position.

NOTE 6--OPTIONS:

    On May 5, 1999, the Company adopted the 1999 Stock Option Plan providing for the granting of options to purchase shares of the Company's common stock at a price equal to the fair market value of the common stock at the date of grant as determined by the Board of Directors. The 1999 Stock Option Plan has authorized the grant of options to employees for up to 400,000 shares of the Company's common stock. Options are exercisable for up to ten years from the date of grant.

    As discussed in Note 11, in January 2001, an agreement in principle was reached to combine the Company and Nestor, Inc., with Nestor, Inc. being the surviving entity. Options outstanding at the combination date are expected to be exchanged for comparable Nestor, Inc. options at the exchange ratio in effect on the combination date.

    The Company has adopted the disclosure-only provisions of Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation ("FAS 123"). The Company will continue to account for its stock option plan in accordance with the provisions of APB 25, Accounting for Stock Issued to Employees. Accordingly, no compensation cost has been recognized in the financial statements for qualifying grants issued pursuant to the Company's Stock Option Plan.

    The following table presents the activity of the Company's Stock Option Plan for the years ended December 31, 2000 and 1999:

                                                              2000                        1999
                                                    -------------------------   -------------------------
                                                                  WEIGHTED                    WEIGHTED
                                                                  AVERAGE                     AVERAGE
                                                     SHARES    EXERCISE PRICE    SHARES    EXERCISE PRICE
                                                    --------   --------------   --------   --------------
Outstanding beginning of year.....................   87,000         $5.00            --         $  --
Granted...........................................  109,000          5.00        90,000          5.00
Exercised.........................................       --            --            --            --
Canceled..........................................    1,000          5.00         3,000          5.00
                                                    -------         -----        ------         -----
Outstanding end of year...........................  195,000         $5.00        87,000         $5.00
                                                    =======         =====        ======         =====
Options exercisable at year end...................   56,200         $5.00        17,400         $5.00
                                                    =======         =====        ======         =====
Weighted average fair value of options granted
  during the year.................................  $  1.87                      $ 1.42
                                                    =======                      ======

    All options granted and outstanding have a ten-year life and vest 20% upon issuance and each anniversary thereafter, until fully vested.

                          NESTOR TRAFFIC SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 6--OPTIONS: (CONTINUED)
    Below is the pro forma net loss for the years ended December 31, 2000 and 1999, as if the compensation cost for the option had been determined based on the fair value at the grant date:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
Net Loss:
  As Reported...............................................  $(3,512,946)  $(2,452,533)
  Pro Forma.................................................  $(3,566,961)  $(2,468,730)

    The fair value of each option grant was estimated using the Minimum Value method with risk-free interest rates on the date of grant, which ranged from 5.3% to 6.8%. The Company has never declared nor paid dividends on its common stock and does not expect to in the foreseeable future.

NOTE 7--OTHER INCOME--NET:

    Other income as reflected in the statements of operations consists primarily of interest income realized on short-term investments.

NOTE 8--INCOME TAXES:

    The Company accounts for income taxes using the deferred liability method as required by Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. Under FAS 109, deferred tax assets and liabilities are determined based on differences between financial reporting and the tax basis of assets and liabilities, and are measured using the enacted rates and laws that will be in effect when the differences are expected to reverse.

    Significant components of the Company's deferred tax liabilities and assets as of December 31, 2000, 1999 and 1998 are as follows:

                                                                        DECEMBER 31,
                                                            -------------------------------------
                                                               2000         1999         1998
                                                            ----------   ----------   -----------
                                                                                      (UNAUDITED)
Deferred tax assets:
    Accrued expenses......................................  $   48,000   $   25,000   $   26,000
    Net operating loss....................................   3,694,000    2,317,000    1,340,000
                                                            ----------   ----------   ----------
Total deferred tax assets.................................   3,742,000    2,342,000    1,366,000
Valuation allowance.......................................  (3,742,000)  (2,342,000)  (1,366,000)
                                                            ----------   ----------   ----------
Net deferred tax assets...................................          --           --           --
                                                            ----------   ----------   ----------
Net deferred tax balance..................................  $       --   $       --   $       --
                                                            ==========   ==========   ==========

    In accordance with FAS 109, a valuation allowance must be established until it is more likely than not that future benefits arising from net deferred tax assets will be realized. Realization is not assured in future tax projections.

                          NESTOR TRAFFIC SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--INCOME TAXES: (CONTINUED)
    A reconciliation of the provision for income taxes to the amount computed using the Federal statutory tax rates consists of the following:

                                                            2000          1999          1998
                                                         -----------   -----------   -----------
                                                                                     (UNAUDITED)
Loss before taxes......................................  $(3,513,000)  $(2,453,000)  $(1,934,000)
                                                         ===========   ===========   ===========
Tax at statutory rate of 34%...........................  $(1,195,000)  $  (834,000)  $  (569,000)
State income tax (net of federal benefit)..............     (208,000)     (145,000)      (99,000)
Effect of permanent differences........................        3,000         3,000         3,000
Valuation allowance....................................    1,400,000       976,000       665,000
                                                         -----------   -----------   -----------
Income tax expense.....................................  $        --   $        --   $        --
                                                         ===========   ===========   ===========

    The Company has available at December 31, 2000, $9,248,000 of net operating loss carryforwards for federal and state purposes. These loss carryforwards may be applied against future taxable income and begin to expire in 2012 for federal purposes and 2002 for state purposes. The Company has had numerous equity transactions during its history. These transactions may affect the Company's ability to utilize these net operating loss carryforwards due to certain provisions contained in IRC Section 382.

NOTE 9--RELATED PARTY TRANSACTIONS:

    On January 1, 1999, the Company entered into an exclusive license with Nestor, Inc. to apply certain proprietary technologies in the fields of using video and other sensors to analyze, monitor and respond to movement of persons or objects in vehicular, rail, air or other modes of transportation or supporting the foregoing. The license expires upon the expiration of the underlying patents protecting the technologies used in the Company's products. The license provides for royalties to Nestor, Inc. starting in 2000 equal to 5% of the gross margin (revenues less third-party direct cost of sales) realized from sales or licensing of products subject to the license, and increasing to 10% of the gross margin in calendar years 2001 and beyond. The license requires minimum annual royalties of $125,000 beginning in 2001, increasing to $1,000,000 in 2005 and beyond, in order to maintain exclusive rights. The Company recorded royalties of $9,548 for 2000 and such amount is included in due to affiliate at December 31, 2000. No royalties were due or payable in 1999.

    The Company uses facility and administrative services of Nestor, Inc., including use of office space and executive, accounting and other support personnel. The Company reimburses Nestor, Inc. monthly for these services at a rate of $39,913 for up to 15 Company employees, and $47,267 for above 15 employees. These fees will be replaced with direct expenses as the Company moves into its own office space (Note 10) and develops an independent executive and support staff. Facility and administrative fees charged to the Company were $567,000 in 2000, $479,000 in 1999 and $451,000 in 1998. Included in due to
affiliate at December 31, 2000 is $47,267 for December 2000 fees.

NOTE 10--COMMITMENTS AND CONTINGENCIES:

    The Company maintains a sales and support office in California under an operating lease dated July 1, 1999. This lease provides for monthly rentals of $650, and can be terminated upon 60 days advance notice. Total expense under the lease was $7,800 in 2000 and $3,900 in 1999.

                          NESTOR TRAFFIC SYSTEMS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 10--COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    The Company entered into an operating lease dated June 21, 2000 for office and warehouse facilities in Rhode Island. This lease provides for monthly rentals of $10,360 for August 2000 through July 2003 and then increases to $10,800 monthly through July 2005. Rent expense for this lease was $51,800 in 2000.

    On October 14, 1999, the Company entered into an engagement letter with FAC Equities, a division of First Albany Corporation, to provide financial advisory and investment banking services to the Company relating to the potential sale of additional equity securities by the Company. The Company issued a warrant to FAC to purchase up to 10,000 shares of the company's common stock at $.01 per share (expires October 14, 2004) and recorded deferred financing costs of $24,600 associated with these warrants in 2000. While this agreement expired in July 2000 without closing an equity transaction, FAC is still entitled to a fee equal to 5% of the gross proceeds in cash plus a warrant equal to 3% of the common shares, or equivalents, sold in any transaction consummated prior to July 13, 2002 with an investor identified by FAC.

NOTE 11--SUBSEQUENT EVENTS:

    In January 2001, an agreement in principle was reached to combine the Company and Nestor, Inc., by merging the Company into a wholly-owned subsidiary of Nestor, Inc., with Nestor, Inc., in effect, being the surviving entity. The combination is subject to certain conditions including a fairness opinion of the transaction by a qualified investment company and approval by the shareholders of both companies.

    On January 9, 2001, the Company and Nestor, Inc. entered into a secured note agreement with NTS Investors, LLC (an independent investment group ("Group")). The Group loaned the Company $4,000,000 as of February 1, 2001 with principal and interest at 8% due on December 31, 2001. The note contains various covenants including restrictions on the use of proceeds and payments to Nestor, Inc. It is secured by the Company's assets.

    Upon consummation of the combination contemplated above, the Group will convert the note to equity and increase its total investment to $8,000,000 in exchange for approximately 16,756,000 shares (33.34%) of Nestor, Inc. common stock, the Company's current shareholders will receive approximately 15,580,000 shares (31%) of Nestor, Inc. common stock and current Nestor, Inc. shareholders would then own approximately 17,922,000 shares (35.66%).

    If the combination is not consummated on or before December 31, 2001, the Group may elect on or before January 31, 2002 to convert the note into the Company's common stock for up to a 25% fully diluted equity interest and reacquire up to an additional 25% fully diluted equity interest for an additional $4,000,000.

    In the event that the combination is completed, the Group will receive the right to acquire additional common stock of Nestor, Inc. at the same price at which warrants of Nestor, Inc. are exercised so as to maintain their ownership interest percentage. In addition, the Group will receive the option to acquire up to 1,000,000 shares of Nestor common stock at $1.28 per share for three years as dilution protection against both Nestor, Inc.'s and the Company's converted emloyee stock options outstanding.

                          NESTOR TRAFFIC SYSTEMS, INC.

                            CONDENSED BALANCE SHEETS

                                                               MARCH 31,    DECEMBER 31,
                                                                 2001           2000
                                                              -----------   ------------
                                                              (UNAUDITED)     (NOTE 1)
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 2,141,451    $   54,690
  Accounts receivable.......................................       37,823        57,592
  Unbilled contract revenue.................................       53,010       109,673
  Inventory.................................................      140,872       158,691
  Other current assets......................................      212,551        85,273
                                                              -----------    ----------
      Total current assets..................................    2,585,707       465,919

Investment in leased equipment -- net of accumulated
depreciation................................................      601,079       487,031
Property and equipment at cost -- net of accumulated
depreciation................................................      185,044       161,321
Other assets................................................       89,694        45,320
                                                              -----------    ----------
TOTAL ASSETS................................................  $ 3,461,524    $1,159,591
                                                              ===========    ==========

            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Convertible note payable..................................  $ 4,000,000    $       --
  Accounts payable and accrued expenses.....................      466,553       593,383
  Due to affiliate..........................................           --       322,952
  Deferred income...........................................        8,998         8,998
                                                              -----------    ----------
      Total current liabilities.............................    4,475,551       925,333

Commitments and contingencies...............................           --            --

STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, $.01 par value, authorized 4,000,000 shares;
    issued and outstanding 2,600,000 shares.................       26,000        26,000
  Additional paid-in capital................................    9,599,371     9,599,371
  Deficit accumulated during the development stage..........  (10,639,397)   (9,391,113
                                                              -----------    ----------
      Total stockholders' equity (deficit)..................   (1,014,026)      234,258
                                                              -----------    ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)........  $ 3,461,524    $1,159,591
                                                              ===========    ==========

  THE NOTES TO THE CONDENSED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THIS
                                   STATEMENT.

                          NESTOR TRAFFIC SYSTEMS, INC.

                       CONDENSED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                              QUARTERS ENDED MARCH 31,
                                                              ------------------------
                                                                 2001          2000
                                                              -----------   ----------
Revenue:
  Lease and service fees....................................  $    19,605   $   19,903
  Product sales and engineering services....................      153,035      156,335
                                                              -----------   ----------
      Total revenue.........................................      172,640      176,238
                                                              -----------   ----------
Operating Expenses:
  Engineering services......................................      613,003      303,504
  Product costs.............................................      119,720      197,032
  Research and development..................................      287,952      131,349
  Selling and marketing.....................................      166,675      182,194
  General and administrative................................      197,260      307,981
                                                              -----------   ----------
      Total operating expenses..............................    1,384,610    1,122,060
                                                              -----------   ----------
Loss from operations........................................   (1,211,970)    (945,822)
Other income (expense) -- net...............................      (36,314)      13,719
                                                              -----------   ----------
Loss before income taxes....................................   (1,248,284)    (932,103)
Income taxes................................................           --           --
                                                              -----------   ----------
Net Loss....................................................  $(1,248,284)  $ (932,103)
                                                              ===========   ==========

  THE NOTES TO THE CONDENSED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THIS
                                   STATEMENT.

                          NESTOR TRAFFIC SYSTEMS, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                              QUARTERS ENDED MARCH 31,
                                                              -------------------------
                                                                  2001          2000
                                                              ------------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(1,248,284)   $(932,103)
    Adjustments to reconcile net loss to net cash used by
      operating activities:
      Depreciation..........................................       29,198       28,490
      Changes in assets and liabilities:
        Accounts receivable.................................       19,769     (133,228)
        Unbilled contract revenue...........................       56,662       20,000
        Inventory...........................................       17,819       55,612
        Other assets........................................     (171,652)       6,924
        Accounts payable and accrued expenses...............     (126,831)     (38,518)
                                                              -----------    ---------
        Net cash used by operating activities...............   (1,423,319)    (992,823)
                                                              -----------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in leased equipment............................     (124,173)          --
  Purchase of property and equipment........................      (42,796)      (3,378)
                                                              -----------    ---------
        Net cash used by investing activities...............     (166,969)      (3,378)
                                                              -----------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Due to affiliate..........................................     (322,952)         117
  Proceeds from notes payable...............................    4,000,000           --
                                                              -----------    ---------
        Net cash provided by financing activities...........    3,677,048          117
                                                              -----------    ---------
Net increase (decrease) in cash and cash equivalents........    2,086,760     (996,084)
Cash and cash equivalents -- beginning of period............       54,690    1,599,112
                                                              -----------    ---------
Cash and cash equivalents -- end of period..................  $ 2,141,451    $ 603,028
                                                              ===========    =========
SUPPLEMENTAL CASH FLOWS INFORMATION:
Interest paid...............................................  $    65,950    $      --
                                                              ===========    =========
Income taxes paid...........................................  $        --    $      --
                                                              ===========    =========

  THE NOTES TO THE CONDENSED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THIS
                                   STATEMENT.

                          NESTOR TRAFFIC SYSTEMS, INC.

                  NOTES TO THE CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)
                                 MARCH 31, 2001

NOTE 1--BASIS OF PRESENTATION:

    The accompanying unaudited condensed consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying financial statements include all adjustments (consisting of normal recurring accruals), considered necessary for a fair presentation of the financial position, results of operations and cash flow for the period presented. Operating results for the quarter ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001.

    The balance sheet at December 31, 2000 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

    For further information, refer to the audited financial statements and footnotes thereto included in the Registrant Company and Subsidiaries' annual report on Form 10-K for the year ended December 31, 2000.

    Nestor Traffic Systems, Inc. (the "Company") was organized on January 1, 1997 in Delaware as a wholly-owned subsidiary of Nestor, Inc. to exploit and develop certain patent rights and know-how, which the Company licenses from Nestor, Inc. During 1999, the Company issued common stock to a group of private investors in two separate transactions aggregating $4,105,000, representing a 58.1% equity ownership in the Company. In June 2000, the Company sold additional shares of its common stock to private investors for $2,025,000, bringing their equity ownership to 65.38%. Nestor, Inc. owns the remaining 34.62% equity of the Company and accounts for the investment using equity accounting. As discussed in
Note 11, in January 2001, an agreement in principle was reached to combine the Company into a Nestor, Inc. subsidiary, with Nestor, Inc. owning 100% of the Company post-merger. The Company's principal office is located in Providence, RI, and it maintains a branch office in Irvine, CA.

    The financial statements have been prepared on a going-concern basis. From its inception through March 31, 2001, the Company has expended cash in excess of cash generated from operations. Additionally, the Company has a working capital deficit and has not achieved sufficient revenues to support future operations without additional financing. Management is in the process of raising additional capital to support its operations and provide sufficient liquidity to enable it to continue as a going concern (See Note 2). These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2--CONVERTIBLE NOTE PAYABLE:

    In January 2001, an agreement in principle was reached to combine the Company and Nestor Traffic Systems, Inc., by merging NTS into a wholly-owned subsidiary of the Company, with Nestor, Inc. in effect becoming the surviving entity. The combination is subject to certain conditions including a

                          NESTOR TRAFFIC SYSTEMS, INC.

                                  (UNAUDITED)
                                 MARCH 31, 2001

NOTE 2--CONVERTIBLE NOTE PAYABLE: (CONTINUED) fairness opinion of the transaction by a qualified investment company and approval by the shareholders of both companies.

    On January 9, 2001, the Company and NTS entered into a secured note agreement with NTS Investors, LLC (an independent investment group ("Group")). The Group loaned NTS $4,000,000 as of February 1, 2001 with principal and interest at 8% due on December 31, 2001. The note contains various covenants including restrictions on the use of proceeds and payments to Nestor, Inc. It is secured by NTS assets.

    Upon consummation of the combination contemplated above, the Group will convert the note to equity and increase its total investment up to a maximum of $8,000,000 in exchange for approximately 33.34% of Nestor, Inc. common stock, the current NTS shareholders will receive approximately 31% of Nestor, Inc. common stock and current Nestor, Inc. shareholders would then own approximately 35.66%.

    If the combination is not consummated on or before December 31, 2001, the Group may elect on or before January 31, 2002 to convert the note into NTS common stock for up to a 25% fully diluted equity interest and acquire up to an additional 25% fully diluted equity interest in NTS for an additional $4,000,000.

    In the event that the combination is completed, the Group will receive a warrant to acquire additional common stock at the time and same price at which currently outstanding warrants of Nestor, Inc. are exercised so as to maintain their initial ownership interest percentage. In addition, the Group will receive an option to acquire up to 1,000,000 shares of Nestor, Inc. common stock at $1.28 per share for three years as dilution protection against both
Nestor, Inc. and NTS's converted employee stock options outstanding at closing.

NOTE 3--SIGNIFICANT CONTRACT:

    On March 30, 2001, NTS and Electronic Data Systems, Inc. (EDS) entered into a ten-year agreement whereby EDS will provide back-office citation processing support services on behalf of NTS and its customers for CrossingGuard installations. EDS services include citation printing, mailing, telephone inquiry, reporting, interface to court and NTS systems, and collection tracking and reporting. If requested, EDS would team solely with NTS on proposal opportunities or NTS would have the option of terminating the agreement if EDS declines to team with NTS on two consecutive requests. NTS has agreed to pay EDS a monthly minimum fee (subject to credit for actual ticket fees) starting
August 2001. NTS may terminate the contract without cause for an initial termination fee of $100,000 decreasing to $0 by year six of the agreement.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Nestor is a Delaware Corporation. Reference is made to Section 102 (b) (7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

    Reference also is made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. A Delaware corporation may also advance to an officer or director the expenses incurred by such individual in defending any action, provided that such individual undertakes to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as provided in Section 145 of the DGCL.

    Article 7 of the Certification of Incorporation of Nestor provides that except as provided under the Delaware General Corporation Law, directors of Nestor shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director. Article 6 of the by-laws of Nestor provides for indemnification of the officers and directors of Nestor to the fullest extent permitted by applicable law and provides for the advancement of expenses.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
         2.1            Agreement and Plan of Merger, dated as of June 14, 2001, by and among Nestor, Inc., Nestor Merger Sub Corp. and Nestor
                        Traffic Systems, Inc., attached as Annex A to the joint
                        proxy statement/prospectus included in this registration
                        statement.

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
         3.1            Certificate of Incorporation of Nestor, Inc. filed as an
                        Exhibit to Nestor's Registration Statement on Form S18,
                        Commission File No. 286182-B, is hereby incorporated herein by reference.

         3.2            Amendment to the Certificate of Incorporation of Nestor,
                        Inc. dated December 5, 1985, filed as an Exhibit to Nestor's
                        Form 8 amending Nestor's Form 10-K for the fiscal year ended
                        June 30 1987 (the "1987 Form 8"), is hereby incorporated by reference.

         3.3            Amendment to the Certificate of Incorporation of Nestor,
                        Inc. dated December 4, 1986, filed as an Exhibit to the 1987
                        Form 8, is hereby incorporated by reference.

         3.4            Bylaws of Nestor, Inc. as amended.

         3.5            Form of Amended and Restated Certificate of Incorporation of
                        Nestor, Inc. dated [XXX], 2001, attached as Annex C to the joint proxy statement/prospectus included in this
                        registration statement.

         4              Nestor, Inc. Amended and Restated Incentive Stock Option
                        Plan, attached as Annex H to this joint proxy statement/prospectus included in this registration statement.

         4.1            Nestor, Inc. Amended and Restated 1997 Incentive Stock
                        Option Plan, attached as Annex G to this joint proxy statement/prospectus included in this registration statement.

         4.2            Securities Purchase Agreement dated April 28, 1998 with
                        Transaction Systems Architects, Inc. to purchase 2,500,000 common shares of Nestor and a warrant for an additional
                        2,500,000 common shares, filed as an Exhibit to Nestor's
                        Current Report on Form 8-K dated May 7, 1998 is hereby incorporated by reference.

         4.3            Nestor Traffic Systems, Inc., Form of Subscription Agreement
                        dated March 25, 1999, to sell a 37.5% equity position in its common stock and issue a warrant for an additional 17.5%
                        common stock interest, filed as an Exhibit to Nestor's
                        Current Report on Form 8-K dated April 23, 1999 is hereby
                        incorporated by reference.

         5.1            Opinion of Baer Marks & Upham LLP.

        10.1            Non-Exclusive Field-of-Use License Agreement dated June 21,
                        1988 between the Nestor and Morgan Stanley & Co.
                        Incorporated, filed as an Exhibit to Nestor's Form 10-K for the fiscal year ended June 30, 1988, is hereby incorporated by reference.

        10.2            Cooperative Marketing Agreement dated May 26, 1988 between
                        Nestor and Arthur D. Little, Inc., filed as an Exhibit to
                        Nestor's Form 10-K for the fiscal year ended June 30, 1988, is hereby incorporated by reference.

        10.3            Lease Rider dated February 6, 1985 between Richmond Square
                        Technology Park Associates and Nestor, filed as an Exhibit to Nestor's Report on Form 10-K for the fiscal year ended
                        June 30, 1986, is hereby incorporated herein by reference.

        10.4            Employment Agreement dated August 4, 1986 between Nestor and
                        Michael G. Buffa, filed as Item 5 of Nestor's Report on Form
                        8-K dated September 11, 1986, is hereby incorporated by
                        reference.

        10.5            Joint Venture Agreement between Nestor and Oliver, Wyman &
                        Co., dated December 4, 1986, filed as an Exhibit to Nestor's
                        1987 Annual Report on Form 10-K, is hereby incorporated by reference.

        10.6            Employment Agreement dated as of July 1, 1989 between Nestor and David Fox filed as an Exhibit to Nestor's 1989 Annual
                        Report on Form 10-K is hereby incorporated by reference.

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
        10.7            Employment Agreement dated as of September 15, 1988 between
                        Nestor and Douglas L. Reilly filed as an Exhibit to Nestor's
                        1989 Annual Report on Form 10-K is hereby incorporated by
                        reference.

        10.8            Memorandum dated January 1, 1989 regarding stock bonus plan for Douglas L. Reilly filed as an Exhibit to Nestor's 1989
                        Annual Report on Form10-K is hereby incorporated by
                        reference.

        10.9 Amendment to Joint Venture Agreement dated May 8, 1990 between Nestor and Oliver, Wyman & Co. filed as an Exhibit to Nestor's 1992 Annual Report on Form 10-K is hereby incorporated by reference.

        10.10           License Agreement dated October 26, 1990 by and between
                        Nestor and Sligos, S. A. filed as an Exhibit to Nestor's
                        1992 Annual Report on Form 10-K is hereby incorporated by reference.

        10.11           Supplemental License Agreement dated September 9, 1991 by
                        and between Nestor and Sligos, S. A., filed as an Exhibit to
                        Nestor's 1992 Annual Report on Form 10-K, is hereby
                        incorporated by reference.

        10.18           License Agreement dated October 15, 1993, between Nestor and
                        Intel Corporation filed as an Exhibit to Nestor's 1994
                        Annual Report on Form 10-K is hereby incorporated by
                        reference.

        10.19           Exclusive Marketing Agreement dated April 7, 1994, between
                        Nestor and Intel Corporation filed as an Exhibit to Nestor's
                        Current Report on Form 8-K dated April 7, 1994, is hereby
                        incorporated by reference.

        10.20           Securities Purchase Agreement dated August 1, 1994, between
                        Nestor and Wand/Nestor Investments L.P. ("Wand") filed as
                        Item 5 of Nestor's report on Form 8-K dated August 8, 1994, is hereby incorporated by reference.

        10.21           Standby Financing and Purchase Agreement dated as of March
                        16, 1995 between Nestor and Wand, filed as an Exhibit to
                        Nestor's Current Report on Form 8-K dated March 16, 1995, is hereby incorporated by reference.

        10.22           First Amended and Restated Standby Financing and Purchase
                        Agreement dated June 30, 1995 between Nestor and Wand, filed as an Exhibit to Nestor's Current Report on Form 8-K dated
                        July 7, 1995, is hereby incorporated by reference.

        10.23 Amendment Agreement dated December 20, 1994 between Nestor and Sligos, S.A., filed as an Exhibit to Nestor's
                        Registration Statement on Form S-2, Commission File No.
                        33-93548, is hereby incorporated by reference.

        10.24           Technology Development Subcontract dated December 20, 1994, between Nestor and Alta Technology Corporation, filed as an
                        Exhibit to Nestor's Registration Statement on Form S-2,
                        Commission File No. 33-93548, is hereby incorporated by
                        reference.

        10.25           Agreements between Nestor and Europay International S.A.
                        ("Europay") consisting of: (i) Fraud Study Agreement dated
                        August 3, 1993, together with appendices and exhibits
                        thereto; (ii) Confidentiality Agreement dated August 3,
                        1993; (iii) Nestor Fraud Detection System User License dated
                        September 21, 1994; (iv) Source Code Addendum to Nestor
                        Fraud Detection System User License, dated September 22,
                        1994; and (v) Memorandum of Understanding dated May 5, 1995, filed as an Exhibit to Nestor's Registration Statement on
                        Form S-2, Commission File No. 33-93548, is hereby
                        incorporated by reference.

        10.26           Lease of executive offices of Nestor, together with the most recent rider thereto, filed as an Exhibit to Nestor's
                        Registration Statement on Form S-2, Commission File No.
                        33-93548, is hereby incorporated by reference.

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
        10.27           Non-Exclusive License Agreement between Nestor and
                        International Business Machines Corporation, filed as an
                        Exhibit to Nestor's Current Report on Form 8-K dated January
                        30, 1996, is hereby incorporated by reference.

        10.28           Securities Purchase and Exchange Agreement between Nestor
                        and Wand/Nestor Investments L.P., filed as an Exhibit to
                        Nestor's Current Report on Form 8-K dated January 30, 1996, is hereby incorporated by reference.

        10.29           Securities Purchase Agreement between Nestor and Wand/Nestor
                        Investments L.P., filed as an Exhibit to Nestor's Current
                        Report on Form 8-K dated March 7, 1996, is hereby
                        incorporated by reference.

        10.30           Asset Purchase Agreement and License Agreement between
                        Nestor and National Computer Systems, Inc., filed as an
                        Exhibit to Nestor's Current Report on Form 8-K dated June
                        11, 1996, is hereby incorporated by reference.

        10.31           PRISM Non-Exclusive License Agreement between Nestor and
                        Applied Communications, Inc., filed as an Exhibit to Nestor's Current Report on Form 8-K dated September 19,
                        1996, is hereby incorporated by reference. Portions of the Exhibit omitted, pursuant to a grant of confidential treatment.

        10.32           License Agreement dated as of March 28, 1997, between
                        Nestor, Inc. and Total System Services, Inc. filed as an
                        Exhibit to Nestor's Current report on Form 8-K dated April
                        8, 1997, is hereby incorporated by reference. Portions of the Exhibit omitted, pursuant to a grant of confidential treatment.

        10.33 Asset Acquisition Purchase Agreement dated March 31, 1997 among Nestor Interactive, Inc., Cyberiad Software, Inc.,
                        Christopher L. Scofield and Jeffrey Pflum filed as an
                        Exhibit to Nestor's Current Report on Form 8-K dated April
                        10, 1997, is hereby incorporated by reference.

        10.34 Nestor, Inc. 1997 Incentive Stock Option Plan, as amended, filed as an Exhibit to Nestor's Current Report on Form 8-K dated May 6, 1997 is hereby incorporated by reference.

        10.35           Amendment to the PRISM Non-Exclusive License Agreement dated as of April 18, 1997, between Nestor, Inc. and Applied
                        Communications, Inc. filed as an Exhibit to Nestor's Current
                        Report on Form 8-K dated April 30, 1997 is hereby
                        incorporated by reference. Portions of the Exhibit omitted pursuant to a grant of confidential treatment.

        10.36           Exclusive License Agreement between Nestor, Inc. and Nestor
                        Traffic Systems, Inc. dated January 1, 1999 filed as an
                        Exhibit to Nestor's Current Report on Form 8-K dated March
                        25, 1999, is hereby incorporated by reference.

        10.37           Secured Note Agreement by and among Nestor, Inc., Nestor
                        Traffic Systems, Inc. and NTS Investors LLC dated January 9,
                        2001 and filed as an Exhibit to Nestor's Current Report on
                        Form 8-K on January 18, 2001 is hereby incorporated by
                        reference.

        10.38           License Agreement between Nestor, Inc. and ACI Worldwide,
                        Inc. dated February 1, 2001, filed as an Exhibit to Nestor's
                        Current Report on Form 8-K on February 9, 2001 is hereby
                        incorporated by reference.

        10.39 License Agreement, dated as of May 18, 2001 by and between Nestor and Retail Decisions Plc, filed as an Exhibit to Nestor's Current Report on Form 8-K dated June 1, 2001, is hereby incorporated by reference.

        10.40           Form of Stockholders Agreement, dated as of XXX, 2001, by
                        and among NTS Investors, LLC, Alan M. Wiener, Alvin Siteman and Robert M. Carroll, attached as Annex B to the joint
                        proxy statement/prospectus included in this registration
                        statement.

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
        10.41           Master Lease Purchase Agreement, dated as of June 28, 2001 by and between Electronic Data Systems Corporation and
                        Nestor Traffic Systems, Inc.

        21              Subsidiaries of Nestor, Inc.

        23.1            Consent of Baer Marks & Upham LLC (included in Exhibit 5.1)

        23.2            Consent of Ernst & Young LLP, Independent Auditors

        99.1            Opinion of Aramar Capital Group, LLC, dated as of May 31,
                        2001, attached as Annex D to the joint proxy statement/prospectus included in this registration statement.

        99.2            Nestor, Inc. -- Form of Proxy Card

        99.3            Nestor Traffic Systems, Inc. -- Form of Proxy Card


(B) FINANCIAL STATEMENT SCHEDULES

    There are no financial schedules required to be filed herewith.

(C) OPINIONS

    Opinion of Aramar Capital Group, LLC, dated as of May 31, 2001 (attached as Annex D to the joint proxy statement/prospectus included in this registration statement)

ITEM 22.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment or prospectus supplement to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

    (e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

    (f) That every prospectus (i) that is filed pursuant to paragraph (e) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (g) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (h) The undersigned Registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus under Items 4,10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on the 6th day of August, 2001.


                                                       NESTOR, INC.

                                                       By:  /s/ DAVID FOX
                                                            -----------------------------------------
                                                            David Fox
                                                            PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                            AND DIRECTOR


    Pursuant to the requirements of the Securities Act of 1933, Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
/s/ DAVID FOX                                          President, Chief Executive
-------------------------------------------              Officer and Director           August 6, 2001
David Fox                                                (Principal Executive Officer)

                                                       Executive Vice President and
/s/ NIGEL P. HEBBORN                                     Chief Financial Officer
-------------------------------------------              (Principal Financial Officer   August 6, 2001
Nigel P. Hebborn                                         and Principal Accounting
                                                         Officer)

                     *
-------------------------------------------            Director and Co-Chairman         August 6, 2001
Leon N. Cooper

                     *
-------------------------------------------            Director and Co-Chairman         August 6, 2001
Charles Elbaum

                     *
-------------------------------------------            Director                         August 6, 2001
Sam Albert

                     *
-------------------------------------------            Director                         August 6, 2001
Jeffrey B. Harvey

                     *
-------------------------------------------            Director                         August 6, 2001
Thomas F. Hill

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                     *
-------------------------------------------            Secretary and Director           August 6, 2001
Herbert S. Meeker

                     *
-------------------------------------------            Director                         August 6, 2001
Bruce W. Schnitzer



*By:  /s/ DAVID FOX
      --------------------------------------
      David Fox, as Attorney-in-Fact
      pursuant to the Power of
      Attorney previously provided
      as part of the Registration Statement